                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES

                     EXCHANGE ACT OF 1934 (AMENDMENT NO. 2)


Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  Confidential, for Use of the Commission
[ ]  Definitive Proxy Statement                Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Ugly Duckling Corporation
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          $55,000,000*

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     (5)  Total fee paid:

          $11,000

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[X]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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* Pursuant to Rule 0-11(c)(1) based upon the acquisition of securities of, and other value to be received by the Registrant from, another person.

                            [LETTER TO STOCKHOLDERS]

Dear Stockholder:

     We have enclosed materials regarding our upcoming Annual Meeting. In addition to ordinary course proposals, we are asking you to vote on a very important matter -- the separation of our dealership and non-dealership operations.


     The proposal entails forming a new company, Cygnet Financial Corporation ("Cygnet"), which will operate substantially all of our third party servicing and dealer finance operations. Ugly Duckling will transfer these assets to Cygnet for an amount equal to the greater of the appraised value and the book value of the assets (in each case net of assumed liabilities) determined as of the closing of the transaction. Cygnet will pay the purchase price for the assets with $40 million of preferred stock and a cash payment for the balance, which is expected to range from $10 million to $20 million. We will also capitalize the new company through a rights offering to our stockholders. Under the rights offering, stockholders of the Company of record on August 17, 1998 will have the opportunity to acquire 1 share in the new company for every 4 shares that you own in Ugly Duckling for $7.00 per share. In addition, stockholders will be able to acquire additional shares if other stockholders do not exercise their rights. This proposal is contingent upon at least 75% of the rights to acquire stock in Cygnet being subscribed. If we achieve this 75% level of interest, the new company will be capitalized with approximately $23.1 million (apart from the value of the transferred assets), which we believe will allow Cygnet to address a number of current market opportunities.


     We encourage you to vote for the proposal. We believe the separation of our operations will enable management of each operation to better focus on their respective businesses, and will enable the investment community to better understand these distinct business operations. Under the proposal, I will remain Chairman of each Company, and will become CEO of Cygnet. Greg Sullivan, who is President of the Company, will also assume the CEO position of Ugly Duckling, a limited number of officers of the Company will move to Cygnet, and the rest of the Ugly Duckling team will continue to focus on growing our dealership operations.


     I am personally committed to this endeavor. I will exercise all of my rights to acquire approximately $8.2 million of Cygnet stock and may acquire up to an additional $5 million in Cygnet stock. I will also commit additional personal funds to purchase stock of Cygnet to the extent necessary to meet the 75% level of interest referenced above. Officers and directors of the Company (other than myself), who together own approximately 4% of the outstanding common stock of the Company, have informed the Company that they intend to vote their stock in favor of the proposal. I have agreed to vote my approximately 25.2 % of the outstanding common stock of the Company in the same proportion as all other stock is voted on the proposal at the meeting.


     Please read the enclosed materials carefully. We look forward to seeing you at the upcoming Annual Meeting.

                                          Sincerely,

                                          Signature of Ernest C. Garica II
                                          Ernest C. Garcia, II
                                          Chairman of the Board and
                                          Chief Executive Officer

Phoenix, Arizona
[          ], 1998

                           UGLY DUCKLING CORPORATION
                      2525 EAST CAMELBACK ROAD, SUITE 1150
                             PHOENIX, ARIZONA 85016
                            ------------------------

               NOTICE AND PROXY STATEMENT FOR 1998 ANNUAL MEETING

                    OF STOCKHOLDERS HELD ON AUGUST 31, 1998

                            ------------------------

To the Holders of Common Stock of Ugly Duckling Corporation:


     The 1998 Annual Meeting of Stockholders ("Annual Meeting") of Ugly Duckling Corporation ("Company") will be held at 4:00 p.m. (Arizona Time) on August 31, 1998, at The Phoenician, 6000 East Camelback Road, Phoenix, Arizona 85251 for the following purposes:


          1.  To elect six directors for one-year terms;

          2. To approve certain technical amendments to the Company's Long-Term Incentive Plan (no increase in shares available for issuance is being requested);

          3.  To approve the Company's 1998 Executive Incentive Plan;

          4. To approve a proposal (the "Split-up Proposal"), pursuant to which the Company would transfer substantially all of its non-dealership operations (including its third party dealer finance and certain servicing operations) to a newly-formed company, Cygnet Financial Corporation ("Cygnet"), at the greater of the appraised value or the book value of the assets to be transferred (in each case net of assumed liabilities), in exchange for $40 million of preferred stock of Cygnet and a cash payment for the balance, which is expected to range from $10 million to $20 million. In addition to the preferred stock, Cygnet would be capitalized through a rights offering to the stockholders of the Company; and

          5. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. The Company urges you to read this information carefully. The Company is presently aware of no other business to come before the Annual Meeting. Your Board of Directors unanimously believes that the four items proposed by the board are in the best interests of the Company and its stockholders, and, accordingly recommends a vote FOR Item Nos. 1, 2, 3, and 4 on the enclosed proxy card.

     Each outstanding share of the Company's Common Stock entitles the holder of record at the close of business on July 9, 1998 to receive notice of and to vote at the Annual Meeting and any adjournments or postponements thereof. Shares of Common Stock can be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. A list of stockholders of record will be available at the meeting and for ten (10) days prior to the meeting at Ugly Duckling Corporation, 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016. The Proxy Statement and form of proxy for the Annual Meeting are first being mailed with and on the date of this Notice.

     All stockholders are cordially invited to attend the Annual Meeting in person.

                                          By Order of the Board of Directors,

                                          Signature of Ernest C. Garica II
                                          ERNEST C. GARCIA II
                                          Chairman of the Board and
                                          Chief Executive Officer

Phoenix, Arizona
               , 1998

                            YOUR VOTE IS IMPORTANT:

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, STOCKHOLDERS ARE REQUESTED TO PROMPTLY SIGN, DATE, AND MAIL THE ENCLOSED PROXY. A POSTAGE-PAID ENVELOPE IS PROVIDED FOR MAILING IN THE UNITED STATES.

THERE MAY BE CERTAIN TAX CONSEQUENCES TO YOU IF THE RIGHTS OFFERING DESCRIBED HEREIN IS EFFECTED. TO AVOID THE POSSIBILITY OF THE RECOGNITION OF ORDINARY INCOME AND THE CREATION OF A POTENTIALLY DEFERRED OR NONDEDUCTIBLE CAPITAL LOSS, IT WILL, IN MANY INSTANCES, BE IN THE INTERESTS OF HOLDERS OF COMPANY COMMON STOCK RECEIVING RIGHTS TO EITHER EXERCISE OR SELL THE RIGHTS, RATHER THAN TO ALLOW THE RIGHTS TO LAPSE. PLEASE READ THE ENCLOSED MATERIALS CONCERNING THE RIGHTS OFFERING CAREFULLY.

THE INFORMATION INCLUDED HEREIN SHOULD BE REVIEWED IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS, NOTES TO CONSOLIDATED FINANCIAL STATEMENTS, INDEPENDENT AUDITORS' REPORT, AND OTHER INFORMATION INCLUDED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 THAT IS BEING MAILED WITH THIS PROXY STATEMENT TO ALL STOCKHOLDERS OF RECORD ON THE RECORD DATE. IN DETERMINING WHETHER TO VOTE IN FAVOR OF THE SPLIT-UP PROPOSAL (ITEM NO. 4), THE FINANCIAL INFORMATION CONTAINED HEREIN AND IN THE ENCLOSED PROSPECTUS OF CYGNET SHOULD BE CAREFULLY CONSIDERED.

                           UGLY DUCKLING CORPORATION
                            ------------------------

                                PROXY STATEMENT

                      1998 ANNUAL MEETING OF STOCKHOLDERS

                                AUGUST 31, 1998

                            ------------------------


     This Proxy Statement is furnished to the holders of Ugly Duckling Corporation, a Delaware corporation (the "Company"), common stock, par value $.001 per share ("Common Stock"), in connection with the solicitation of proxies to be used in voting at the Company's Annual Meeting of Stockholders to be held on August 31, 1998 beginning at 4:00 p.m. (Arizona Time) at The Phoenician, 6000 East Camelback Road, Phoenix, Arizona 85251, and at any adjournments or postponements thereof (the "Annual Meeting"). The enclosed proxy is solicited by the Board of Directors of the Company. The proxy materials relating to the
Annual Meeting were mailed on or about                , 1998 to stockholders of
record of the Common Stock at the close of business on July 9, 1998 (the "Record Date").



     Four proposals (the "Proposals") are being presented to the stockholders for approval at the Annual Meeting, including a proposal to elect directors, a proposal to adopt certain technical amendments to the Company's Long Term Incentive Plan, a proposal to adopt the Ugly Duckling 1998 Executive Incentive Plan, and a proposal relating to separation of the Company's dealership and non-dealership operations (the "Split-Up Proposal"). Each holder of record of Common Stock on the Record Date shall be entitled to one vote in person or by proxy for each such share held. The affirmative vote of a plurality of shares entitled to vote for election of directors is required to elect directors. The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote is required to approve the other 3 proposals, including the Split-Up Proposal. Ernest C. Garcia, II, the Company's Chairman of the Board, Chief Executive Officer, and the holder of approximately 25.2% of the outstanding Common Stock has informed the Company that he intends to vote his shares on the Split-Up Proposal in the same proportion as all other stock voted at the Annual Meeting. BASED UPON THE RECOMMENDATION OF THE INDEPENDENT DIRECTORS (ALL DIRECTORS EXCEPT ERNEST C. GARCIA, II) AS TO PROPOSAL NO. 4, THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED (BY UNANIMOUS VOTE OF THOSE DIRECTORS PRESENT AT THE MEETING) THE PROPOSALS AND RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSALS.


     The purpose of the Split-Up Proposal is to separate the Company and its existing subsidiaries into two publicly-held companies (the "Split-up"). The Company will transfer to Cygnet Financial Corporation ("Cygnet"), a newly-formed Delaware corporation and wholly-owned subsidiary of the Company, its bulk purchasing and servicing operations, its third party dealer finance operations (excluding the branch office network operations that were closed in the first quarter of 1998), and substantially all of the assets and liabilities acquired in the Company's First Merchants Acceptance Corporation and Reliance Acceptance Corporation transactions. In exchange for such assets, the Company will receive $40 million of Cygnet's cumulative, convertible preferred stock and a cash payment. The sum of the preferred stock and the cash payment will be equal to the greater of the appraised value or book value of the assets transferred (in each case net of assumed liabilities). Cygnet may also effect certain additional transactions prior to the Split-up as generally described herein.

     After the Split-up, the Company and Cygnet will be two separate, independent companies with separate management. Cygnet will operate substantially all of the third party dealer finance operations currently conducted by the Company including the bulk purchasing and collateralized dealer finance program, and certain of its servicing operations. The Company will continue to operate its buy-here, pay-here dealerships ("Company Dealerships"), and to service the finance receivables generated by the Company Dealerships.

     If the Split-up Proposal is approved by the stockholders, then, subject to certain contingencies, Cygnet would be further capitalized through a rights offering to the Company stockholders ("Rights Offering"). In the Rights Offering, each Company stockholder would receive a right to purchase 1 share of the common stock, $.001 par value, of Cygnet ("Cygnet Common Stock") for every 4 shares of Company Common Stock held by such stockholder. The Rights would allow the stockholder to purchase the Cygnet Common Stock for a subscription price of $7.00 per share. Stockholders would have 20 days to exercise the Rights and may also subscribe for additional shares of Cygnet Common Stock out of the pool of shares underlying unexercised Rights at the end of the 20 day exercise period.



     The Split-up is contingent on, among other conditions, the purchase of at least 75% of the Cygnet Common Stock offered in the Rights Offering (the "Required Purchase Amount"). Mr. Ernest C. Garcia, II will purchase sufficient Cygnet Common Stock to achieve the Required Purchase Amount.


     Cygnet has filed a Registration Statement on Form S-1 (the "Cygnet Registration Statement") pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the "Securities Act"), covering the Rights and underlying shares of Cygnet Common Stock to be issued pursuant to the Rights Offering. A copy of the Cygnet Prospectus, which has been filed as part of the Cygnet Registration Statement, accompanies this Proxy Statement and should be read in its entirety in connection herewith.


     The Information Agent for the Rights Offering is Corporate Investor Communications, Inc. ("CIC"). Questions concerning the Rights Offering may be addressed to CIC at 1-888-673-4478.


     STOCKHOLDERS SHOULD CONSIDER CERTAIN FACTORS DISCUSSED UNDER "RISK FACTORS," AS WELL AS THE OTHER INFORMATION SET FORTH HEREIN, BEFORE ACTING ON THE PROPOSALS.

                                PROXY STATEMENT
                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................     1
Summary Selected Consolidated Financial Data................    11
Risk Factors................................................    14
Voting Securities Outstanding and Voting Rules..............    20
Proposal No. 1 -- Election of Directors.....................    20
Proposal No. 2 -- Amendments to the Ugly Duckling
  Corporation Long-Term Incentive Plan......................    21
Proposal No. 3 -- Adoption of the Ugly Duckling Corporation
  1998 Executive Incentive Plan.............................    26
Proposal No. 4 -- Approval of Split-up of the Company and
  Its Subsidiaries into Two Publicly-Held Corporate
  Groups....................................................    29
Federal Income Tax Consequences of the Rights Offering and
  Collateral Transactions...................................    46
Summary Selected Consolidated Financial Data................    52
Management's Discussion and Analysis of Results of
  Operations and Financial Condition of the Continuing
  Company Businesses........................................    55
Business of the Company after the Split-up..................    76
Management of the Company...................................    82
Compensation of Directors and Executive Officers, Benefits,
  and Related Matters.......................................    89
Experts.....................................................   101
Other Matters...............................................   101
Index to Consolidated Financial Statements..................   F-1

                                    SUMMARY

     The following is a summary of certain information contained in this Proxy Statement. This summary is not intended to be complete and is qualified in its entirety by reference to the more detailed information included elsewhere in this Proxy Statement.

THE ANNUAL MEETING


Date, Time and Place of the
  Annual Meeting..............   The Annual Meeting will be held on August 31,
                                 1998 beginning at 4:00 p.m. (Arizona Time) at The Phoenician, 6000 East Camelback Road,
                                 Phoenix, Arizona 85251.


Purpose of the Annual
Meeting.......................   The Annual Meeting is being held for the
                                 purpose of considering and voting on the Proposals described herein. Approval of the Proposals will constitute approval of each of the components of the Proposals.

Record Date...................   The Record Date for the Annual Meeting is July
                                 9, 1998.

Voting........................   At the Annual Meeting, each holder of record of
                                 Company Common Stock on the Record Date will be entitled to one vote for each share of Company
                                 Common Stock held as of the Record Date. The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors (Proposal No. 1) is required to elect directors. Approval of each of Proposal No. 2, Proposal No. 3, and Proposal
                                 No. 4 requires the affirmative vote of a majority of the shares of Company Common Stock present in person or by proxy at the Annual
                                 Meeting and entitled to vote on such matters.
                                 Ernest C. Garcia, II, the Company's Chairman of the Board, Chief Executive Officer, and the holder of approximately 25.2% of the outstanding Company Common Stock of the Company has informed the Company that he will vote his stock on Proposal No. 4 in the same proportion as all other stock voted on that Proposal at the Annual Meeting.

Appraisal Rights..............   Stockholders of the Company will not be
                                 entitled to appraisal rights in connection with the Proposals.

THE PROPOSALS

Proposal No. 1:

  Election of Directors.......   To elect six directors. All director candidates
                                 are incumbent directors, except that Gregory B.
                                 Sullivan, President of the Company, is
                                 nominated to replace Arturo R. Moreno who resigned his position as a director of the Company effective June 30, 1998 because of time constraints relating to family and other business interests.

Proposal No. 2:

  Technical Amendments to
    Long-Term Incentive
Plan..........................   To adopt certain technical amendments to the
                                 Ugly Duckling Corporation Long-Term Incentive
                                 Plan. The amendments would
                                 not increase the number of shares of Company
                                 Common Stock available for issuance under the Incentive Plan.

Proposal No. 3:

  Adoption of New Incentive
  Plan........................   To adopt the Ugly Duckling Corporation 1998
                                 Executive Incentive Plan. 800,000 shares of
                                 Company Common Stock would be available for issuance under the 1998 Plan. Options to purchase 525,000 shares of Company Common Stock have been granted as of January 15, 1998 under the 1998 Plan to certain officers of the Company, subject to stockholder approval. See
                                 "Proposal No. 3 -- Grants Under the 1998
                                 Plan -- Existing Grants."

Proposal No. 4:

  Split-Up of Operations......   To approve the separation of the Company and
                                 its existing subsidiaries into two
                                 publicly-held corporate groups. The Company's existing operations and the Split-up are generally summarized below.

  Current Business
  Operations..................   The Company operates a chain of Buy Here-Pay
                                 Here used car dealerships in the United States and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company dealerships and by third party dealers located in selected markets throughout the country. As part of its financing activities, the Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified independent used car dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio. In addition, the Company purchases loan portfolios in bulk and services loan portfolios on behalf of third parties. The
                                 Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to persons who have limited credit histories, low incomes, or past credit problems.


  Transfer of Assets..........   The Company would transfer to Cygnet Financial
                                 Corporation, a newly-formed Delaware
                                 corporation ("Cygnet"), its bulk purchase and servicing operations, its third party dealer finance operations (excluding the branch office network operations that were closed in the first quarter of 1998), and substantially all assets and certain liabilities acquired pursuant to transactions with First Merchants
                                 Acceptance Corporation ("FMAC") and Reliance
                                 Acceptance Group, Inc. ("Reliance"). The
                                 Company may also enter into other transactions and acquire other assets prior to the effective date of the Split-up (the "Effective Date") similar to those described above and may transfer to Cygnet the assets and related liabilities so acquired. All transferred assets and related liabilities may be collectively referred to as the "Split-up Businesses" or the "Transferred Assets." In consideration for such assets, Cygnet would issue to the Company $40 million of its cumulative, convertible preferred stock (the "Cygnet Preferred Stock"), and would make a cash or equivalent payment of the balance (the "Cash Payment") as described below under "The Cash Payment." Together the
                                 Cygnet Preferred Stock and the Cash Payment would equal the greater of the appraised value or the book value of the Transferred Assets (the "Transfer
                                 Value").


  Interim Transactions........   Cygnet may purchase or enter into servicing
                                 agreements with respect to portfolios of loan receivables, may purchase debt secured by portfolios of receivables, may purchase other assets, may agree to service or assume servicing obligations regarding receivables, may make loans to or obtain warrants or investment rights in another entity, and may enter into other similar transactions ("Interim
                                 Transactions") prior to the Effective Date. To effect any Interim Transactions, Cygnet may borrow money from a third party lender ("Third
                                 Party Loans"), or from the Company ("Interim
                                 Company Loans"). Third Party Loans made to
                                 Cygnet prior to the Effective Date may be guaranteed by the Company. The Company and Cygnet will seek to have any such guarantee released as of the Effective Date, with Cygnet likely providing a replacement guarantee.
                                 Interim Company Loans may become due and payable on the Effective Date. If any such Interim Transactions are effected or Cygnet otherwise has operations prior to the Effective
                                 Date, on the business day immediately preceding the Effective Date, Cygnet will distribute to the Company all earnings accrued to such date.
                                 In addition, Cygnet will pay to the Company the excess, if any, of the aggregate appraised value of the assets and rights and related liabilities acquired by Cygnet in Interim
                                 Transactions (the "Interim Assets"), as of the
                                 Effective Date, over the aggregate book value of the Interim Assets (the "Interim
                                 Consideration"). The Company may agree to other terms with respect to how Interim Transactions will be structured or treated if the Company believes that such structure or treatment results in adequate consideration to the Company at the time of the Split-up with respect to the Interim Assets. The purpose for the payment by Cygnet to the Company of the Interim Consideration is to place both parties in substantially the same economic position each would be in if the Interim Transactions were effected by the Company rather than Cygnet and the resulting assets and liabilities were transferred to Cygnet. For a description of certain Interim Transactions currently contemplated or recently completed by Cygnet, see "Business -- New Developments" in the
                                 Cygnet Prospectus.


  Retained Company
Operations....................   Following the Split-up, the Company would
                                 retain its used car dealership operations, its securitization program and its interests in the bankruptcy remote subsidiaries that own the residual interests in all prior securitizations, all existing servicing operations for all receivable portfolios other than those acquired or to be acquired pursuant to the FMAC and Reliance transactions, and certain collateral operations (collectively, the "Continuing Company Businesses").

  Anticipated Benefits........   The Split-up Businesses and the Continuing
                                 Company Businesses have distinct financial, investment, and operating characteristics. The
                                 Company's Board of Directors believes that splitting such businesses will allow the adoption of strategies and the pursuit of objectives appropriate to each business separately without regard to the effect such strategies and objectives may have on the other. In addition, the Company's
                                 Board believes that the Split-up would allow investors to better evaluate the performance and investment characteristics of each business group, enhancing the likelihood that each will achieve appropriate market recognition of its performance.


  The Cygnet Preferred
  Stock.......................   The Company would receive 40,000 shares of
                                 Cygnet Preferred Stock in partial consideration for the Transferred Assets. In the event of dissolution or liquidation of Cygnet, the Cygnet Preferred Stock would be entitled to receive in preference to the Cygnet Common
                                 Stock, $1,000 per share (the "Base Liquidation
                                 Amount"), plus accrued dividends thereon. The
                                 Cygnet Preferred Stock would accrue dividends at the initial rate of 7% per annum on the Base
                                 Liquidation Amount and increasing 1% per annum thereafter to a maximum rate of 11% per annum.
                                 The Cygnet Preferred Stock will be redeemable by Cygnet in whole or in part at any time, provided, however, that no such redemption will be authorized unless, in the reasonable judgment of the Company and Cygnet, the redemption proceeds would be treated for federal income tax purposes as proceeds from sales of such stock and not as dividends paid with respect to such stock. The Cygnet
                                 Preferred Stock will be convertible into Cygnet
                                 Common Stock, as described herein, after three years following the date of issuance or prior thereto if an amount equal to six quarterly dividend payments on the Cygnet Preferred Stock has accrued and is unpaid until the payment in full thereof. If the Cygnet Preferred Stock were converted to Cygnet Common Stock at the subscription price of $7.00 per share, the Company would obtain 5,714,286 shares, or approximately 61.6% of the then outstanding shares of Cygnet, assuming the sale by Cygnet pursuant to the Rights Offering of 3,562,500 shares of Cygnet Common Stock (the Required
                                 Purchase Amount) and that no additional shares of Cygnet Common Stock are issued either on the Effective Date of the Split-up or thereafter.
                                 If the Cygnet Preferred Stock were converted to Cygnet Common Stock at the subscription price of $7.00 per share, and assuming the sale by Cygnet of 4,750,000 shares of Cygnet Common
                                 Stock pursuant to the Rights Offering and the sale of the full 714,286 Additional Cygnet
                                 Shares (defined below) to Ernest C. Garcia, II and the full 214,286 shares available for purchase by officers and directors of Cygnet
                                 (other than Mr. Garcia) and that no additional shares of Cygnet Common Stock are then outstanding, the Company would obtain approximately 50.2% of the then outstanding shares of Cygnet.



                                 The Cygnet Preferred Stock and the Cygnet
                                 Common Stock into which the Cygnet Preferred
                                 Stock is convertible are not registered under the Securities Act and may not be sold by the Company unless such securities are registered or unless an exemption from registration is available. Cygnet will register at its expense the resale of the Cygnet Common Stock issued upon conversion of the Cygnet Preferred Stock under the Securities Act, at the request of the Company.

                                 For further information concerning the Cygnet Preferred Stock, see "Proposal No.
                                 4 -- Approval of the Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate Groups -- Cygnet Preferred Stock and the Cash Payment."

  The Cash Payment............   The excess of the Transfer Value on the
                                 Effective Date over $40 million will be paid by Cygnet to the Company through the Cash Payment.
                                 Cygnet would also be required to repay to the Company any Interim Company Loans, would pay the Interim Consideration, and would distribute to the Company any earnings accrued prior to the Effective Date. The Company may also require the release of any guarantee of Third
                                 Party Loans to Cygnet. Alternatively, the
                                 Company and Cygnet may agree as to other treatment of the Interim Transactions. The
                                 Company intends to utilize a portion of the Cash Payment to repay in full its $10 million subordinated note to Verde Investments, Inc.
                                 ("Verde"), an affiliate of the Company,
                                 wholly-owned by Mr. Garcia (the "Verde Note"), subject to the receipt of certain required consents. Alternatively, Verde may deposit the Verde Note or any part thereof with Cygnet in payment of all or any portion of the Subscription Price for exercise of Rights acquired by Verde from Mr. Garcia or otherwise, the related Over-Subscription Privilege
                                 (defined below), and the Standby Purchase
                                 Obligation (defined below). In such case, Cygnet would transfer the Verde Note to the Company for cancellation in lieu of the payment of a portion of the Cash Payment. See "Proposal
                                 No. 4 -- Approval of the Split-up of the
                                 Company and its Subsidiaries into Two
                                 Publicly-Held Corporate Groups -- Cygnet
                                 Preferred Stock and the Cash Payment" and
                                 "-- Repayment of Verde Subordinated Debt."

  Executive Officers and
  Directors...................   If the Split-up is successfully concluded, Mr.
                                 Garcia would remain on the Board of Directors of the Company. Gregory B. Sullivan, the
                                 Company's current President and Chief Operating
                                 Officer, would assume the role of Chief
                                 Executive Officer. In addition, certain other executive officers of the Company would move to Cygnet. See "Proposal No. 4 -- Approval of the
                                 Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate
                                 Groups -- Management of the Company and Cygnet;
                                 Employees and Employee Issues."


  The Rights Offering.........   Cygnet would be further capitalized through a
                                 rights offering to stockholders of the Company
                                 (the "Rights Offering"). Each stockholder of the Company on August 17, 1998, the record date for the Rights Offering (the "Rights Record
                                 Date"), would receive one (1) transferrable
                                 Right for every four (4) shares of Company
                                 Common Stock held by him. Each Right would allow the holder to purchase one (1) share of Cygnet Common Stock at a subscription price of $7.00 per share (the "Subscription Price"). The
                                 Rights would be exercisable for a limited period of 20 days unless extended (the
                                 "Offering Period"). Holders of Rights who exercise all of their Rights may also subscribe for an additional number of shares of Cygnet
                                 Common Stock at the Subscription Price out of the pool of shares underlying unexercised
                                 Rights on the expiration date of the Rights
                                 Offering (the "Unexercised Pool"), up to the number of shares purchased upon exercise of such holder's Rights, subject to allocation as described herein (the "Over-Subscription
                                 Privilege"). See "Proposal No. 4 -- Approval of the Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate
                                 Groups -- The Over-Subscription Privilege."


  Information Agent...........   The Information Agent for the Rights Offering
                                 is Corporate Investor Communications, Inc.
                                 ("CIC"). Questions concerning the Rights
                                 Offering may be addressed to CIC at
                                 1-888-673-4478.



  Standby Purchase
  Commitment..................   The Split-up is contingent on the purchase
                                 pursuant to the Rights, the Over-Subscription
                                 Privilege, or the Standby Purchase Obligation
                                 (defined below) of at least 75% of the Cygnet
                                 Common Stock being offered pursuant to the Rights Offering (the "Required Purchase
                                 Amount"). To ensure achievement of this
                                 condition, Ernest C. Garcia, II, Chairman of the Board and Chief Executive Officer of the Company, has agreed to serve as a standby purchaser. Mr. Garcia will be obligated (the
                                 "Standby Purchase Obligation") either through the Over-Subscription Privilege associated with his Rights or pursuant to his back-up purchase obligations to purchase additional shares of Cygnet Common Stock at the Subscription Price from the Unexercised Pool up to the Required
                                 Purchase Amount. In addition, Mr. Garcia may, at his election, purchase up to an additional
                                 $5 million of Cygnet Common Stock at the Subscription Price over and above the Standby
                                 Purchase Obligation (the "Additional Cygnet
                                 Shares"). Cygnet would issue to Mr. Garcia warrants to purchase 500,000 shares of Cygnet
                                 Common Stock (the "Cygnet Standby Warrants") at an exercise price of $8.40 per share for a period of 5 years following the Effective Date in consideration for Mr. Garcia's obligations as standby purchaser. Neither the Cygnet
                                 Standby Warrants nor the underlying Cygnet
                                 Common Stock into which they are exercisable are registered under the Securities Act and such securities may not be sold by Mr. Garcia unless such securities are registered or unless an exemption from registration is available.
                                 Cygnet will register at its expense the resale of the Cygnet Common Stock issued upon exercise of the Cygnet Standby Warrants at the request of Mr. Garcia at any time after one year following the Effective Date. Mr. Garcia's rights and obligations in connection with the Rights Offering may be exercised through his affiliates.



  Additional Purchase and
  Lending   Commitments.......   In addition to Cygnet Common Stock issuable
                                 pursuant to the Rights Offering and the
                                 Additional Cygnet Shares purchasable by Mr.
                                 Garcia, on the Effective Date of the Split-up, directors and employees of the Company who have or will become directors or employees of Cygnet will have the right to purchase an aggregate of up to $1.5 million of Cygnet Common Stock for $7.00 per share ("Employee Shares"). Cygnet has secured a subordinated loan of $5 million from a third party lender for a three-year term, and on the Effective Date of the Split-up is required to issue to the lender warrants to purchase up to 115,000 shares of Cygnet Common
                                 Stock at an exercise price of $8.40 per share, subject to a call feature by Cygnet if the closing price of the Cygnet Common

                                 Stock equals or exceeds $13.44 per share for a period of 20 consecutive trading days. The loan is guaranteed by the Company. On the Effective Date, the Company's guarantee will be released. If the Split-up has not occurred by December 31, 1998, and the loan is not repaid, the Company will be required to issue warrants to purchase 115,000 shares of Company Common Stock at an exercise price of 120% of the average trading price for the Company Common Stock for the 20 consecutive trading days prior to the issuance of such warrants, and subject to a call feature if the closing price of the Company Common Stock equals or exceeds 160% of the warrant exercise price for a period of 20 consecutive trading days.


  Interested Transactions.....   As described above, officers and directors of
                                 the Company have certain significant interests in the Split-up transaction including (i) Mr.
                                 Garcia's rights and obligations as Standby
                                 Purchaser, which may enable Mr. Garcia to purchase significant amounts of Cygnet Common
                                 Stock at the Subscription Price to the extent such stock is not purchased upon exercise of the Rights or pursuant to the Over-Subscription
                                 Privilege by holders of the Rights, (ii) Mr.
                                 Garcia's right to purchase the Additional
                                 Cygnet Shares (up to 714,286 shares) at the Subscription Price, (iii) the right of officers and directors of the Company who are officers and directors of Cygnet on the Effective Date to purchase the Employee Shares (up to 214,286 shares) at the Subscription Price, (iv) the issuance of the Cygnet Standby Warrants to purchase 500,000 shares of Cygnet Common Stock at $8.40 per share for a period of 5 years following the Effective Date to Mr. Garcia in consideration for his obligations as Standby
                                 Purchaser, and (v) the use of a portion of the Cash Payment by the Company to repay the Verde
                                 Note to a corporation wholly-owned by Mr.
                                 Garcia. Cygnet will also assume the employment agreements of and will replace Company options with Cygnet options for certain executive officers of the Company who will become executive officers of Cygnet. In addition, Messrs. Johnson, Splaver, and Ciccolini, each of whom is an executive officer of Cygnet, will receive a total of 36,429 shares of Cygnet
                                 Common Stock pursuant to restricted stock grants (with an estimated aggregate value of $260,000 as of the Effective Date) and new options to purchase a total of 50,000 shares of Cygnet Common Stock at the Subscription Price.


  Conditions to the Split-up
    and Rights Offering.......   The Split-up is contingent on the purchase of
                                 the Required Purchase Amount pursuant to the Rights Offering and the Standby Purchase
                                 Obligation. In addition, both the Rights
                                 Offering and the Split-up are contingent on the satisfaction of numerous other conditions. See
                                 "Proposal No. 4 -- Approval of the Split-up of the Company and its Subsidiaries into Two
                                 Publicly-Held Corporate Groups -- Contingencies to the Split-up and the Closing Thereof." The
                                 Board of Directors of the Company may abandon, postpone, or modify the Rights Offering and/or the Split-up at any time.

  Accounting Treatment........   The historical consolidated financial
                                 statements of the Company have been
                                 retroactively restated to reflect the Company's discon-tinued operations, including the Split-up
                                 Businesses and the Company's third party dealer branch office network which was closed in the first quarter of 1998. See the restated
                                 Consolidated Financial Statements included herein. The Company's historical consolidated financial statements prior to the reclassification of the discontinued operations are included herewith in the Company's December
                                 31, 1997 Annual Report on Form 10-K.

  Trading Market..............   The Company's Common Stock is expected to
                                 continue to be listed on the Nasdaq National
                                 Market System ("Nasdaq"). The trading price of the Company's Common Stock may be affected by the Split-up. The Rights and the Cygnet Common
                                 Stock have been approved for listing on Nasdaq upon notice of issuance thereof. See "Risk
                                 Factors -- Possible Failure to Consummate the
                                 Split-up," "-- Listing and Trading of Company
                                 Common Stock" and "-- Market Perception
                                 Issues."


Federal Income Tax
Consequences to   Holders of
Company Common Stock..........   In the opinion of Snell & Wilmer L.L.P. ("Tax
                                 Counsel"), holders of Company Common Stock will generally recognize dividend income (taxable as ordinary income) in an amount equal to the fair market value, if any, of the Rights as of the date of their distribution. In the opinion of Willamette Management Associates, an independent appraisal firm engaged by the Company in connection with the Rights Offering and the Split-up (the "Appraiser"), dated July
                                 21, 1998, the fair market value of the Rights as of the date of their distribution should be zero. However, the Appraiser's opinion is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights is indicative of the fair market value of the Rights on the date of their distribution.
                                 Accordingly, there can be no assurance as to the precise amount of dividend income, if any, a holder of Company Common Stock will recognize upon the receipt of the Rights. If the Rights are trading for value on the date of their distribution, the Company may, in its discretion, report to holders of Company Common
                                 Stock the receipt of dividend income in an amount equal to the average of the high and low trading prices of the Rights on such date.


                                 To avoid the possibility of the recognition of ordinary income and the creation of a potentially deferred or nondeductible capital loss, it will, in many instances, be in the interests of holders of Company Common Stock receiving Rights to either exercise or sell the Rights, rather than to allow the Rights to lapse.

Federal Income Tax
Consequences to Company:
  Distribution of Rights......   The Company will recognize gain on the
                                 distribution of the Rights in an amount equal to the greater of (1) the fair market value, if any, of the Rights as of the date of their distribution or (2) the sum of (a) the aggregate amount, if any, by which (i) the fair market value of each Transferred Asset as of the Effective Date exceeds (ii) the amount paid by Cygnet for such Transferred Asset plus
                                 (b)the aggregate amount, if any, by which (i) the fair market value of each Interim Asset as of the Effective Date exceeds (ii) the adjusted tax basis of such Interim Asset.

                                 In the opinion of the Appraiser, the fair market value of the Rights on the date of their distribution should be zero. Additionally, because Cygnet is obligated to pay consideration to the Company for the Transferred Assets in an amount equal to the greater of the appraised value (as determined by the Appraiser) or the book value of the Transferred Assets, each as of the Effective Date, and because such consideration is allocable to each Transferred Asset to the extent of its appraised value, management of the Company believes that the fair market value of each of the Transferred Assets as of the Effective Date should not exceed the amount deemed paid by Cygnet for each of the Transferred Assets. Lastly, because Cygnet is obligated to pay the Interim Consideration to the Company, thereby creating a liability equal to the aggregate amount by which the fair market value of the Interim Assets exceeds their adjusted tax basis, management of the Company believes that the fair market value of each of the Interim Assets should not exceed their adjusted tax basis as of the Effective Date.



                                 The Appraiser's opinion with respect to the Rights is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights will be indicative of the fair market value of the Rights on the date of their distribution. Further, the Appraiser's valuations of the Transferred Assets and the Interim Assets may not be endorsed by the Internal Revenue Service. For example, the Internal Revenue Service may establish that the fair market value of the Transferred Assets or the Interim Assets exceeds the respective values thereof determined by the Appraiser. Accordingly, there can be no assurance that the Company will not recognize gain on the distribution of the Rights.


                                 If any tax liabilities are triggered by the Company's recognition of gain on the distribution of the Rights, such tax liabilities will be borne solely by the Company.


Federal Income Tax
  Consequences to Company:
  Sale of Transferred
Assets........................   If the consideration paid by Cygnet for any of
                                 the Transferred Assets (including the allocable portion of any Company liabilities assumed by Cygnet) exceeds the adjusted tax basis of such asset, gain will be recognized by the Company consolidated group to the extent of such excess. Based on the Appraiser's valuation of the Transferred Assets as of June 30, 1998, the amount by which the consideration payable by Cygnet and allocated among the Transferred
                                 Assets will exceed the adjusted bases of such assets should be limited in amount. Further, based on the Appraiser's valuation of the Cygnet Preferred Stock, the value of such stock transferable to the Company on the Effective
                                 Date in connection with the sale of the
                                 Transferred Assets will not exceed its issue price. As a consequence, management of the Company believes that the gain recognized in connection with the sale of the Transferred
                                 Assets should be immaterial.


                                 Neither of the aforementioned appraisals of value conducted by the Appraiser is binding on the Internal Revenue Service. Further, the fair market value of the Transferred Assets may increase during the period between June 30, 1998 and the Effective Date and result in the payment by Cygnet of greater consideration. Accordingly, there can be no assurance that the Company's gain on the sale of the Transferred Assets would be immaterial.

                                 If any tax liabilities are triggered by the Company's recognition of gain on the sale of the Transferred Assets, such tax liabilities will be borne solely by the Company.


Federal Income Tax
  Consequences to Company:
  Receipt of Interim
  Consideration...............   The receipt of Interim Consideration by the
                                 Company from Cygnet will generate taxable income to the Company to the extent of the amount received. Tax liabilities triggered by such receipt will be borne solely by the Company.



Federal Income Tax
  Consequences to Company:
  Redemptions of Preferred
Stock.........................   Although redemptions of Cygnet Preferred Stock
                                 owned by the Company are intended to be treated for federal income tax purposes as sales of the redeemed shares generally resulting in no gain or loss to the Company, ownership of Cygnet
                                 Common Stock by any person or entity owning 50% of more of the value of the outstanding Company stock, either directly or indirectly through application of various attribution rules, may cause the proceeds of such redemptions to be treated as taxable dividends generally resulting in income to the Company to the extent of the redemption proceeds. If any tax liabilities are triggered in connection with redemptions of the Cygnet Preferred Stock held by the Company, such tax liabilities will be borne solely by the Company. The foregoing descriptions of the tax consequences to the Company are premised upon the analysis of in-house Company personnel in consultation with its professional advisors.


The Cygnet Prospectus.........   Further information regarding Cygnet, the
                                 Split-up Businesses, the Cygnet Common Stock, and the Rights is set forth in the Cygnet
                                 Prospectus which accompanies this Proxy
                                 Statement. The Cygnet Prospectus should be read in its entirety.

Recommendation of the Board of
  Directors of the Company....   The Board of Directors of the Company has
                                 approved (by unanimous vote of those directors present at the meeting) all four Proposals and recommends that stockholders vote FOR Proposal
                                 Nos. 1, 2, 3 and 4.

UGLY DUCKLING CORPORATION
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in this Proxy. The selected data presented below for the three-month periods ended March 31, 1998 and 1997, and as of March 31, 1998 and 1997, are derived from the unaudited condensed consolidated financial statements of the Company included elsewhere in this proxy. The information presented below under the caption "Dealership Operating Data" is unaudited. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year. For additional information, see the Consolidated Financial Statements and notes thereto of the Company included elsewhere in this proxy statement. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Continuing Company Business."



                                    THREE MONTHS ENDED
                                         MARCH 31,                    YEARS ENDED DECEMBER 31,
                                    -------------------   -------------------------------------------------
                                      1998       1997       1997       1996      1995      1994      1993
                                    --------   --------   --------   --------   -------   -------   -------
                                               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars................  $72,972    $18,211    $123,814   $ 53,768   $47,824   $27,768   $13,969
Less:
  Cost of Used Cars Sold..........   40,363      9,939      72,358     31,879    29,733    13,604     6,606
  Provision for Credit Losses.....   15,034      3,261      22,354      9,657     8,359     8,024     3,292
                                    -------    -------    --------   --------   -------   -------   -------
                                     17,575      5,011      29,102     12,232     9,732     6,140     4,071
                                    -------    -------    --------   --------   -------   -------   -------
Interest Income...................    3,879      1,512      12,559      8,597     8,227     4,683     1,629
Gain on Sale of Loans.............    4,614      1,131       6,721      3,925        --        --        --
Servicing Income..................    3,837      1,014       8,738      1,887        --        --        --
Other Income......................      146        428       3,587        650       308       556       879
                                    -------    -------    --------   --------   -------   -------   -------
                                     12,476      4,085      31,605     15,059     8,535     5,239     2,508
                                    -------    -------    --------   --------   -------   -------   -------
Income before Operating
  Expenses........................   30,051      9,096      60,707     27,291    18,267    11,379     6,579
Operating Expenses:
  Selling and Marketing...........    5,326      1,532      10,538      3,585     3,856     2,402     1,293
  General and Administrative......   16,669      5,604      39,412     12,221    11,677     7,722     3,108
  Depreciation and Amortization...    1,152        529       3,150      1,382     1,225       713       557
                                    -------    -------    --------   --------   -------   -------   -------
                                     23,147      7,665      53,100     17,188    16,758    10,837     4,958
                                    -------    -------    --------   --------   -------   -------   -------
Income before Interest Expense....    6,904      1,431       7,607     10,103     1,509       542     1,621
Interest Expense..................      647        177         706      2,429     5,328     2,870       893
                                    -------    -------    --------   --------   -------   -------   -------
Earnings (Loss) before Income
  Taxes...........................    6,257      1,254       6,901      7,674    (3,819)   (2,328)      728
Income Taxes (Benefit)............    2,511        499       2,820        694        --      (334)       30
                                    -------    -------    --------   --------   -------   -------   -------
Earnings (Loss) from Continuing
  Operations......................    3,746        755       4,081      6,980    (3,819)   (1,994)      698
Discontinued Operations:
Earnings (Loss) from Discontinued
  Operations, net of income
  taxes...........................     (785)     2,507       5,364     (1,114)     (153)       27        --
Loss on Disposal of Discontinued
  Operations, net of income
  taxes...........................   (4,827)        --          --         --        --        --        --
                                    -------    -------    --------   --------   -------   -------   -------
Net Earnings (Loss)...............  $(1,866)   $ 3,262    $  9,445   $  5,866   $(3,972)  $(1,967)  $   698
                                    =======    =======    ========   ========   =======   =======   =======
Earnings (Loss) per Common Share
  from Continuing Operations:
Basic.............................  $   .20    $  0.05    $   0.23   $   0.77   $ (0.69)  $ (0.36)  $  0.14
                                    =======    =======    ========   ========   =======   =======   =======
Diluted...........................  $   .20    $  0.05    $   0.22   $   0.73   $ (0.69)  $ (0.36)  $  0.14
                                    =======    =======    ========   ========   =======   =======   =======

                                  THREE MONTHS ENDED
                                       MARCH 31,                    YEARS ENDED DECEMBER 31,
                                  -------------------   -------------------------------------------------
                                    1998       1997       1997       1996      1995      1994      1993
                                  --------   --------   --------   --------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
Net Earnings (Loss) per Common
  Share
Basic...........................  $  (0.10)  $   0.21   $   0.53   $   0.63   $ (0.72)  $ (0.35)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======
Diluted.........................  $  (0.10)  $   0.20   $   0.52   $   0.60   $ (0.72)  $ (0.35)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======
Shares Used in Computation --
  Continuing Operations
Basic Shares....................    18,557     15,904     17,832      7,887     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Diluted Shares..................    19,093     16,580     18,234      8,298     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Shares Used in Computation --
  Net Earnings (Loss)
Basic Shares....................    18,557     15,904     17,832      7,887     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Diluted Shares..................    19,093     16,580     18,234      8,298     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
BALANCE SHEET DATA:
Cash and Cash Equivalents.......  $    514   $ 73,237   $  3,537   $ 18,455   $ 1,419   $   168   $    79
Finance Receivables, Net........    53,009     41,328     60,778     14,186    27,732    14,534     7,089
         Total Assets...........   288,863    172,553    275,633    117,629    60,712    29,681    11,936
Subordinated Notes Payable......    27,000     12,000     12,000     14,000    14,553    18,291     8,941
         Total Debt.............    90,304     20,400     77,171     26,904    49,754    28,233     9,380
Preferred Stock.................        --         --         --         --    10,000        --        --
Common Stock....................   173,724    171,274    172,622     82,612       127        77         1
         Total Stockholders'
           Equity (Deficit).....   181,010    167,191    181,774     82,319     4,884    (1,194)      697
DEALERSHIP OPERATING DATA
  (UNAUDITED):
Average Sales Price per Car.....  $  7,731   $  7,367   $  7,443   $  7,107   $ 6,478   $ 5,269   $ 4,159
Number of Used Cars Sold........     9,439      2,472     16,636      7,565     7,383     5,270     3,359
Company Dealerships.............        46         14         41          8         8         8         5
Number of Contracts
  Originated....................     9,339      2,110     16,001      6,929     6,129     4,731     3,093
Principal Balances Originated
  (000 Omitted).................  $ 69,708   $ 47,345   $116,830   $ 48,996   $36,568   $23,589   $12,984
Retained Portfolio:
Number of Contracts
  Outstanding...................     4,497      6,657      7,993      1,045     8,049     5,515     2,929
Allowance as % of Outstanding
  Principal.....................      18.5%      28.4%      18.5%      23.0%     21.9%     30.4%     30.0%
Average Principal Balance
  Outstanding...................  $  7,397   $  4,852   $  7,002   $  6,764   $ 4,252   $ 3,605   $ 3,273
Average Yield on Contracts......      26.0%      28.0%      26.7%      29.2%     28.0%     28.2%     26.4%
Delinquencies -- Retained
  Portfolio:
Principal Balances 31 to 60
  Days..........................       1.2%       2.3%       2.2%       2.3%      4.2%      5.1%     10.5%
Principal Balances over 60
  Days..........................       3.6%       1.7%       0.6%       0.6%      1.1%      1.3%     15.0%
LOAN SERVICING DATA:
  (000 OMITTED)
Principal Balances Serviced:
Dealership Sales................    33,265     32,298     55,965      7,068    34,226    19,881     9,588
Securitized with Servicing
  Retained......................   276,231    100,377    238,025     51,662        --        --        --
Discontinued Operations.........    53,877     36,459     29,965     49,772    13,805     1,620        --
Servicing on Behalf of Others...    98,787         --    127,322         --        --        --        --
                                  --------   --------   --------   --------   -------   -------   -------
         Total Serviced
           Portfolios...........  $462,160   $169,134   $451,277   $108,502   $48,031   $21,501   $ 9,588
                                  ========   ========   ========   ========   =======   =======   =======

     The selected data presented below for the six-month periods ended June 30, 1998 and 1997, and as of June 30, 1998 and 1997, are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year.



                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                 1998             1997
                                                              -----------      -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                              EARNINGS PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars..........................................   $142,491         $ 46,013
Less:
  Cost of Used Cars Sold....................................     81,213           25,890
  Provision for Credit Losses...............................     29,308            8,109
                                                               --------         --------
                                                                 31,970           12,014
                                                               --------         --------
Interest Income.............................................      7,439            4,691
Gain on Sale of Loans.......................................      8,273            4,143
Servicing and other Income..................................      8,154            3,596
                                                               --------         --------
                                                                 23,866           12,430
                                                               --------         --------
Income before Operating Expenses............................     55,836           24,444
Operating Expenses..........................................     44,062           19,112
                                                               --------         --------
Income before Interest Expense..............................     11,774            5,332
Interest Expense............................................      1,164              440
                                                               --------         --------
Earnings before Income Taxes................................     10,610            4,892
Income Taxes................................................      4,274            1,987
                                                               --------         --------
Earnings from Continuing Operations.........................      6,336            2,905
Discontinued Operations:
Earnings (Loss) from Discontinued Operations, net of income
  taxes.....................................................     (5,254)           4,668
                                                               --------         --------
Net Earnings................................................   $  1,082         $  7,573
                                                               ========         ========
Earnings per Common Share from Continuing Operations:
Basic.......................................................   $   0.34         $   0.17
                                                               ========         ========
Diluted.....................................................   $   0.33         $   0.16
                                                               ========         ========
Net Earnings per Common Share:
Basic.......................................................   $   0.06         $   0.44
                                                               ========         ========
Diluted.....................................................   $   0.06         $   0.43
                                                               ========         ========
Shares used in Computation -- Continuing Operations:
Basic.......................................................     18,570           17,200
                                                               ========         ========
Diluted.....................................................     18,930           17,800
                                                               ========         ========
Shares used in Computation -- Net Earnings:
Basic.......................................................     18,570           17,200
                                                               ========         ========
Diluted.....................................................     18,930           17,800
                                                               ========         ========



BALANCE SHEET DATA:
Cash and Cash Equivalents...................................     1,652        41,149
Finance Receivables, Net....................................    27,310        32,627
         Total Assets.......................................   278,845       215,476
Subordinated Notes Payable..................................    25,000        12,000
         Total Debt.........................................    72,891        20,328
Preferred Stock.............................................        --            --
Common Stock................................................   173,562       171,317
         Total Stockholders' Equity.........................   185,753       178,597

                                  RISK FACTORS

     Stockholders should consider the following factors, as well as the other information set forth herein and in the Cygnet Prospectus before acting on the Split-up Proposal. The following considerations discuss certain matters that relate to risks inherent in the Split-up and Rights Offering. Risks relating to the Continuing Company Businesses are discussed in the Company's Annual Report on Form 10-K being delivered to stockholders along with this Proxy Statement and in other Company filings under the Securities Exchange Act of 1934, as amended (the "Exchange Act") made subsequent to the filing of the Form 10-K. Risks relating to the business of Cygnet and its subsidiaries following the proposed Split-up are discussed in the Cygnet Prospectus.

POSSIBLE FAILURE TO CONSUMMATE THE SPLIT-UP

     There are numerous conditions to both the making of the Rights Offering and the successful conclusion of the Split-up following the Offering Period. Among other things, these transactions require numerous consents from parties to various existing agreements of the Company and its subsidiaries. It is possible that certain consents can be obtained only if the Company remains contingently liable on the underlying transactions. In addition, various regulatory approvals and licenses must be obtained for the consummation of the transactions and the operation of the transferred businesses by Cygnet and its subsidiaries. Although the Company and/or Cygnet intends to timely initiate application for all required licenses, obtaining such approvals and licenses is subject to the procedures of the applicable governmental licensing entity. There can be no assurance that all required approvals, licenses or conditions will be obtained or achieved in a timely manner. Moreover, either the Rights Offerings or the effectuation of the Split-up may be abandoned or postponed at any time for any reason in the sole discretion of the Company's or Cygnet's Board of Directors. For a description of additional contingencies to the Rights Offering and the Split-up, see "Proposal No. 4 -- Approval of the Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate Groups -- Contingencies to the Split-up and the Closing Thereof."

     Uncertainties concerning the progress and ultimate outcome of the Split-up could cause fluctuation and instability in the market price of the Company's Common Stock and of the Rights if and when the Rights Offering is commenced. If the Rights Offering is made but the Split-up does not occur, the Rights will not be exercised for Cygnet Common Stock and all subscription funds will be returned without interest.

RISKS RELATING TO THE CYGNET PREFERRED STOCK

     The Cygnet Preferred Stock provides for certain cumulative dividends. However, dividends on the Cygnet Preferred Stock are payable only out of funds legally available therefor when and as declared by the Cygnet Board of Directors. If dividends are not paid for a specified period, the Company will have the right to elect two members of the Cygnet Board of Directors (in addition to the then existing number of directors) at the next following meeting of stockholders of Cygnet and thereafter until all accrued dividends are paid in full. However, such directors will constitute a minority of Cygnet's Board of Directors.

     Currently, the Company owns the Transferred Assets that would be transferred to Cygnet if the Split-up is successfully concluded and, accordingly, has control over the risks and liabilities inherent in such assets. Following the Split-up, although a substantial portion of the Company's assets and net worth will be embodied in the Cygnet Preferred Stock, the Company will no longer have control over the Transferred Assets and associated risks, but must rely on Cygnet and its management for expected returns on the Cygnet Preferred Stock.

     Although the Cygnet Preferred Stock will be senior in right of payment to all Cygnet Common Stock, Cygnet's Certificate of Incorporation authorizes its Board of Directors to issue up to 500,000 shares of its preferred stock. Additional issuances of preferred stock by Cygnet may be pari passu in right of payment with the Cygnet Preferred Stock. The Cygnet Preferred Stock will also be junior in right of payment to all indebtedness of Cygnet. There are no restrictions in the Cygnet Preferred Stock on the ability of Cygnet to incur indebtedness.

     For certain risks relating to the tax treatment of the Cygnet Preferred Stock, see "Risk Factors -- Potential Federal Income Tax Consequences of the Rights Offering and Sale of the Transferred Assets -- Redemptions of Preferred Stock."


LOSS OF DIVERSIFICATION AND EARNINGS ON THE TRANSFERRED ASSETS

     The effectuation of the Split-up will reduce the diversification of current Company operations, could increase the seasonal fluctuation in sales and earnings of the Continuing Company Businesses, and could increase the susceptibility of the Continuing Company Businesses to economic fluctuations inherent in business cycles. The Company's used car sales business is inherently more subject to seasonal fluctuations than are the Split-up Businesses being transferred to Cygnet. This is principally due to seasonal buying patterns resulting in part from the fact that many of the Company's customers receive income tax refunds during the first half of the year, which are a primary source of down payments on used car purchases. Moreover, because the Company generally sells more cars during the first half of the year, it will have more contracts to securitize during that period, and securitizations have historically been a primary source of earnings for the Company. A large percentage of the 1997 reported earnings of the Company consolidated group is comprised of gain from the sale of the Owned Contracts (defined below under "Risks to the Company Relating to the FMAC Transaction") in the FMAC transaction as well as interest income on loans made by the Company under the DIP Facility (defined below under "Risks to the Company Relating to the FMAC Transaction") and on the Senior Bank Debt (defined below under "Risks to the Company Relating to the FMAC Transaction") in the FMAC transaction, the remaining future earnings, if any, under which would be transferred to Cygnet.

LOSS OF SERVICES OF SENIOR MANAGEMENT

     The Company's future success may be adversely affected by the loss of the services of certain of the Company's senior management to Cygnet if the Split-up is effected. Following the Split-up, Ernest C. Garcia, II would no longer serve as Chief Executive Officer of the Company although he would retain his position as Chairman of the Board of Directors of the Company. In addition, Steven P. Johnson, the Company's current Senior Vice President and General Counsel, Donald
L. Addink, the Company's current Vice President -- Senior Analyst, and Eric J. Splaver, the Company's current Controller, will no longer act in such capacities with the Company. The loss of the services of such individuals may cause disruption on a temporary basis as new individuals take over executive management responsibilities for the Company in such positions.

LISTING AND TRADING OF COMPANY COMMON STOCK

     It is expected that, after the Effective Date of the Split-up, the Company Common Stock will continue to be listed and traded on Nasdaq. However, the Company's financial results will no longer be consolidated with the results of the businesses of Cygnet, which may affect the trading price of the Company's Common Stock.

     The prices at which the shares of the Company's Common Stock will trade after the Split-up will be determined by the marketplace and may be influenced by many factors, including, among others, the proportional value of the Company's asset base, stream of cash flows, profits, or other measure of value in relation to the prices of the Company Common Stock prior to the Split-up, the depth and liquidity of the market for such shares, investor perceptions of the Company and the industries in which its businesses participate, and general economic and market conditions. The trading price of the Company Common Stock after the Split-up may be less than, equal to, or greater than the trading prices of the Company Common Stock prior to the Split-up.

MARKET PERCEPTION ISSUES

     Although one purpose of the separation of the Continuing Company Businesses from those being transferred to Cygnet is to allow investors, lenders, and others to more easily evaluate the performance and investment characteristics of each business group and to enhance the likelihood that each will achieve appropriate market recognition of its performance, there will, at least for a significant period of time, continue to be ties between the two companies that may prove confusing to the market. For example, although the Transferred Assets will include substantially all of the assets and liabilities of the Company in connection with the FMAC transaction, the Company will retain certain contingent liabilities with respect to that transaction and may in the future issue the Stock Option Shares (defined below under "Risks to the Company Relating to the FMAC Transaction") and the Reliance Warrants (defined below under "Risks to the Company Relating to the Reliance Transaction") in connection with assets transferred to Cygnet. In addition, a substantial portion of the Company's assets and net worth will be embodied in the Cygnet Preferred Stock.

RISKS TO THE COMPANY RELATING TO THE FMAC TRANSACTION

     If the Split-up is effectuated, the Transferred Assets will include substantially all assets (except cash received by the Company prior to the Effective Date) and liabilities relating to the FMAC transaction. See "Proposal No. 4 Approval of Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate Groups -- Transfer of Assets Pursuant to the Split-up." See also "Transactions with First Merchants Acceptance Corporation" in the Cygnet Prospectus. The liabilities being transferred to Cygnet include certain funding obligations of the Company to provide "debtor-in-possession" financing to FMAC (the "DIP Facility"). As of July 1, 1998, the maximum commitment under the DIP Facility was $12.4 million, of which $9.8 million was outstanding. The DIP Facility is a revolving facility and, except for payments made from the proceeds of tax refunds received by FMAC, will be permanently paid down only from distributions on certain residual interests (the "B Pieces") in the various securitized loan pools of FMAC (the "Securitized Pools") after payment of certain other amounts.


     In addition, the liabilities being transferred to Cygnet include a guarantee of a specified return on certain contracts (the "Owned Contracts") sold to a third party purchaser (the "Contract Purchaser") in connection with the FMAC transaction, subject to a maximum guarantee amount of $10 million (the "Owned Contract Guarantee"). Although, as between the Company and Cygnet, Cygnet will be responsible for the DIP Facility and Owned Contract Guarantee, the Company will not be released from such obligations and will continue to be directly liable on these obligations. Therefore, if Cygnet does not fulfill such obligations, the Company must do so.


     During the pendency of the FMAC bankruptcy proceedings, the Company purchased approximately 78% of FMAC's senior bank debt (the "Senior Bank Debt") held by seven members (the "Selling Banks") of FMAC's original nine-member bank group for approximately $69 million, which represented a discount of 10% (the "Discount") of the outstanding principal amount of such debt. Under agreements with the Selling Banks, the Company has agreed to pay the Selling Banks additional consideration up to the amount of the Discount (the "Additional Consideration") if and to the extent the FMAC plan of reorganization provides for and FMAC or any other party subsequently makes a cash payment or issues notes at market rates to certain unsecured creditors and equity holders of FMAC on account of their allowed claims worth an amount in excess of 10% of their allowed claims (collectively, the "Excess Cash"). Following the Effective Date, the Company would retain the obligation to pay any Additional Consideration to the Selling Banks.

     One source of cash payments that may in the future be made to unsecured creditors of FMAC is from recoveries on the Owned Contracts and the B Pieces after payment of certain prior amounts. Under FMAC's plan of reorganization, such excess recoveries will be shared on the basis of 82 1/2% for the benefit of FMAC and 17 1/2% for the benefit of the Company (or Cygnet following the Effective Date) (the "Excess Collection Split"), subject to certain contingencies that may reduce or eliminate the Company's (or Cygnet's) percentage share therein. However, the Company has the option, to be exercised one time, to distribute shares of Common Stock of the Company (the "Stock Option Shares") to FMAC or, at the request of FMAC and pursuant to its instructions, directly to the unsecured creditors of FMAC, in exchange for FMAC's right to receive all or a portion of distributions under the Excess Collections Split in cash (including both recoveries under the Excess Collections Split from the Owned Contracts and the B Pieces) (the "Stock Option"). To the extent exercised, payments to FMAC's unsecured creditors and equity holders would be reduced, which would reduce the risk of payment of the Additional Consideration to the Selling Banks. The number of Stock Option Shares that the Company will issue would be based on the Company's estimate of the cash distributions expected to be received on FMAC's share of the Excess Collection Split. For purposes of the election, the Stock Option Shares would be valued at 98% of the average of the closing prices for the previous

10 trading days of Company Common Stock on Nasdaq or such other market on which such stock may be traded (the "Stock Option Value"), which must average at least $8.00 per share.

     After issuance and delivery of the Stock Option Shares, the Company will be entitled to receive FMAC's share of cash distributions under the Excess Collections Split (including both recoveries under the Excess Collections Split from the Owned Contracts and the B Pieces) from and after the Exercise Date until the Company has received such distributions equal to the Stock Option Value. These distributions would be in addition to the Company's right to receive its share under the Excess Collections Split that is to be transferred to Cygnet. Once the Company has received cash distributions equal to the Stock Option Value, FMAC will retain the remaining portion of its share of cash distributions under the Excess Collections Split, if any, in excess of the Stock Option Value.


     After the Effective Date, Cygnet will service the FMAC contract portfolios relating to the Owned Contracts and the B Pieces. To facilitate the Company's decision as to whether to exercise the Stock Option, under the Capitalization Agreement, Cygnet will advise the Company at least 7 days prior to the date that cash distributions under the Excess Collections Split are likely to begin and of its estimate as to the likely amount and timing of such cash distributions. Cygnet will allow the Company reasonable access to its books and records to allow the Company to verify such estimate, and to cooperate with the Company in determining the amount and timing of the Company's issuance of the Stock Option Shares. In addition, Cygnet will pay over to the Company all of FMAC's share of cash distributions under the Excess Collections Split up to the Stock Option Value following any issuance by the Company of the Stock Option Shares.


     Despite these arrangements with Cygnet, the FMAC transaction will pose continuing risks to the Company. In this regard, the ability of the Company to issue the Stock Option Shares is subject to certain contingencies, including the market price of the Company's Common Stock, which is not within the control of the Company, and the ability of the Company to maintain or effect the registration of such shares under the Securities Act. Moreover, even if the Company is able to issue Stock Option Shares, the number of Stock Option Shares issued may not be in a sufficient amount to prevent the Additional Consideration being payable to the Selling Banks. On the other hand, if the Company overestimates the number of Stock Option Shares to be issued, it will cause dilution to the Company's Common Stock without concurrent consideration being received by the Company. Moreover, even if the Stock Option Shares are issued and the cash payments to FMAC's unsecured creditors and equity holders are reduced, there can be no assurance that the Selling Banks will not assert a right to the Additional Consideration.


     In addition, the Company has agreed in a contingent sharing agreement to pay 10% of the Excess Collections Split received by the Company to Financial Security Assurance ("FSA"), the insurer of certain obligations to holders of the senior certificates representing interests in the Securitized Pools in exchange for FSA's consent to amendments to documents governing servicing of the Securitized Pools (the "FSA Obligation"). Although, as between the Company and Cygnet, Cygnet will be obligated to fulfill the FSA Obligation, if Cygnet does not do so, the Company will be liable to FSA to pay the required monies.


     In connection with the transfer of servicing rights to Cygnet in relation to the FMAC transaction, the Company may be required or choose to enter into a subservicing arrangement with Cygnet as to certain pools, in which case the Company would remain contingently liable.

RISKS TO THE COMPANY RELATING TO THE RELIANCE TRANSACTION

     The Company has been involved in the bankruptcy proceedings of Reliance and has entered into a servicing agreement with Reliance (the "Servicing Agreement"), pursuant to which the Company will service certain receivables of Reliance. Reliance's plan of reorganization was confirmed on June 29, 1998 in open court and will become effective on July 31, 1998. The bankruptcy court executed the formal order confirming the plan on July 2, 1998. The Servicing Agreement requires the Company to issue warrants to purchase Company Common Stock ("Reliance Warrants") to Reliance in certain amounts at various times. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of the Continuing Company Businesses -- Reliance Transaction" for a description of the amount and times at which Reliance Warrants would be issued. The Servicing Agreement is expected to be transferred to Cygnet on the Effective Date. However, the Company will retain the obligation to issue the Reliance Warrants.

     Pursuant to the Capitalization Agreement, following the Effective Date, the Company will use its best efforts to issue the Reliance Warrants at the request of Cygnet from time to time when required, and Cygnet will pay to the Company an amount of consideration upon each such issuance equal to the fair value of the Reliance Warrants (as determined by the Company for financial accounting purposes) on the date of issuance of the Reliance Warrants. The issuance of the Reliance Warrants may result in dilution of the Company's Common Stock and in market confusion based upon an ongoing tie between the Company and Cygnet. Moreover, the consent of Reliance may be required in order to transfer servicing and other rights relating to the Reliance transaction from the Company to Cygnet and there can be no assurance that such consent will be obtained.

POTENTIAL FEDERAL INCOME TAX CONSEQUENCES OF THE RIGHTS OFFERING AND SALE OF THE TRANSFERRED ASSETS


     Tax Consequences to Holders of Company Common Stock. Holders of Company Common Stock will generally recognize dividend income (taxable as ordinary income) in an amount equal to the fair market value, if any, of the Rights as of the date of their distribution. In the opinion of the Appraiser, dated July 21, 1998, the fair market value of the Rights on the date of their distribution should be zero. However, the opinion of the Appraiser is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights will be indicative of the fair market value of the Rights on the date of their distribution. Accordingly, there can be no assurance as to the exact amount of dividend income, if any, a holder of Company Common Stock will recognize upon the receipt of Rights. If the Rights are trading for value on the date of their distribution, the Company may, in its discretion, report to holders of Company Common Stock the receipt of dividend income in an amount equal to the average of the high and low trading prices of the Rights on such date.


     To avoid the possibility of the recognition of ordinary income and the creation of a potentially deferred or nondeductible capital loss, it will, in many instances, be in the interests of holders of Company Common Stock receiving Rights to either exercise or sell the Rights, rather than to allow the Rights to lapse.

     See "Certain Federal Income Tax Consequences of the Rights Offering and Collateral Transactions -- Tax Consequences to Holders of Company Common Stock."

     Tax Consequences to Company Consolidated Group of Distribution of Rights.

     Distribution of Rights. The Company will recognize gain on the distribution of the Rights in an amount equal to the greater of (1) the fair market value, if any, of the Rights as of the date of their distribution or (2) the sum of (a) the aggregate amount, if any, by which (i) the fair market value of each Transferred Asset as of the Effective Date exceeds (ii) the amount paid by Cygnet for such Transferred Asset plus (b) the aggregate amount, if any, by which the fair market value of each Interim Asset as of the Effective Date exceeds (ii) the adjusted tax basis of such Interim Asset.


     In the opinion of the Appraiser, the fair market value of the Rights on the date of their distribution should be zero. Additionally, because Cygnet is obligated to pay consideration to the Company for the Transferred Assets in an amount equal to the greater of the appraised value (as determined by the Appraiser) or the book value of the Transferred Assets, each as of the Effective Date, and because such consideration is allocable to each Transferred Asset to the extent of its appraised value, management of the Company believes that the fair market value of each of the Transferred Assets as of the Effective Date should not exceed the amount deemed paid by Cygnet for each of the Transferred Assets. Lastly, because Cygnet is obligated to pay the Interim Consideration to the Company, thereby creating a liability equal to the aggregate amount by which the fair market value of the Interim Assets preliminarily exceeds their adjusted tax basis, management of the Company believes that as a consequence, the fair market value of each of the Interim Assets should not exceed their adjusted tax basis as of the Effective Date.



     The Appraiser's opinion with respect to the Rights is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights will be indicative of the fair market value of the Rights on the date of their distribution. Further, the Appraiser's valuations of the Transferred Assets and the Interim Assets may not be endorsed by the Internal Revenue Service. For example, the Internal Revenue Service may establish that the fair market value of the Transferred Assets or the Interim Assets exceeds the respective values thereof determined by the Appraiser. Accordingly, there can be no assurance that the Company will not recognize gain on the distribution of the Rights.


     If any tax liabilities are triggered by the Company's recognition of gain on the distribution of the Rights, such tax liabilities will be borne solely by the Company.


     Sales of Transferred Assets. If the consideration paid by Cygnet to the Company for any of the Transferred Assets (including the allocable portion of any Company liabilities assumed by Cygnet) exceeds the adjusted tax basis of such asset, gain will be recognized by the Company consolidated group to the extent of such excess. Based on the Appraiser's valuation of the Transferred Assets as of June 30, 1998, the amount by which the consideration payable by Cygnet and allocated among the Transferred Assets will exceed the adjusted bases of such assets should be limited in amount. Further, based on the Appraiser's valuation of the Cygnet Preferred Stock, the value of such stock transferable to the Company on the Effective Date in connection with the sale of the Transferred Assets will not exceed its issue price. As a consequence, management of the Company believes that the gain recognized in connection with the sale of the Transferred Assets should be immaterial.


     Neither of the aforementioned appraisals of value conducted by the Appraiser is binding on the Internal Revenue Service. Further, the fair market value of one or more the Transferred Assets may increase during the period between June 30, 1998 and the Effective Date and result in the payment by Cygnet of greater consideration. Accordingly, it cannot be stated with complete assurance that the Company's gain on the sale of the Transferred Assets would be immaterial.

     If any tax liabilities are triggered by the Company's recognition of gain on the sale of the Transferred Assets, such tax liabilities will be borne solely by the Company.


     Receipt of Interim Consideration. The receipt of Interim Consideration by the Company from Cygnet will generate taxable income to the Company to the extent of the amount received. Tax liabilities triggered by such receipt will be borne solely by the Company.



     Redemptions of Preferred Stock. Although redemptions of Cygnet Preferred Stock owned by the Company Preferred Stock are intended to be treated for federal income tax purposes as sales of the redeemed shares generally resulting in no gain or loss to the Company, ownership of Cygnet Common Stock by any person or entity owning 50% or more of the value of the outstanding Company stock, either directly or indirectly through application of various attribution rules, may cause the proceeds of such redemptions to be treated as taxable dividends generally resulting in income to the Company to the extent of the redemption proceeds. If any tax liabilities are triggered in connection with redemptions of Cygnet Preferred Stock held by the Company, such tax liabilities will be borne solely by the Company.

                 VOTING SECURITIES OUTSTANDING AND VOTING RULES

GENERAL VOTING RULES AND REQUIREMENTS

     As of the Record Date, there were 18,598,057 shares of Common Stock outstanding. Common Stock is the only class of voting securities of the Company. Stockholders are entitled to one vote for each share of Common Stock held of record on each matter of business to be considered at the Annual Meeting. Only holders of record of Common Stock at the close of business on the Record Date will be entitled to vote at the Annual Meeting, either in person or by valid proxy. The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the Annual Meeting is necessary to constitute a quorum. Ballots cast at the Annual Meeting will be counted by the Inspector of Elections and determinations of whether a quorum exists and whether the proposals are approved will be announced at the Annual Meeting. The Inspector of Elections will treat abstentions and broker "non-votes" received as shares that are present and entitled to vote for purposes of determining a quorum with respect to a particular matter but such shares will not be counted as voting for that matter. A broker non-vote occurs when a nominee holding shares of Common Stock for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

     The affirmative vote of a plurality of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote in the election of directors (Proposal No. 1) is required to elect directors. Accordingly, if a quorum is present at the Annual Meeting, the six persons receiving the greatest number of votes will be elected to serve as directors. Therefore, withholding authority to vote for one or more directors and non-voted shares with respect to the election of directors will not affect the outcome of the election of directors. If a quorum is present at the Annual Meeting, approval of the amendment to the Company's Long-Term Incentive Plan (Proposal No. 2), adoption of the Company's new 1998 Executive Incentive Plan (Proposal No. 3), and approval of the Split-up Proposal (Proposal No. 4) each require the affirmative vote of a majority of the shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote on those matters. An abstention or broker non-vote with respect to any such matter has the legal effect of a vote against that matter. The Board of Directors does not know of any other matters to be brought before the Annual Meeting.

VOTE OF PROXIES

     A proxy in the accompanying form which is properly executed, returned, and not revoked will be voted in accordance with the instructions indicated. If a stockholder returns a properly signed and dated proxy card but does not mark any choices on a particular item, the stockholder's shares will be voted in accordance with the recommendations of the Board of Directors as to such item.

     PLEASE SIGN, DATE, AND PROMPTLY RETURN YOUR PROXY CARD IN THE ENVELOPE PROVIDED.

REVOCABILITY OF PROXIES

     A stockholder has the power to revoke a proxy at any time before it is exercised by: (i) attending the Annual Meeting and voting in person; (ii) duly executing and delivering a proxy bearing a later date; or (iii) sending written notice of revocation to the Secretary of the Company at 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016.

                                 PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE DIRECTOR NOMINEES NAMED IN THIS PROPOSAL.

     The directors of the Company are elected each year for a term of one year. At the Annual Meeting, stockholders will be asked to elect six directors for terms that will expire at the 1999 Annual Meeting of Stockholders. The Board of Directors has nominated Ernest C. Garcia II, Robert J. Abrahams, Christopher D. Jennings, John N. MacDonough, Gregory B. Sullivan, and Frank P. Willey for election to the Board of Directors. Except for Mr. Sullivan, all are incumbent directors and were elected by the stockholders at the 1997 Annual Meeting. Arturo R. Moreno, the Company's other incumbent director resigned from the Board effective June 30, 1998 because of time constraints relating to family and other business interests and Mr. Sullivan has been nominated as a director in his place. If any of such persons become unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted for such other person or persons as may be determined by the holders of such proxy. Each director elected will serve until the following year's annual meeting, until his successor is duly elected and qualified, or until retirement, resignation, or removal. See "Management of the Company -- Information Concerning Directors and Executive Officers" and
"-- Security Ownership of Certain Beneficial Owners and Management" for other information on the nominees. Stockholders can withhold authority to vote for all nominees for director or for certain nominees for director. Shares that are withheld and broker non-votes will have no effect on the outcome of the election of directors because directors are elected by a plurality of the shares voted for directors. Unless otherwise noted by instruction of the voting stockholder on the enclosed proxy, the shares represented by the enclosed proxy will be voted for the election of Messrs. Garcia, Abrahams, Jennings, MacDonough, Sullivan, and Willey as directors of the Company.

     IN ORDER TO BE ELECTED, A NOMINEE MUST RECEIVE THE VOTE OF A PLURALITY OF THE OUTSTANDING SHARES OF COMMON STOCK VOTED FOR DIRECTORS. SEE "VOTING SECURITIES OUTSTANDING AND VOTING RULES."

                                 PROPOSAL NO. 2
      AMENDMENTS TO THE UGLY DUCKLING CORPORATION LONG-TERM INCENTIVE PLAN

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE AMENDMENTS TO THE UGLY DUCKLING CORPORATION LONG-TERM INCENTIVE PLAN.

     On April 21, 1998, the Board of Directors unanimously approved, subject to approval by the Company's stockholders, certain amendments to the Ugly Duckling Corporation Long-Term Incentive Plan ("Incentive Plan"). The Compensation Committee of the Board similarly approved these amendments. The amendments to the Incentive Plan, if approved by the stockholders, have an effective date of January 15, 1998. The proposed amendments are technical in nature and will not result in an increase in the number of shares of Common Stock available for issuance under the Incentive Plan. The changes to the Incentive Plan are primarily designed to:

     - Meet strict requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), regarding performance-based compensation so that compensation in excess of $1 million will be tax deductible. In this regard, the changes set forth the allowable performance goals, performance criteria, and performance period in connection with performance-based compensation. The changes also conform or add certain definitions that are consistent with Section 162(m) of the Code (i.e., definitions of "covered employee" and "outside director"); and

     - Meet strict requirements of Rule 16b-3 under the Exchange Act, which rule was recently revised. In this regard, the changes (a) require that each member of the Compensation Committees be a non-employee director, and (b) add a definition of "non-employee director" that is consistent with the revised Rule 16b-3.

     Under Section 162(m) of the Code, no deduction is allowed in any taxable year of the Company for compensation in excess of $1 million paid to each of its chief executive officer and its four other most highly paid executive officers who are serving in such capacities as of the last day of such taxable year. An exception to this rule applies to certain performance-based compensation as to which the stockholders have approved the performance criteria, the maximum amount payable to any given individual in a specified period, and certain other performance-based compensation factors. Among the items of performance-based compensation that can be deducted without regard to amount (assuming stockholder approval and other applicable requirements are satisfied) is compensation associated with the exercise price of a stock option so long as the option has an exercise price equal to or greater than the fair market value of the underlying stock at the time of the option grant. Stock options are inherently performance-based, since they provide value to employees only if the stock price appreciates. Section 162(m) generally became effective with respect to compensation payable after 1993. The Company has, thus far, granted only stock options under the Incentive Plan, which have all been qualified under Section 162(m) and, therefore, are deductible by the Company to the extent allowed under other sections of the Code and its rules and regulations. Now, however, the Company would like the flexibility to make future grants of restricted stock awards and performance share awards, which are presently allowed under the Incentive Plan, and have these types of awards qualified as "performance-based compensation" under Section 162(m) of the Code. As noted above, Rule 16b-3 was recently revised and the Company proposes that certain conforming changes be made to the Incentive Plan to be consistent with the revised rule.

     TO BE APPROVED, THE PROPOSED AMENDMENT REQUIRES THE AFFIRMATIVE VOTE OF THE HOLDERS OF A MAJORITY OF THE SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED BY PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE THEREON. SEE "VOTING SECURITIES OUTSTANDING AND VOTING RULES."

     The following is a summary of the material provisions of the Incentive Plan, as amended by the proposed amendment, which amended plan is attached as Appendix A to this Proxy Statement and is incorporated by reference into this summary description. This summary is qualified in its entirety by reference to the Incentive Plan. Any capitalized terms which are used in this summary description but not defined in this Proxy Statement have the meanings assigned to them in the Incentive Plan.

INTRODUCTION AND GENERAL INFORMATION ABOUT THE INCENTIVE PLAN


     The Incentive Plan authorizes grants of incentive stock options ("ISOs"), non-qualified stock options ("NQSOs"), stock appreciation rights ("SARs"), performance stock, restricted stock, dividend equivalents, and performance-based awards to employees, consultants, and advisors of the Company and its subsidiaries. The Board of Directors believes that use of long-term incentives authorized under the Incentive Plan is beneficial to the Company as a means of promoting the success and enhancing the value of the Company by linking the personal interests of its employees and, in certain cases, its consultants and advisors to those of its stockholders and by providing employees and such other persons with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of employees and others upon whose judgment, interest, and special effort the successful conduct of the Company's business is largely dependent. As of July 30, 1998, the closing price of the Company's Common Stock on Nasdaq was $7.66 per share.


ADMINISTRATION OF THE INCENTIVE PLAN

     The Plan is administered by either the Board of Directors or a committee appointed by the Board consisting of at least two (2) non-employee directors who also qualify as "outside directors" under Section 162(m) of the Code (i.e., the Compensation Committee). The Compensation Committee has the exclusive authority and discretion to administer the Incentive Plan, including the power to determine eligibility, the types and sizes of awards, and the timing of awards. Accordingly, future grants under the Incentive Plan are not determinable at this time. As of July 1, 1998, total options outstanding under the Incentive Plan were approximately 1,677,758 and there remain approximately 122,242 available for grant. See "Compensation of Directors and Executive Officers, Benefits, and Related Matters."

ELIGIBILITY

     Persons eligible to participate in the Incentive Plan include all employees, officers, and executives of, and consultants and advisors to, the Company and its subsidiaries, as determined by the Compensation Committee, including employees who are members of the Board, but excluding directors who are not employees.

LIMITATION ON AWARDS AND SHARES AVAILABLE UNDER THE INCENTIVE PLAN

     The maximum number of shares of the Company's Common Stock that may be issued under the Incentive Plan is 1,800,000, subject to adjustment as provided for in the plan. If Common Stock underlying a grant is not issued, those shares of Common Stock will again be available for inclusion in future grants.

Additionally, there is available for issuance under the Incentive Plan any Common Stock subject to options or other awards that are cancelled, terminated, or otherwise settled without the issuance of the Company's Common Stock. The Incentive Plan provides a grant limit to a single participant equal to no more than 250,000 shares of Common Stock during any single calendar year. Common Stock issued pursuant to the Incentive Plan may be either treasury stock or newly issued stock. If there is a stock split, stock dividend, recapitalization, or other relevant change affecting the Company's Common Stock, appropriate adjustments would be made in the number of shares of Common Stock that could be issued in the future and in the number of shares of Common Stock underlying, and the exercise price of, all outstanding grants made before the event. It is contemplated that, in connection with the Split-up, except in certain limited cases, all of the outstanding options of officers and employees of the Company who become employees of Cygnet on the Effective Date will be cancelled and replaced with options issued by Cygnet under the Cygnet Financial Corporation 1998 Stock Incentive Plan. The Common Stock of the Company underlying such replaced and cancelled options will again be available for award under the Incentive Plan. See "Proposal No. 4 -- Approval of Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate Groups -- Management of the Company and Cygnet; Employees and Employee Issues."

GRANTS UNDER THE INCENTIVE PLAN

     STOCK OPTIONS. The Compensation Committee may grant ISOs and NQSOs to participants. Subject to the per person limit described above, the Compensation Committee has the discretion to determine the number of shares of Common Stock to be awarded to each participant. To date, the Company has limited stock awards that have been granted under the Incentive Plan to stock options, which are described below. Generally, options issued under the Incentive Plan have been subject to vesting over a five-year period, with 20% of the options becoming exercisable by the holder thereof on each successive anniversary date of the grant. To date, the exercise price of all options granted under the Incentive Plan has been equal to the fair market value of the Common Stock on the date of the grant.

     Incentive Stock Options. An ISO is a stock option that satisfies the requirements specified in Section 422 of the Code. Under the Code, ISOs may only be granted to employees. In order for an option to qualify as an ISO, the option's exercise price must equal or exceed the fair market value of the stock at the date of the grant, the option must lapse no later than 10 years from the date of the grant, and the stock subject to ISOs that are first exercisable by an employee in any calendar year must not have a value of more than $100,000 as of the date of grant. Certain other requirements must also be met. The Compensation Committee determines the consideration to be paid to the Company upon exercise of any options. The form of payment may include cash, Common Stock, or other property.

     Non-Qualified Stock Options. A NQSO is any stock option other than an ISO. Such options are referred to as "non-qualified" because they do not meet the requirements of, and are not eligible for, the favorable tax treatment provided by Section 422 of the Code.

     STOCK APPRECIATION RIGHTS. The Compensation Committee may grant SARs that entitle the grantee to receive an amount equal to the excess of the then fair market value of the Common Stock with respect to which the SAR is being exercised over the price fixed by the Compensation Committee at the time the SAR was granted. Payment is made in cash, in Common Stock, or a combination of the two as the Compensation Committee determines. The Compensation Committee will determine the time or times at which a SAR may be exercised.

     RESTRICTED STOCK AWARDS. The Compensation Committee may also issue Common Stock under a restricted stock grant, subject to the satisfaction of any applicable conditions thereon, such as continued employment for a specified period or the attainment of stated performance objectives. The grant would set forth a restriction period (including a period related to the attainment of goals) during which the shares of restricted stock granted would remain subject to forfeiture. The grantee of an award of restricted stock generally may not dispose of the shares prior to the expiration of the restriction period. During this period, a grantee of restricted stock would generally have all of the rights of a stockholder, including the right to vote the Common Stock.

     PERFORMANCE SHARE AWARDS. A performance share award is a contingent right to receive a pre-determined amount if certain performance goals are met, determined at the close of a period over which performance is measured. The payment value of performance units will depend on the degree to which the specified performance goals are achieved. Payment of earned performance shares will be made in accordance with the terms set by the Compensation Committee after the end of the measurement period for the performance unit. The amount of payments made to any employee will be the value of the performance share for the level of performance achieved multiplied by the number of performance shares granted or earned by the participant.

     PERFORMANCE-BASED AWARDS. Grants of performance-based awards under the Incentive Plan enable the Compensation Committee to treat restricted stock and performance share awards granted under the Incentive Plan as "performance-based compensation" under Section 162(m) of the Code and preserve the deductibility of these awards for federal income tax purposes. Only "covered employees," as defined by Section 162(m), are eligible to receive performance-based awards. Covered employees include the Company's Chief Executive Officer and the four other most highly compensated officers.

     Participants for any given performance period are only entitled to receive payment for a performance-based award for such period to the extent that pre-established performance goals set by the Compensation Committee for the period are satisfied. These pre-established performance goals must be based on one or more of the following performance criteria: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders' equity, return on assets, return on capital, Common Stock price growth, stockholder return, gross or net profit margin, earnings per share, price per share, and market share. These performance criteria may be measured in absolute terms, or as compared to any incremental increase, or as compared to results of a peer group. With regard to a particular performance period, the Compensation Committee will have the discretion to select the length of the performance period, the type of performance-based awards to be granted, and the goals that will be used to measure the performance for the period. In determining the actual size of any individual performance-based award for a performance period, the Compensation Committee may reduce or eliminate (but not increase) the award. Generally, a participant will have to be employed on the last day of the performance period in order to be eligible for a performance-based award for that period. The maximum performance-based award that may be payable to any one participant during a performance period is 250,000 shares of Common Stock or an amount of cash equal to 250,000 times the fair market value of the Common Stock on the first day of the performance period.

TERMINATION OF EMPLOYMENT UNDER THE INCENTIVE PLAN

     In the event of termination of employment, an ISO will lapse upon termination for Cause or for any other reason, other than the participant's death or Disability, unless the Compensation Committee determines in its discretion to extend the exercise period for any vested and otherwise exercisable ISOs for no more than 90 days after termination of employment. In the event of termination of employment, restricted stock that is at the time subject to restrictions will be forfeited by the participant. Termination or forfeiture of other grants under the Incentive Plan may be determined by the Compensation Committee at the time of the grant of an award or thereafter. In certain instances the Compensation Committee may waive in whole or in part restrictions or forfeiture conditions relating to grants and awards, other than performance-based awards.

CHANGE OF CONTROL PROVISIONS UNDER THE INCENTIVE PLAN

     The Incentive Plan provides that the Board of Directors or the Compensation Committee (whichever entity is administering the Incentive Plan at the time) may, in its sole and absolute discretion, provide participants with certain rights and benefits in the event of a Change of Control, including, without limitation (1) allowing all grants to become exercisable and all restrictions on outstanding grants to lapse and allowing each participant the right to exercise the grants prior to the occurrence of the Change of Control event; or (2) providing that every grant outstanding under the Incentive Plan terminates, provided that the surviving or resulting entity tenders grants to participants that substantially preserve the rights and benefits of any grant then outstanding under the Incentive Plan. A "Change of Control" under the Incentive Plan may be any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which stock would be converted into cash, securities, or other property; any sale, lease, exchange, or other transfer of more than 40% of the assets or earning power of the Company; the approval by stockholders of any plan or proposal for liquidation or dissolution of the Company; or any person (other than a current stockholder of the Company, or affiliate thereof, or any employee benefit plan of the Company or any subsidiary of the Company) becomes the beneficial owner of 20% or more of the Company's outstanding stock. The Board of Directors and the Committee have not exercised their discretion to provide Change of Control rights and benefits under the Incentive Plan as a result of the transactions contemplated as part of the Split-up Proposal. See "Proposal No. 4 -- Approval of Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate
Groups -- Management of the Company and Cygnet; Employees and Employee Issues."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES UNDER THE INCENTIVE PLAN

     INCENTIVE STOCK OPTIONS. An optionee will not be treated as receiving taxable income upon either the grant of an ISO or upon the exercise of an ISO. However, the difference between the exercise price and the fair market value on the date of exercise will be an item of tax preference at the time of exercise in determining liability for the alternative minimum tax, assuming that the Common Stock is either transferable or subject to a substantial risk of forfeiture under Section 83 of the Code.

     If Common Stock acquired by the exercise of an ISO is not sold or otherwise disposed of within two years from the date of its grant and is held for at least one year after the date such Common Stock is transferred to the optionee, any gain or loss resulting from its disposition will be treated as a mid- or long-term capital gain or loss. If such Common Stock is disposed of before the expiration of the above-mentioned holding periods, a "disqualifying disposition" will occur. If a disqualifying disposition occurs, the optionee will realize ordinary income in the year of the disposition in an amount equal to the difference between the fair market value of the Common Stock on the date of exercise and the exercise price, or the selling price of the Common Stock and the exercise price, whichever is less. The balance of the optionee's gain on a disqualifying disposition, if any, will be taxed as capital gain.

     In the event an optionee exercises an ISO using Common Stock acquired by a previous exercise of an ISO, unless the stock exchange occurs after the required holding periods, such exchange shall be deemed a disqualifying disposition of the stock exchanged.

     NON-QUALIFIED STOCK OPTIONS. No taxable income will be realized by an optionee upon the grant of a NQSO, nor is the Company entitled to a tax deduction by reason of such grant. Upon the exercise of a NQSO, the optionee will realize ordinary income in an amount equal to the excess of the fair market value of the Common Stock on the date of exercise over the exercise price and the Company will be entitled to a corresponding tax deduction.

     Upon a subsequent sale or other disposition of Common Stock acquired through exercise of a NQSO, the optionee will realize capital gain or loss to the extent of any intervening appreciation or depreciation. Such a resale by the optionee will have no tax consequence to the Company.

     STOCK APPRECIATION RIGHTS. A recipient who receives a SAR award is not subject to tax at the time of the grant and the Company is not entitled to a tax deduction by reason of such grant. At the time such award is exercised, the recipient must include in income the appreciation inherent in the SAR (i.e., the difference between the fair market value of the Common Stock on the date of grant and the fair market value of the Common Stock on the date the SAR is exercised). The Company is entitled to a corresponding tax deduction in the amount equal to the income includible by the recipient in the year in which the recipient recognizes taxable income with respect to the SAR.

     RESTRICTED STOCK AWARDS. A recipient of a restricted stock award will recognize ordinary income equal to the fair market value of the Common Stock at the time the restrictions lapse. The Company is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the restrictions lapse.

     Instead of postponing the income tax consequences of a restricted stock award, the recipient may elect to include the fair market value of the Common Stock in income in the year the award is granted. This election is made under
Section 83(b) of the Code. This Section 83(b) election is made by filing a written notice with the Internal Revenue Service office with which the recipient files his or her federal income tax return. The notice must be filed within 30 days of the date of grant and must meet certain technical requirements.

     The tax treatment of the subsequent disposition of restricted stock will depend upon whether the recipient has made a Section 83(b) election to include the value of the Common Stock in income when awarded. If the recipient makes a
Section 83(b) election, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Common Stock and the fair market value of the Common Stock on the date of grant. The character of such capital gain or loss will depend upon the period the restricted stock is held. If no Section 83(b) election is made, any disposition thereafter will result in a capital gain or loss equal to the difference between the selling price of the Common Stock and the fair market value of the Common Stock on the date the restrictions lapsed.

     PERFORMANCE SHARES. A recipient of a performance share award will not realize taxable income at the time of grant, and the Company will not be entitled to a deduction by reason of such grant. Instead, a recipient of performance shares will recognize ordinary income equal to the fair market value of the Common Stock at the time the performance goals related to the performance shares are attained and paid to the recipient. The Company is entitled to a tax deduction equal to the amount of income recognized by the recipient in the year in which the performance goals are achieved.

OTHER INCENTIVE PLAN INFORMATION

     The Board may terminate, amend, or modify the Incentive Plan at any time but such termination, amendment, or modification shall not affect any stock options, SARs, or restricted stock awards then outstanding under the Incentive Plan. Also, any such termination, amendment, or modification is subject to any stockholder approval required under applicable law or by any national securities exchange or association on which the Common Stock is then listed or reported. Unless terminated by action of the Board of Directors, the Incentive Plan will continue in effect until June 30, 2005, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Compensation Committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent.

                                 PROPOSAL NO. 3
    ADOPTION OF THE UGLY DUCKLING CORPORATION 1998 EXECUTIVE INCENTIVE PLAN

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE UGLY DUCKLING CORPORATION 1998 EXECUTIVE INCENTIVE PLAN.

     The Board of Directors of the Company has unanimously approved, and recommends that the stockholders approve, the adoption of the Ugly Duckling Corporation 1998 Executive Incentive Plan (the "1998 Plan") for employees, officers, and executives of, and consultants and advisors to, the Company and any subsidiary. The 1998 Plan authorizes grants of ISOs, NQSOs, SARs, restricted stock, performance shares, and performance-based awards. Although the 1998 Plan allows broad based awards to be granted and thus is similar to the Incentive Plan, the Company currently intends to utilize the 1998 Plan primarily for performance-based awards to executives and key employees of the Company.

     The Board believes that using long-term incentives under the 1998 Plan will be beneficial to the Company as a means to promote the success and enhance the value of the Company by linking the personal interests of its employees, officers, executives, consultants, and advisors to those of its stockholders and by providing such individuals with an incentive for outstanding performance. These incentives also provide the Company flexibility in its ability to attract and retain the services of individuals upon whose judgment, interest, and special effort the successful conduct of the Company's business is largely dependent. The 1998

Plan, if approved by the stockholders, will have an effective date of January 15, 1998. As of July 30, 1998, the closing price of the Company's Common Stock on Nasdaq was $7.66 per share.


     ADOPTION OF THE 1998 PLAN REQUIRES APPROVAL BY THE HOLDERS OF A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK PRESENT IN PERSON OR REPRESENTED IN PROXY AT THE ANNUAL MEETING AND ENTITLED TO VOTE THEREON. SEE "VOTING SECURITIES OUTSTANDING AND VOTING RULES."

     The following is a summary of the material provisions of the 1998 Plan, which is attached as Appendix B to this Proxy Statement and is incorporated by reference into this summary description. This summary is qualified in its entirety by reference to the 1998 Plan. Any capitalized terms which are used in this summary description but not defined in this Proxy Statement have the meanings assigned to them in the 1998 Plan.

ADMINISTRATION OF 1998 PLAN

     The 1998 Plan will be administered by either the Board or a Compensation Committee appointed by the Board consisting of at least two (2) non-employee directors who also qualify as "outside directors" under Section 162(m) of the Code. If the Board at any time does not appoint a Compensation Committee, any reference herein to the Compensation Committee shall be to the Board.

     The Compensation Committee will have the exclusive authority to administer the 1998 Plan, including the power to determine eligibility, the types and sizes of awards, the price and timing of awards, and the acceleration or waiver of any vesting restriction, provided that the Compensation Committee will not have the authority to waive any performance restrictions with respect to any performance-based awards.

ELIGIBILITY

     Persons eligible to participate in the 1998 Plan include all employees, officers, and executives of, and consultants and advisors to, the Company and its subsidiaries, as determined by the Compensation Committee, including employees who are members of the Board, but excluding directors who are not employees. As of July 1, 1998, there were approximately 20 officers and executives and 2,280 employees of the Company and its subsidiaries.

LIMITATION ON AWARDS AND SHARES AVAILABLE UNDER THE 1998 PLAN

     An aggregate of 800,000 shares of the Company's Common Stock is available for grant under the 1998 Plan. The maximum number of shares of Common Stock that may be subject to one or more awards to a single participant under the 1998 Plan during any fiscal year is 400,000. The maximum number of shares of Company Common Stock payable in the form of performance-based awards for a performance period is 400,000 or if such performance-based compensation is payable in cash, the maximum amount payable will be determined by multiplying 400,000 by the fair market value of one share of Common Stock on the first day of the performance period.

GRANTS UNDER THE 1998 PLAN

     The 1998 Plan authorizes grants of ISOs, NQSOs, SARs, restricted stock, performance shares, and performance-based awards. For a description of all such types of awards, see "Proposal No. 2 -- Amendments to the Ugly Duckling Corporation Long-Term Incentive Plan -- Grants Under the Incentive Plan."

     EXISTING GRANTS. The Compensation Committee, has awarded certain grants under the 1998 Plan effective as of January 15, 1998, subject to approval of the 1998 Plan by stockholders of the Company at the Annual Meeting (the "Existing Grants"). All such awards consist of options with an exercise price of $8.25 per share, the market value of the Common Stock on the effective date of the grant (January 15, 1998). The Existing Grants will vest in equal increments over five years subject to continued employment with the Company or its subsidiaries and will also be subject to additional vesting hurdles based on the market value of the Company's Common Stock as traded on Nasdaq (or the exchange on which the Common Stock is then traded). The price hurdle for the first year of the grants is a 20% increase in such market value over the exercise price of the options, with the price hurdles increased for the next four years in additional 20% increments over the exercise price of the options (e.g., the stock price hurdle for the fifth year equals an increment of 100% over the exercise price of the options). In order for the price hurdles to be met, the Common Stock must trade at the targeted value for a period of 10 consecutive trading days. The price hurdles can be met at any time before or after the time vesting requirements are satisfied, and will be completely met at such time as the Common Stock trades at 100% in excess of the exercise price of the options for 10 consecutive trading days. As of July 1, 1998, the price hurdles for the first two (2) time vesting periods had already been satisfied. In any event, the Existing Grants will become fully vested on January 15, 2005, unless sooner exercised or forfeited.

     Following is a table that sets forth the Existing Grants:

                         1998 EXECUTIVE INCENTIVE PLAN
                                EXISTING GRANTS

NAME AND POSITION                                          DOLLAR VALUE($)(1)   NUMBER OF OPTIONS(#)
-----------------                                          ------------------   ---------------------
Ernest C. Garcia, II.....................................             -0-                  -0-
  Chairman of the Board and Chief Executive Officer
Gregory B. Sullivan......................................      $1,317,500(2)           250,000(2)
  President and Chief Operating Officer
Steven T. Darak..........................................         263,500               50,000
  Senior Vice President, Chief Financial Officer, and
  Treasurer
Walter T. Vonsh(3).......................................             -0-                  -0-
  Senior Vice President -- Credit
Donald L. Addink(4)......................................         131,750               25,000
  Vice President -- Senior Analyst
All current executive officers, as a group(4)............       2,239,750              425,000
All current directors who are not executive officers, as
  a group(5) ............................................             -0-                  -0-
All employees, including all current officers who are not
  executive officers, as a group(4)......................         527,000              100,000

---------------
(1) Based upon a value of $5.27 per granted option. The value was computed using the Black-Scholes option-pricing model with the following assumptions: expected dividend yield 0%, risk-free interest rate of 5.70%, expected volatility of 57.6%, and an expected life of 7 years.

(2) In addition to the 250,000 options under the 1998 Plan, Mr. Sullivan was also granted an additional 250,000 options as of January 15, 1998 under the Incentive Plan.

(3) Effective as of March 16, 1998, Mr. Vonsh resigned his office as Senior Vice President -- Credit for the Company. Mr. Vonsh continues to be employed by the Company in another capacity.

(4) If the Split-up is effected, Mr. Addink and certain other officers and employees of the Company will become officers or employees of Cygnet or its subsidiaries. The options issued to such persons under the 1998 Plan will be cancelled and will be replaced with options issued by Cygnet under the Cygnet Financial Corporation 1998 Stock Incentive Plan. The Common Stock of the Company underlying such cancelled options will again be available for award under the 1998 Plan.

(5) Directors who are not employees of the Company are not eligible to participate in the 1998 Plan.

     Additional grants that may be made from time to time under the 1998 Plan to the above named persons or others are not determinable.

AMENDMENT AND TERMINATION UNDER THE 1998 PLAN

     The Compensation Committee, subject to approval of the Board, may terminate, amend, or modify the 1998 Plan at any time; provided, however, that stockholder approval is required for any amendment to the extent necessary or desirable to comply with any applicable law, regulation, or stock exchange or association rule.

CHANGE OF CONTROL PROVISIONS UNDER THE 1998 PLAN

     In the event of a "Change of Control" of the Company: (i) all options and other share-based awards granted under the 1998 Plan will become immediately exercisable; (ii) any restriction periods and restrictions imposed on restricted stock will lapse; and (iii) the target value attainable under all performance units and other performance-based awards shall be deemed to have been fully earned, unless, in each case, the surviving entity agrees to assume the awards in a manner that substantially preserves the participants' rights and benefits. Under the 1998 Plan, a Change in Control occurs upon any of the following events: (a) any person (other than a current stockholder or any employee benefit plan) becoming the beneficial owner of 20% or more of the Company's Common Stock; (b) during any two-year period, the persons who are on the Company's Board of Directors at the beginning of such period and any new person elected by two-thirds of such directors cease to constitute a majority of the persons serving on the Board of Directors; or (c) the Company's stockholders approve (1) a merger or consolidation of the Company with another corporation where the Company is not the surviving entity other than a merger in which the Company's stockholders before the merger have the same proportionate ownership after the merger, (2) a plan of complete liquidation or dissolution, or (3) any sale, lease, or other transfer of 40% or more of the Company's assets, other than pursuant to a sale-leaseback, structured finance, or other form of financing transaction or pursuant to any separating of the Company's assets into two or more publicly held companies as announced in the Company's press release dated April 28, 1998. The transactions contemplated in the Split-up Proposal (Proposal No. 4) will not result in a Change of Control under the 1998 Executive Incentive Plan because of the specific exclusion in the plan for such transactions.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES UNDER THE 1998 EXECUTIVE INCENTIVE PLAN

     For a description of the federal income tax consequences of the various types of awards that may be granted under the 1998 Plan, see "Proposal No.
2 -- Amendments to the Ugly Duckling Compensation Long-Term Incentive
Plan -- Certain Federal Income Tax Consequences Under the Incentive Plan."

                                 PROPOSAL NO. 4
                    APPROVAL OF SPLIT-UP OF THE COMPANY AND
            ITS SUBSIDIARIES INTO TWO PUBLICLY-HELD CORPORATE GROUPS

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE SPLIT-UP PROPOSAL.

THE SPLIT-UP PROPOSAL

     The stockholders of the Company are being asked to consider a proposal (the "Split-up Proposal") to approve the separation of the Company and its existing subsidiaries into two publicly-held corporate groups (the "Split-up"). The Split-up Proposal involves the transfer of assets from the Company and Company subsidiaries to Cygnet Financial Corporation, a newly-organized Delaware corporation and wholly-owed subsidiary of the Company ("Cygnet"), and Cygnet subsidiaries, in exchange for preferred stock of Cygnet and a cash or equivalent payment, and the further capitalization of Cygnet through certain transactions, including a rights offering (the "Rights Offering") to stockholders of the Company as of August 17, 1998, the Rights Record Date. The Split-up Proposal is described in detail in the following pages.

     ALTHOUGH THE COMPANY BELIEVES THAT STOCKHOLDER APPROVAL IS NOT REQUIRED FOR THE SPLIT-UP, THE COMPANY WILL NOT MAKE THE RIGHTS OFFERING AND WILL NOT EFFECT THE SPLIT-UP UNLESS THE SPLIT-UP PROPOSAL IS APPROVED BY THE AFFIRMATIVE VOTE OF A MAJORITY OF THE SHARES OF COMPANY COMMON STOCK PRESENT IN PERSON OR BY PROXY AT

THE ANNUAL MEETING AND ENTITLED TO VOTE THEREON. ERNEST C. GARCIA, II, THE COMPANY'S CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER, AND THE HOLDER OF APPROXIMATELY 25.2% OF THE OUTSTANDING COMMON STOCK OF THE COMPANY HAS INFORMED THE COMPANY THAT HE WILL VOTE HIS STOCK ON PROPOSAL NO. 4 IN THE SAME PROPORTION AS ALL OTHER STOCK VOTED ON THAT PROPOSAL AT THE ANNUAL MEETING.

     STOCKHOLDERS SHOULD CONSIDER CERTAIN FACTORS DISCUSSED ABOVE UNDER "RISK FACTORS," AS WELL AS THE OTHER INFORMATION SET FORTH HEREIN, BEFORE ACTING ON THE SPLIT-UP PROPOSAL.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BACKGROUND AND REASONS FOR THE SPLIT-UP

     In the third quarter of 1997, the Company announced a strategic evaluation of its third party dealer operations, including the possible sale or spin-off of these operations. In February 1998, the Company announced its intention to close its third party dealer contract buying office ("Branch Office") network, and to focus instead on its Cygnet finance program, which offers warehouse purchase facilities and lines of credit to selected independent used car dealers, and the bulk purchase and/or servicing of large contract portfolios. The Company further announced that it was continuing to evaluate alternatives for these third party dealer operations. The Split-up Proposal, which will formally separate such operations from the Company's dealership operations, is the result of these evaluations.

     The Company's Board of Directors believes that the separation of the Company into two publicly traded companies would be beneficial to each of the Company's current businesses, because, among other things:

     - It would separate businesses with distinct financial, investment, and operating characteristics so that each could adopt strategies and pursue objectives more appropriate to its specific operations than is possible under the Company's present combined structure.

     - It would allow each separate business group to attract and compensate qualified employees with stock-based compensation and incentive plans directly related to the performance of its business.

     - It would allow investors, lenders, and employees to better evaluate the performance and investment characteristics of each business group, enhancing the likelihood that each will achieve appropriate market recognition of its performance.

TRANSFER OF ASSETS PURSUANT TO THE SPLIT-UP


     If the Split-up Proposal is approved and certain other conditions are satisfied (see "Contingencies to the Split-up and the Closing Thereof"), on the effective date of the Split-up (the "Effective Date"), the Company and its subsidiaries will transfer to Cygnet and subsidiaries of Cygnet certain assets and liabilities (the "Transferred Assets"). The Transferred Assets will include
(i) the Company's bulk purchase and servicing operations with respect to contracts originated by independent used car dealerships ("Third Party Dealers"); (ii) the assets of Cygnet Finance, Inc., a wholly-owned subsidiary of the Company through which the Company provides qualified Third Party Dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealer's retail installment contract portfolios (the "Cygnet Dealer Program"); (iii) substantially all of the Company's rights and obligations pursuant to certain transactions with First Merchants Acceptance Corporation ("FMAC"), described in detail in the Cygnet Prospectus, including the servicing platform and rights and certain other rights and residual interests, and the assumption by Cygnet of certain funding obligations and guarantees of the Company in connection with the FMAC transaction but excluding certain rights and liabilities retained by the Company as described under "Risk Factors -- Risks to the Company Relating to the FMAC Transaction"; and (iv) substantially all of the Company's rights and obligations pursuant to certain transactions with Reliance Acceptance Group, Inc. ("Reliance"), described generally above under "Risk Factors -- Risks to the Company Relating to the Reliance Transaction" and in "Management's Discussion and Analysis of Results of Operations and Financial Condition of the Continuing

Company Businesses -- Reliance Transaction," including the servicing platform and certain servicing and transition servicing arrangements. The Transferred Assets will not include cash received by the Company prior to the Effective Date. The Transferred Assets had a net book value of approximately $54.7 million and a net appraised value of approximately $54.9 million as of June 30, 1998. However, it is expected that the book value of the Transferred Assets will increase prior to the transfer contemplated herein as additional contracts are acquired under warehouse purchase facilities or additional advances are made under operating credit lines through the Cygnet Dealer Program.



     Cygnet is currently evaluating a certain transaction for the acquisition or management of an operating insurance agency. For a description of certain additional transactions that may be or have been effected by Cygnet prior to the Split-up ("Interim Transactions"), see "Recent Developments" in the Cygnet Prospectus.


     The Company would retain its used car dealership operations, its securitization program, the servicing rights and its interests in the bankruptcy remote subsidiaries that own residual interests in all securitization transactions previously effected by the Company, and its rent-a-car franchise business which is generally inactive. The Company would continue to service, through its loan servicing and collection facilities located in Phoenix, Arizona, San Antonio, Texas, Dallas, Texas, and Tampa, Florida, the automobile receivables in its various securitized pools, receivables purchased through its Branch Office network that was closed in the first quarter of 1998 (whether securitized or retained), as well as the receivables serviced pursuant to the transactions effected in September 1997 with Kars-Yes Holdings, Inc. and related companies ("Kars"). In September, 1997, the Company purchased substantially all of the dealership and loan servicing assets of Kars, including twelve dealerships. Although the Company did not acquire the contract portfolio of Kars, it did acquire the Kars' loan servicing assets and began servicing Kars' retained portfolio and portfolios previously securitized by Kars, which aggregated approximately $98.8 million at March 31, 1998. The Company would also retain certain rights and direct obligations relating to the FMAC and Reliance transactions. See "Risk Factors -- Risks to the Company Relating to the FMAC Transaction" and "-- Risks to the Company Relating to the Reliance Transaction." References herein to the "Continuing Company Businesses" shall mean those businesses of the Company that the Company would continue to own and operate if the Split-up is successfully effected and concluded.

CYGNET PREFERRED STOCK AND THE CASH PAYMENT


     As consideration for the Transferred Assets, on the Effective Date, Cygnet would issue to the Company 40,000 shares of Cumulative Convertible Preferred Stock, Series A, $.001 par value per share (the "Cygnet Preferred Stock"), with an aggregate liquidation preference of $40 million and make a cash or equivalent payment (the "Cash Payment") equal to the difference between the greater of the appraised value or the book value of the Transferred Assets (except with respect to one intangible asset with a current book value of approximately $575,000 as to which no value has been assigned by the parties) and the $40 million of Cygnet Preferred Stock. Cygnet may also be required to repay to the Company any Interim Company Loans, would pay the excess, if any, of the aggregate appraised value, as of the Effective Date, of the assets and rights and related liability acquired by Cygnet in any Interim Transactions ("Interim Assets") over the aggregate book value of such Interim Assets (the "Interim Consideration"), and would distribute to the Company any earnings accrued prior to the Effective Date. The Company may also require the release of any guarantee of Third Party Loans to Cygnet. Alternatively, the Company and Cygnet may agree as to other treatment of the Interim Transactions if the Company believes that such other treatment results in adequate consideration to the Company as the time of the Split-up with respect to the Interim Assets. The purpose for the payment by Cygnet to the Company of the Interim Consideration is to place both parties in substantially the same economic position each would be in if the Interim Transactions were effected by the Company rather than Cygnet and the resulting assets and liabilities were transferred to Cygnet.


     The Cygnet Preferred Stock, in preference to the Cygnet Common Stock, would be entitled to receive cumulative cash dividends, from the Effective Date through the first anniversary of such date, at the initial annual rate of 7% of the Base Liquidation Amount (defined below), and escalating 1% per annum on each anniversary thereafter to a maximum rate of 11% per annum on the aggregate Base Liquidation Amount, in each case payable quarterly in arrears on the first day of March, June, September, and December of each year, beginning December 1, 1998, when and as declared by the Board of Directors of Cygnet out of funds legally available for such payment. The Cygnet Preferred Stock, in preference to the Cygnet Common Stock, will be entitled to receive, in the event of dissolution or liquidation of Cygnet, $1,000 per share (the "Base Liquidation Amount") plus accrued and unpaid dividends thereon (the "Liquidation Preference Amount").


     The Cygnet Preferred Stock will be redeemable at Cygnet's option in whole or in part at a redemption price of $1,000 per share, plus dividends accrued and unpaid thereon to the redemption date; provided, however, that no such redemption will be authorized unless, in the reasonable judgment of the Company and Cygnet, the proceeds of such redemption would be treated for federal income tax purposes as proceeds from a sale of such stock and not as a dividend paid with respect to such stock. The Cygnet Preferred Stock will be convertible in whole or in part at any time after the third anniversary following issuance at the option of the Company into that number of shares of Cygnet Common Stock determined by dividing the Liquidation Preference Amount of the shares of Cygnet Preferred Stock to be converted by the lower of (a) the Subscription Price or
(b) 80% of the average Market Price (defined below) for the 10 consecutive trading days ending 2 business days prior to the date notice of conversion is given, subject to adjustment upon certain extraordinary events. In addition, the Cygnet Preferred Stock will be convertible during any period following the date that an amount equal to six quarterly dividend payments on the Cygnet Preferred Stock has accrued and is unpaid, until the payment in full of all accrued dividends. For purposes of the conversion of the Cygnet Preferred Stock, "Market Price" means (i) if the Common Stock is quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or on a national securities exchange, the daily per share closing price of the Cygnet Common Stock as quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or on the principal stock exchange on which it is listed on the trading day in question, as the case may be, whichever is the higher, or (ii) if the Cygnet Common Stock is traded in the over-the-counter market and not quoted on the Nasdaq National Market or the Nasdaq SmallCap Market or on any national securities exchange, the closing bid price of the Cygnet Common Stock on the trading day in question, as reported by Nasdaq or an equivalent generally accepted reporting service. The Cygnet Preferred Stock will not have any pre-emptive or other subscription rights.


     Except as described below, holders of the Cygnet Preferred Stock will not be entitled to vote for the election of directors or for other matters on which holders of the Cygnet Common Stock are entitled to vote. In the event that an amount equal to two quarterly dividend payments on the Cygnet Preferred Stock shall have accrued and be unpaid, the holders of the Cygnet Preferred Stock will have the right, voting separately as a class, to elect two members to the Board of Directors of Cygnet (in addition to the then authorized number of directors) at the next meeting of stockholders of Cygnet and thereafter until all accrued dividends on the Cygnet Preferred Stock have been paid in full. The Cygnet Preferred Stock shall also have voting rights on certain extraordinary matters as described in the Cygnet Prospectus. In such case, each share of Cygnet Preferred Stock shall have one vote per Base Liquidation Amount.


     If the Cygnet Preferred Stock were converted to Cygnet Common Stock at the subscription price of $7.00 per share, the Company would obtain 5,714,286 shares, or approximately 61.6% of the then outstanding shares of Cygnet, assuming the sale by Cygnet pursuant to the Rights Offering of 3,562,500 shares of Cygnet Common Stock (the Required Purchase Amount) and that no additional shares of Cygnet Common Stock are issued either on the Effective Date of the Split-up or thereafter. If the Cygnet Preferred Stock were converted to Cygnet Common Stock at the subscription price of $7.00 per share, and assuming the sale by Cygnet of 4,750,000 shares of Cygnet Common Stock pursuant to the Rights Offering and the sale of the full 714,286 Additional Cygnet Shares (defined below) to Ernest C. Garcia, II and the full 214,286 shares available for purchase by officers and directors of Cygnet (other than Mr. Garcia) and that no additional shares of Cygnet Common Stock are then outstanding, the Company would obtain approximately 50.2% of the then outstanding shares of Cygnet.



     The Cygnet Preferred Stock and the Cygnet Common Stock into which it is convertible are not registered under the Securities Act and may not be sold by the Company unless such securities are registered or unless an exemption from registration is available. Cygnet will register the resale of the Cygnet Common Stock issued upon conversion of the Cygnet Preferred Stock under the Securities Act, at its expense at the request of the Company.

     For a description of certain risks relating to the Cygnet Preferred Stock, see "Risk Factors -- Risks Relating to the Cygnet Preferred Stock."

REPAYMENT OF VERDE SUBORDINATED DEBT

     The Company has incurred subordinated indebtedness to Verde Investments, Inc. ("Verde"), an affiliate of the Company wholly-owned by Mr. Garcia. See "Management of the Company -- Certain Relationships and Related Transactions" herein. As of July 1, 1998, the balance of such indebtedness was $10 million. The Company intends to utilize a portion of the Cash Payment to repay the Verde indebtedness in full. Alternatively, Verde may deposit the Verde Note or any part thereof with Cygnet in payment of all or any portion of the Subscription Price for exercise of Rights acquired from Mr. Garcia or otherwise, the related Over-Subscription Privilege (defined below), and the Standby Purchase Obligation (defined below). In such case, Cygnet would transfer the Verde Note to the Company for cancellation in lieu of the payment of a portion of the Cash Payment. The Company believes that the terms of the Verde Note are equivalent to those that could have been obtained through arm's length negotiations.


USE OF PROCEEDS


     The Cash Payment, which is expected to range from $10 million to $20 million, will be used to (i) first, repay the $10 million Verde indebtedness, which carries an interest rate of 10% per annum, and (ii) the balance (estimated to be zero to $10 million), will be utilized by the Company to pay down the Company's revolving credit facility with General Electric Capital Corporation, which bears interest at 30-day LIBOR plus 3.15% (8.81% at July 1, 1998).

THE RIGHTS OFFERING


     In addition to the Transferred Assets and through certain collateral transactions described below, Cygnet will be capitalized through the Rights Offering, involving the issuance of transferable rights (the "Rights") to purchase approximately 4,750,000 shares of Cygnet Common Stock (the "Offered Shares"). In the event that the Company's stockholders approve the Split-up Proposal and all other conditions thereto are satisfied, and unless the Company's Board of Directors exercises its right, in its sole discretion without stockholder approval, to abandon, defer (to a date certain or indefinitely), or modify the Rights Offering, the Rights Offering will be made to stockholders of record of the Company as of the Rights Record Date. On the commencement date of the Rights Offering (the "Commencement Date"), which is expected to be on or about September 1, 1998, Cygnet would distribute the Rights to stockholders of record of the Company on the Rights Record Date pro rata in accordance with the ownership of the Company's Common Stock on the Rights Record Date. Each holder of record of the Company's Common Stock on the Rights Record Date would receive one (1) Right for every four (4) shares of Company Common Stock. Only Rights to purchase whole shares of Cygnet Common Stock will be issued. When the number of shares of Company Common Stock held by a Company stockholder of record is not divisible by four, the number of Rights to be issued to such stockholder will be rounded upward to the nearest whole Right. Holders of record of Company Common Stock as of the Rights Record Date will be instructed to allocate the Rights received by them among the beneficial owners of the Company Common Stock to which such Rights relate by rounding upward or downward to the nearest whole Right. A record holder may request additional Rights if necessary to effect such an allocation among beneficial owners. Each Right would entitle the holder to purchase one (1) share of Cygnet Common Stock at a subscription price of $7.00 per share (the "Subscription Price"). The Subscription Price would be deposited into an escrow account (the "Escrow Account") established by Cygnet with Norwest Bank Minnesota, National Association, as escrow agent (the "Escrow Agent"). Norwest Bank Minnesota, National Association will also act as the distribution agent for the Rights Offering. Procedures for exercise of the Rights are described in the Cygnet Prospectus. Except as provided in the next sentence below or in the Cygnet Prospectus, in order to exercise the Rights, the full Subscription Price for all exercised Rights must be paid on or prior to the Expiration Date (defined below). Notwithstanding the above, Mr. Garcia and his affiliates may exercise their Rights by payment of the Subscription Price directly to Cygnet on or prior to the Effective Date. No interest will be paid on Subscription Funds in the Escrow Account.

     Each Right would be exercisable only for a limited period (the "Offering Period") beginning on the Commencement Date and ending at 5:00 p.m. (Minnesota time) on the date that is 20 days following the Commencement Date or such other date to which the Rights Offering is extended (the "Expiration Date"). The Company will give notice of any extension of the Offering Period. The Company may determine to extend the Offering Period in the event that the Company believes a longer offering period is advisable in order to allow a more diversified pool of holders to exercise the Rights or for any other reason. During the Offering Period, the Rights would be freely transferable. The Rights and Cygnet Common Stock have been approved for listing on Nasdaq, subject to official notice of issuance.


     On, or as soon as practicable after, the Effective Date, the Transfer Agent will mail certificates for shares of Cygnet Common Stock to those holders of Rights who have validly elected to purchase Cygnet Common Stock.

THE OVER-SUBSCRIPTION PRIVILEGE

     Each holder of Rights who elects to exercise all of his Rights may also subscribe for an additional number of shares of Cygnet Common Stock out of the pool of shares underlying unexercised Rights on the Expiration Date, if any (the "Unexercised Pool"), equal up to the number of shares purchased upon exercise of such holder's Rights (the "Over-Subscription Privilege"), subject to allocation as described herein. Shares purchased through the Over-Subscription Privilege will be purchased at the Subscription Price. For example, if a holder holds and validly exercises 1,000 Rights, such holder may also subscribe for an additional 1,000 shares of Cygnet Common Stock out of the Unexercised Pool at the Subscription Price of $7.00 per share. If there are more shares subscribed for pursuant to the Over-Subscription Privilege than are available in the Unexercised Pool, the available shares will be allocated pro rata among all holders of Rights exercising the Over-Subscription Privilege as described in the Cygnet Prospectus. Except as described in the next sentence below or in the Cygnet Prospectus, the full amount of the Subscription Price for all exercised Rights and shares subscribed for pursuant to the Over-Subscription Privilege must be paid into the Escrow Account on or prior to the Expiration Date in order to validly exercise the Over-Subscription Privilege. Notwithstanding the above, because of his obligations as Standby Purchaser (described below under "The Standby Purchase Obligation"), Mr. Garcia and his affiliates may pay monies necessary to exercise the Over-Subscription Privilege with respect to their Rights at the same time that they pay monies to fulfill Mr. Garcia's Standby Purchase Obligation (described below). Such payments will be made directly to Cygnet.

THE STANDBY PURCHASE OBLIGATION


     Ernest C. Garcia, II, the Company's Chairman of the Board, Chief Executive Officer, and the holder of approximately 25.2% of the outstanding Common Stock of the Company will act as standby purchaser for the Rights Offering (the "Standby Purchaser"). The successful conclusion of the Split-up is contingent on the purchase of at least 75% of the Offered Shares (the "Required Purchase Amount"). Mr. Garcia has agreed to purchase his full 25.2% pro rata share of the Offered Shares pursuant to the Rights Offering. In addition, pursuant to that certain Rights Exercise and Standby Purchase Agreement to be executed prior to the Commencement Date between Cygnet and Mr. Garcia (the "Standby Purchase Agreement"), through the Over-Subscription Privilege associated with his Rights or pursuant to his Standby Purchase Obligation, Mr. Garcia will purchase additional shares of Cygnet Common Stock from the Unexercised Pool to the extent necessary to satisfy the Required Purchase Amount. If following the Expiration Date, validly exercised Rights and the Over-Subscription Privilege do not result in proper and valid subscriptions for the Required Purchase Amount, then Mr. Garcia will be required to purchase additional Offered Shares pursuant to the Standby Purchase Obligation in an amount necessary to achieve the Required Purchase Amount. Mr. Garcia will pay additional subscription funds required pursuant to the Standby Purchase Obligation directly to Cygnet on or prior to the Effective Date. Mr. Garcia's Standby Purchase Obligation may be satisfied by any company or entity wholly-owned by Mr. Garcia or any of his affiliates.

THE STANDBY CYGNET WARRANTS

     In consideration for the obligations incurred by Mr. Garcia under the Standby Purchase Agreement, on the Effective Date, Cygnet would grant to Mr. Garcia warrants (the "Cygnet Standby Warrants") entitling Mr. Garcia to purchase up to 500,000 shares of Cygnet Common Stock at an exercise price equal to 120% of the Subscription Price, or $8.40 per share (the "Issue Price"), at any time within five years following the Effective Date.

ADDITIONAL CAPITALIZATION

     In addition to Cygnet Common Stock that Mr. Garcia will purchase through exercise of his Rights, the Over-Subscription Privilege associated with his Rights, and the Standby Purchase Obligation, on the Effective Date, Mr. Garcia or any of his affiliates will have the right at his election to purchase up to an additional $5 million of Cygnet Common Stock at the Subscription Price (the "Additional Cygnet Shares"). In addition, on the Effective Date, existing employees and directors of the Company (who will also be employees and/or directors of Cygnet), other than Mr. Garcia, will have the right to purchase additional shares of Cygnet Common Stock for $7.00 per share, up to an aggregate of $1.5 million. Further, Cygnet will be required to issue warrants (the "Lender Warrants") to purchase 115,000 shares of Cygnet Common Stock at an exercise price of $8.40 per share and subject to a call feature by Cygnet if the closing price of the Cygnet Common Stock equals or exceeds $13.44 per share for a period of 20 consecutive trading days, as incentive for a loan made to Cygnet by a third-party lender of $5 million in subordinated indebtedness for a three-year term. The Lender Warrants will have a term of three years from the date of issuance. Neither the Cygnet Standby Warrants nor the Lender Warrants nor the underlying Cygnet Common Stock into which they are exercisable are registered under the Securities Act and such securities may not be sold unless they are registered or unless an exemption from registration is available. Cygnet has agreed to register at its expense the resale of the Cygnet Common Stock underlying the Cygnet Standby Warrants and the Lender Warrants on demand of the holder thereof at any time after one year following the Effective Date.

INTERESTED TRANSACTIONS

     As described above, officers and directors of the Company have certain significant interests in the Split-up transaction including (i) Mr. Garcia's rights and obligations as Standby Purchaser, which may enable Mr. Garcia to purchase significant amounts of Cygnet Common Stock at the Subscription Price to the extent such stock is not purchased upon exercise of the Rights or pursuant to the Over-Subscription Privilege by holders of the Rights, (ii) Mr. Garcia's right to purchase the Additional Cygnet Shares (up to 714,286 shares) at the Subscription Price, (iii) the right of officers and directors of the Company who are officers and directors of Cygnet on the Effective Date to purchase the Employee Shares (up to 214,286 shares) at the Subscription Price, (iv) the issuance of the Cygnet Standby Warrants to purchase 500,000 shares of Cygnet Common Stock at $8.40 per share for a period of 5 years following the Effective Date to Mr. Garcia in consideration for his obligations as Standby Purchaser, and (v) the use of a portion of the Cash Payment by the Company to repay the Verde Note to a corporation wholly-owned by Mr. Garcia. Cygnet will also assume the employment agreements of and will replace Company options with Cygnet options for certain executive officers of the Company who will become executive officers of Cygnet.

TRADING MARKET

     There has been no prior trading market in the Cygnet Common Stock or the Rights. Cygnet has applied for listing of the Cygnet Common Stock and the associated Rights on Nasdaq. The transfer agent for the Cygnet Common Stock will be Norwest Bank Minnesota, National Association (the "Cygnet Transfer Agent").

MANAGEMENT OF THE COMPANY AND CYGNET; EMPLOYEES AND EMPLOYEE ISSUES

     BOARD OF DIRECTORS AND EXECUTIVE OFFICERS OF CYGNET. The directors of Cygnet are Ernest C. Garcia, II, Robert J. Abrahams, Frank P. Willey, Christopher D. Jennings, and Gary L. Trujillo. Ernest C. Garcia, II is the Chairman of the Board and Chief Executive Officer of Cygnet. In addition, certain other executive officers of the Company have been appointed as executive officers of Cygnet and, on the Effective Date, will resign as executive officers of the Company. A chart showing the current directors and executive officers of the Company, the persons who will be directors and executive officers of the Company following the Split-up, and the persons who will be directors and executive officers of Cygnet following the Split-up follows:

                                                  COMPANY DIRECTORS AND      CYGNET DIRECTORS AND
                     CURRENT COMPANY DIRECTORS     EXECUTIVE OFFICERS         EXECUTIVE OFFICERS
                      AND EXECUTIVE OFFICERS       FOLLOWING SPLIT-UP         FOLLOWING SPLIT-UP
                     -------------------------  -------------------------  -------------------------
Directors:           Ernest C. Garcia, II       Ernest C. Garcia, II       Ernest C. Garcia, II
                         Chairman                   Chairman                   Chairman
                       Robert J. Abrahams         Robert J. Abrahams         Robert J. Abrahams
                       Christopher D. Jennings    Christopher D. Jennings    Christopher D. Jennings
                       John N. MacDonough         John N. MacDonough         Gary L. Trujillo
                       Frank P. Willey            Gregory B. Sullivan        Frank P. Willey
                                                  Frank P. Willey

Executive Officers:  Ernest C. Garcia, II       Gregory B. Sullivan        Ernest C. Garcia, II
                         Chief Executive            President and Chief        President and Chief
                       Officer                      Executive Officer          Executive Officer
                       Gregory B. Sullivan        Steven T. Darak            Steven P. Johnson
                         President and Chief        Executive Vice             Senior Vice
                         Operating Officer          President, Chief         President,
                       Steven P. Johnson            Financial Officer          General Counsel
                         Senior Vice                and Treasurer              and Secretary
                       President,                 Russell J. Grisanti        Donald L. Addink
                         General Counsel            Executive Vice             Senior Vice President
                         and Secretary              President --               and Senior Analyst
                       Russell J. Grisanti          Servicing Operations     Eric J. Splaver
                         Executive Vice           Peter G. Levas               Chief Financial
                                                    Executive Vice           Officer
                       President -- Operations      President --             Gregory R. Ciccolini
                       Steven T. Darak              Sales Operations           Chief Information
                         Senior Vice              Steven A. Tesdahl            Officer
                         President and Chief        Executive Vice
                         Financial Officer        President
                       Steven A. Tesdahl            and Chief Information
                         Senior Vice President      Officer
                         and Chief Information    Peter R. Fratt
                         Officer                    Vice President --
                       Donald L. Addink             Real Estate
                         Vice President --
                         Senior Analyst
                       Peter R. Fratt
                         Vice President --
                         Real Estate
                       Eric J. Splaver
                         Corporate Controller


     For further information concerning the current directors and executive officers of the Company and their business experience, see "Management of the Company -- Information Concerning Directors and Executive Officers." For further information concerning the persons who will be directors and executive officers of Cygnet and its subsidiaries following the Split-up, see the Cygnet Prospectus. For a description of certain risks to the Company relating to the loss of certain of its executive officers, see "Risk Factors -- Loss of Services of Senior Management."


     EMPLOYEES OF CYGNET. On the Effective Date, Cygnet is expected to have approximately 280 employees. These employees will consist primarily of employees of the Company who operate the Cygnet Dealer Program or who currently service the contracts associated with the FMAC transaction out of facilities located in Dallas, Texas, Denver, Colorado, and Nashville, Tennessee. The Company will retain substantially all of its approximately 1,900 remaining employees.

     EFFECT OF RIGHTS OFFERING ON EXISTING COMPANY PLANS AND EMPLOYMENT CONTRACTS. The Split-up will not result in a "Change of Control" under the Company's Incentive Plan or its 1998 Plan. See "Proposal No. 2 -- Amendments To The Ugly Duckling Corporation Long-Term Incentive Plan -- Change of Control Provisions Under The Incentive Plan" and "Proposal No. 3 -- Adoption of The Ugly Duckling Corporation 1998 Executive Incentive Plan -- Change of Control Provisions Under The 1998 Plan."

     It is contemplated that, except in certain limited cases, outstanding options (whether granted under the Incentive Plan or the 1998 Plan) of existing employees of the Company who become employees of Cygnet on the Effective Date will be cancelled and new options to purchase Cygnet Common Stock will be issued to such employees under the Cygnet 1998 Stock Incentive Plan. The Company Common Stock underlying the cancelled options will then become available to support additional awards under the Incentive Plan or the 1998 Plan, as the case may be.

CONTINGENCIES TO THE SPLIT-UP AND THE CLOSING THEREOF

     The making of the Rights Offering and the closing of the Split-up are subject to certain contingencies in addition to stockholder approval of the Split-up Proposal and the requisite investment being made in Cygnet either through the Rights Offering or otherwise, as described herein. Various consents, waivers, and approvals are required to be obtained by the Company or its subsidiaries prior to either the initiation of the Rights Offering or the effectuation of the Split-up. These include, without limitation, (i) the consent of certain parties that are required in order to allow a subsidiary of Cygnet to service the contracts currently being serviced pursuant to the FMAC and Reliance transactions, and (ii) the consent of General Electric Capital Corporation ("GE Capital") as the primary lender to the Company under the Company's revolving credit facility (see "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Continuing Company
Businesses -- Liquidity and Capital Resources -- Revolving Facility"). In addition, Cygnet will be required to obtain certain regulatory approvals and licenses. The Effective Date of the Split-up is expected to occur shortly following the Expiration Date of the Rights Offering but may be delayed to a date not later than 30 days following the Expiration Date. The Company has prepared or is in the process of preparing such consents and has contacted or is contacting various third parties to obtain such consents. The Company will attempt to obtain all required consents before the Annual Meeting. However, there can be no assurance that all required consents will be obtained by such date or at all.

     More specifically, the issuance of the Rights following the requisite approval by the stockholders of the Split-up Proposal is conditioned upon, among other things, (i) the execution and delivery of the Capitalization Agreement described below under "Principal Agreements Relating to the Rights Offering" and other required intercompany agreements; (ii) the Cygnet Registration Statement having been filed with the Securities and Exchange Commission (the "Commission") and having become effective and no stop order being in effect with respect thereto; (iii) all required authorizations, consents, approvals, and clearances of all federal, state, local, and foreign governmental agencies and all other persons required therefor having been obtained and in effect, without any conditions being imposed that would have a material adverse effect; (iv) no preliminary or permanent injunction or other order or decree, ruling issued in a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental authority, being in effect preventing the Rights Offering; (v) the satisfactory resolution of all legal and regulatory issues; and (vi) the Rights being deliverable in accordance with the applicable law. Even if all of the above conditions are satisfied, the Rights Offering may be abandoned or postponed, or conditions thereto waived, at any time prior to the Commencement Date or thereafter for any reason in the sole discretion of the Company's Board of Directors.

     Similarly, the effectuation of the Split-up following the Rights Offering and the achievement of the requisite investment in Cygnet is conditioned upon, among other things, (i) certain transactions contemplated by the Capitalization Agreement having been consummated in all material respects; (ii) all required authorizations, consents, approvals, and clearances of all federal, state, local, and foreign governmental agencies and all other persons required to permit the valid consummation of the transactions contemplated by the Capitalization Agreement having been obtained, without any conditions being imposed that would have a material adverse effect;
(iii) no preliminary or permanent injunction or other order, decree, or ruling issued by a court of competent jurisdiction or by a government, regulatory, or administrative agency or commission, and no statute, rule, regulation, or executive order promulgated or enacted by any governmental authority, being in effect preventing the Split-up; (iv) the Cygnet Common Stock being deliverable in accordance with applicable law; (v) the execution and delivery of the required intercompany agreements; and (vi) both the Company and Cygnet having in place separate financing facilities and capital resources that will, in the judgment of the Board of Directors of each such entity, be sufficient to allow the continuing operations of each such entity without material disruption of business operations. These conditions may be waived by the Board of Directors of the Company and/or Cygnet at any time. Even if all the above conditions are satisfied, the Capitalization Agreement may be amended or terminated, and the closing of the Split-up may be abandoned, or conditions thereto may be waived, at any time prior to the Expiration Date or thereafter for any reason in the sole discretion of the Company's Board of Directors.

     The Company does not expect to effect the Split-up if the Rights Offering is not consummated.

PRINCIPAL AGREEMENTS RELATING TO THE RIGHTS OFFERING

     In order to effectuate the Split-up, it is contemplated that at least the following major agreements will be required. Each such agreement will be executed in substantially the form described below. The descriptions of such agreements contained herein are summaries only and are qualified in their entirety by reference to the agreements which will be filed as exhibits to the Cygnet Registration Statement. Such agreements are expected to be substantially in the forms so filed but may be revised prior to or following the effectuation of the Split-up.

  CAPITALIZATION AGREEMENT.

     Prior to the Commencement Date, the Company and Cygnet will enter into the Capitalization Agreement. The Capitalization Agreement sets forth, among other things, and assuming the satisfaction or waiver of specified contingencies, (i) the obligation of Cygnet to issue the Rights, (ii) the obligation of Cygnet to issue the Cygnet Common Stock on the Effective Date upon exercise of the Rights, the Over-Subscription Privilege, and the Standby Purchase Obligation, (iii) the obligation of the Company and its subsidiaries to transfer the Transferred Assets to Cygnet and its subsidiaries on the Effective Date, (iv) the obligation of Cygnet to issue the Cygnet Preferred Stock to the Company and to make the Cash Payment, (v) the obligation of Cygnet to issue other capital stock and warrants as described herein, (vi) the operational arrangements and agreements between the Company and Cygnet during a transition period, including arrangements for the sharing of certain assets, leases, licenses, and employees,
(vii) agreements between the Company and Cygnet relating to employee matters, including the issuance or adjustment of stock options under employee benefit plans, (viii) tax sharing and indemnity matters, and (ix) certain agreements between the Company and Cygnet relating to the FMAC and Reliance transactions and any Interim Transactions.

  STANDBY PURCHASE AGREEMENT.

     The Standby Purchase Agreement would be entered into between Cygnet and Ernest C. Garcia, II prior to commencement of the Rights Offering. The Standby Purchase Agreement sets forth the obligation of Mr. Garcia or his affiliates to exercise their Rights and to purchase shares of Cygnet Common Stock from the Unexercised Pool of Rights either through the Over-Subscription Privilege associated with their Rights or pursuant to the Standby Purchase Obligation. See "The Standby Purchase Obligation" above. The Standby Purchase Agreement would also require the issuance of the Cygnet Standby Warrants to Mr. Garcia.

  ESCROW AGREEMENT.

     The Escrow Agreement would be entered into between Cygnet and Norwest Bank Minnesota, National Association, as Escrow Agent prior to the commencement of the Rights Offering and would govern the holding and distribution of the subscription monies received from holders (other than Mr. Garcia) who elect to exercise their Rights or the Over-Subscription Privilege.

OPINION OF FINANCIAL ADVISOR

     In reaching a decision to undertake the Split-up, the Company's Board of Directors (the "board") considered, among other things, the advice of its financial advisor, CIBC Oppenheimer Corporation ("CIBC Oppenheimer"). Summaries of the opinion rendered by CIBC Oppenheimer with respect to the Split-up are set forth below. The opinion rendered by CIBC Oppenheimer assumes that the Split-up is consummated substantially as described in this Proxy Statement.


     CIBC Oppenheimer was engaged as financial advisor to the Company on June 17, 1998 to, among other things, provide financial advice to the Company with respect to the Split-up. In rendering such advice, CIBC Oppenheimer assisted the Company's management in determining the structuring of the Split-up and the consideration received by the Company in exchange for the assets to be transferred to Cygnet. Although CIBC Oppenheimer evaluated the Split-up from a financial point of view to the Company shareholders, CIBC Oppenheimer was not requested to, and did not, recommend specific consideration payable in the Split-up, which consideration was determined through negotiation between the Company and Cygnet. The Company did not place any limitations on CIBC Oppenheimer with respect to the investigations made or procedures followed by CIBC Oppenheimer in rendering its opinion. At the request of the Company, CIBC Oppenheimer rendered an oral opinion on July 16, 1998, subsequently affirmed by written opinion dated July 20, 1998 to the Company's Board that, as of such date and based upon and subject to the assumptions and limitations set forth therein, the Split-up is fair, from a financial point of view, to the holders of the Company Common Stock. CIBC Oppenheimer's opinion is addressed to the Company Board in connection with the Split-up and addresses only the fairness, from a financial point of view, of the Split-up to the holders of the Company Common Stock. CIBC Oppenheimer's opinion does not address any other aspect of the Split-up or any related transaction, is not a recommendation to any stockholder of the Company as to how such stockholder should vote at the Annual Meeting with respect to the Split-up Proposal, and does not constitute an opinion or estimate as to the trading prices of the Company Common Stock or the Cygnet Common Stock following the Split-up. The full text of the opinion of CIBC Oppenheimer, which sets forth certain assumptions made, matters considered and limitations on the review undertaken, is attached as Appendix C hereto and is incorporated herein by reference and should be read in its entirety. The summary of CIBC Oppenheimer's opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. CIBC Oppenheimer has consented to inclusion of its opinion and the summary of its opinion in this Proxy Statement.


     In connection with its opinion, CIBC Oppenheimer reviewed, among other things, the terms of the Split-up as set forth in the proposed Capitalization Agreement, historical and pro forma financial information and certain business information relating to the Company and Cygnet, including information contained in this Proxy Statement, the historical stock prices of the Company Common Stock, as well as certain financial forecasts and other data provided by the Company and Cygnet relating to the businesses and prospects of the Company and Cygnet. CIBC Oppenheimer also conducted discussions with the Company's management and with Cygnet's management with respect to the businesses and prospects of the Company and Cygnet, and conducted such financial studies and analyses as CIBC Oppenheimer deemed appropriate in rendering its opinion.


     In preparing its opinion, CIBC Oppenheimer did not assume responsibility for independent verification of any information, whether publicly available or furnished to it, concerning the Company or Cygnet, including, without limitation, any financial information, forecasts or projections, considered by it in connection with the rendering of its opinion. Accordingly, CIBC Oppenheimer assumed and relied upon the accuracy and completeness of all such information and did not prepare an evaluation or appraisal of any of the assets or liabilities of the Company or Cygnet. CIBC Oppenheimer reviewed the Appraisal by Willamette Management Associates and considered the appraised values contained therein in the context of all the other information concerning the Split-up furnished to or otherwise considered by it. CIBC Oppenheimer assumed that the financial forecasts and projections made available by the Company and Cygnet to CIBC Oppenheimer and used in its analyses were reasonably prepared on bases reflecting the best available information, estimates and judgments of the managements of the Company and Cygnet as to the matters covered thereby and, in rendering its opinion, CIBC Oppenheimer expressed no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. CIBC Oppenheimer's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion.

     The following is a summary of the material analyses performed by CIBC Oppenheimer in connection with its opinion:

          Comparison of Selected Securities. The Preferred Stock to be issued by Cygnet is not expected to be rated by any of the recognized U.S. rating agencies and CIBC Oppenheimer assumed for purposes of its opinion that it would be rated below investment grade. CIBC Oppenheimer reviewed and compared certain terms of 48 selected issues of non-investment grade subordinated debt, preferred stock and convertible preferred stock issued during 1998 on a before-tax and an after-tax yield basis to corporate investors. The subordinated debt securities reviewed by CIBC Oppenheimer had an average before-tax yield range of 8.06% (rated BB) to 10.58% (rated CCC and below) and an average after-tax yield range of 4.84% to 6.35%. The average after-tax yield for all of such subordinated debt issues was 5.73%. The selected convertible preferred stock issues had an average before-tax yield to investors of 7.06% and an average after-tax yield of 6.21% which assumes a 70% dividends received deduction for corporate investors. The average conversion premium for the convertible preferred stock issues was 121% of the price of the issuer's common stock at the time of issuance. The convertible preferred stocks reviewed generally have call protection for three years. CIBC Oppenheimer compared the aforementioned yields and conversion premiums with the Preferred Stock to be issued by Cygnet to the Company. In this regard, the Preferred Stock will have an initial dividend of 7.0% increasing annually by 1.0% until reaching a maximum of 11.0% in year five. The Preferred Stock generally will be convertible upon the third anniversary of the issuance (without call protection) at the lesser of 100% of the Cygnet Common Stock issuance price or 80% of the price Cygnet's Common Stock measured over a ten day period prior to conversion.


          Comparison of Receivables Asset Acquisition Transactions. CIBC Oppenheimer reviewed publicly available information regarding autofinance acquisitions in the United States which had been announced since July 29, 1996. A review of publicly available information regarding ten comparable autofinance receivable asset acquisitions, including Associates First's acquisition of Emergent Group assets, Monaco Finance/Pacific USA, Bacon Acceptance/ACE Cash Express, The Finance Co/ACE Cash Express, Greenwich Capital/First Merchants Acceptance, Search Capital/MS Financial, Search Capital/Eagle Finance, Search Capital/US Lending, and Undisclosed/AutoInfo, indicated a price to receivables range of 0.55 times to 1.11 times book value. In this analysis, CIBC Oppenheimer noted that due to competitive pressures and accounting issues in the subprime autofinance sector, many of the selected receivable asset acquisitions involved the purchase of underperforming assets from distressed companies, which would affect the comparability of pricing to the Split-up. The Split-up calls for the valuation of the assets to be established as the greater of the net appraised value (as defined by an independent third party) or the net book value of the assets.


          No transaction or security used in the above analyses as a comparison is identical to either the assets being transferred to Cygnet or to the Company. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the issuing companies or the assets purchased and other factors that could affect the value of the comparisons.

          Comparison of Selected Companies. CIBC Oppenheimer reviewed and compared certain public market multiples and publicly available relevant data for the peer auto finance companies which CIBC Oppenheimer deemed relevant to the Split-up. The group of selected autofinance companies consisted of AmeriCredit Corp., Consumer Portfolio, Credit Acceptance, First Investors, Arcadia Financial, Union Acceptance, WFS Financial and the Company.

          The financial and operating information reviewed in such analyses included, among other things, closing stock market prices as of July 16, 1998, total owned and managed assets, liabilities, common equity, net income for the most recently reported trailing 12-month period, and estimated net income for 1998 and 1999.

          Based on a review of this information, the selected companies held the following characteristics: (i) price to book value multiples in a range of
     0.81 to 4.03 times, (ii) price to estimated 1998 earnings per share ("EPS") range of 8.97 to 20.16 times, (iii) price to estimated 1999 EPS (the first full year of Cygnet operations) range of 7.43 to 15.9 times, (iv) median price to estimated 1999 EPS of 10.22 times, and (v) median price to book value of 1.34 times. Relevant consensus earnings estimates are compiled from Nelson Publications and CIBC Oppenheimer Research and, in the case of Cygnet, from estimates prepared by Cygnet's management. Financial data was extracted from documents filed with the Securities and Exchange Commission.


          Based on the consensus earnings for Cygnet's peer group, CIBC Oppenheimer calculated the range of the implied price of Cygnet Common Stock based on managements projections to be $6.98 to $34.83 per share. Based on the median and mean consensus earnings multiples, the implied price range spans from $9.56 to $10.17 per share. CIBC Oppenheimer noted that the peer group consisted of public companies with generally longer operating histories than Cygnet.


          Comparison of Selected Merger and Corporate Acquisition
     Transactions. A review of publicly available information regarding thirteen transactions involving the acquisitions of autofinance companies, including AutoOne Acceptance's acquisition of Gulf States, GECC/Bank ProKredit, Mason-Dixon Bancshares/Rose Shanis, California Federal Bank/AutoOne Acceptance, Household International/ACC Consumer Finance, GMAC/LSI Holdings, Sovereign Bancorp/Fleet Automobile Finance Division, Norwest/Fidelity Acceptance, GECC/Vega Lease, Imperial Credit Industries/Auto Marketing Network, Search Capital/MS Financial and Barnett Banks/Oxford Resources, provided a range of value of a high of 6.11 times book value and 29 times trailing twelve months net income to a low of 0.55 times book value and negative or not meaningful price to earnings multiples. This analysis implies a range of value for Cygnet Common Stock of between $4.76 and $52.85 per share based on managements' base estimates of Cygnet's September 1998 book value (which assumes, the completion of the Split-Up and a successful Rights Offering). CIBC Oppenheimer notes that this methodology generates a range that is sufficiently broad as to provide limited assistance in determining value.

          No company or transaction used in the above analyses as a comparison is identical to either the assets being transferred to Cygnet or to UDC or Cygnet. Accordingly, an analysis of the results of the foregoing necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the value of the companies to which they are being compared. Mathematical analysis (such as determining the median) is not, in itself, a meaningful method of using comparable data.

          Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") analysis, CIBC Oppenheimer estimated the net present value of the future streams of after-tax cash flows that Cygnet is expected to generate. These cash flows were analyzed to determine (i) Cygnet's expected ability to pay the Preferred Stock dividends, and (ii) to determine an approximate implied equity value range for Cygnet as an independent entity.

          CIBC Oppenheimer performed DCF analyses using three sets of assumptions for the performance of Cygnet: (a) managements' projections,
     (b) low growth projections, and (c) high growth projections. In addition, CIBC Oppenheimer assumed three different scenarios for the total number of shares issued by Cygnet as a result of the Rights Offering: the minimum (3.49 million shares), base estimate (4.65 million shares), and the maximum (5.58 million shares). The assumed discount rates vary from 17% to 29% in accordance with the weighted average cost of capital for comparable companies and the relatively high degree of risk associated with the subprime autofinance sector. The terminal value multiples assumed by CIBC Oppenheimer range from 4.0 to 10.0 times after-tax EPS.

          As a result of the analyses, CIBC Oppenheimer noted that the after-tax cash flows (i) appear adequate to pay the Preferred Stock dividends, and
     (ii) indicated an implied equity value reference range for the Cygnet Common Stock of $4.35 per share (low growth projections/maximum shares) to $24.51 per share (high growth projections/minimum shares). As indicated above, this analysis did not purport to be indicative of actual future results and did not purport to reflect the prices at which shares of Cygnet Common Stock may trade. A DCF analysis was included because it is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, dividend payout rates, terminal values, and discount rates.

     The summary set forth above does not purport to be a complete description of the analyses of data presented by CIBC Oppenheimer. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. CIBC Oppenheimer believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. CIBC Oppenheimer based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. No company or transaction used by CIBC Oppenheimer in its analyses is identical to UDC, Cygnet or the Split-up. The other principal assumptions upon which CIBC Oppenheimer based its analyses are set forth above under the description of each such analysis. CIBC Oppenheimer's analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, CIBC Oppenheimer's analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     CIBC Oppenheimer is an internationally recognized investment banking firm that is regularly engaged in the valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes among other things. The Company selected CIBC Oppenheimer based on such experience and its familiarity with the Company and the industries in which it operates. In the ordinary course of its business, CIBC Oppenheimer and its affiliates may actively trade securities of the Company and those of Cygnet for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     In connection with the Split-up, the Company has agreed to pay CIBC Oppenheimer a fee of not less than $500,000 which was paid upon delivery of CIBC Oppenheimer's fairness opinion. In addition, the Company has agreed, among other things, to reimburse CIBC Oppenheimer for reasonable fees and disbursements of counsel and other reasonable out-of-pocket expenses incurred in connection with the services provided by CIBC Oppenheimer in an amount not to exceed $35,000 in the aggregate unless otherwise agreed to by the Company. The Company has also agreed to indemnify and hold harmless CIBC Oppenheimer and certain of its related parties from and against certain liabilities, including certain liabilities under the Federal securities laws, incurred in connection with the firm's engagement by the Company.

OPINION OF APPRAISER


     In connection with the Split-up, the Board of Directors of the Company engaged Willamette Management Associates ("Willamette" or the "Appraiser") to estimate the fair market value of the Transferred Assets, the Preferred Stock, and the Rights and requested that Willamette render an appraisal (the "Appraisal") regarding the fair market value of each. Willamette delivered its oral opinion to the Boards of Directors of the Company and Cygnet on July 16, 1998, subsequently confirmed in writing on July 21, 1998, to the effect that, based upon and subject to the factors and assumptions set forth in such opinion, the fair market value of the Transferred Assets, as of June 30, 1998, is $54.9 million, the fair market value of the Preferred Stock on the date of its issuance will be $40 million, and the Rights will have no value as of the date of their distribution.



     Willamette believes the Appraisal was prepared in conformity with the Uniform Standards of Professional Appraisal Practice as promulgated by The Appraisal Foundation and endorsed by the American Society of Appraisers. No limitations were imposed by the Company or Cygnet with respect to the investigations made or the procedures followed by Willamette in rendering its Appraisal. Willamette's Appraisal indicates that it is provided for the use of the Company's and Cygnet's Boards of Directors in their determination of the consideration to be paid by Cygnet for the Transferred Assets and for assessing the likely consequences of the sale of the Transferred Assets for federal income tax purposes. Willamette's Appraisal and presentation to the Boards of Directors of UDC and Cygnet were among the many factors taken into consideration by the Boards in making their determination to approve, and of the Company's Board to recommend that the Company stockholders approve, the Split-up. Willamette has consented to inclusion of this summary in this Proxy Statement.



     In making its Appraisal, Willamette reviewed certain information, including drafts of this Notice and Proxy Statement and the Cygnet Prospectus, financial analyses of certain bulk portfolios of FMAC and Reliance, and internal financial analyses and forecasts of the Company and Cygnet prepared by management. Willamette also had discussions with members of the senior managements of Cygnet and the Company to discuss the Split-up and has considered other matters deemed relevant to its inquiry. In performing its analysis, Willamette made numerous assumptions with respect to industry performance, general business and economic conditions, and the performance of the Transferred Assets, such as the rate of industry growth, inflation, interest rates, charge-off rates, and recovery rates, many of which are beyond the control of the Company and Cygnet. The analyses performed by Willamette are not necessarily indicative of actual values or actual future results which may be significantly more or less favorable than those suggested by such analyses.



     In connection with its analysis, Willamette assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information. With respect to portfolio forecasts, Willamette assumed that the forecasts and assumptions provided to Willamette had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company and Cygnet, as the case may be, as to the future financial performance of the respective portfolios, and that they provided a reasonable basis upon which Willamette could form an opinion. The projections are based on numerous variables and assumptions which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those set forth in such projections. Willamette also assumed that there had been no material changes to the Transferred Assets since the respective dates of the last financial statement made available to Willamette and that no material adverse change will subsequently occur to the Transferred Assets. In addition, Willamette also assumed that the Split-up would be consummated in accordance with the terms set forth in this Notice and Proxy Statement. Willamette did not assume responsibility for making a physical inspection of the Transferred Assets. Willamette will update its appraisal of the Transferred Assets as of the Effective Date.



     Transferred Assets. In the context of the appraisal of the Transferred Assets, Willamette employed various valuation methodologies. For example, Willamette used a discounted cash flow analysis with respect to the market value of certain loan servicing contracts which contain back-end collection incentives using a discounted cash flow analysis. This analysis involved (i) the projection of future cash flows generated by the underlying portfolios of sub-prime automobile finance receivables, (ii) the required distribution of projected portfolio collections to creditors of the contract owners, (iii) the payment of certain servicing, auditing, and insurance fees, and (iv) an allocation of any residual cash flows based on the terms and conditions of the governing servicing agreement. Where possible, Willamette based its discounted cash flow assumptions on the historical financial activity of the loan portfolios underlying the loan servicing contracts.



     With respect to loans securitized by FMAC, Willamette calculated the range of net residual cash flows, based on varying assumptions, including projected charge-offs, recoveries, prepayments, loan servicing and collection costs, and distributions, if any, of net cash flows to the creditors of FMAC (including with respect to a credit facility to be transferred to Cygnet at the Effective Date, which at June 30, 1998 had a balance of $9.8 million), to be $12.9 to $34.4 million, with a most likely result of $17.2 million. Willamette concluded that the net present value of the residual cash flows of the FMAC portfolio allocable to Cygnet is $77,133 in excess of the book value.



     With respect to contracts owned by FMAC, sold to a third party and in which Cygnet maintains a residual interest, Willamette calculated the range of net residual cash flows, based on varying assumptions, including projected charge-offs, recoveries, prepayments, loan servicing and collection costs, and distributions, if any, of net cash flows to the current owner, to be $5.5 to $13.2 million, with a most likely result of $9.5 million. Willamette concluded that the net present value of the residual cash flows allocable to Cygnet, is $2,003 in excess of the book value of the Company's residual interest.



     With respect to the Reliance loan portfolio, Willamette calculated the range of net residual cash flows, based on varying assumptions including projected charge-offs, recoveries, prepayments, loan servicing and collection costs, and distributions, if any, of net cash flows to creditors of Reliance, to be negative $12.5 to positive $15.9 million, with a most likely result of $683,756. Willamette concluded that the net present value of the residual cash flows of the Reliance portfolio allocable to Cygnet, less the value of the warrants issued in connection with the Reliance transaction, is $143,713 in excess of the book value.



     With respect to assets of a short-term nature that have a book value on the June 30, 1998 financial statements of Cygnet that represent a net cash realizable value, Willamette relied on the opinion of management of the Company and Cygnet that the companies have adequately reserved for net credit losses on such assets. Willamette estimated that the book value of such assets is reasonably representative of fair market value.



     The following table summarizes the book value and the appraised value of the Transferred Assets as of June 30, 1998 (in thousands):



                                                               BOOK      APPRAISED
                                                               VALUE       VALUE      DIFFERENCE
                                                               -----     ---------    ----------
Assets:
Cash and Cash Equivalents...................................  $   232     $   232        $ --
Finance Receivables.........................................   26,333      26,333          --
Notes Receivables...........................................   23,027      23,027          --
Property and Equipment......................................    2,335       2,335
Goodwill....................................................    1,138       1,138          --
Other Assets................................................    4,338       4,560         222(1)

Assumed Liabilities:
Accrued Expenses and Other Liabilities......................    2,464       2,464          --
Note Payable................................................      298         298          --
                                                              -------     -------        ----
          Transferred Assets................................  $54,641     $54,863        $222(1)
                                                              =======     =======        ====



(1) The difference between the appraised value and the book value of Other Assets is due to an appraised value of $222,000 for incentive fees under loan servicing agreements which have a book value of $0.



     Preferred Stock. In the context of the appraisal of the Preferred Stock, Willamette employed a dividend capitalization method, concluding that the most important factor in the value of a preferred stock is the dividend rate. Willamette estimated the fair market value of the Preferred Stock by comparing certain pro forma financial and market information for Cygnet with the corresponding publicly available data and statistics of 77 publicly traded convertible preferred stocks, such as dividend and interest coverage ratios, liquidation coverage ratio, interest expense coverage ratio, fixed charged ratio, earnings before interest, taxes and return on total capital. Based on this comparison, Willamette selected an appropriate preferred dividend capitalization yield to apply to the indicated annual dividend of the Preferred Stock.



     Willamette reviewed a number of preferred stock issues rated by the Value Line Convertible Survey and S&P Stock Guide in analyzing the Preferred Stock. The selected preferred stock issues reviewed by Willamette had median before-tax yields to investors of 3.61% (rated C and D by Value Line), 6.19% (rated E), 7.18% (rated F), 6.91 (rated G), and 7.90% (rated H and I), with an overall median yield of 6.69%. The selected preferred stock issues had median dividend and interest coverage ratios of 3.97% (rated C and D), 3.41% (rated E), 2.12% (rated F), 2.52 (rated G), and 2.44% (rated H and I), with an overall median ratio of 2.79%. In addition, the selected preferred stock issues had median liquidation interest coverage ratios of 7.84% (rated C and D), 3.04% (rated E), 3.18% (rated F), 3.07 (rated G), and 1.37% (rated H and I), with an overall median ratio of 4.25%. Willamette noted that, although the Preferred Stock to be issued by

Cygnet is not expected to be rated by any of the recognized U.S. rating agencies, the characteristics of Cygnet and the Preferred Stock were most similar to the preferred stock issues rated F and G.



     Based on its analysis, Willamette estimated that an appropriate dividend capitalization yield for the Preferred Stock is 7.0% and determined that the fair market value of the Preferred Stock should equal $40 million on the Effective Date based upon such analysis.



     Rights. With respect to the valuation of the Rights, Willamette concluded that although analysts commonly rely on a variety of option pricing models to determine the value of rights and other instruments to purchase common stock, such option pricing models were inappropriate in connection with the Rights. For example, a standard option provides the option holder with the ability to observe the current trading price of the underlying common before deciding to exercise the option. If the exercise price of the option is greater than the current trading price of the underlying common stock, the option is generally regarded as "out-of-the-money" and the option holder will not exercise the option. If, however, the current trading price of the underlying common stock is greater than the exercise price of the option, the option is regarded as being "in-the-money" and the option holder will exercise such option. In contrast, holders of Rights will be unable to observe the underlying Cygnet Common Stock price before deciding whether to exercise Rights.



     Willamette, therefore, determined that the Rights would be valuable only to the extent that a Rights holder was able to acquire the underlying Cygnet Common Stock at a price below its market value. Taking into consideration the value of the Transferred Assets, the purchase price payable therefor by Cygnet, and taking into consideration the proceeds from the sale of the projected shares of Cygnet Common Stock, Willamette concluded that the Rights will merely provide the Rights holders with the ability to acquire the Cygnet Common Stock at its fair market value. As a consequence, Willamette found the Rights to have no intrinsic value.



     While the foregoing summary describes all analyses and examinations that Willamette deems material to its Appraisal, it is not a comprehensive description of all analyses and examinations actually conducted by Willamette. The preparation of an appraisal necessarily is not susceptible to partial analysis or summary description. Willamette believes that such analyses and the summary set forth above must be considered as a whole and that selecting portions of such analyses and of the factors considered without considering all such analyses and factors would create an incomplete view of the process underlying the analyses set forth in its presentation to the Boards of Directors of the Company and Cygnet.



     Willamette is a nationally recognized independent business valuation and financial advisory firm regularly engaged in the valuation of publicly traded and closely held investment securities in connection with mergers and acquisitions, divestitures, employee stock ownership plans, public offerings, gift and estate taxes, corporate and partnership recapitalizations, private placements, and similar transactions. Willamette was selected by the Company to perform the Appraisal because of its prior experience, reputation, and expertise in valuation and corporate finance. Willamette has not provided any appraisal or other services to the Company or Cygnet within the past two years, but could provide such services to the Company or affiliates in the future.


     In connection with Willamette's engagement, the Company will pay Willamette a fee of $75,000. In addition, the Company has agreed to reimburse Willamette for all reasonable out-of-pocket expenses incurred in connection with the services provided by Willamette, and to indemnify and hold harmless Willamette to the full extent lawful from and against certain liabilities, which may be construed to include certain liabilities under the federal securities laws, in connections with its engagement. Willamette is independent of the parties to the Split-up, and its fee is not contingent in any way upon the completion or ultimate outcome of the Split-up.

                        FEDERAL INCOME TAX CONSEQUENCES
               OF THE RIGHTS OFFERING AND COLLATERAL TRANSACTIONS

FEDERAL INCOME TAX CONSEQUENCES TO RECIPIENTS OF RIGHTS

     The following is a summary of the material federal income tax consequences, based upon current law, which is subject to prospective or retroactive change at any time, of the distribution and ownership of Rights, the exercise of Rights, the acquisition of Cygnet Common Stock incident to the exercise of Rights, and the transfer and lapse of Rights without exercise or transfer. These tax consequences may vary depending upon a Rights holder's particular situation. Certain Rights holders (including the Standby Purchaser, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) may be subject to special rules not discussed below. THIS SUMMARY IS FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH RIGHTS HOLDER SHOULD CONSULT HIS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO HIM OF THESE TRANSACTIONS, INCLUDING THE APPLICABILITY AND EFFECT OF ALL FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.


     The Company has been advised by Tax Counsel that under current interpretations of case law, the Code, and applicable regulations, all of which are subject to prospective or retroactive change at any time, it is the opinion of Tax Counsel that the federal income tax consequences to holders of Company Common Stock with respect to the Rights will be as set forth below. No rulings will be sought from the Internal Revenue Service with respect to the treatment of the Rights. The opinion of Tax Counsel represents its best legal judgment and has no binding effect or official status of any kind. The opinion of Tax Counsel assumes that the Rights Offering will be effected in accordance with the description thereof in this Proxy Statement and the applicable provisions of the Capitalization Agreement. No assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by any court of law. Because of the predominantly factual nature of the fair market value of the Rights, Tax Counsel expresses no opinion with respect to the fair market value of the Rights for purposes of the discussion below or elsewhere in this document.


     Distribution of Rights to Holders of Company Common Stock. The transfer from Cygnet to the holders of Company Common Stock of the Rights, representing the right to acquire shares of Cygnet Common Stock, will be treated, for federal income tax purposes, as (1) a distribution of the Rights by Cygnet to the Company, followed by (2) a distribution of the Rights from the Company to the holders of Company Common Stock. Holders of Company Common Stock will recognize dividend income (taxable as ordinary income) on the date of the distribution in an amount equal to the fair market value, if any, of the Rights as of the date of distribution, but only to the extent that the amount of the distribution is properly sourced in the Company's current or accumulated earnings and profits (as determined for federal income tax purposes) in its taxable year of the distribution. That portion, if any, by which the fair market value of the Rights exceeded the Company's current or accumulated earnings and profits would be treated as a return of capital to the extent of the holder's tax basis in his Company Common Stock and, then, as gain from the sale of such stock to the extent of any remaining excess.

     Corporate holders of Company Common Stock (other than S corporations) receiving Rights and recognizing dividend income would be entitled to the dividends-received deduction for corporations (generally 70%, but 80% under certain circumstances) with respect to such dividends, to the extent applicable, taking into consideration all limitations on the claiming of the dividends-received deduction. With respect to specific limitations on claiming the dividends-received deduction, corporate holders of Company Common Stock should consider the effect of Code Section 246(c) which disallows the dividends-received deduction with respect to any dividend on any share of stock that is held for 45 days or less during the 90-day period beginning on the date which is 45 days before the date on which such stock becomes ex-dividend with respect to such dividend. Additionally, corporate holders of Company Common Stock that have incurred indebtedness directly attributable to an investment in Company Common Stock should consider the effect of Code Section 246A which reduces the dividends-received deduction by a percentage generally computed based on the amount of such indebtedness and the holder's total adjusted tax basis in the shares.

     The Appraiser has determined, pursuant to its opinion, dated July 21, 1998, that the value of the Rights as of the date of the distribution of the Rights should be zero. However, the opinion of the Appraiser is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights is indicative of the fair market value of the Rights on the date of their distribution. Accordingly, there can be no assurance as to the exact amount of dividend income, if any, a holder of Company Common Stock will recognize upon the receipt of the Rights. If the Rights are trading for value on the date of their distribution, the Company may, in its discretion, report to holders of Company Common Stock the receipt of dividend income in an amount equal to the average of the high and low trading prices of the Rights on such date.


     Ownership of Rights. Each holder of Company Common Stock who receives Rights will have a tax basis in the Rights equal to the fair market value thereof. Further, each holder of Rights will have a holding period for his Rights that begins on the date of receipt of the Rights.

     Exercise of Rights. Holders of Rights, whether corporate or noncorporate, will recognize nether gain nor loss upon the exercise of Rights. A holder of Rights who receives shares of Cygnet Common Stock upon exercise of the Rights will acquire a tax basis in such shares equal to the sum of the Subscription Price paid under the Rights Offering and the tax basis (if any) of the holder of Rights in the Rights.

     Transfer of Rights. The transferable nature of the Rights will permit a holder of Rights to sell Rights prior to exercise. Pursuant to Code Section 1234, a Rights holder who sells Rights prior to exercise will be entitled to treat the difference between the amount received for the Rights and the adjusted tax basis (if any) of the holder of Rights in the Rights as a short-term capital gain or capital loss, provided that the Cygnet Common Stock subject to the Rights would have been a capital asset in the hands of the holder had it been acquired by such holder. The gain or loss so recognized will be short-term since the Rights will have been held for less than twelve months.

     Non-Exercise of Rights. The federal income tax treatment applicable to holders of Rights who fail to exercise or transfer their Rights prior to the expiration date also is set forth in Code Section 1234. Holders of Rights who allow their Rights to lapse will be deemed under the Code to have sold their Rights on the date on which the Rights expire. Since no consideration will be received by a holder of Rights upon such lapse and since the Rights will have been held for less than twelve months, a short-term capital loss equal to the tax basis (if any) in the Rights will be sustained by the holder on such lapse, provided that the Cygnet Common Stock subject to the Rights would have been a capital asset in the hands of the holder had it been acquired by such holder.


     Short-term capital losses incurred by non-corporate taxpayers may be used to offset short-term or long-term capital gains realized, plus up to $3,000 ($1,500 in the case of a married individual filing a separate return). Non-corporate taxpayers may carry forward indefinitely, but may not carry back, unused net capital losses. When carried forward by non-corporate taxpayers, short-term capital losses retain their short-term character and are treated as sustained in the taxable year to which they are carried forward. Short-term capital losses incurred by corporations may be used only to offset short-term or long-term capital gains. Unused capital losses, however, generally may be carried back by corporate taxpayers to the three taxable years preceding the loss year and carried forward to the five succeeding taxable years. When carried back or carried forward, short-term capital losses retain their character as short-term and are treated as sustained in the taxable year to which they are carried. Accordingly, certain holders of Rights who allow their Rights to lapse may recognize ordinary income upon receipt of the Rights and a potentially deferred or nondeductible capital loss upon the lapse of such Rights. FOR THIS REASON, IN MOST INSTANCES, IT WILL BE IN A RIGHTS HOLDER'S INTEREST TO EITHER EXERCISE OR SELL RIGHTS RATHER THAN TO ALLOW RIGHTS TO LAPSE.

FEDERAL INCOME TAX CONSEQUENCES TO COMPANY CONSOLIDATED GROUP


     Under current interpretations of case law, the Code, and applicable regulations, all of which are subject to prospective or retroactive change at any time, the material federal income tax consequences to the Company consolidated group of the transfer of the Rights to the holders of Company Stock, the sale of the Transferred Assets to Cygnet and or the Cygnet subsidiaries, and the ownership of the Cygnet Preferred Stock will be as summarized below. No rulings will be sought from the Internal Revenue Service. The summary below has no binding effect or official status of any kind and no assurance can be given that contrary positions may not be taken by the Internal Revenue Service or by any court of law. The summary assumes that the Rights Offering, the sale of the Transferred Assets, the issuance and disposition of the Cygnet Preferred Stock, and all other contemplated transactions will be effected in accordance with the descriptions thereof in this Proxy Statement and the applicable provisions of the Capitalization Agreement. Additionally, the summary assumes that the book value of the Transferred Assets will be approximately equal to the adjusted tax bases of such assets. Further, the summary is based on representations by the Company's personnel that none of the Transferred Assets was previously transferred among members of the Company consolidated group; that none of the Company subsidiaries selling the Transferred Assets to Cygnet will have an "excess loss account" as of the Effective Date; and that no gain will otherwise be recognized as a consequence of operation of the federal consolidated return regulations by reason of the disaffiliation by Cygnet and the Cygnet subsidiaries from the Company consolidated group, the sale of the Transferred Assets, or the remaining contemplated transactions.


     Distribution of Rights. As noted above, the transfer from Cygnet to the holders of Company Common Stock of the Rights, representing the right to acquire shares of Cygnet Common Stock, will be treated, for federal income tax purposes, as (1) a distribution of the Rights by Cygnet to the Company, followed by (2) a distribution of the Rights from the Company to the holders of Company Common Stock. The Company will recognize gain under Code Section 311(b) on the distribution of the Rights in an amount equal to the greater of (1) the fair market value, if any, of the Rights as of the date of their distribution or (2) the sum of (a) the aggregate amount, if any, by which (i) the fair market value of each Transferred Asset as of the Effective Date exceeds (ii) the amount paid by Cygnet for such Transferred Asset plus (b) the aggregate amount, if any, by which (i) the fair market value of each Interim Asset as of the Effective Date exceeds (ii) the adjusted tax basis of such Interim Asset.


     In the opinion of Appraiser, dated July 21, 1998, the fair market value of the Rights on the date of their distribution should be zero. Additionally, because Cygnet is obligated to pay consideration to the Company for the Transferred Assets in an amount equal to the greater of the appraised value (as determined by the Appraiser) or the book value of the Transferred Assets, each as of the Effective Date, and because such consideration is allocable to each Transferred Asset to the extent of its fair market value, management of the Company believes that the fair market value of each of the Transferred Assets as of the Effective Date should not exceed the amount deemed paid by Cygnet for each of the Transferred Assets. Lastly, because Cygnet is obligated to pay the Interim Consideration to the Company, thereby creating a liability equal to the aggregate amount by which the fair market value of the Interim Assets preliminarily exceeds their adjusted tax basis, management of the Company believes that as a consequence, the fair market value of each of the Interim Assets should not exceed their adjusted tax bases as of the Effective Date.



     However, the Appraiser's opinion with respect to the Rights is not binding on the Internal Revenue Service. For example, the Internal Revenue Service may assert that the price at which the Rights trade during the 20-day trading period of the Rights will be indicative of the fair market value of the Rights on the date of their distribution. Further, the Appraiser's valuations of the Transferred Assets and the Interim Assets may not be endorsed by the Internal Revenue Service. For example, the Internal Revenue Service may establish that the fair market value of the Transferred Assets or the Interim Assets exceeds the respective values thereof determined by the Appraiser. Accordingly, it cannot be stated with complete assurance that the Company will not recognize gain on the distribution of the Rights.


     If any tax liabilities are triggered by the Company's recognition of gain on the distribution of the Rights, such tax liabilities will be borne solely by the Company.

     Sales of Transferred Assets. If the consideration paid by Cygnet to the Company or any Company subsidiary for any of the Transferred Assets (including the allocable portion of any Company liabilities assumed by Cygnet) exceeds the adjusted tax basis of such asset, gain will be recognized by the Company consolidated group to the extent of such excess. Based on the Appraiser's valuation of the Transferred Assets as of June 30, 1998, the amount by which the consideration payable by Cygnet and allocated among the Transferred Assets will exceed the adjusted bases of such assets should be limited in amount. Further, based on the Appraiser's valuation of the Cygnet Preferred Stock, the value of such stock transferable to the Company on the Effective Date in connection with the sale of the Transferred Assets will not exceed its issue price. As a consequence, management of the Company believes that the gain recognized in connection with the sale of the Transferred Assets should be immaterial.


     Neither of the aforementioned appraisals of value conducted by the Appraiser is binding on the Internal Revenue Service. Further, the fair market value of the Transferred Assets may increase during the period between June 30, 1998 and the Effective Date and result in the payment by Cygnet of greater consideration. Accordingly, there can be no assurance that the Company's gain on the sale of the Transferred Assets would be immaterial.

     If any tax liabilities are triggered by the Company's recognition of gain on the sale of the Transferred Assets, such tax liabilities will be borne solely by the Company.


  Receipt of Interim Consideration



     The receipt of the Interim Consideration by the Company from Cygnet will generate taxable income to the Company to the extent of the amount received. Tax liabilities triggered by such receipt will be borne solely by the Company.


  Taxation of Cygnet Preferred Stock to Company Consolidated Group

     General. Dividends paid with respect to the Cygnet Preferred Stock held by the Company or Company subsidiaries (collectively for the remainder of this section, the "Company") will be taxable to the Company consolidated group as ordinary income to the extent of Cygnet's current or accumulated earnings and profits (as determined for federal income tax purposes). To the extent that the amount of distributions on the Cygnet Preferred Stock exceeds Cygnet's current or accumulated earnings and profits (as determined for federal income tax purposes), the distributions will be treated as returns of capital, thus reducing the Company's adjusted tax basis in such stock and increasing the amount of gain (or reducing the amount of loss) which may be realized by the Company consolidated group upon a later sale or exchange, including the redemption of the Cygnet Preferred Stock held by the Company. The amount of any distribution which exceeds the Company's adjusted tax basis in the Preferred Stock will be taxed as capital gain. For purposes of the remainder of this discussion, the term "dividend" refers to a distribution paid out of Cygnet's current or accumulated earnings and profits (as determined for federal income tax purposes) unless the context indicates otherwise.

     Dividends-Received Deduction. Subject to the following, dividends paid to the Company with respect to the Cygnet Preferred Stock following the Effective Date should be eligible for the 70 percent dividends-received deduction under Code Section 243. On February 2, 1998, the Clinton Administration, as part of its fiscal year 1999 budget package, announced a proposal to eliminate entirely the dividends-received deduction for "nonqualified preferred stock." Nonqualified preferred stock would be defined for this purpose as preferred stock if, among other attributes, the issuer or a related person possessed the right to redeem or purchase the stock and if, as of the issue date, it was more likely than not that such right would be exercised. Although unclear, the Cygnet Preferred Stock might qualify as "nonqualified preferred stock" for this purpose. The Clinton proposal would apply to dividends paid with respect to stock issued after the date of enactment. A similar proposal was included in the Administration's fiscal year 1998 budget proposal but was not enacted. The prior proposal applied to dividends paid with respect to such stock after the date of enactment, irrespective of the date of issuance of the stock.

     Alternative Minimum Tax. For purpose of determining its alternative minimum tax, dividends eligible for the dividends-received deduction, if any, will be included in the Company consolidated group's "adjusted current earnings." If such adjusted current earnings exceed the Company's alternative minimum taxable income (determined without regard to the adjustments for adjusted current earnings or the alternative net operating loss deduction), 75% of the excess will be added to the Company consolidated group's alternative minimum taxable income.

     Conversion of Preferred Stock. No gain or loss will be recognized by the Company consolidated group upon the conversion of the Preferred Stock to Cygnet Common Stock. The Company's tax basis in the Cygnet Common Stock acquired upon such conversion will equal the Company's adjusted tax basis in the Preferred Stock immediately preceding the conversion.


     Redemption of Preferred Stock. A redemption of all or a portion of the outstanding shares of Cygnet Preferred Stock held by the Company cannot be effected unless in the reasonable judgment of Cygnet and the Company, the proceeds of such redemption will not be treated as a distribution of property to which Code Section 301 applies. As a consequence, redemptions of the Cygnet Preferred Stock owned by the Company may be limited and may be confined to a single redemption of all of the outstanding Cygnet Preferred Stock owned by the Company.



     If the redemption proceeds associated with any redemption are not treated as a distribution to which Code Section 301 applies, any such redemption will be treated as a sale of the Cygnet Preferred Stock redeemed for an amount equal to the redemption proceeds, resulting in gain or loss (if any) to the Company in an amount equal to the difference between the amount of the redemption proceeds and the adjusted tax basis of the redeemed shares.



     If the redemption proceeds associated with any redemption are treated as a distribution to which Code Section 301 applies, the redemption proceeds will be treated as a dividend to the extent of Cygnet's current or accumulated earnings (as determined for federal income tax purposes). The amount of the distribution, if any, in excess of Cygnet's current or accumulated earnings and profits (as determined for federal income tax purposes) will reduce the Company's basis in the redeemed shares and to the extent the distribution exceeds such basis, will result in capital gain. If the Company is left with basis in the Cygnet Preferred Stock, such basis will be transferred to any remaining Cygnet stock holdings held by the Company.



     Under Code Section 1059, if a stock redemption is "not pro rata as to all shareholders," then any portion of the redemption proceeds that is treated as a dividend is treated as an "extraordinary dividend" without regard to the period the taxpayer held such stock or the size of the deemed dividend. Accordingly, in the context of a redemption of the Cygnet Preferred Stock that is treated in whole or in part as a dividend, it may not be possible to obtain the benefits of the dividends-received deduction, if any, with respect to the resulting dividend without otherwise encountering the sanctions of Code Section 1059. If Code
Section 1059 applies, the basis of the redeemed shares of Cygnet Preferred Stock would be reduced (but not below zero) by the non-taxed portion of the dividend, if any. If, because of the limitation on reducing basis below zero, any amount of the non-taxed portion was not applied to reduce basis, such amount would be treated as gain from the sale or exchange of the Preferred Stock in the year of the redemption. Because Code Section 1059 applies to stock redemptions that are "not pro rata to all shareholders," it may be possible to argue that the provision is inapplicable if the focus on shareholders for purposes of the statute is on shareholders of the same class of stock that is redeemed, assuming that the Company is the sole holder of Cygnet Preferred Stock at the time of the redemption. Regulations under Code Section 1059 have yet to address the issue.



     In determining whether or not the proceeds of any redemption of Cygnet Preferred Stock will be treated as a distribution to which Code Section 301 applies, the Certificate of Designations of the Cygnet Preferred Stock mandates that there be taken into consideration only the Company's shares of Cygnet Preferred Stock, the Company's shares of Cygnet Common Stock acquired by the Company upon formation of Cygnet (the "Original Common Shares") and the Company's shares of Cygnet Common Stock acquired upon the conversion of Cygnet Preferred Stock to Common Stock (the "Converted Shares"). If other shares of Cygnet Company Stock are owned either by (i) the Company or (ii) any person or entity owning, directly or indirectly through the application of various attribution rules, fifty percent (50%) or more of the value of the stock of the Company, it is possible that a redemption of Cygnet Preferred Stock could be treated as a distribution to which Section 301 applies. For this reason, management of the Company intends to refrain from acquisitions of additional shares of Cygnet Common Stock to the extent that acquisitions of Cygnet Common Stock might otherwise cause redemptions of Cygnet Preferred Stock to be treated as dividends to the Company. Further, persons or entities with concentrated holdings of Company that, directly and indirectly, may approach 50% of the value of the stock of the Company are urged to avoid acquisitions of shares of Cygnet Common Stock.



     If any tax liabilities are triggered in connection with redemptions of the Cygnet Preferred Stock held by the Company, such tax liabilities will be borne solely by the Company.



     Sales of Preferred Stock. Certain sales of Cygnet Preferred Stock by the Company may result in the treatment of all or a portion of the sales proceeds as a dividend in accordance with principles similar to that discussed above in the context of redemptions. Management of the Company intends to refrain from sales of Cygnet Preferred Stock that would result in dividend treatment.



     The foregoing summary of the tax consequences to the Company is premised upon the analysis of in-house Company personnel in consultation with its professional advisers.

UGLY DUCKLING CORPORATION
SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

     The selected data presented below under the captions "Statement of Operations Data" and "Balance Sheet Data" for, and as of the end of, each of the years in the five-year period ended December 31, 1997, are derived from the consolidated financial statements of the Company, which consolidated financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The consolidated financial statements as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, and the report thereon, are included elsewhere in this Proxy. The selected data presented below for the three-month periods ended March 31, 1998 and 1997, and as of March 31, 1998 and 1997, are derived from the unaudited condensed consolidated financial statements of the Company included elsewhere in this proxy. The information presented below under the caption "Dealership Operating Data" is unaudited. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial positions and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year. For additional information, see the Consolidated Financial Statements and notes thereto of the Company included elsewhere in this proxy statement. The following table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of the Continuing Company Business."


                                  THREE MONTHS ENDED
                                       MARCH 31,                    YEARS ENDED DECEMBER 31,
                                  -------------------   -------------------------------------------------
                                    1998       1997       1997       1996      1995      1994      1993
                                  --------   --------   --------   --------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars..............  $ 72,972   $ 18,211   $123,814   $ 53,768   $47,824   $27,768   $13,969
Less:
  Cost of Used Cars Sold........    40,363      9,939     72,358     31,879    29,733    13,604     6,606
  Provision for Credit Losses...    15,034      3,261     22,354      9,657     8,359     8,024     3,292
                                  --------   --------   --------   --------   -------   -------   -------
                                    17,575      5,011     29,102     12,232     9,732     6,140     4,071
                                  --------   --------   --------   --------   -------   -------   -------
Interest Income.................     3,879      1,512     12,559      8,597     8,227     4,683     1,629
Gain on Sale of Loans...........     4,614      1,131      6,721      3,925        --        --        --
Servicing Income................     3,837      1,014      8,738      1,887        --        --        --
Other Income....................       146        428      3,587        650       308       556       879
                                  --------   --------   --------   --------   -------   -------   -------
                                    12,476      4,085     31,605     15,059     8,535     5,239     2,508
                                  --------   --------   --------   --------   -------   -------   -------
Income before Operating
  Expenses......................    30,051      9,096     60,707     27,291    18,267    11,379     6,579
Operating Expenses:
  Selling and Marketing.........     5,326      1,532     10,538      3,585     3,856     2,402     1,293
  General and Administrative....    16,669      5,604     39,412     12,221    11,677     7,722     3,108
  Depreciation and
    Amortization................     1,152        529      3,150      1,382     1,225       713       557
                                  --------   --------   --------   --------   -------   -------   -------
                                    23,147      7,665     53,100     17,188    16,758    10,837     4,958
                                  --------   --------   --------   --------   -------   -------   -------
Income before Interest
  Expense.......................     6,904      1,431      7,607     10,103     1,509       542     1,621
Interest Expense................       647        177        706      2,429     5,328     2,870       893
                                  --------   --------   --------   --------   -------   -------   -------
Earnings (Loss) before Income
  Taxes.........................     6,257      1,254      6,901      7,674    (3,819)   (2,328)      728
Income Taxes (Benefit)..........     2,511        499      2,820        694        --      (334)       30
                                  --------   --------   --------   --------   -------   -------   -------
Earnings (Loss) from Continuing
  Operations....................     3,746        755      4,081      6,980    (3,819)   (1,994)      698
Discontinued Operations:
Earnings (Loss) from
  Discontinued Operations, net
  of income taxes...............      (785)     2,507      5,364     (1,114)     (153)       27        --
Loss on Disposal of Discontinued
  Operations, net of income
  taxes.........................    (4,827)        --         --         --        --        --        --
                                  --------   --------   --------   --------   -------   -------   -------
Net Earnings (Loss).............  $ (1,866)  $  3,262   $  9,445   $  5,866   $(3,972)  $(1,967)  $   698
                                  ========   ========   ========   ========   =======   =======   =======
Earnings (Loss) per Common Share
  from Continuing Operations:
Basic...........................  $    .20   $   0.05   $   0.23   $   0.77   $ (0.69)  $ (0.36)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======
Diluted.........................  $    .20   $   0.05   $   0.22   $   0.73   $ (0.69)  $ (0.36)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======

                                  THREE MONTHS ENDED
                                       MARCH 31,                    YEARS ENDED DECEMBER 31,
                                  -------------------   -------------------------------------------------
                                    1998       1997       1997       1996      1995      1994      1993
                                  --------   --------   --------   --------   -------   -------   -------
                                             (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)
Net Earnings (Loss) per Common
  Share
Basic...........................  $  (0.10)  $   0.21   $   0.53   $   0.63   $ (0.72)  $ (0.35)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======
Diluted.........................  $  (0.10)  $   0.20   $   0.52   $   0.60   $ (0.72)  $ (0.35)  $  0.14
                                  ========   ========   ========   ========   =======   =======   =======
Shares Used in Computation --
  Continuing Operations
Basic Shares....................    18,557     15,904     17,832      7,887     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Diluted Shares..................    19,093     16,580     18,234      8,298     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Shares Used in Computation --
  Net Earnings (Loss)
Basic Shares....................    18,557     15,904     17,832      7,887     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
Diluted Shares..................    19,093     16,580     18,234      8,298     5,522     5,584     5,011
                                  ========   ========   ========   ========   =======   =======   =======
BALANCE SHEET DATA:
Cash and Cash Equivalents.......  $    514   $ 73,237   $  3,537   $ 18,455   $ 1,419   $   168   $    79
Finance Receivables, Net........    53,009     41,328     60,778     14,186    27,732    14,534     7,089
         Total Assets...........   288,863    172,553    275,633    117,629    60,712    29,681    11,936
Subordinated Notes Payable......    27,000     12,000     12,000     14,000    14,553    18,291     8,941
         Total Debt.............    90,304     20,400     77,171     26,904    49,754    28,233     9,380
Preferred Stock.................        --         --         --         --    10,000        --        --
Common Stock....................   173,724    171,274    172,622     82,612       127        77         1
         Total Stockholders'
           Equity (Deficit).....   181,010    167,191    181,774     82,319     4,884    (1,194)      697
DEALERSHIP OPERATING DATA
  (UNAUDITED):
Average Sales Price per Car.....  $  7,731   $  7,367   $  7,443   $  7,107   $ 6,478   $ 5,269   $ 4,159
Number of Used Cars Sold........     9,439      2,472     16,636      7,565     7,383     5,270     3,359
Company Dealerships.............        46         14         41          8         8         8         5
Number of Contracts
  Originated....................     9,339      2,110     16,001      6,929     6,129     4,731     3,093
Principal Balances Originated
  (000 Omitted).................  $ 69,708   $ 47,345   $116,830   $ 48,996   $36,568   $23,589   $12,984
Retained Portfolio:
Number of Contracts
  Outstanding...................     4,497      6,657      7,993      1,045     8,049     5,515     2,929
Allowance as % of Outstanding
  Principal.....................      18.5%      28.4%      18.5%      23.0%     21.9%     30.4%     30.0%
Average Principal Balance
  Outstanding...................  $  7,397   $  4,852   $  7,002   $  6,764   $ 4,252   $ 3,605   $ 3,273
Average Yield on Contracts......      26.0%      28.0%      26.7%      29.2%     28.0%     28.2%     26.4%
Delinquencies -- Retained
  Portfolio:
Principal Balances 31 to 60
  Days..........................       1.2%       2.3%       2.2%       2.3%      4.2%      5.1%     10.5%
Principal Balances over 60
  Days..........................       3.6%       1.7%       0.6%       0.6%      1.1%      1.3%     15.0%
LOAN SERVICING DATA:
  (000 OMITTED)
Principal Balances Serviced:
Dealership Sales................    33,265     32,298     55,965      7,068    34,226    19,881     9,588
Securitized with Servicing
  Retained......................   276,231    100,377    238,025     51,662        --        --        --
Discontinued Operations.........    53,877     36,459     29,965     49,772    13,805     1,620        --
Servicing on Behalf of Others...    98,787         --    127,322         --        --        --        --
                                  --------   --------   --------   --------   -------   -------   -------
         Total Serviced
           Portfolios...........  $462,160   $169,134   $451,277   $108,502   $48,031   $21,501   $ 9,588
                                  ========   ========   ========   ========   =======   =======   =======

     The selected data presented below for the six-month periods ended June 30, 1998 and 1997, and as of June 30, 1998 and 1997, are derived from the unaudited condensed consolidated financial statements of the Company. In the opinion of management, such unaudited data reflect all adjustments, consisting only of normally recurring adjustments, necessary to fairly present the Company's financial position and results of operations for the periods presented. The results of operations of any interim period are not necessarily indicative of results to be expected for a full fiscal year.



                                                                    SIX MONTHS ENDED
                                                                        JUNE 30,
                                                              ----------------------------
                                                                 1998             1997
                                                              -----------      -----------
                                                                 (IN THOUSANDS, EXCEPT
                                                              EARNINGS PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Sales of Used Cars..........................................   $142,491         $ 46,013
Less:
  Cost of Used Cars Sold....................................     81,213           25,890
  Provision for Credit Losses...............................     29,308            8,109
                                                               --------         --------
                                                                 31,970           12,014
                                                               --------         --------
Interest Income.............................................      7,439            4,691
Gain on Sale of Loans.......................................      8,273            4,143
Servicing and other Income..................................      8,154            3,596
                                                               --------         --------
                                                                 23,866           12,430
                                                               --------         --------
Income before Operating Expenses............................     55,836           24,444
Operating Expenses..........................................     44,062           19,112
                                                               --------         --------
Income before Interest Expense..............................     11,774            5,332
Interest Expense............................................      1,164              440
                                                               --------         --------
Earnings before Income Taxes................................     10,610            4,892
Income Taxes................................................      4,274            1,987
                                                               --------         --------
Earnings from Continuing Operations.........................      6,336            2,905
Discontinued Operations:
Earnings (Loss) from Discontinued Operations, net of income
  taxes.....................................................     (5,254)           4,668
                                                               --------         --------
Net Earnings................................................   $  1,082            7,573
                                                               ========         ========
Earnings per Common Share from Continuing Operations:
Basic.......................................................   $   0.34         $   0.17
                                                               ========         ========
Diluted.....................................................   $   0.33         $   0.16
                                                               ========         ========
Net Earnings per Common Share:
Basic.......................................................   $   0.06         $   0.44
                                                               ========         ========
Diluted.....................................................   $   0.06         $   0.43
                                                               ========         ========
Shares used in Computation -- Continuing Operations:
Basic.......................................................     18,570           17,200
                                                               ========         ========
Diluted.....................................................     18,930           17,800
                                                               ========         ========
Shares used in Computation -- Net Earnings:
Basic.......................................................     18,570           17,200
                                                               ========         ========
Diluted.....................................................     18,930           17,800
                                                               ========         ========



BALANCE SHEET DATA:
Cash and Cash Equivalents...................................     1,652       41,149
Finance Receivables, Net....................................    27,310       32,627
         Total Assets.......................................   278,845      215,476
Subordinated Notes Payable..................................    25,000       12,000
         Total Debt.........................................    72,891       20,328
Preferred Stock.............................................        --           --
Common Stock................................................   173,562      171,317
         Total Stockholders' Equity.........................   185,753      178,597

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF RESULTS
                    OF OPERATIONS AND FINANCIAL CONDITION OF
                       THE CONTINUING COMPANY BUSINESSES

     The following Management's Discussion and Analysis of Results of Operations and Financial Condition relates to the Continuing Company Businesses. A separate Management's Discussion and Analysis of Results of Operations and Financial Condition for Cygnet is presented in the Cygnet Prospectus.

FORWARD LOOKING STATEMENTS


     This report contains forward looking statements. Additional written or oral forward looking statements may be made by the Company from time to time in filings with the Securities and Exchange Commission or otherwise. Such forward looking statements, except as they relate to the Rights Offering, including particularly, the sale of Cygnet Common Stock upon exercise of the Rights, are within the meaning of that term in Section 27A of the Securities Act and of
Section 21E of the Exchange Act. Such statements may include, but not be limited to, projections of revenues, income, or loss, estimates of capital expenditures, plans for future operations, products or services, and financing needs or plans, as well as assumptions relating to the foregoing. The words "believe," "expect," "intend," "anticipate," "estimate," "project," and similar expressions identify forward looking statements, which speak only as of the date the statement was made. Forward looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward looking statements. The Company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise. The following disclosures, as well as other statements in this Proxy Statement, and in the Notes to the Company's Consolidated Financial Statements and the Company's other filings with the Securities and Exchange Commission, describe factors, among others, that could contribute to or cause such differences, or that could affect the Company's stock price.


INTRODUCTION


     General. The Company operates a chain of Buy Here-Pay Here used car dealerships in the United States and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company Dealerships and by Third Party Dealers located in selected markets throughout the country. As part of its financing activities, the Company has initiated its Cygnet Dealer Program, pursuant to which the Company provides qualified independent used car dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio. In addition, the Company purchases loan portfolios in bulk and services loan portfolios on behalf of third parties. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to persons who have limited credit histories, low incomes, or past credit problems ("Sub-Prime Borrowers").


     The Company commenced its used car sales and finance operations with the acquisition of two Company Dealerships in 1992. During 1993, the Company acquired three additional Company Dealerships. In 1994, the Company constructed and opened four new Company Dealerships that were built specifically to meet the Company's new standards of appearance, reconditioning capabilities, size, and location. During 1994, the Company closed one Company Dealership because the facility failed to satisfy these new standards and, at the end of 1995, closed its Company Dealership in Gilbert, Arizona (the "Gilbert Dealership"). In July 1996, the Company opened an additional dealership in Arizona. In January 1997, the Company acquired selected assets of Seminole Finance Corporation and related companies ("Seminole"), a group of companies engaged in the business of selling and financing used motor vehicles, including four dealerships located in the Tampa Bay/St. Petersburg market. In March 1997, the Company opened its first used car dealership in the Las Vegas market. In April 1997, the Company acquired selected assets of E-Z Plan, Inc. ("EZ Plan"), a company in the business of selling and financing used motor vehicles, including seven dealerships located in the San Antonio market. In August 1997, the Company closed a dealership in Prescott, Arizona. In September 1997, the Company acquired selected assets of a company in the business of selling used motor vehicles, including six
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

dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market ("Kars"). In addition, the Company opened two additional dealerships in the Albuquerque market and three additional dealerships in the Phoenix market, one additional dealership in the Tampa/St. Petersburg market, and four additional dealerships in the Atlanta market during 1997. Further, during the first quarter of 1998, the Company opened one store in the Phoenix, Tampa and Dallas markets, respectively. The Company operated 41 and 8 dealerships at December 31, 1997 and 1996, respectively, and 46 and 14 dealerships at March 31, 1998 and 1997, respectively.

     For substantially all of 1995, the Gilbert Dealership was used by the Company to evaluate the sale of later model used cars. These cars had an average age of approximately three years, which is two to seven years newer than the cars typically sold at Company Dealerships, and cost more than twice that of typical Company Dealership cars. The Company determined that its standard financing program could not be implemented on these higher cost cars. Furthermore, operation of this dealership required additional corporate infrastructure to support its market niche, such as distinct advertising and marketing programs, which the Company was unable to leverage across its other operations. Accordingly, the Company terminated this program, and sold the land, dealership building, and other improvements to a third party for $1.7 million. Pursuant to this sale and the disposition of other assets, the Company recognized a loss of approximately $221,000. During fiscal year 1995, the Gilbert Dealership produced sales of $9.5 million (average of $8,946 per car sold) and gross profits (Sales of Used Cars less Cost of Used Cars Sold) of $2.2 million (average of $2,060 per car sold), and the Company incurred selling and marketing expenses of $627,000 (average of $593 per car sold). The results of operations discussed below have been adjusted as if the Gilbert Dealership had been terminated as of December 31, 1994, as management believes these pro forma results are more indicative of ongoing operations. Accordingly, 1995 amounts followed by "(pro forma)" have been adjusted to eliminate the Gilbert Dealership operations. For the Company's actual 1995 results, including the Gilbert Dealership, see "Summary -- Ugly Duckling Corporation Summary Selected Consolidated Financial Data" and "Consolidated Financial Statements."

     In 1996, the Company completed an initial public offering and a secondary offering in which it sold common stock for a total of $82.3 million. In February 1997, the Company completed a private placement of common stock for a total of $88.7 million, net of expenses. The registration of the resale of the shares sold in the private placement became effective in April 1997.

     Restructuring of Third Party Dealer Operations. In 1994, the Company acquired Champion Financial Services, Inc., an independent automobile finance company. In April 1995, the Company initiated an aggressive plan to expand the number of contracts purchased from its Third Party Dealer Branch Office network. The Company operated 83 and 22 Branch Offices at December 31, 1997 and 1996, respectively. In February 1998, the Company announced its intention to close its Branch Office network, and exit this line of business. In conjunction therewith, the Company recorded a pre-tax charge to discontinued operations totaling approximately $9.1 million (approximately $5.4 million, net of income taxes) during the first quarter of 1998. The restructuring was substantially complete by the end of the first quarter of 1998 and included the termination of approximately 400 employees, substantially all of whom were employed at the Company's 76 Branch Offices that were in place on the date of the announcement. The Company is continuing to negotiate terminations of leases for certain of its closed Branch Office locations.

     On April 28, 1998, the Company announced that its Board of Directors had directed management to proceed with separating current operations into two publicly held companies. The Company's continuing operations would focus exclusively on the retail sale of used cars through its chain of dealerships, as well as the collection and servicing of the resulting loans. The Company would also retain its existing securitization program (the "Securitization Program") and its interests in the bankruptcy remote subsidiaries that own residual interests in all securitization transactions previously effected by the Company, and its rent-a-car franchise business (which is generally inactive) (the "Continuing Operations"). A new company would be formed to operate all non-dealership operations. Non-dealership operations generally consist of the Company's Cygnet Dealer Program pursuant to which the Company provides qualified independent used car dealers with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio, as well as the bulk purchasing of loan portfolios and the servicing of loan portfolios on behalf of unrelated third parties (other than the Kars loan portfolio). As a result of these two events, the
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

Company has reclassified to discontinued operations in the accompanying consolidated balance sheets and consolidated statements of operations, the results of operations of the Branch Office network and the operations that the Company intends to Split-up. Unless otherwise noted, the following discussion relates to Continuing Operations only.

STATEMENT OF FINANCIAL CONDITION

     Total assets increased by 134.3% from $117.6 million at December 31, 1996 to $275.6 million at December 31, 1997. The increase was due in part to a private placement the Company completed in February 1997 which resulted in an increase in working capital of $89.4 million. The Company deployed this working capital to acquire Finance Receivables, which increased by 328.4% from $14.2 million at December 31, 1996 to $60.8 million at December 31, 1997. In addition, the Company increased Net Assets of Discontinued Operations by 109.2% from $48.9 million at December 31, 1996 to $102.4 million at December 31, 1997. This increase was due to an increase in Finance Receivables acquired by the Company's discontinued Branch Office network, as well as the acquisition of finance receivables and origination of revolving facilities pursuant to the Company's Cygnet Dealer Program. Additionally, the Company Dealership network increased from 8 dealerships at December 31, 1996 to 41 at December 31, 1997. This increase in the number of Company Dealerships resulted in an increase in Inventory by 492.5% from $5.5 million at December 31, 1996 to $32.4 million at December 31, 1997 and an increase in Property and Equipment of 96.5% from $20.0 million at December 31, 1996 to $39.2 million at December 31, 1997. Further, Intangible Assets increased by 661.2% from $2.2 million at December 31, 1996 to $16.4 million at December 31, 1997 due primarily to an increase in Goodwill related to various acquisitions which were consummated in 1997, and Investments Held in Trust increased by 268.0% from $3.2 million at December 31, 1996 to $11.6 million at December 31, 1997 due primarily to an increase in the volume of Finance Receivables securitized in 1997.

     Growth in Finance Receivables. As a result of the Company's rapid expansion, contract receivables serviced increased significantly. The Company currently services loans originated or purchased by the Company, as well as loans originated or purchased and subsequently securitized by the Company.

     The following tables reflect the growth in period end balances measured in terms of the principal amount and the number of contracts generated from or acquired by Company Dealership operations.

TOTAL CONTRACTS OUTSTANDING:
(IN THOUSANDS, EXCEPT NUMBER OF CONTRACTS)

                                DECEMBER 31, 1997         DECEMBER 31, 1996           MARCH 31, 1998
                              ----------------------    ----------------------    ----------------------
                              PRINCIPAL     NO. OF      PRINCIPAL     NO. OF      PRINCIPAL     NO. OF
                               AMOUNT      CONTRACTS     AMOUNT      CONTRACTS     AMOUNT      CONTRACTS
                              ---------    ---------    ---------    ---------    ---------    ---------
Total Contracts
  Outstanding...............  $183,321      35,762       $49,066       9,615      $218,505      39,734
Less Portfolios Securitized
  and Sold..................   127,356      27,769        41,998       8,570       185,240      35,237
                              --------      ------       -------       -----      --------      ------
Company Retained Total......  $ 55,965       7,993       $ 7,068       1,045      $ 33,265       4,497
                              ========      ======       =======       =====      ========      ======

     In addition to the loan portfolio summarized above, the Company also services loan portfolios totaling approximately $267.9 million ($127.3 million for Kars and $140.6 million from Branch Office originations) as of December 31, 1997, $59.4 million (solely from Branch Office originations) as of December 31, 1996, and $243.6 million ($98.8 million for Kars and $144.8 million from Branch Office originations) as of March 31, 1998, respectively.

     The following tables reflect the growth in contract originations generated from or acquired by Company Dealership operations measured in terms of the principal amount and the number of contracts.

TOTAL CONTRACTS ORIGINATED/PURCHASED:
(IN THOUSANDS, EXCEPT NUMBER OF CONTRACTS AND AVERAGE PRINCIPAL)

                                                                        THREE MONTHS ENDED
                                            YEARS ENDED DECEMBER 31,        MARCH 31,
                                            ------------------------    ------------------
                                               1997          1996        1998       1997
                                            ----------     ---------    -------    -------
Principal Amount..........................   $172,230       $48,996     $69,708    $47,345
Number of Contracts.......................     29,251         6,929       9,339      9,063
Average Principal.........................   $  5,888       $ 7,071     $ 7,464    $ 5,223

     For the year ended December 31, 1997, Finance Receivable Principal Balances originated/purchased increased by 251.5% to $172.2 million, including $55.4 million from the Seminole and EZ Plan acquisitions (approximately 13,250 contracts), from $49.0 million in the year ended December 31, 1996.

     Finance Receivable Principal Balances originated/purchased during the three months ended March 31, 1998 increased by 47.2% to $69.7 million from $47.3 million in the three month period ended March 31, 1997. During the three month period ended March 31, 1997, finance receivable principal balances purchased were affected by the purchase of approximately $31.1 million (6,953 contracts) in finance receivables from Seminole.

RESULTS OF OPERATIONS

     The prices at which the Company sells its cars and the interest rates that it charges to finance these sales take into consideration that the Company's primary customers are high-risk borrowers, many of whom ultimately default. The Provision for Credit Losses reflects these factors and is treated by the Company as a cost of both the future interest income derived on the contract receivables originated at Company Dealerships as well as a cost of the sale of the cars themselves. Accordingly, unlike traditional car dealerships, the Company does not present gross profits in its Statements of Operations calculated as Sales of Used Cars less Cost of Used Cars Sold.

    YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995, AND THREE MONTHS ENDED MARCH 31, 1998 AND 1997

     Sales of Used Cars increased by 130.3% to $123.8 million for the year ended December 31, 1997 from $53.8 million for the year ended December 31, 1996 which was a 40.1% increase from $38.4 million (pro forma) for the year ended December 31, 1995. This growth reflects increases in the number of used car dealerships in operation and the average unit sales price. Units sold increased by 119.9% to 16,636 units in the year ended December 31, 1997 from 7,565 units in the year ended December 31, 1996 compared to an increase of 8.8% from 1995 units sold of 6,956 (pro forma). Net same store unit sales declined by 11.6% in the year ended December 31, 1997 compared to the year ended December 31, 1996. The Company believes that this is due primarily to the increased emphasis on underwriting at the Company Dealerships, particularly at one dealership where unit sales decreased by 742 units, which represents 85.0% of the net decrease for the year ended December 31, 1997. Net same store unit sales increased by 4.6% (pro forma) in the year ended December 31, 1996 compared to the year ended December 31, 1995.

     Sales of Used Cars increased by 300.7% to $73.0 million for the three month period ended March 31, 1998 from $18.2 million for the three month period ended March 31, 1997. This growth reflects a significant increase in the number of used car dealerships in operation from 14 dealerships in operation during the three month period ended March 31, 1997 compared to 46 dealerships in operation during the three month period ended March 31, 1998. Units sold increased by 281.8% to 9,439 units in the three month period ended March 31, 1998 from 2,472 units in the three month period ended March 31, 1997. Same store sales increased by 17.1% in the three month period ended March 31, 1998 compared to the three month period ended March 31, 1997. This increase is primarily due to the timing of store openings within the first quarter of 1997. Management expects same store sales to remain relatively stable in future periods.

     The average sales price per car increased by 4.7% to $7,443 for the year ended December 31, 1997 from $7,107 for the year ended December 31, 1996 compared to a 17.2% increase in the year ended December 31, 1996 from $6,065 (pro forma) in 1995. The average sales price per car increased to $7,731 for the three month period ended March 31, 1998 from $7,367 for the three month period ended March 31, 1997.

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


     Cost of Used Cars Sold and Gross Margin. The Cost of Used Cars Sold increased by 127.0% to $72.4 million for the year ended December 31, 1997 from $31.9 million for the year ended December 31, 1996, which was an increase of 41.8% from $22.5 million (pro forma) for the year ended December 31, 1995. On a per unit basis, the Cost of Used Cars Sold increased by 3.2% to $4,349 for the year ended December 31, 1997 from $4,214 for the year ended December 31, 1996, which was an increase of 30.5% from $3,235 (pro forma) for the year ended December 31, 1995. The gross margin on used car sales (Sales of Used Cars less Cost of Used Cars Sold excluding Provision for Credit Losses) increased by 135.1% to $51.5 million for the year ended December 31, 1997 from $21.9 million for the year ended December 31, 1996, which was an increase of 37.7% from $15.9 million (pro forma) for the year ended December 31, 1995. As a percentage of sales, the gross margin was 41.6%, 40.7% , and 41.4% (pro forma) for the years ended December 31, 1997, 1996, and 1995, respectively. On a per unit basis, the gross margin per car sold was $1,316, $2,391, and $2,286 (pro forma) for the years ended December 31, 1997, 1996, and 1995, respectively.



     The Cost of Used Cars Sold increased by 306.1% to $40.4 million for the three month period ended March 31, 1998 from $9.9 million for the three month period ended March 31, 1997. On a per unit basis, the Cost of Used Cars Sold increased by 6.3% to $4,276 for the three month period ended March 31, 1998 from $4,021 for the three month period ended March 31, 1997. The gross margin on used car sales (Sales of Used Cars less Cost of Used Cars Sold excluding Provision for Credit Losses) increased by 294.2% to $32.6 million for the three month period ended March 31, 1998 from $8.3 million for the three month period ended March 31, 1997. As a percentage of sales, the gross margin was 44.7% and 45.4% for the three month periods ended March 31, 1998 and 1997, respectively. On a per unit basis, the gross margin per car sold was $3,455 and $2,988 for the three month periods ended March 31, 1998 and 1997, respectively. The increase in the average cost per unit and for the decline in gross margin percent and per car sold is primarily the result of an increase in vehicle reconditioning costs from the prior comparable period.


     Provision for Credit Losses. The Provision for Credit Losses increased by 131.5% to $22.4 million in the year ended December 31, 1997 from $9.7 million for the year ended December 31, 1996 compared to 24.4% from $7.8 million (pro forma) in 1995. On a percentage basis, the Provision for Credit Losses per unit originated at Company Dealerships increased by 6.3% to $1,505 per unit in the year ended December 31, 1997 from $1,416 per unit in the year ended December 31, 1996 compared to an increase of 3.1% from $1,239 (pro forma) per unit in 1995. This increase is primarily due to an increase in the average amount financed in the years ended December 31, 1997, 1996, and 1995, respectively, to $7,301 per unit in the year ended December 31, 1997 from $7,071 per unit in the year ended December 31, 1996 and $5,966 per unit in the year ended December 31, 1995. As a percentage of Company Dealership contract balances originated, the Provision for Credit Losses averaged 19.1%, 19.7%, and 22.8% (pro forma), for the years ended December 31, 1997, 1996, and 1995, respectively.

     The Provision for Credit Losses increased by 361.0% to $15.0 million in the three month period ended March 31, 1998 from $3.3 million for the three month period ended March 31, 1997. This increase is primarily due to the 429.1% increase in contract principal balances originated at the Company Dealerships from the comparable period in 1997. The Provision for Credit Losses per unit originated at Company Dealerships increased by 4.2% to $1,610 per unit in the three month period ended March 31, 1998 from $1,545 per unit in the three month period ended March 31, 1997. As a percentage of contract balances originated at Company Dealerships, the Provision for Credit Losses averaged 21.6% and 20.1%, for the three month periods ended March 31, 1998 and 1997, respectively.

     Interest Income. Interest Income consists primarily of interest on finance receivables from Company Dealership sales, and income from Residuals in Finance Receivables Sold. Interest Income increased by 46.1% to $12.6 million for the year ended December 31, 1997 from $8.6 million for the year ended December 31, 1996, which increased by 4.5% from $8.2 million in the year ended December 31, 1995. Interest Income during the years ended December 31, 1997 and 1996 was adversely affected by the sale of finance receivables pursuant to the Securitization Program, and will continue to be affected in future periods by additional securitizations.

     A primary element of the Company's sales strategy is to provide financing to customers with poor credit histories who are unable to obtain automobile financing through traditional sources. The Company financed 94.4% of sales revenue and 96.2% of the used cars sold at Company Dealerships for the year ended December 31, 1997 compared to 91.1% of sales revenue and 91.6% of the used cars sold at Company Dealerships for the year ended December 31, 1996, and 89.7% (pro forma) of sales revenue and 91.2% (pro forma) of the used cars sold for the year ended December 31, 1995. The Company financed 95.5% of sales revenue and 98.9% of the used cars sold at Company Dealerships for the three month period ended March 31, 1998, compared to 89.2% of sales revenue and 85.4% of the used cars sold for the three month period ended March 31, 1997. The average amount financed increased to $7,301 for the year ended December 31, 1997 from $7,071 for the year ended December 31, 1996, which had increased from $5,966 for the year ended December 31, 1995. The average amount financed decreased to $7,464 for the three month period ended March 31, 1998 from $7,699 for the three month period ended March 31, 1997. The decrease in the average amount financed, despite an increase in the average sales price from the comparable period in the prior year, is due to an increase in the average down payment collected on financed sales. As a result of its expansion into markets with interest rate limits, the Company's yield on its Company Dealership receivable contract portfolio has trended downward. The average effective yield on finance receivables from Company Dealerships was approximately 26.7%, 29.2%, and 28.0% for the years ended December 31, 1997, 1996, and 1995, respectively. The effective yield on Finance Receivables from Company Dealerships was 26.0% and 28.0%, for the three month periods ended March 31, 1998 and 1997, respectively. The Company's policy is to charge 29.9% per annum on its Company Dealership contracts. However, in those states that impose usury limits, the Company charges the maximum interest rate permitted.

     Interest Income increased by 156.5% to $3.9 million for the three month period ended March 31, 1998 from $1.5 million for the three month period ended March 31, 1997. Interest Income was reduced by the sale of finance receivables with remaining principal balances of $185.2 million and $48.5 million as of March 31, 1998 and 1997, respectively, pursuant to the Securitization Program, and will continue to be affected in future periods by additional securitizations.

     Gain on Sale of Finance Receivables. Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC II") (collectively referred to as the "Securitization Subsidiaries"), are the Company's wholly owned special purpose "bankruptcy remote" entities. During the first quarter of 1996, the Company initiated a Securitization Program under which CRC sold securities backed by contracts to SunAmerica Life Insurance Company ("SunAmerica"). Beginning with the third fiscal quarter of 1997, the Company expanded the Securitization Program to include CRC II and sales of CRC II securities through private placement of securities to investors other than SunAmerica. Under the Securitization Program, the Securitization Subsidiaries assign and transfer the contracts to separate trusts ("Trusts") pursuant to Pooling and Servicing Agreements (the "Pooling Agreements"). Pursuant to the Pooling Agreements, Class A Certificates and subordinated Class B Certificates are issued to the Securitization Subsidiaries. The Securitization Subsidiaries then sell the Class A Certificates to unrelated investors. The transferred contracts are serviced by Champion Acceptance Corporation ("CAC"), another subsidiary of the Company. For the Company's securitizations that took place prior to July 1, 1997, the Company's Class A Certificates received ratings from Standard & Poors ranging from "BBB" to "A". To obtain these ratings from Standard & Poors, CRC was required to provide a credit enhancement by establishing and maintaining a cash spread account for the benefit of the Class A certificate holders. For the securitization transactions that were consummated after July 1, 1997, the Company's Class A Certificates received a "AAA" rating from Standard & Poors, and a "Aaa" rating from Moody's Investors Service. To obtain these ratings, CRC II (1) obtained an insurance policy from MBIA Insurance Corporation which unconditionally and irrevocably guaranteed full and complete payment of the Class A guaranteed distribution (as defined), and (2) provided a credit enhancement by establishing and maintaining a cash spread account for the benefit of the Class A certificate holders. The Securitization Subsidiaries make an initial cash deposit into the spread account, ranging from 3% to 4% of the initial underlying finance receivables principal balance and pledge this cash to the Trusts. The Securitization Subsidiaries are also required to then make additional deposits to the spread account from the residual cash flow (through the trustees) as necessary to attain and maintain the spread account at a specified percentage, ranging from 6.0% to 12.0% (increasing up to 100% upon the occurrence of termination events or the failure to meet certain performance tests), of the underlying finance receivables principal balance. Distributions are not made to the Securitization Subsidiaries on the Class B Certificates unless the spread account has the required balance, the required periodic payments to the Class A Certificate holders are current, and the trustee, servicer and other administrative costs are current.

     The Company recognizes a Gain on Sale of Loans equal to the difference between the sales proceeds for the finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company's investment in finance receivables consists of the principal balance of the finance receivables, as well as the allowance for credit losses related thereto. Therefore, once the Company securitizes a pool of loans, the Company reduces the allowance for credit losses for the amount of allowance for credit losses related to the loans securitized. The Company allocates the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale.

     To the extent that actual cash flows on a securitization are below original estimates, and differ materially from the original securitization assumptions and, in the opinion of management, those differences appear to be other than temporary in nature, the Company would be required to revalue the Residuals in Finance Receivables Sold held by the Securitization Subsidiaries and record a charge to earnings based upon the reduction. For a discussion of how the Company values the Residuals in Finance Receivables Sold, see "Residuals in Finance Receivables Sold" below. During the year ended December 31, 1997, the Company recorded a $5.7 million charge (approximately $3.4 million, net of income taxes) to write down the Residuals in Finance Receivables Sold.

     During the year ended December 31, 1997, the Securitization Subsidiaries made initial spread account deposits totaling $6.1 million. Additional net deposits into the spread accounts during the year ended December 31, 1997 totaled approximately $1.8 million. As of December 31, 1997, the Company maintained a total spread account balance of $10.4 million. In addition to the spread account balance of $10.4 million, the Company had deposited a total of $1.2 million in trust accounts in conjunction with certain other agreements.

     CRC II made an initial spread account deposit totaling $3.5 million during the three months ended March 31, 1998 in conjunction with a single securitization. Based upon securitizations in effect as of March 31, 1998, the Company's continuing operations were required to maintain an aggregate balance in its spread accounts of $18.6 million, a portion of which may be funded over time. As of March 31, 1998, the Company maintained an aggregate spread account balance of $13.9 million which satisfied the funding requirement for all of the securitization transactions consummated prior to the three month period ended March 31, 1998. Accordingly, an additional $4.7 million related to the securitization consummated during the three month period ended March 31, 1998 will need to be funded from future cash flows. The additional funding requirements will decline as the trustees deposit additional cash flows into the spread account and as the principal balance of the underlying finance receivables declines. In addition to the spread account balance of $13.9 million, the Company had deposited a total of $1.3 million in trust accounts in conjunction with certain other agreements.

     The Company also maintains spread accounts for the securitization transactions that were consummated by the Company's discontinued operations. The Company had met its targeted balance of $6.9 million in these spread accounts as of March 31, 1998.


     During the year ended December 31, 1997, the Company securitized an aggregate of $151.7 million in contracts, issuing $121.4 million in Class A securities, and $30.3 million in Class B securities (Residuals in Finance Receivables Sold). In 1996, the Company securitized an aggregate of $58.2 million in contracts, issuing $44.7 million in Class A securities and $13.5 million in Class B securities. The Company recorded the carrying value of the Residuals in Finance Receivables sold at $17.7 million and $10.1 million, respectively, with a balance of $13.3 million and $8.5 million as of December 31, 1997 and 1996, respectively. The Company recorded Gain on Sale of Loans of $6.7 million and $3.9 million, net of expenses (and a $5.7 million charge recorded by the Company during 1997), related to securitization transactions during the years ended December 31, 1997 and 1996, respectively.

     During the quarter ended March 31, 1998, the Company securitized an aggregate of $86.6 million in contracts, issuing $62.6 million in Class A securities and $24.0 million in Class B securities. The Company recorded the carrying value of the Residuals in Finance Receivables sold at $13.9 million for a balance of $24.7 million at March 31, 1998. During the quarter ended March 31, 1997, the Company securitized an aggregate of $15.1 million in contracts issuing $11.6 million in Class A securities and $3.5 million in Class B securities. The Company recorded the carrying value of the Residuals in Finance Receivables sold at $2.1 million. The Company recorded a Gain on Sale of Loans of $4.6 million during the three month period ended March 31, 1998, compared to $1.1 million during the three month period ended March 31, 1997. The Gain on Sale of Loans as a percentage of principal balances securitized was 5.3% and 7.5% in the three month periods ended March 31, 1998 and 1997, respectively. The decrease in the gain on sale percentage is due to the contracts carrying a lower average contract rate than those securitized in the comparable period last year, and the utilization of a higher cumulative net loss assumption for the 1998 securitization. In addition, the contracts in the 1998 securitization were more seasoned than the contracts in the 1997 securitization resulting in less future interest income available for gain recognition.

     During 1997, the Trusts issued certificates at a weighted average yield of 6.7%, with the yields ranging from 6.3% to 8.1%, resulting in net spreads, after servicing and trustee fees, ranging from 13.7% to 17.8% and averaging 15.8%. During 1996, the Trusts issued certificates at a weighted average yield of 8.4%, with the yields ranging from 8.2% to 8.6%, resulting in net spreads, after servicing and trustee fees, ranging from 16.8% to 17.4% and averaging 17.1%. The decrease in net spreads from 1996 to 1997, despite lower certificate yields, is primarily the result of the decrease in the average contract yield of the finance receivable contracts securitized due to the Company's expansion into markets with interest rate limits.

     During the three month period ended March 31, 1998, the Trust issued certificates at a yield of 6.11% resulting in net spread, before net credit losses and after servicing, insurer, and trustee fees, of 17.0%.

     Other Income. Other Income which consists primarily of servicing income, earnings on investments from the Company's cash and cash equivalents, and franchise fees from the Company's rent-a-car franchisees increased by 385.8% to $12.3 million for the year ended December 31, 1997 from $2.5 million for the year ended December 31, 1996, compared to an increase of 723.7% from $308,000 in the year ended December 31, 1995. The Company services the securitized contracts for monthly fees ranging from .25% to .33% of the beginning of month principal balances (3.0% to 4.0% annualized). In addition, in conjunction with the Kars acquisition in September 1997, the Company recognizes income from servicing the Kars portfolio at a rate of approximately .33% (4.0% annualized) of beginning of month principal balances. Servicing income for the year ended December 31, 1997 increased to $8.7 million from $1.9 million in the year ended December 31, 1996. The significant increase is due to the increase in the principal balance of contracts being serviced pursuant to the Securitization Program and the addition of servicing of the Kars portfolio. The increase in Other Income is also due to an increase in earnings on investments of $1.2 million compared to no investment earnings in the years ended December 31, 1996 and 1995.

     Other Income increased to $4.0 million for the three months ended March 31, 1998 from $1.4 million for the three months ended March 31, 1997. Servicing income for the three months ended March 31, 1998 increased to $3.8 million from $1.0 million in the three month period ended March 31, 1997. This increase is due to the increase in the principal balance of contracts being serviced pursuant to the Securitization Program and the addition of servicing of the third party portfolio. The Company no longer actively engages in the rent-a-car franchise business.

     Income before Operating Expenses. As a result of the Company's continued expansion, Income before Operating Expenses grew by 127.3% to $66.6 million for the year ended December 31, 1997 from $29.3 million for the year ended December 31, 1996 compared to an increase of 46.1% in 1996 from $20.0 million in 1995. Growth of Sales of Used Cars, Interest Income, Gain on Sale of Loans, and Other Income were the primary contributors to the increase.

     Income before Operating Expenses grew by 204.4% to $30.1 million for the three month period ended March 31, 1998 from $9.9 million for the three month period ended March 31, 1997. Growth of Sales of Used Cars, Interest Income on the loan portfolios and Other Income were the primary contributors to the increase.

     Operating Expenses. Operating Expenses consist of Selling and Marketing Expenses, General and Administrative Expenses, and Depreciation and Amortization.

     The Company has three distinct business segments. These consist of retail car sales operations (Company Dealerships), operations attributable to the administration and collection of finance receivables generated at the Company Dealerships (Company Dealership Receivables), and corporate and other operations.

     A summary of Operating Expenses by business segment for the years ended December 31, 1997, 1996, and 1995, and the three month periods ended March 31, 1998 and 1997, respectively, follows:


                                                                    COMPANY
                                                     COMPANY      DEALERSHIP     CORPORATE
                                                   DEALERSHIPS    RECEIVABLES     & OTHER      TOTAL
                                                   -----------    -----------    ---------    -------
Year ended December 31, 1997:
  Selling and Marketing..........................    $10,499        $    --       $    39     $10,538
  General and Administrative.....................     17,215         12,303         9,894      39,412
  Depreciation and Amortization..................      1,536          1,108           506       3,150
                                                     -------        -------       -------     -------
                                                     $29,250        $13,411       $10,439     $53,100
                                                     =======        =======       =======     =======

Year ended December 31, 1996:
  Selling and Marketing..........................    $ 3,568        $    --       $    17     $ 3,585
  General and Administrative.....................      6,306          2,859         3,056      12,221
  Depreciation and Amortization..................        318            769           295       1,382
                                                     -------        -------       -------     -------
                                                     $10,192        $ 3,628       $ 3,368     $17,188
                                                     =======        =======       =======     =======

Year ended December 31, 1995:
  Selling and Marketing..........................    $ 3,856        $    --       $    --     $ 3,856
  General and Administrative.....................      6,441          2,563         2,673      11,677
  Depreciation and Amortization..................        279            479           467       1,225
                                                     -------        -------       -------     -------
                                                     $10,576        $ 3,042       $ 3,140     $16,758
                                                     =======        =======       =======     =======

Three Months ended March 31, 1998:
  Selling and Marketing..........................    $ 5,290        $    --       $    36     $ 5,326
  General and Administrative.....................      9,537          4,255         2,877      16,669
  Depreciation and Amortization..................        613            338           201       1,152
                                                     -------        -------       -------     -------
                                                     $15,440        $ 4,593       $ 3,114     $23,147
                                                     =======        =======       =======     =======

Three Months ended March 31, 1997:
  Selling and Marketing..........................    $ 1,525        $    --       $     7     $ 1,532
  General and Administrative.....................      2,469          1,488         1,647       5,604
  Depreciation and Amortization..................        200            206           123         529
                                                     -------        -------       -------     -------
                                                     $ 4,194        $ 1,694       $ 1,777     $ 7,665
                                                     =======        =======       =======     =======


     Selling and Marketing Expenses. For the years ended December 31, 1997, 1996, and 1995, Selling and Marketing Expenses are comprised almost entirely of advertising costs and commissions relating to Company Dealership operations. Selling and Marketing Expenses increased by 193.9% to $10.5 million for the year ended December 31, 1997 from $3.6 million for the year ended December 31, 1996, which was an increase of 12.6% from $3.2 million (pro forma) in 1995. As a percentage of Sales of Used Cars, these expenses averaged 8.5%, 6.7%, and 8.3% (pro forma) for the years ended December 31, 1997, 1996, and 1995, respectively. On a per unit sold basis, Selling and Marketing expenses increased by 34.0% to $633 per unit for the year ended December 31, 1997 from $474 per unit for the year ended December 31, 1996, which was a decrease of 7.1% from $510 (pro forma) per unit in 1995. The significant increase in per unit marketing in 1997 is primarily due to the Company's expansion into several new markets. The Company operated dealerships in ten markets during 1997, compared to operating in two markets in 1996 and 1995. As a result of this expansion, the Company incurred significant marketing costs in new markets in an effort to establish brand name recognition.

     Selling and Marketing Expenses increased by 247.7% to $5.3 million for the three month period ended March 31, 1998 from $1.5 million for the three month period ended March 31, 1997. As a percentage of Sales of Used Cars, these expenses averaged 7.3% for the three month period ended March 31, 1998 and 8.4% for the three month period ended March 31, 1997. On a per unit sold basis, Selling and Marketing Expenses of Company Dealerships decreased to $564 per unit for the three month period ended March 31, 1998 from $620 per unit for the three month period ended March 31, 1997. This decrease is primarily due to a general reduction in marketing expenses in the Tampa market compared to the same period in the prior year. In the prior year, upon entering the Tampa market, the Company incurred significant marketing costs in an effort to establish brand recognition.


     General and Administrative Expenses. General and Administrative Expenses increased by 222.5% to $39.4 million for the year ended December 31, 1997 from $12.2 million for the year ended December 31, 1996, which was an increase of 15.1% from $10.6 million (pro forma) for the year ended December 31, 1995. These expenses represented 25.4%, 17.8%, and 20.4% of total revenues for the years ended December 31, 1997, 1996, and 1995, respectively. The increase in General and Administrative Expenses is primarily a result of the Company's increased number of used car dealerships, as well as continued expansion of infrastructure to administer growth.



     General and Administrative Expenses increased by 197.4% to $16.7 million for the three month period ended March 31, 1998 from $5.6 million for the three month period ended March 31, 1997. These expenses represented 19.5% and 25.1% of total revenues for three month periods ended March 31, 1998, and 1997, respectively. The increase in General and Administrative Expenses is a result of the Company's increased number of used car dealerships. However, the decrease in General and Administrative Expenses as a percent of total revenues is primarily due to the relatively greater increase in revenues over the incremental costs required to manage the Company as it adds additional dealerships.


     Depreciation and Amortization. Depreciation and Amortization consists of depreciation and amortization on the Company's property and equipment and amortization of the Company's goodwill and trademarks. Depreciation and amortization increased by 127.9% to $3.2 million for the year ended December 31, 1997 from $1.4 million for the year ended December 31, 1996, which was an increase of 12.8% from $1.2 million for the year ended December 31, 1995. Depreciation and amortization increased by 117.8% to $1.2 million for the three month period ended March 31, 1998 from $529,000 for the three month period ended March 31, 1997. The increases were due primarily to the increase in amortization of goodwill associated with the Company's recent acquisitions, and increased depreciation expense from the addition of used car dealerships.

     Interest Expense. Interest Expense decreased by 70.9% to $706,000 in 1997 from $2.4 million in 1996 which was a decrease of 54.4% from $5.3 million in 1995. The decrease from 1995 to 1996 and then from 1996 to 1997 is primarily the result of the private placement of Common Stock in February 1997, which generated $89.2 million in cash, the two public offerings that were completed in 1996, which generated $79.4 million in cash, and the Company's Securitization Program, which generated cash from the sale of Finance Receivables which the Company utilized to pay down debt. A total of $4.6 million, $2.8 million and $628,000 in interest expense was related to discontinued operations in the years ended December 31, 1997, 1996 and 1995, respectively.

     Interest expense increased by 265.6% to $647,000 in the three month period ended March 31, 1998 from $177,000 in the three month period ended March 31, 1997. The increase in interest expense over the prior comparable period is due primarily to increased borrowings to support the Company's increasing finance receivable portfolio, property and equipment and inventory. A total of $2.0 million and $594,000 in interest expense was related to discontinued operations for the three month periods ended March 31, 1998 and 1997, respectively.

     Income Taxes. Income taxes from continuing operations increased to $2.8 million in 1997 which is an effective tax rate of approximately 40.9%, compared to $694,000 in 1996, up from zero in 1995. In 1996, the Company utilized all of the Valuation Allowance that existed against its deferred income tax assets as of December 31, 1995. No income tax benefit was recognized in 1995 as a result of an increase in the Valuation Allowance for deferred tax assets.

     Income taxes from continuing operations totaled $2.5 million and $499,000 during the three month periods ended March 31, 1998 and 1997 respectively, an effective rate of 40.1% and 39.7%, respectively.

     Earnings (Loss) from Discontinued Operations. Discontinued operations consist of the Company's Cygnet Dealer Program, the Branch Office network, the Company's bulk purchasing and loan servicing operations, and transactions related to FMAC.

     Earnings (Loss) from discontinued operations, net of income taxes increased to $5.4 million in the year ended December 31, 1997 from a loss of $1.1 million in 1996, compared to a loss of $153,000 in 1995. The losses in 1995 and 1996 were related to the Company's Branch Office network. Earnings from discontinued operations in 1997 were significantly impacted by the FMAC transaction which generated a pre-tax gain on sale of loans of $8.1 million, as well as $3.8 million in interest income from the debtor in possession loan and the senior bank group notes held by the Company, net of interest expense on the carrying costs related to the FMAC transaction and an operating loss from the Branch Office network.

     Loss from discontinued operations was $5.6 million in the three month period ended March 31, 1998 compared to earnings of $2.5 million in three month period ended March 31, 1997. The loss in the three month period ended March 31, 1998 was due to a loss from disposal of discontinued operations of $4.8 million from the closure of the Branch Office network and an operating loss of $785,000 from discontinued operations from the Branch Office network, compared to earnings in the comparable quarter in 1997 due to a gain on sale of finance receivables from the Branch office network.

ALLOWANCE FOR CREDIT LOSSES

     The Company has established an Allowance for Credit Losses ("Allowance") to cover anticipated credit losses on the contracts currently in its portfolio. The Allowance has been established through the Provision for Credit Losses.

     The following table reflects activity in the Allowance, as well as information regarding charge off activity, for the years ended December 31, 1997 and 1996, in thousands.

                                                YEARS ENDED        THREE MONTHS ENDED
                                               DECEMBER 31,             MARCH 31,
                                            -------------------    -------------------
                                              1997       1996        1998       1997
                                            --------    -------    --------    -------
Allowance Activity:
  Balance, Beginning of Year..............  $  1,625    $ 7,500    $ 10,356    $ 1,625
  Provision for Credit Losses.............    22,354      9,657      15,034      3,261
  Allowance on Acquired Loans.............    15,309         --          --      9,034
  Reduction Attributable to Loans Sold....   (21,408)    (9,330)    (17,090)    (3,100)
  Net Charge Offs.........................    (7,524)    (6,202)     (2,147)    (1,597)
                                            --------    -------    --------    -------
  Balance, End of Year....................  $ 10,356    $ 1,625    $  6,153    $ 9,223
                                            ========    =======    ========    =======
  Allowance as % of Year Ended Principal
     Balance..............................      18.5%      23.0%       18.5%      28.4%
                                            ========    =======    ========    =======
Charge off Activity:
  Principal Balances......................  $ 10,285    $ 8,115    $  3,197    $ 2,263
  Accrued Interest........................        --        487          --         --
  Recoveries, Net.........................    (2,761)    (2,400)     (1,050)      (666)
                                            --------    -------    --------    -------
  Net Charge Offs.........................  $  7,524    $ 6,202    $  2,147    $ 1,597
                                            ========    =======    ========    =======
  Net Charge Offs as % of Average
     Principal Outstanding................      17.6%      23.0%       13.1%      18.2%
                                            ========    =======    ========    =======

     The Allowance on contracts was 18.5% of outstanding principal balances as of March 31, 1998 and December 31, 1997, 23.0% at December 31, 1996, and 28.4%
at March 31, 1997. The Allowance at March 31, 1997 was significantly effected by the Seminole portfolio acquisition in which the Company obtained $9.0 million of Allowance on Acquired Loans on a total loan portfolio of $31.1 million, resulting in a significant increase in the Allowance as a percentage of outstanding principal balances.

     The Company's policy is to charge off contracts when they are deemed uncollectible, but in any event at such time as a contract is delinquent for 90 days.

     Recoveries as a percentage of principal balances charged off averaged 26.8% for the year ended December 31, 1997 compared to 29.6% for the year ended December 31, 1996, 32.8% for the three month period ended March 31, 1998, and 29.4%, for the three month period ended March 31, 1997. Loan recoveries in Arizona are positively effected by the Company's ability to receive a sales tax benefit for charged off loans that it does not receive in certain other markets. As a result of the Company's expansion outside of the Arizona market in 1997, recovery rates for the loan portfolio were negatively effected.

     Static Pool Analysis. To monitor contract performance, beginning in June 1995, the Company implemented "static pool" analysis for contracts originated since January 1, 1993. Static pool analysis is a monitoring methodology by which each month's originations and subsequent charge offs are assigned to a unique pool and the pool performance is monitored separately. Improving or deteriorating performance is measured based on cumulative gross and net charge offs as a percentage of original principal balances, based on the number of complete payments made by the customer before charge off. The table below sets forth the cumulative net charge offs as a percentage of original contract cumulative balances, based on the quarter of origination and segmented by the number of payments made prior to charge off. For periods denoted by "-", the pools have not seasoned sufficiently to allow for computation of cumulative losses. For periods denoted by "x", the pools have not yet attained the indicated cumulative age. While the Company monitors its static pools on a monthly basis, for presentation purposes the information in the tables is presented on a quarterly basis.

     Effective January 1, 1997, the Company modified its methodology to reflect additional historical experience in computing "Monthly Payments Completed by Customer Before Charge Off" as it relates to loan balances charged off after final insurance settlements and on loans modified from their original terms. Resulting adjustments affect the timing of previously reported interim cumulative losses, but do not impact ending cumulative losses. For loan balances charged off after insurance settlement principal reductions, the revised calculation method only gives credit for payments actually made by the customer and excludes credit for reductions arising from insurance proceeds. For modified loans, completed payments now reflect customer payments made both before and after the loan was modified. The numbers presented below reflect the adoption of the revised calculation method.

     Currently reported cumulative losses may also vary from those previously reported due to ongoing collection efforts on charged off accounts and the difference between final proceeds on the liquidation of repossessed collateral versus original accounting estimates. Management believes that such variation will not be material.


     The following table sets forth as of April 30, 1998, the cumulative net charge offs as a percentage of original contract cumulative (pool) balances, based on the quarter of origination and segmented by the number of monthly payments completed by customer before charge off. Additionally, set forth is the percent of principal reduction for each pool since inception and cumulative total net losses incurred (TLI). Such data contains a revision of previously reported data as a result of a recently detected computational error.


         POOL'S CUMULATIVE NET LOSSES AS PERCENTAGE OF POOL'S ORIGINAL
                          AGGREGATE PRINCIPAL BALANCE


                                      MONTHLY PAYMENTS COMPLETED BY CUSTOMER BEFORE CHARGE OFF
                                   --------------------------------------------------------------
                         ORIG.      0      3       6       12      18      24     TLI     REDUCED
                        -------    ---    ----    ----    ----    ----    ----    ----    -------
1993:
1st Quarter...........  $ 2,326    6.9%   18.7%   26.5%   31.8%   33.9%   35.1%   35.4%    100.0%
2nd Quarter...........  $ 2,942    7.2%   18.9%   25.1%   29.4%   31.7%   32.1%   32.4%    100.0%
3rd Quarter...........  $ 3,455    8.6%   19.5%   23.7%   28.5%   30.7%   31.6%   31.9%    100.0%
4th Quarter...........  $ 4,261    6.3%   16.1%   21.6%   27.0%   28.9%   29.5%   29.6%    100.0%
1994:
1st Quarter...........  $ 6,305    3.4%   10.0%   13.4%   17.9%   20.3%   20.9%   21.0%    100.0%
2nd Quarter...........  $ 5,664    2.8%   10.4%   14.1%   19.6%   21.5%   22.0%   22.1%    100.0%
3rd Quarter...........  $ 6,130    2.8%    8.1%   12.0%   16.3%   18.2%   19.1%   19.2%    100.0%
4th Quarter...........  $ 5,490    2.4%    7.6%   11.2%   16.4%   19.3%   20.2%   20.3%    100.0%
1995:
1st Quarter...........  $ 8,191    1.1%    7.3%   12.2%   17.3%   19.8%   20.7%   20.8%     99.8%
2nd Quarter...........  $ 9,845    1.7%    7.0%   11.8%   16.3%   19.1%   20.7%   21.0%     99.1%
3rd Quarter...........  $10,106    1.9%    6.8%   10.8%   17.6%   21.4%   23.0%   23.4%     96.5%
4th Quarter...........  $ 8,426    1.2%    5.6%   10.7%   17.5%   22.1%   23.7%   23.9%     94.5%
1996:
1st Quarter...........  $13,635    1.3%    7.5%   13.2%   20.7%   24.7%      x    26.1%     89.6%
2nd Quarter...........  $13,462    2.2%    9.2%   13.9%   22.8%   26.7%     --    27.6%     83.6%
3rd Quarter...........  $11,082    1.6%    7.1%   13.1%   21.8%      x      --    26.2%     77.4%
4th Quarter...........  $10,817    1.6%    8.9%   16.4%   24.8%     --      --    27.3%     71.7%
1997:
1st Quarter...........  $16,279    2.2%   10.6%   17.6%      x      --      --    24.7%     64.0%
2nd Quarter...........  $25,875    1.5%   10.0%   16.1%     --      --      --    20.3%     50.9%
3rd Quarter...........  $32,147    1.3%    8.5%      x      --      --      --    14.4%     37.6%
4th Quarter...........  $42,529    1.5%      x      --      --      --      --     8.8%     26.8%
1998:
1st Quarter...........  $69,708      x      --      --      --      --      --     2.2%     14.4%
2nd Quarter...........  $67,202      x      --      --      --      --      --     0.1%      2.5%

     The following table sets forth the principal balances 31 to 60 days delinquent, and 61 to 90 days delinquent as a percentage of total outstanding Company Dealership contract principal balances.

                                                              RETAINED    SECURITIZED    MANAGED
                                                              --------    -----------    -------
December 31,1997:
  31 to 60 days.............................................   2.2%          4.5%         3.6%
  61 to 90 days.............................................   0.6%          2.2%         1.5%
December 31,1996:
  31 to 60 days.............................................   2.3%          5.4%         5.0%
  61 to 90 days.............................................   0.6%          1.9%         1.7%
March 31, 1998:
  31 to 60 days.............................................   1.2%          2.5%         2.2%
  61 to 90 days.............................................   3.6%          0.9%         1.4%

     In accordance with the Company's charge off policy, there are no accounts more than 90 days delinquent as of December 31, 1997 and 1996.

RESIDUALS IN FINANCE RECEIVABLES SOLD

     Residuals in Finance Receivables Sold represent the Company's interests through its Securitization Subsidiaries in the subordinated Class B certificates in the securitization transactions. The Company utilizes a number of estimates in arriving at the initial valuation of the Residuals in Finance Receivables Sold, which represent the expected present value of net cash flows into the Trust in excess of those required to pay principal and interest on the Class A Certificates. The present value of expected cash flows is a function of a number of items including, but not limited to, charge off rates, repossession recovery rates, portfolio delinquency, prepayment rates, and Trust expenses. Subsequent to the initial recording of the Residuals in Finance Receivables Sold, the carrying value is adjusted for the actual cash flows into the respective Trusts in order to maintain a carrying value which approximates the present value of the expected net cash flows into the Trust in excess of those required to pay all obligations of the respective Trust other than the obligations to the Class B Certificates. To the extent that actual cash flows on a securitization are below original estimates, and differ materially from the original securitization assumptions, and in the opinion of management, those differences appear to be other than temporary in nature, the Company would be required to revalue the Residuals in Finance Receivables Sold, and record a charge to earnings based upon the reduction. During the year ended December 31, 1997, the Company recorded a $5.7 million charge (approximately $3.4 million, net of income taxes) to write down the Residuals in Finance Receivables Sold. The Company determined a write down in the Residuals in Finance Receivables Sold was necessary due to an increase in net losses in the securitized loan portfolio.

     With the exception of the Company's first two securitization transactions which took place during the first six months of 1996, the estimated cash flows into the Trusts were discounted with a rate of 16%. The two securitization transactions that took place during the first six months of 1996 were discounted with a rate of 25%. For securitization transactions between June 30, 1996 and June 30, 1997, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 26.0%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance. The $5.7 million charge (approximately $3.4 million, net of income taxes) in the year ended December 31, 1997 which resulted in a reduction in the carrying value of the Company's Residuals in Finance Receivables Sold had the effect of increasing the cumulative net loss assumption to approximately 27.5% for the securitization transactions that took place prior to July 1, 1997. As a result of this charge, the remaining allowance for credit losses inherent in the securitization assumptions as a percentage of the remaining principal balances of securitized contracts was approximately 17.9% as of December 31, 1997, compared to 16.2% as of December 31, 1996. There can be no assurance that the charge taken by the Company was sufficient and that the Company will not record additional charges in the future in order to write down the Residuals in Finance Receivables Sold.

     For the securitization transactions that took place during the two quarters ended December 31, 1997, net losses were estimated using total expected cumulative net losses at loan origination of approximately 27.5%, adjusted for actual cumulative net losses prior to securitization. For the securitization that was completed during the three month period ended March 31, 1998, net losses were estimated using total cumulative net losses at loan organization of approximately 29.5%, adjusted for actual cumulative net losses prior to securitization. The estimated cash flows into the trust were discounted with a rate of 16%.

     The remaining allowance for credit losses inherent in the securitization assumptions as a percentage of the remaining principal balances of securitized contracts was approximately 22.2% as of March 31, 1998, compared to 17.9% as of December 31, 1997 and 16.2% as of December 31, 1996. There can be no assurance that the charge taken by the Company was sufficient and that the Company will not record additional charges in the future in order to write down the Residuals in Finance Receivables Sold.

     The assumptions utilized in prior securitizations may not necessarily be the same as those utilized in future securitizations. The Company classifies the residuals as "held-to-maturity" securities in accordance with SFAS No. 115.

LIQUIDITY AND CAPITAL RESOURCES

     The Company requires capital to support increases in its contract portfolio, expansion of Company Dealerships, the purchase of inventories, the purchase of property and equipment, and for working capital and general corporate purposes. The Company intends to continue to expand the Cygnet Dealer Program until the Split-up is complete. The Company has funded its capital requirements through equity offerings, operating cash flow, the sale of finance receivables, and supplemental borrowings.

     The Company's Net Cash Provided by (Used in) Operating Activities of Continuing Operations decreased by 156.7% to ($13.7) million for 1997 from $24.1 million in 1996, compared to an increase of 272.1% from $6.4 million in 1995. The decrease in 1997 was primarily due to increases in purchases of Finance Receivables, Gain on Sale of Finance Receivables, and Increases in Inventory offset by increases in Net Earnings, Provision for Credit Losses, proceeds from sale of Finance Receivables and a decrease in collections of Finance Receivables. The increase in 1996 was primarily due to increases in Net Earnings, the Provision for Credit Losses, and collections of Finance Receivables, offset by an increases in purchases of Finance Receivables, Other Assets and the Gain on Sale of Loans.

     The Company's Net Cash Provided by Operating Activities of Continuing Operations increased by 5,219.8% or $18.2 million to $18.6 million for the three month period ended March 31, 1998 from $349,000 in the three month period ended March 31, 1997. The increase was primarily due to increases in proceeds from sales of finance receivables, collections of finance receivables, the provision for credit losses, decrease in inventory, offset by increases in the purchase of finance receivables, and Gain on Sale of Finance Receivables.

     Net Cash Used in Investing Activities of Continuing Operations increased by 498.3% to $62.9 million in the year ended December 31, 1997 from $10.5 million in the year ended December 31, 1996. The increase was due primarily to the $5.3 million used for the net increase in Investments Held in Trust, $35.8 million for the purchase of the assets of Seminole, EZ Plan, and Kars, and the $13.2 million increase used for the purchases of Property and Equipment. Net Cash Used in Investing Activities of Continuing Operations decreased by 54.4% from $23.1 million in the year ended December 31, 1995 to $10.5 million in the year ended December 31, 1996. The decrease was due primarily to a net increase in Finance Receivables of $20.2 million and the $3.1 million used for the net increase in the Investments Held in Trust, and the $2.6 million increase used for the purchases of Property and Equipment.

     The Net Cash Used in Investing Activities of Continuing Operations increased by 4.6% or $383,000 to $8.7 million in the three months ended March 31, 1998 from $8.3 million in the three months ended March 31, 1997. The increase was due to an increase in Investments Held in Trust and the purchase of Property and Equipment. Further, the Company used $3.5 million for the purchase of the assets of Seminole during the three month period ended March 31, 1997 compared to the three month period ended March 31, 1998 when no acquisition took place.

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

     The Company's Net Cash Provided by Financing Activities of Continuing Operations increased by 173.7% to $109.8 million in the year ended December 31, 1997 from $40.1 million in the year ended December 31, 1996. This increase was the result of the $89.4 million in proceeds from the Company's private placement of Common Stock, plus the addition of Notes Payable of $22.6 million. Net Cash Provided by Financing Activities of Continuing Operations increased by 28.0% to $40.1 million in the year ended December 31, 1996 from $31.3 million in the year ended December 31, 1995. This increase was the result of the $79.4 million in proceeds from the Company's public offerings of Common Stock, net of the $28.6 million of repayment of Notes Payable and the redemption of $10.0 million of Preferred Stock.

     The Company's Net Cash Provided by Financing Activities of Continuing Operations decreased by 82.3% or $61.3 million to $13.2 million in the three month period ended March 31, 1998 from $74.5 million in the three month period ended March 31, 1997. This decrease was primarily the result of the $88.7 million in proceeds from the Company's sale of common stock in the three month period ended March 31, 1997, net of increases in notes payable and subordinated notes payable.

     The Company's Net Cash Used in Discontinued Operations increased by 31.1% or $11.4 million to $48.1 million in the year ended December 31, 1997 from $36.7 million in the year ended December 31, 1996, compared to an increase of 171.5% from $13.5 million in the year ended December 31, 1995. The increase in the periods was primarily due to increases in finance receivables originated by the discontinued operations.

     The Company's Net Cash Used in Discontinued Operations increased by 122.4% or $14.4 million to $26.1 million in the three month period ended March 31, 1998 from $11.7 million in the three month period ended March 31, 1997 due primarily to an increase in finance receivables originated and retained by the discontinued operations.

     Revolving Facility. The Company maintains a revolving credit facility (the "Revolving Facility") with General Electric Capital Corporation ("GE Capital") that has a maximum commitment of up to $100.0 million. Under the Revolving Facility, the Company may borrow up to 65.0% of the principal balance of eligible contracts originated from the sale of used cars and up to 86.0% of the principal balance of eligible contracts originated by the Branch Offices. However, an amount up to $10 million of the borrowing capacity under the Revolving Facility is not available at any time when the guarantee of the Company to the Contract Purchaser (defined below under "Transactions Regarding First Merchants Acceptance Corporation") is in effect. The Revolving Facility expires in December 1998. The facility is secured by substantially all of the Company's assets. As of March 31, 1998, the Company's borrowing capacity under the Revolving Facility was $61.9 million, the aggregate principal amount outstanding under the Revolving Facility was approximately $48.3 million, and the amount available to be borrowed under the facility was $13.6 million. The Revolving Facility bears interest at the 30-day LIBOR plus 3.15%, payable daily (total rate of 8.8% as of March 31, 1998).

     The Revolving Facility contains covenants that, among other things, limit the Company's ability to, without GE Capital's consent: (i) incur additional indebtedness; (ii) make unsecured loans or other advances of money to officers, directors, employees, stockholders or affiliates in excess of $25,000 in total;
(iii) engage in securitization transactions (other than the Securitization Program, for which GE Capital has consented); (iv) merge with, consolidate with, acquire or otherwise combine with any other person or entity, transfer any division or segment of its operations to another person or entity, or form new subsidiaries; (v) make any change in its capital structure; (vi) declare or pay dividends except in accordance with all applicable laws and not in excess of fifteen percent (15%) of each year's net earnings available for distribution;
(vii) make certain investments and capital expenditures; and (viii) engage in certain transactions with affiliates. These covenants also require the Company to maintain specified financial ratios, including a debt ratio of 2.1 to 1 and a net worth of at least $75,000,000, and to comply with all laws relating to the Company's business. The Revolving Facility also provides that a transfer of ownership of the Company that results in less than 15.0% of the Company's voting stock being owned by Mr. Ernest C. Garcia II will result in an event of default under the Revolving Facility.

     Under the terms of the Revolving Facility, the Company is required to maintain an interest coverage ratio which the Company failed to satisfy during the first quarter of 1998. This was primarily as a result of the
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

charges taken with respect to the closure of the Branch Office network, for which the Company incurred a loss from discontinued operations of $5.4 million (net of income tax benefit of $3.7 million.) GE Capital has waived the covenant violation as of March 31, 1998.

     The Company's Revolving Facility currently contains provision for borrowings based upon eligible finance receivable contracts and does not provide for borrowings based upon contracts or notes receivable acquired or issued pursuant to the Cygnet Dealer Program. Further, the Revolving Facility does not contain provision for borrowing against the Company's inventory. The Company considers these assets to be sources of additional liquidity and, therefore, is currently exploring alternatives regarding obtaining financing secured by the assets generated by the Cygnet Dealer Program and the Company's inventory.

     Subordinated Indebtedness and Preferred Stock. Prior to its public offering in June 1996, the Company historically borrowed substantial amounts from Verde Investments Inc. ("Verde"), an affiliate of the Company. The Subordinated Notes Payable balances outstanding to Verde totaled $12.0 million as of March 31, 1998 and December 31, 1997, respectively. Subsequent to March 31, 1998, the Company made a $2.0 million payment on the Subordinated Note Payable. Prior to June 21, 1996, these borrowings accrued interest at an annual rate of 18.0%. Effective June 21, 1996 the annual interest rate on these borrowings was reduced to 10.0%. The Company is required to make monthly payments of interest and annual payments of principal in the amount of $2.0 million. This debt is junior to all of the Company's other indebtedness and the Company may suspend interest and principal payments in the event it is in default on obligations to any other creditors. In July 1997, the Company's Board of Directors approved the prepayment of the $12.0 million in subordinated debt after the earlier of (1) the Company's completion of a debt offering; or (2) at such time as (a) the FMAC transactions (described below under "Transactions with First Merchants Acceptance Corporation") have been completed or the cash requirements for completion of said transaction are known, and (b) the company either has cash in excess of its current needs or has funds available under its financing sources in excess of its current needs. No such prepayment has been made as of the date of filing of this Proxy. Any such prepayment would require the consent of the lenders in the Company's subordinated debt offering effected in February 1998 as described below.

     In February 1998, the Company issued $15.0 million in subordinated notes to unrelated parties. The unsecured three year notes call for interest at 12% per annum payable quarterly and are senior to the Verde subordinated note payable. In connection with the issuance of the senior subordinated notes payable, the Company issued warrants, which were valued using the Bloch-Scholes option-pricing model at approximately $900,000, to the lenders to purchase up to 500,000 shares of the Company's common stock at an exercise price of $10.00 per share exercisable at any time until the later of (1) February 2001, or (2) such time as the notes have been paid in full.

     Additional Financing. On January 28, 1998, the Company issued a $7.0 million note payable which accrued interest at 9.5% per annum. The Company paid this note payable in full on April 1, 1998.

     On February 19, 1998, the Company executed a $30.0 million short term standby repurchase credit facility. Pursuant to the terms of this facility, the lender agreed to purchase, subject to repurchase rights of the Company, certain eligible sub-prime automobile finance receivables originated and or purchased by the Company for a purchase price (and corresponding repurchase obligation) of no more than $30.0 million. During the three month period ended March 31, 1998, the lender purchased approximately $30.0 million in contracts pursuant to the facility which accrued interest at a rate of 9.5% per annum. The Company exercised its repurchase obligation on March 24, 1998.

     Securitizations. The Company's Securitization Program is a primary source of funding for the Company. Under this program, the Company sold approximately $170.4 million in certificates secured by contracts to SunAmerica through securitizations effected prior to June 30, 1997. Since June 30, 1997, the Company has consummated additional securitizations under the Securitization Program with private investors through Greenwich Capital Markets, Inc. ("Greenwich Capital"). In February 1998, the Company executed a commitment letter with Greenwich Capital under which, among other things, Greenwich Capital will become the exclusive securitization agent for the Company for up to $1.0 billion of AAA-rated surety wrapped securities as part of the Company's ongoing Securitization Program.
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

     At the closing of each securitization, the Securitization Subsidiaries receive payment for the certificates sold (net of Investments Held in Trust). The Company also generates cash flow under this program from ongoing servicing fees and excess cash flow distributions resulting primarily from the difference between the payments received from customers on the contracts and the payments paid on the Class A Certificates. In addition, securitization allows the Company to fix its cost of funds for a given contract portfolio, and broadens the Company's capital source alternatives. Failure to periodically engage in securitization transactions will adversely affect the Company.

     In connection with its securitization transactions, the Securitization Subsidiaries are required to make an initial cash deposit into an account held by the trustee (spread account) and to pledge this cash to the Trust to which the finance receivables were sold. The Trust in turn invests the cash in high quality liquid investment securities. In addition, the cash flows due to the B Certificates first are deposited into the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivables principal balance. In the event that the cash flows generated by the finance receivables sold to the Trust are insufficient to pay obligations of the Trust, including principal or interest due to certificate holders or expenses of the Trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the Trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the Trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Securitization Subsidiaries from the pledged spread account.

     Debt Shelf Registration. On July 18, 1997, the Company filed a Form S-3 registration statement for the purpose of registering up to $200 million of its debt securities in one or more series at prices and on terms to be determined at the time of sale. The registration statement has been declared effective by the Securities and Exchange Commission and is available for future debt offerings.

     Transactions Regarding First Merchants Acceptance Corporation. The Company was actively involved in the bankruptcy proceedings of First Merchants Acceptance Corporation ("FMAC"). FMAC was in the business of purchasing and securitizing loans made primarily to sub-prime borrowers by various Third Party Dealers. In various transactions relating to the FMAC bankruptcy proceedings, the Company, among other things, (1) purchased the secured claims of certain creditors of FMAC, sold the contracts securing such claims at a profit to a third party purchaser, guaranteed the purchaser a specified return on the contracts and obtained a related guarantee from FMAC secured by, among other things, the stock of certain entities holding residual interests and certain equity certificates in various securitized loan pools of FMAC, and entered into servicing arrangements with respect to such contracts; (2) made debtor-in-possession loans to FMAC, secured as described above, and received interest income therefrom; (3) entered into various servicing agreements with respect to receivables in the securitized pools of FMAC; (4) obtained rights to receive certain payments with respect to distributions on residual interests in such securitized pools and obtained certain interests in charged off receivables in such pools; (5) obtained rights to certain fees; (6) obtained the FMAC servicing platform; and (7) issued certain warrants to purchase Company Common Stock consisting of (a) warrants issued to FMAC's bank group to purchase up to 389,800 shares of the Company's Common Stock at an exercise price of $20.00 per share at any time through February 20, 2000, and subject to a call feature by the Company if the closing market price of the Company's Common Stock equals or exceeds $27.00 per share for a period of five consecutive trading days, and (b) warrants issued to FMAC to purchase 325,000 shares of the Company's Common Stock at any time through April 1, 2001 at a price of $20.00 per share, subject to a call feature by the Company if the closing market price of the Company's Common Stock equals or exceeds $28.50 per share for a period of 10 consecutive trading days. The Company also contributed to FMAC all of its shares of FMAC common stock in exchange for the assets constituting FMAC's servicing platform.

     It is the Company's intent to transfer substantially all of the rights and liabilities related to the FMAC transaction (except cash received by the Company prior to the Effective Date) to Cygnet in conjunction with the Split-up. However, the Company will remain liable as to certain liabilities in the FMAC transaction. For additional information concerning the FMAC transaction, and the liabilities that will be retained by the Company with respect thereto following the Split-up, see "Risk Factors -- Risks Relating to the FMAC
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

Transaction." The transactions described above were consummated primarily by the Company's discontinued operations.

     Industry Considerations. In recent periods, several major used car finance companies have announced major downward adjustments to their financial statements, violations of loan covenants, related litigation, and other events. In addition, certain of these companies have filed for bankruptcy protection. These announcements have had a disruptive effect on the market for securities of sub-prime automobile finance companies, have resulted in a tightening of credit to the sub-prime markets, and could lead to enhanced regulatory oversight. A reduction in access to the capital markets or to credit sources could have an adverse affect on the Company.

     Capital Expenditures and Commitments. The Company is pursuing an aggressive growth strategy. In January 1997, the Company acquired selected assets of a group of companies engaged in the business of selling and financing used motor vehicles, including four dealerships located in the Tampa Bay/St. Petersburg market (Seminole). In March 1997, the Company opened its first used car dealership in the Las Vegas market. In April 1997, the Company acquired selected assets of a company in the business of selling and financing used motor vehicles, including seven dealerships located in the San Antonio market (EZ
Plan). In September 1997, the Company acquired selected assets of a company in the business of selling used motor vehicles, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market (Kars).

     In the first quarter of 1998, the Company opened three new dealerships. Further, the Company currently has one dealership in San Antonio, two dealerships in Los Angeles, three dealerships in Atlanta, four dealerships in Dallas, two dealerships in Tampa, one dealership in Las Vegas, and one dealership in Albuquerque currently under development. The Company believes that it will expend approximately $1.5 to $1.7 million to construct (excluding inventory) each Company Dealership.

     On July 11, 1997, the Company entered into an agreement, as amended, to provide "debtor in possession" financing to FMAC in an amount up to $21.5 million to be adjusted downward from time to time. As of July 1, 1998, the maximum commitment was reduced to $12.4 million and the outstanding balance on the DIP Facility totaled $9.8 million. The Company expects the maximum commitment to be further reduced to $11.5 million in the next six months as FMAC receives additional income tax refunds from various taxing jurisdictions.

     The Company intends to finance these expenditures through operating cash flows and supplemental borrowings, including amounts available under the Revolving Facility and the Securitization Program, if any.

     Sale-Leaseback of Real Property. In March 1998, the Company executed a commitment letter with an investment company for the sale-leaseback of up to $37.0 million in real property. Pursuant to the terms of the commitment letter, which is subject to final negotiation, approval of the Company's Board of Directors, and execution of definitive agreements, the Company would sell certain real property to the investment company for its original cost and leaseback the properties for an initial term of twenty years. The Company would retain certain extension options, and pay monthly rents of approximately one-twelfth of 10.75% of the purchase price plus all occupancy costs and taxes. The commitment letter calls for annual increases in the monthly rents of not less than 2%. On May 14, 1998, the Company completed the first closing of the sales-leaseback transaction. In conjunction with this closing, the Company sold property for approximately $21.8 million. Substantially all of the proceeds from the sale were utilized to pay down the Revolving Facility.

     Common Stock Repurchase Program. In October 1997, the Company's Board of Directors authorized a stock repurchase program by which the Company may acquire up to one million shares of its Common Stock from time to time on the open market. Under the program, purchases may be made depending on market conditions, share price, and other factors. The stock repurchase program will terminate on December 31, 1998, unless extended by the Company's Board of Directors, and may be discontinued at any time. As of the date of filing of this Proxy Statement, the Company had repurchased 28,000 shares of its Common Stock.

     Reliance Transaction. In February 1998, the Company entered into servicing and transition servicing arrangements with Reliance Acceptance Group, Inc. ("Reliance"), which company also filed a voluntary
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

petition for relief under Chapter 11 of the Bankruptcy Code that same month. It is the Company's intent to transfer all contract rights and liabilities related to, and assets (except cash received by the Company prior to the Effective Date) obtained in, the Reliance transaction to the Company's discontinued operations in conjunction with the Split-up. However, the Company will remain liable as to certain obligations in the Reliance transaction. See "Risk Factors -- Risks Relating to the Reliance Transaction." The following is a general description of the Reliance transaction.

     Pursuant to the servicing agreement entered into between the Company and Reliance (the "Servicing Agreement"), as amended, following the Effective Date, the Company will service certain receivables of Reliance in exchange for (i) a monthly servicing fee of the greater of four percent (4%) per annum of the aggregate outstanding principal balance of all non-defaulted receivables computed monthly on the basis of the declining balance of the receivables portfolio (consisting of Reliance's portfolio of (A) prime receivables and (B) sub-prime receivables), or fifteen dollars ($15.00) per receivable per month plus reimbursement of certain costs and expenses; (ii) $1.3 million in proceeds realized from the sale of a pool of charged off receivables existing as of the Reliance petition date ("Charged-Off Proceeds"); (iii) a total of (A) four percent (4%) of the outstanding principal balance of each receivable (exclusive of defaulted and certain other receivables) sold in any bulk sale to a person other than the Company or an affiliate of the Company, and (B) $3.25 million in net collections, recovery, and sale proceeds from the receivables portfolio and certain other cash receipts of Reliance reduced by any amount previously paid under clause (A) above, following payment of Reliance's primary bank debt and, if applicable, repayment to Reliance of any proceeds of litigation, the Reliance Warrants (as defined below), and equity proceeds used by Reliance to pay its primary bank debt ("Post-Bank Debt Proceeds"); and (iv) following the Company's receipt of the Post-Bank Debt Proceeds, fifteen percent (15%) of the net collections, recovery, and sale proceeds from the receivables portfolio and certain other cash receipts of Reliance (the "Incentive Fee"). Reliance, in consideration for entering into the Servicing Agreement will receive privately issued warrants ("Reliance Warrants") to purchase shares of Common Stock of the Company as follows: fifty thousand (50,000) Reliance Warrants will be granted to Reliance upon the Company's receipt of the Charged-Off Proceeds; up to one hundred thousand (100,000) Reliance Warrants will be granted to Reliance based upon the Company's receipt of up to $3.25 million of Post-Bank Debt Proceeds; and Reliance will be granted an additional seventy-five thousand (75,000) Reliance Warrants for every $1 million actually received by the Company through the Incentive Fee. The Reliance Warrants will have a strike price of twelve dollars and 50/100 ($12.50) for the first one hundred fifty thousand (150,000) Reliance Warrants and a strike price for all other Reliance Warrants of the greater of twelve dollars and 50/100 ($12.50) or one hundred twenty percent (120%) of the market price of the Common Stock on the date of issuance of the Reliance Warrants. The Reliance Warrants will be exercisable as follows: (i) the first 50,000 Reliance Warrants will be exercisable for three years from the Reliance Petition Date and (ii) all remaining Reliance Warrants will be exercisable for three years from the date of issuance.

     As of the close of business on the effective date of Reliance's plan of reorganization (July 31, 1998), the Company will purchase Reliance's furniture, fixtures, and equipment, including computer software and hardware and related licenses for $250,000, payable in twelve equal monthly installments over a period of one year beginning August 15, 1998, and will have a period of sixty days to require Reliance to assume and assign to the Company any of the leases or other contracts not previously rejected by Reliance.

     Year 2000. The Company has commenced certain limited reviews and assessments of its computer systems in order to evaluate its exposure to year 2000 issues. The Company has incurred costs and expenses of approximately $25,000 to date in evaluating its year 2000 issues. The Company expects to make modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company estimates total costs and expenses to be between $500,000 to $1,000,000 to modify its existing systems and make it year 2000 compliant. The Company considers year 2000 costs and expenses to be material to its operation and financial position. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized, or modification of its existing systems which costs would be expended as incurred. Resolution of all year 2000 issues is critical to the Company's business. There can be no assurance that the Company will be able to completely resolve all year 2000 issues in a timely fashion or that the ultimate cost to

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

identify and implement solutions to all year 2000 problems will not exceed the Company's estimated range for year 2000 costs provided above. Failure to resolve year 2000 issues would have a material adverse effect on the Company's business, financial condition, and results of operations.

SEASONALITY

     Historically, the Company has experienced higher revenues in the first two quarters of the year than in the latter half of the year. The Company believes that these results are due to seasonal buying patterns resulting in part from the fact that many of its customers receive income tax refunds during the first half of the year, which are a primary source of down payments on used car purchases.

INFLATION

     Increases in inflation generally result in higher interest rates. Higher interest rates on the Company's borrowings would decrease the profitability of the Company's existing portfolio. The Company will seek to limit this risk through its Securitization Program and, to the extent market conditions permit, for contracts originated at Company Dealerships, either by increasing the interest rate charged, or the profit margin on, the cars sold, and for bulk purchases, by increasing the purchase discount at which the Company purchases the contract portfolio. To date, inflation has not had a significant impact on the Company's operations.

ACCOUNTING MATTERS

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS No. 130) which became effective for the Company January 1, 1998. SFAS No. 130 establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. The Company had no comprehensive income.

     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS No. 131) which became effective for the Company January 1, 1998. SFAS No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim reports issued to stockholders. Management does not believe that the adoption of SFAS No. 131 will have a material effect on the Company's disclosures.

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

                   BUSINESS OF THE COMPANY AFTER THE SPLIT-UP

     Subsequent to the Split-up, the Company, together with its then subsidiaries, will focus primarily on the sale and financing of used motor vehicles to the sub-prime market. Substantially all of the third party financing operations currently operated by the Company will be operated by Cygnet. The following describes the Company giving effect to the disposition of Cygnet.

GENERAL

     The Company operates the largest publicly-held chain of Buy Here-Pay Here used car dealerships in the United States and underwrites, finances and services retail installment contracts generated from the sale of used cars by its Company Dealerships. The Company began its used car sales and financing operations in 1992 and has pursued an aggressive growth strategy since that time. The Company targets its products and services to the sub-prime segment of the automobile financing industry, which focuses on selling and financing the sale of used cars to Sub-Prime Borrowers. As of the date of this Proxy Statement, the Company is operating 47 Company Dealerships located in nine metropolitan areas in seven states.

     During 1997, the Company originated 16,001 contracts through its Company Dealerships with an aggregate principal balance of $116.8 million. The principal balance of the Company's total contract portfolio serviced as of December 31, 1997, was $451.3 million, including $238.0 million in contracts serviced under the Company's Securitization Program and $127.3 million on behalf of third parties. During the three month period ended March 31, 1998, the Company originated 9,339 contracts through its Company Dealerships with an aggregate principal balance of $69.7 million. As of March 31, 1998, the Company's total contract portfolio serviced was $462.1 million, including $276.2 million in contracts serviced under the Securitization Program, $98.8 million on behalf of third parties, and $53.9 million from the discontinued Branch Office portfolio.

     The Company was formed in Arizona in 1992 for the purpose of purchasing Duck Ventures, Inc. and other subsidiaries and was reincorporated in Delaware in 1996. Except as otherwise specified, all references in this Proxy Statement to the "Company" refer to Ugly Duckling Corporation and its subsidiaries.

OVERVIEW OF USED CAR SALES AND FINANCE INDUSTRY

     Used Car Sales. The Company participates in the sub-prime segment of the independent used car sales and finance market. This segment is serviced primarily by small independent used car dealerships ("Buy Here -- Pay Here dealers") that sell and finance the sale of used cars to Sub-Prime Borrowers. Buy Here -- Pay Here dealers typically offer their customers certain advantages over more traditional financing sources, such as expanded credit opportunities, flexible payment terms (including prorating customer payments due within one month into several smaller payments and scheduling payments to coincide with a customer's pay days), and the ability to make payments in person, an important feature to many Sub-Prime Borrowers who may not have checking accounts or are otherwise unable to make payments by the due date through use of the mail because of the timing of paychecks.

     Recently, the growth of the used car sales and finance market has attracted significant attention from a number of large companies, including AutoNation, U.S.A. and Car Max, which have entered the used car sales business or announced plans to develop large used car sales operations. The Company believes that these companies are attracted by the relatively high gross margins that can be earned in this business and the lack of consolidation in this market. None of these companies have indicated an intention to focus on the Buy Here -- Pay Here segment.

     Used Car Financing. The automobile financing industry is the third-largest consumer finance market in the country, after mortgage debt and credit card revolving debt. The industry is served by such traditional lending sources as banks, savings and loans, and captive finance subsidiaries of automobile manufacturers, as well as by independent finance companies and Buy Here -- Pay Here dealers. In general, the industry is categorized according to the type of car sold (new versus used) and the credit characteristics of the borrower. Sub-prime Borrowers are generally classified according to the following criteria:

     - An "A" credit or "prime" borrower is a person who has a long credit history with no defaults, has been employed in the same job for a period of at least 18 months, and can easily finance a new car purchase through a bank, a captive finance subsidiary of an automobile manufacturer, or an independent finance company.

     - A "B" credit or "non-prime" borrower is a person who has a substantial credit history that includes late payments, an inconsistent employment history, or significant or unresolved problems with credit in the past. To finance a used car purchase, this borrower will generally not be able to obtain a loan from a captive finance subsidiary or a bank, and will have to obtain financing from an independent finance company that lends into this market category.

     - A "C" credit or "sub-prime" borrower generally has little or no credit history or a credit history characterized by consistently late payments and sporadic employment. Like "B" credit borrowers, "C" credit borrowers generally are not able to obtain a loan from a captive finance subsidiary or a bank, and have to obtain financing from an independent finance company that lends into this market category.

     - A "D" credit borrower is also referred to as a "sub-prime" borrower. These persons, however, in addition to having an unfavorable employment history, have also experienced debt charge offs, foreclosures, or personal bankruptcy. In purchasing a car, this borrower's only choice is to obtain financing from an independent finance company or through a Buy Here -- Pay Here dealer.

     As with its used car sales operations, the Company's finance operations are directed to the sub-prime segment of the market. In particular, the finance operations of Company Dealerships are directed toward Sub-Prime Borrowers classified in the "C" and "D" categories. Many of the traditional lending sources do not consistently provide financing to the sub-prime consumer finance market. The Company believes traditional lenders avoid this market because of its high credit risk and the associated collection efforts.

RECENT ACQUISITIONS

     During 1997, the Company completed several acquisitions. In January 1997, the Company acquired substantially all of the assets of Seminole, including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million in exchange for approximately $2.5 million in cash and assumption of $29.9 million in debt. In April 1997, the Company purchased substantially all of the assets of EZ Plan, including seven dealerships in San Antonio and a contract portfolio of approximately $24.3 million in exchange for approximately $26.3 million in cash. In September 1997, the Company acquired substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars, including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market, in exchange for approximately $5.5 million in cash. These acquisitions were recorded in accordance with the "purchase method" of accounting, and, accordingly, the purchase price was allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $14.8 million and was recorded as goodwill, which is being amortized over periods ranging from fifteen to twenty years. The results of operations of the acquired operations have been included in the Company's consolidated statements of operations from the respective acquisition dates.

COMPANY DEALERSHIP OPERATIONS

     Company Dealership operations include the retail sale of used cars and the underwriting, financing, and servicing of contracts originated from such sales. The Company's total revenues from its Company Dealership operations were $123.8 million, $53.8 million, and $47.8 million ($46.6 million excluding sales at the Gilbert Dealership which was closed at the end of 1995) for the years ended December 31, 1997, 1996, and 1995, respectively.

     Retail Car Sales. The Company distinguishes its Company Dealership operations from those of typical Buy Here -- Pay Here dealers through its network of multiple locations, upgraded facilities, large inventories of used cars, regional centralized purchasing, value-added marketing programs, and dedication to customer service. Company Dealerships are generally located in high visibility, high traffic commercial areas, and generally are newer and cleaner in appearance than other Buy Here -- Pay Here dealers, which helps promote the Company's image as a friendly and reputable business. The Company believes that these factors, coupled with its widespread brand name recognition (achieved through extensive promotion of its duck mascot and logo), enable it to attract customers who might otherwise visit another Buy Here -- Pay Here dealer.

     Company Dealerships generally maintain an average inventory of 50 to 200 used cars and feature a wide selection of makes and models (with ages generally ranging from 5 to 10 years) and a range of sale prices, all of which enables the Company to meet the tastes and budgets of a broad range of potential customers. The Company acquires its inventory from new or late-model used car dealers, used car wholesalers, used car auctions, and customer trade-ins, as well as from repossessions. In making its purchases, the Company takes into account each car's retail value and the costs of buying, reconditioning, and delivering the car for resale. After purchase, cars are delivered to the individual dealerships or reconditioning centers, where they are inspected and reconditioned for sale. The average sales price per car at Company Dealerships was $7,443, $7,107, and $6,065 for the years ended December 31, 1997, 1996, and 1995 (exclusive of sales at the Company's Gilbert Dealership), respectively. Company Dealerships use a standardized sales contract that typically provides for down payments of approximately 10.0% to 15.0% of the purchase price with the balance of the purchase price financed at fixed interest rates generally ranging from 21.0% to 29.9% over periods generally ranging from 12 to 48 months. Except for vehicles sold in the Phoenix, Arizona market, where the Company offers a one month, 1,000 mile warranty, the Company sells cars on an "as is' basis, and requires its customers to sign an agreement at the date of sale releasing the Company from any obligation with respect to vehicle-related problems that may subsequently occur.

     Used Car Financing. The Company finances approximately 95.0% of the used cars sold at its Company Dealerships through retail installment contracts that the Company services. Subject to the discretion of its sales managers, potential customers must meet the Company's underwriting guidelines before the Company will agree to finance the purchase of a car. The Company created these underwriting guidelines to control its exposure to credit risk while providing its sales managers with sufficient flexibility to consummate sales when appropriate. In connection with each sale, customers are required to complete a credit application. Company personnel then analyze and verify customer application information, which contains employment and residence histories, income information, and references, as well as the customer's personal cash flow statement (taking into account the completion of the sale), credit bureau reports, and other information regarding the customer's credit history. The Company's credit underwriting process takes into account the ability of its managers and other sales employees, who typically have extensive experience, to make sound judgments regarding the extension of credit to Sub-Prime Borrowers and to personalize financing terms to meet the needs of individual customers. For example, contract payments may be scheduled to coincide with the customer's pay days, whether weekly, biweekly, semi-monthly, or monthly. In addition, each manager makes credit approvals only after a "face-to-face" interview with the potential customer in which the manager gains firsthand information regarding the customer's financial situation, sources of income, and past credit problems. The Company believes that its customers value the expanded credit opportunities that such flexibility provides and, consequently, will pay a higher price for their cars. The Company believes that the higher prices it charges are necessary to fund the high rate of credit losses incurred as a result of financing Sub-Prime Borrowers. To the extent the Company is unable to charge such higher prices or otherwise obtain acceptable margins, its results of operations will be adversely affected.

     Subsequent to each sale, all finance transactions are reviewed by the Company's loan review department for compliance with the Company's underwriting standards and reverification of certain information relating to the borrower. To the extent such reviews reveal non-compliance, such non-compliance is discussed with dealership management and, where appropriate, remedial action is taken against the responsible manager.

     Advertising and Marketing. The Company's advertising campaigns generally emphasize its multiple locations, wide selection of quality used cars, and ability to provide financing to most Sub-Prime Borrowers.
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

The Company's advertising campaign revolves around a series of radio and television commercials that feature the Company's animated duck mascot, as well as complementary billboard and print advertisements. The Company believes that its marketing approach creates brand name recognition and promotes its image as a professional, yet approachable, business, in contrast to the lack of name recognition and generally unfavorable public image of many Buy Here -- Pay Here dealers.

     A primary focus of the Company's marketing strategy is its ability to finance consumers with poor credit histories. Consequently, the Company has initiated marketing programs designed to attract Sub-Prime Borrowers, assist such customers in reestablishing their credit, reward those customers who pay on time, develop customer loyalty, and increase referral and repeat business. Among these programs are:

     - The Down Payment Back Program. This program encourages customers to make timely payments on their contracts by enabling them to receive a refund of their initial down payment (typically representing 10.0% -- 15.0% of the initial purchase price of the car) at the end of the contract term if all payments have been made by the scheduled due date.

     - The Income Tax Refund Program. During the first quarter of each year, the Company offers assistance to customers in the preparation of their income tax returns, including forwarding customers' tax information to a designated preparer, paying the preparation fee, and, if there is a forthcoming tax refund, crediting such refund toward the required down payment. This program enables customers to purchase cars without having to wait to receive their income tax refund.

     - Visa Card Program. Pursuant to this program, the Company arranges for qualified applicants to obtain a Visa credit card backed by a partially refundable payment of approximately $175 or $250 made by the Company to the credit card company. This program offers otherwise unqualified customers the chance to obtain the convenience of a credit card and rebuild their credit records.

     The Company also utilizes various telemarketing programs. For example, potential customers are contacted within several days of their visit to a Company Dealership to follow up on leads and obtain information regarding their experience while at a Company Dealership. In addition, customers with satisfactory payment histories are contacted several months before contract maturity and are offered an opportunity to purchase another vehicle with a nominal down payment requirement. The Company also maintains a loan-by-phone program utilizing its toll-free telephone number of 1-800-THE-DUCK.

     Dealership Management -- Responsibilities and Compensation. Each Company Dealership is run by a general manager who has complete responsibility for the operations of the dealership facility, including final approval of sales and contract originations, inventory maintenance, the appearance and condition of the facility, and the hiring, training, and performance of Company Dealership employees. The Company trains its general managers and sales managers to be contract underwriters. The Company pays its managers a base salary and allows them to earn bonuses based upon a variety of factors, including the overall performance of the contract portfolio originated. Although sales persons are paid on commission, each sale must be underwritten and approved by a manager.

LOAN SERVICING -- MONITORING AND COLLECTIONS

     One of the Company's goals is to minimize credit losses through close monitoring of contracts its services. Relating to this, upon the origination of a contract, where necessary, Company personnel enter all terms of the contract into the Company's computer systems. The Company's monitoring and collections staff then utilize the Company's collections software to monitor the performance of the contracts. The Company currently services its loan portfolios on loan servicing and collection data processing systems on various platforms. However, the Company is in the process of converting substantially all of the loan servicing and collections data processing systems of the Continuing Company Businesses to a single loan servicing and collections data processing system.

     The collections software provides the Company with, among other things, up-to-date activity reports, allowing immediate identification of customers whose accounts have become past due. In accordance with Company policy, collections personnel contact a customer with a past due account within three days of
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

delinquency (or in the case of first payment delinquencies, within one day) to inquire as to the reasons for such delinquency and to suggest ways in which the customer can resolve the underlying problem, thereby enabling the customer to continue making payments and retain the car. The Company's early detection of a customer's delinquent status, as well as its commitment to working with its customers, allows it to identify and address payment problems quickly, thereby reducing the amount of its credit loss.

     If the Company's efforts to work with a customer are unsuccessful and the customer becomes seriously delinquent, the Company will take the necessary steps to protect its collateral. Frequently, delinquent customers will recognize their inability to honor their contractual obligations and will work with the Company to coordinate "voluntary repossessions" of their cars. For cases involving uncooperative customers, the Company retains independent firms to repossess the cars pursuant to prescribed legal procedures. Upon repossession and after a statutorily-mandated waiting period, the Company will recondition the car, if necessary, and sell it in the wholesale market or at retail through its Company Dealerships. The Company estimates that it recovers approximately 90.0% of the cars that it attempts to repossess, approximately 90.0% of which are sold on a wholesale basis and the remainder of which are sold through Company Dealerships.

     Unlike most other used car dealerships with multiple locations or automobile finance companies, the Company permits its customers to make cash payments on their contracts in person at Company Dealerships or at the Company's collection facilities. Cash payments account for a significant portion of monthly contract receipts on the Company Dealership portfolio.

COMPETITION

     Although the used car industry has historically been highly fragmented, it has attracted significant attention recently from a number of large companies, including AutoNation, U.S.A. and Car Max, which have entered the used car sales business. Many franchised automobile dealers have increased their focus on the used car market as well. The Company believes that these companies are attracted by the relatively high gross margins that can be achieved in this market as well as the industry's lack of consolidation. Many of these companies and franchised dealers have significantly greater financial, marketing, and other resources than the Company. However, none of these companies have indicated an intention to focus on the Buy Here-Pay Here segment of the market.

     The Company's primary competition for its Company Dealerships are the numerous independent Buy Here-Pay Here dealers that sell and finance sales of used cars to Sub-Prime Borrowers. The Company distinguishes its direct sales and financing operations from those of typical Buy Here-Pay Here dealers by providing multiple locations, upgraded facilities, large inventories of used automobiles, centralized purchasing on a regional basis, value-added marketing programs, and dedication to customer service. In addition, the Company has developed flexible underwriting guidelines and techniques to facilitate rapid credit decisions, as well as a technology-based corporate infrastructure that enables the Company to monitor and service large volumes of contracts.

REGULATION, SUPERVISION, AND LICENSING

     The Company's operations are subject to ongoing regulation, supervision, and licensing under various federal, state, and local statutes, ordinances, and regulations. Among other things, these laws require that the Company obtain and maintain certain licenses and qualifications, limit or prescribe terms of the contracts that the Company originates and/or purchases, require specified disclosures to customers, limit the Company's right to repossess and sell collateral, and prohibit the Company from discriminating against certain customers. The Company is also subject to federal and state franchising and insurance laws.

     The Company typically charges fixed interest rates significantly in excess of traditional finance companies on the contracts originated at its Company Dealerships. Historically, a significant portion of the Company's used car sales activities were conducted in, and a significant portion of the contracts the Company services were originated in Arizona, which does not impose limits on the interest rate that a lender may charge. However, the Company has expanded, and will continue to expand, its operations into states that impose usury limits, such as Florida and Texas. The Company attempts to mitigate these rate restrictions by attempting to obtain higher sales prices on the cars it sells.

     The Company believes that it is currently in substantial compliance with all applicable federal, state, and local laws and regulations. There can be no assurance, however, that the Company will be able to remain in compliance with such laws, and such failure could have a material adverse effect on the operations of the Company. In addition, the adoption of additional statutes and regulations, changes in the interpretation of existing statutes and regulations, or the Company's entrance into jurisdictions with more stringent regulatory requirements could have a material adverse effect on the Company's business.

TRADEMARKS AND PROPRIETARY RIGHTS

     The Company has obtained federal trademark registrations on its duck mascot and logo, as well as for the trade names "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," and "America's Second Car." These registrations are effective through 2002 and are renewable for additional terms of ten years. The Company grants its Ugly Duckling Rent-a-Car franchisees the limited right to use its duck mascot and logo in their used car rental operations. The Company has also obtained a federal trademark registration for the slogan "Putting You On the Road to Good Credit."

     The Company licenses software from various third parties. It has also developed and copyrighted customized software to facilitate its sales and financing activities. Although the Company believes it takes appropriate measures to protect its proprietary rights and technology, there can be no assurance that such efforts will be successful. The Company believes it is in material compliance with all third party licensing requirements.

EMPLOYEES

     At the Effective Date, it is expected that the Company will employ approximately 1,900 persons in the Continuing Company Businesses. None of the Company's employees are covered by a collective bargaining agreement.

SEASONALITY

     Historically, the Company has experienced higher same store revenues in the first two quarters of the year than in the latter half of the year. The Company believes that these results are due to seasonal buying patterns resulting in part from the fact that many of its customers receive income tax refunds during the first half of the year, which are a primary source of down payments on used car purchases.

PROPERTIES

     As of May 31, 1998, the Company leased substantially all of its facilities, of which 54 were Branch Office locations that the Company closed in 1998. The Company is continuing to negotiate lease settlements and terminations with respect to its Branch Office network closure. The Company's corporate headquarters is located in approximately 30,000 square feet of leased space in Phoenix, Arizona. Following the Split-up, the Company expects to move to new office space under a lease of similar terms and conditions, at or near the current location.

                           MANAGEMENT OF THE COMPANY

BOARD OF DIRECTORS, BOARD COMMITTEES, AND MEETINGS

     BOARD OF DIRECTORS. During the year ended December 31, 1997, the Board of Directors of the Company met on 19 occasions. No Company officer or former officer was a member of the Board of Directors, except for Mr. Garcia.

     COMPENSATION COMMITTEE. The Compensation Committee of the Board of Directors, which consists of Messrs. Jennings and Willey, met nine times during 1997. The Compensation Committee reviews executive salaries and administers any bonus, incentive compensation, and stock option plans of the Company, including the Incentive Plan. In addition, the Compensation Committee consults with management of the Company regarding compensation policies and practices of the Company. The Report of the Compensation Committee for 1997 is set forth below. No Company officer or former officer was a member of the Compensation Committee. Following the Effective Date of the Split-up, Mr. Garcia will also be a member of the Compensation Committee.

     AUDIT COMMITTEE. The Audit Committee, which prior to Mr. Moreno's resignation effective June 30, 1998, consisted of Messrs. Abrahams and Moreno and currently consists of Mr. Abrahams alone, met one time during 1997. The Audit Committee reviews the professional services provided by the Company's independent auditors, the annual financial statements of the Company, and the Company's system of internal controls. No Company officer or former officer was a member of the Audit Committee. Following the Annual Meeting, Mr. Abrahams will continue to be the sole member of the Audit Committee until the Effective Date of the Split-up, when Mr. Garcia will also be a member of the Audit Committee.

     OTHER COMMITTEES. The Company does not maintain a nominating or similar committee.

     DIRECTOR ATTENDANCE. During 1997, the incumbent Company directors attended 75% or more of both the meetings of the Company board and board committees on which they served, except for one director. Mr. Moreno attended 68% of the meetings of the Board of Directors. Board and board committee meetings include regular and special meetings and actions by unanimous written consent. In addition to board and committee meetings, directors discharge their responsibilities throughout the year by personal meetings and telephone contact with Company executive officers and others regarding the business and affairs of the Company and its subsidiaries.

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

INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Information concerning the names, ages, terms, positions with the Company, and business experience of the Company's current directors and executive officers is set forth below as of July 1, 1998.

                                                                                 TERM AS
                                                                                 DIRECTOR     DIRECTOR
DIRECTOR/ OFFICER NAME                   AGE   POSITION                          EXPIRES       SINCE
----------------------                   ---   --------                          --------   ------------
Ernest C. Garcia II(1)(2)..............  41    Chairman of the Board and Chief     1998     1992(3)
                                               Executive Officer
Robert J. Abrahams(1)..................  71    Director                            1998     June 1996(4)
Christopher D. Jennings(2).............  44    Director                            1998     June 1996(4)
John N. MacDonough.....................  54    Director                            1998     June 1996(4)
Frank P. Willey(2).....................  44    Director                            1998     June 1996(4)
Gregory B. Sullivan(5).................  40    President and Chief Operating
                                               Officer
Steven P. Johnson......................  38    Senior Vice President and
                                               General Counsel
Russell J. Grisanti....................  51    Executive Vice President --
                                               Operations
Steven T. Darak........................  50    Senior Vice President and Chief
                                               Financial Officer
Steven A. Tesdahl......................  39    Senior Vice President and Chief
                                               Information Officer
Donald L. Addink.......................  48    Vice President -- Senior Analyst
Peter R. Fratt.........................  40    Vice President -- Real Estate
Eric J. Splaver........................  35    Corporate Controller

---------------
(1) Member of the Audit Committee. Mr. Abrahams will be the sole member of the Audit Committee until Mr. Garcia joins the Audit Committee following the Effective Date.

(2) Member of the Compensation Committee. Following the Effective Date, Mr. Garcia will also be a member of the Compensation Committee.

(3) Elected upon the Company's founding in 1992.

(4) Elected on or around the date the Company made an initial public offering of its Common Stock.

(5) Mr. Sullivan has been nominated as a director in place of Mr. Moreno, who resigned from the Company's Board of Directors effective June 30, 1998 because of time constraints relating to family and other business interests.

     Ernest C. Garcia II has served as the Chairman of the Board and Chief Executive Officer of the Company since its founding in 1992, and served as President from 1992 to 1996. Since 1991, Mr. Garcia has served as President of Verde, a real estate investment corporation that is also an affiliate of the Company. Mr. Garcia's sister is married to Mr. Johnson.

     Robert J. Abrahams has served as a director of the Company since June 1996. Mr. Abrahams has served since 1988 as a consultant to the financing industry, including service as a consultant to the Company from 1994 to 1995. From 1960 to 1988, Mr. Abrahams was an executive officer of Heller Financial, Inc., a finance company. Prior to joining Heller Financial, Inc., Mr. Abrahams co-founded Financial Acceptance Company in 1948. Mr. Abrahams is also a director of Smart Choice Automotive Group, Inc., a retail automotive and finance company, and HMI Industries, Inc., a manufacturing and direct selling company. Mr. Abrahams serves as a member of the Audit Committee of the Board of Directors.

     Christopher D. Jennings has served as a director of the Company since June 1996. Mr. Jennings currently serves as Managing Director of Friedman, Billings, Ramsey & Co., Inc., an investment banking firm. Mr. Jennings served as a managing director of Cruttenden Roth Incorporated ("Cruttenden Roth"), an

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

investment banking firm, from 1995 to April 1998. From 1992 to 1994, Mr. Jennings served as a Managing Director of investment banking at Sutro & Co., an investment banking firm. From 1989 to 1992, Mr. Jennings served as a Senior Managing Director at Maiden Lane Associates, Ltd., a private equity fund. Prior to 1989, Mr. Jennings served in various positions with, among others, Dean Witter Reynolds, Inc. and Warburg Paribas Becker, Inc., both of which are investment banking firms. Mr. Jennings serves as a member of the Compensation Committee of the Board of Directors. See "Management of the Company -- Certain Relationships and Related Transactions" and "-- Security Ownership of Certain Beneficial Owners and Management."

     John N. MacDonough has served as a director of the Company since June 1996. Mr. MacDonough has served as Chairman and Chief Executive Officer of Miller Brewing Company, a brewer and marketer of beer, since 1993, having previously served from 1992 to 1993 as President and Chief Operating Officer of that company. Prior to 1992, Mr. MacDonough was employed in various positions at Anheuser Busch, Inc., also a brewer and marketer of beer. Mr. MacDonough is also a director of Marshall & Ilsley Bank. Mr. MacDonough is married to the sister of Mr. Sullivan.

     Frank P. Willey has served as a director of the Company since June 1996. Mr. Willey has served as the President of Fidelity National Financial, Inc., one of the nation's largest title insurance underwriters, since January 1995. From 1984 to 1995, Mr. Willey served as the Executive Vice President and General Counsel of Fidelity National Title. Mr. Willey is also a director of Fidelity National Financial, Inc., CKE Restaurants, Inc., an operator of various quick-service restaurant chains, and Southern Pacific Funding Corporation, a specialty finance company that originates, purchases, and sells high-yield, non-conforming mortgage loans. Mr. Willey serves as a member of the Compensation Committee of the Board of Directors.

     Gregory B. Sullivan has served as President and Chief Operating Officer of the Company since March 1996. Mr. Sullivan has also served as President of Ugly Duckling Car Sales, Inc. since December 1996. From 1995 through February 1996, Mr. Sullivan was a consultant to the Company. Mr. Sullivan formerly served as President and principal stockholder of National Sports Games, Inc., an amusement game manufacturing company that he co-founded in 1989 and sold in 1994. Prior to 1989, Mr. Sullivan was involved in the securities industry and practiced law with a large Arizona firm. He is an inactive member of the State Bar of Arizona. Mr. Sullivan's sister is married to Mr. MacDonough. Mr. Sullivan has been nominated to the Board of Directors of the Company to replace Mr. Moreno.

     Russell J. Grisanti has served as Executive Vice President of the Company since June of 1997. From 1989 to 1991, Mr. Grisanti served as the President of Brookland Financial; from 1991 to 1994, Mr. Grisanti served as the President of Kars-Yes Financial, Inc.; and from 1995 to 1996, Mr. Grisanti served as President of Central Auto Sales. From 1996 to June 1997, Mr. Grisanti provided consulting services to various companies in the automobile sales and financing industry. Mr. Grisanti has also held positions as Chief Financial Officer of various savings and loan associations and real estate firms and was an Audit Manager with Coopers & Lybrand LLP. Mr. Grisanti is a CPA and has an MBA.

     Steven P. Johnson has served as Senior Vice President, Secretary, and General Counsel of the Company since its founding in 1992. Since 1991, Mr. Johnson has also served as the General Counsel of Verde, an affiliate of the Company. Prior to 1991, Mr. Johnson practiced law in Tucson, Arizona. Mr. Johnson is licensed to practice law in Arizona and Colorado and is married to the sister of Mr. Garcia.

     Steven T. Darak has served as the Senior Vice President and Chief Financial Officer of the Company since February 1994, having joined the Company in 1994 as Vice President and Chief Financial Officer. From 1989 to 1994, Mr. Darak owned and operated Champion Financial Services, Inc., a used car finance company that the Company acquired in early 1994. Prior to 1989, Mr. Darak served in various positions in the banking industry and in public accounting.

     Steven A. Tesdahl has served as Senior Vice President and Chief Information Officer since September 1997. From 1993 to 1997, Mr. Tesdahl was a Partner with Andersen Consulting, a leading global provider of business integration consulting services. Prior to 1993, Mr. Tesdahl was an Associate Partner with Andersen Consulting.

     Donald L. Addink has served as the Vice President -- Senior Analyst of the Company since 1995 and also serves as the Vice President of Verde. From 1988 to 1995, Mr. Addink served as Executive Vice President of Pima Capital Co., a life insurance holding company. Prior to 1988, Mr. Addink served in various capacities with a variety of insurance companies. Mr. Addink is a Fellow of the Society of Actuaries and a Member of the American Academy of Actuaries.

     Peter R. Fratt has served as Vice President -- Real Estate of the Company since October 1993. From 1989 to 1993, Mr. Fratt was an associate of CB Commercial Real Estate Services. Prior to that time, Mr. Fratt was involved in commercial real estate brokerage and investment.

     Eric J. Splaver has served as Corporate Controller of the Company since May 1994. From 1986 to 1994, Mr. Splaver worked as a certified public accountant with KPMG Peat Marwick LLP.

     Directors of the Company are elected for one year terms. Each director of the Company serves until the following annual meeting of the Company, until his successor is duly elected and qualified, or until retirement, resignation, or removal. Executive officers of the Company serve at the discretion of the Board of Directors.

INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS

     Prior to 1992, when he founded the Company, Mr. Garcia was involved in various real estate, securities, and banking ventures. Arising out of two transactions in 1987 between Lincoln Savings and Loan Association ("Lincoln") and entities controlled by Mr. Garcia, the Resolution Trust Corporation (the "RTC"), which ultimately took over Lincoln, asserted that Lincoln improperly accounted for the transactions and that Mr. Garcia's participation in the transactions facilitated the improper accounting. Facing severe financial pressures, Mr. Garcia agreed to plead guilty to one count of bank fraud, but in light of his cooperation with authorities both before and after he was charged, was sentenced to only three years probation, which has expired, and was fined $50 (the minimum fine the court could assess). In separate actions arising out of this matter Mr. Garcia has been banned from affiliating with insured financial institutions and securities firms, without governmental approval, has agreed not to violate the securities laws, and filed for bankruptcy both personally and with respect to certain entities he controlled. The bankruptcies were discharged by 1993.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Since its inception, the Company has maintained business relationships and engaged in certain transactions with the affiliated companies and parties described below. The Company believes that these transactions are currently on terms no less favorable to the Company than could be obtained in an arm's length transaction. Any future transactions between the Company and its affiliated entities, executive officers, directors, or significant stockholders will require the approval of a majority of the independent directors of the Company and will be on terms no less favorable to the Company than the Company could obtain from non-affiliated parties.

     Pursuant to an agreement (the "Modification Agreement") between the Company and Verde, effective June 21, 1996, Verde agreed to sell to the Company at any time prior to June 21, 1997, subject to financing, six car lots, a vehicle reconditioning center, and two office buildings owned by Verde and leased to the Company at the lower of $7.45 million or the appraised value of the properties (as determined by an independent third party), and to lower the rents on such properties to an aggregate of $745,000 per year subject to cost of living adjustments if the sale did not take place. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. Rents paid to Verde pursuant to these leases totaled $1.5 million in 1996. The Company believed that the reduced rental rates approximated the financing costs that would be incurred in connection with the purchase of such properties. In addition, Verde assigned to the Company its leasehold interest in two properties it sub-leased to the Company. These transactions (the reduction in rental rates and/or the purchase of property) would have resulted in savings to the Company of approximately $626,000 for 1996. Also pursuant to the Modification Agreement, Verde lowered the interest rate on $14.0 million of the Company's subordinated debt payable to Verde from 18.0% to 10.0% per annum and lowered from 12.0% to

10.0% the dividend rate on $10.0 million of the Company's Preferred Stock held by Verde. For the years ended 1997 and 1996, the Company paid Verde $2.0 million and $553,000 of principal, and approximately $1.2 million and $1.9 million of interest, respectively, in connection with the Verde subordinated debt. In July 1997, the Company's Board of Directors approved the prepayment of the subordinated debt payable to Verde which had a $10.0 million balance as of May 31, 1998, subject to certain conditions. See "Management's Discussion and Analysis of Results of Operations and Financial Condition of the Continuing Company Businesses -- Subordinated Indebtedness and Preferred Stock." If the Rights Offering proposed herein is approved and effected, on or prior to the Closing Date thereof, the Company would, subject to certain consents, prepay the Verde subordinated debt. See "Proposal No. 4 -- Approval of the Split-up of the Company and its Subsidiaries into Two Publicly-Held Corporate Groups -- The Split-up Proposal -- Repayment of Verde Subordinated Debt." On December 31, 1996, the Company purchased the properties listed above from Verde pursuant to the Modification Agreement. Mr. Garcia is the President and sole stockholder of Verde. In connection with the purchase, Verde returned security deposits which totaled $364,000.

     In January 1996, in connection with the sale of its Gilbert dealership, the Company purchased the land for the Gilbert dealership from Verde for a total price of $750,000, which the Company believes approximated fair market value. Simultaneous with such purchase, the Company sold the land purchased from Verde together with the dealership building and other improvements (which had been constructed by the Company) to a third party for $512,500 in cash and a promissory note in the principal amount of $1.2 million. The Company recognized a loss on the sale of $120,000, for which an allowance was established as of December 31, 1995.

     Mr. Christopher D. Jennings, a director of the Company, was a managing director of Cruttenden Roth until April 1998. Cruttenden Roth served as the sole representative in the Company's initial public offering. In its capacity as representative, Cruttenden Roth participated in the underwriting discount and received a non-accountable expense allowance and warrants to purchase Common Stock. See "Management of the Company -- Security Ownership of Certain Beneficial Owners and Management."

     In September 1997, the Company's Board of Directors approved the Ugly Duckling Director and Officer Stock Purchase Program (the "Stock Purchase Program"). The Stock Purchase Program includes the providing of loans of up to $1.0 million in total to the directors and senior officers under the program to assist directors' and officers' purchases of Company Common Stock on the open market. The program provides for loans, which are unsecured by the related Common Stock, at arms-length terms and conditions. During November 1997, senior officers purchased 50,000 shares of Common Stock under the Stock Purchase Program and the Company advanced $500,000 to the senior officers for these purchases. In May 1998, senior officers purchased an additional 40,000 shares of Common Stock under the Stock Purchase Program and the Company advanced approximately $400,000 to the senior officers for these purchases.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of July 1, 1998, for: (1) each director of the Company; (2) the chief executive officer of the Company and the four other most highly compensated executive officers of the Company who were serving as executive officers at December 31, 1997 (the "Named Executive Officers"); (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of the outstanding Common Stock of the Company as of July 1, 1998, unless otherwise indicated. To the knowledge of the Company, each person listed below have sole voting and investment power with respect to their shares, except to the extent that (a) authority is shared by their respective spouses under applicable law, or (b) as otherwise indicated below.

                                                    SHARES BENEFICIALLY
                                                         OWNED(1)
                                                  -----------------------
                                                          NUMBER
                                                  -----------------------
NAME OF BENEFICIAL OWNER(2)                       COMMON STOCK    OPTIONS    TOTAL (#)    PERCENT
---------------------------                       ------------    -------    ---------    -------
Ernest C. Garcia II(3)(12)......................   4,687,500                 4,687,500     25.2%
Robert J. Abrahams(4)...........................       8,744                     8,744        *
Christopher D. Jennings(4)(5)...................      26,277                    26,277        *
John N. MacDonough(4)...........................       4,444                     4,444        *
Frank P. Willey(4)..............................       9,444                     9,444        *
Gregory B. Sullivan(6)..........................      30,000      76,400       106,400        *
Steven T. Darak(6)..............................     140,000      10,000       150,000        *
Walter T. Vonsh(6)..............................      14,000      15,000        29,000        *
Donald L. Addink(7).............................      98,000      67,000       165,000        *
Steven P. Johnson(6)............................     311,000       9,000       320,000      1.7%
Harris Associates L.P.(8)(12)...................   1,825,000                 1,825,000      9.9%
Wellington Management Company, LLP(9)(12).......   1,664,500                 1,664,500      9.0%
Merrill Lynch & Co., Inc.(10)(12)...............   1,615,000                 1,615,000      8.8%
FMR Corp.(11)(12)...............................   1,284,000                 1,284,000      6.9%
All directors and executive officers as a group
  (15 persons)..................................                             5,664,358     30.5%

---------------
  *  Represents less than one percent of the outstanding Common Stock.

 (1) A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth from July 1, 1998 through the exercise of any option, warrant, or right. Shares of Common Stock subject to options, warrants, or rights which are currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such options, warrants, or rights, but are not deemed outstanding for computing the percentage of any other person. The amounts and percentages are based upon 18,597,013 shares of Common Stock outstanding as of July 1, 1998.

 (2) Unless otherwise noted, the address of each of the listed stockholders is 2525 East Camelback Road, Suite 1150, Phoenix, Arizona 85016.

 (3) Includes 136,500 shares and 51,000 shares held by The Garcia Family Foundation, Inc., an Arizona nonprofit corporation, and Verde, an affiliate of the Company and Mr. Garcia, respectively. Also, includes 50,000 shares of Common Stock that Mr. Garcia presently owns, but to which he has provided an option to purchase to Donald L. Addink. The Option Agreement was entered into on August 18, 1997 and allows Mr. Addink to exercise the option at any time through May 31, 2000 at an exercise price of $15.00 per share. As of July 1, 1998, Mr. Addink had not exercised his option right to purchase any of these shares of Common Stock from Mr. Garcia. Until the option is exercised by Mr. Addink, Mr. Garcia retains voting and investment power with respect to the 50,000 shares of Common Stock.

 (4) The total for each independent Board of Director member includes 4,444 shares of Common Stock of the Company granted under the Company's Director Incentive Plan. Shares having a value of $30,000 on or about the date of grant (i.e., 4,444 shares of Common Stock) were granted and issued to each independent Board member upon his appointment or election to the Board of Directors in June 1996. Pursuant to the Director Incentive Plan, these shares generally vest over a three-year period at an annual rate of 33%, beginning on the first anniversary date after the date of grant (June
     1996).

 (5) The total for Mr. Jennings includes 6,444 shares of Common Stock of the Company. The total also includes 19,833 warrants to purchase Common Stock held of record by Cruttenden Roth, an investment banking firm of which Mr. Jennings was previously a managing director. The warrants are convertible into Common Stock at an exercise price of $9.45 per share and are fully vested.

 (6) The options listed for Messrs. Sullivan, Darak, Vonsh, and Johnson include their respective options granted under the Incentive Plan that are exercisable pursuant to the plan on July 1, 1998 or within 60 days thereafter. The options are exercisable at various prices, established in accordance with the provisions of the Incentive Plan.

 (7) The total for Mr. Addink includes options granted under the Incentive Plan. Generally options issued pursuant to the Incentive Plan vest over a five-year period, with 20% of the options becoming exercisable by a holder on each successive anniversary date of the grant. During 1997, the Compensation Committee of the Board of Directors of the Company and the Board approved an accelerated vesting schedule for Mr. Addink's existing options under the Incentive Plan. The total also includes an option to acquire 50,000 shares of Common Stock directly from Mr. Garcia, pursuant to their Option Agreement dated August 18, 1997. As of July 1, 1998, Mr. Addink had not exercised any of his option rights under this agreement. The Option Agreement provides Mr. Addink the right to exercise his option at any time through May 31, 2000 at an exercise price of $15.00 per share. Until the option is exercised by Mr. Addink, Mr. Garcia retains voting and investment power with respect to these 50,000 shares of Common Stock.

 (8) Based on two (2) Schedule 13G filings as of December 31, 1997, by Harris Associates L.P. ("Harris") and an affiliate of Harris, Harris Associates Investment Trust and related funds ("Harris Trust"), all located at Two North LaSalle Street, Suite 500, Chicago, Illinois 60602. According to these Schedule 13Gs, Harris has shared voting and dispositive power over 1,825,000 of the shares (including 1,750,000 share of Harris Trust) and Harris Trust has shared voting and dispositive power over 1,750,000 of the shares of the Company's Common Stock. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table related to the same, which is based solely on the Harris and Harris Trust, Schedule 13G filings.

 (9) Based on a Schedule 13G (Amendment No. 1) ("Amendment") filing as of December 31, 1997, by Wellington Management Company, LLP, at 75 State Street, Boston, Massachusetts 02109. According to the Amendment, Wellington Management Company, LLP has shared voting power over 767,100 of the shares and shared dispositive power over 1,664,500 of the shares of the Company's Common Stock. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table related to the same, which is based solely on Wellington Management Company, LLP's Amendment filing.

(10) Based on a Schedule 13G filing as of December 31, 1997, by Merrill Lynch & Co., Inc. ("Merrill Parent") and four (4) of its subsidiaries and/or affiliates, including Merrill Lynch Global Allocation Fund, Inc. ("Merrill Global"). Merrill Parent and one of its subsidiary/affiliates that is included within this Merrill Schedule 13G filing are located at 250 Vesey Street, New York, New York 10281. Merrill Global and the other two (2) subsidiaries/affiliates that are included within this Merrill Schedule 13G filing are located at 800 Scudders Mill Rd., Plainsboro, New Jersey 08536. According to the Schedule 13G, Merrill Global has shared voting and dispositive power over 1,530,000 of the shares and Merrill Parent along with each of its other three subsidiaries and/or affiliates have shared voting and dispositive power over 1,615,000 of the shares of the Company's Common Stock. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table related to the same, which is based solely on Merrill's Schedule 13G filing.

(11) Based on a Schedule 13G filing as of December 31, 1997, by FMR Corp., along with certain of its affiliates ("FMR"), at 82 Devonshire Street, Boston, Massachusetts 02019. According to the Schedule 13G, FMR has no voting power over shares and has sole dispositive power over 1,284,000 shares of the Company's Common Stock. The Company makes no representation as to the accuracy or completeness of the information provided in this footnote or the above beneficial ownership table related to the same, which is based solely on FMR's Schedule 13G filing.

(12) The Company knows of no other person who beneficially owned more than five percent of Company's Common Stock as of July 1, 1998.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's executive officers, directors, and persons who own more than 10% of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Commission. Officers, directors, and greater than 10% stockholders are required by Commission regulations to furnish the Company with copies of all Section 16(a) forms they file. Based upon a review of the filings of such forms or written representations that no forms were required, the Company believes that all of the Company's executive officers, directors, and greater than 10% stockholders complied during the fiscal year ended December 31, 1997 with the reporting requirements of Section 16(a), with the exception of one Form 3 filing of Mr. Russell J. Grisanti, which was made after the applicable deadline. The delay in filing the Form 3 (initial statement of beneficial ownership of security) was the result of an administrative error on the Company's part in recognizing Mr. Grisanti as an executive officer of the Company when he was hired, and the Company's processing of the filing on behalf of Mr. Grisanti.

          COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS, BENEFITS,
                              AND RELATED MATTERS

COMPENSATION OF DIRECTORS AND THE DIRECTOR INCENTIVE PLAN

     The Company's independent directors are compensated $1,000 for physical attendance at meetings of the Board of Directors and at meetings of committees of the Board of Directors of which they are members, and are reimbursed for reasonable travel expenses incurred in connection with attendance at each Board and committee meeting. Board and committee members are not compensated for their telephonic attendance at meetings. If a Board and committee meeting are held on the same day, a member who attends both meetings will received combined total compensation of only $1,000. In addition, pursuant to the Company's Director Incentive Plan, upon initial appointment or initial election to the Board of Directors, each independent director of the Company receives Common Stock of the Company valued at $30,000 ("Director Stock"), which is generally subject to vesting in equal annual increments over a three-year period as provided for under the plan. As stated above, Mr. Moreno resigned from the Company's Board of Directors effective June 30, 1998 due to time constraints relating to family and other business interests. In consideration for Mr. Moreno's invaluable services as a director to the Company for over the past two years, the Company has decided to accelerate the vesting of the final one-third of Mr. Moreno's Director Stock. Directors who are also officers of the Company are not compensated for their service as directors and are not entitled to participate in the Director Incentive Plan.

SUMMARY COMPENSATION TABLE FOR NAMED EXECUTIVE OFFICERS

     The table below sets forth information concerning the annual and long-term compensation for services rendered in all capacities to the Company during the three fiscal years ended December 31, 1997 of the Named Executive Officers:

                                                                        LONG-TERM COMPENSATION
                                                                    ------------------------------
                                        ANNUAL COMPENSATION           SECURITIES
                                    ----------------------------      UNDERLYING       ALL OTHER
                                             SALARY      BONUS        OPTIONS --      COMPENSATION
NAME AND PRINCIPAL POSITION         YEAR      ($)         ($)       AWARDS (#)(1)        ($)(2)
---------------------------         ----    --------    --------    --------------    ------------
Ernest C. Garcia II...............  1997    $131,677          --            --          $ 3,935(3)
  Chairman of the Board and         1996     121,538          --            --            3,873(3)
  Chief Executive Officer           1995     100,000          --            --            3,151(3)
Gregory B. Sullivan...............  1997     197,846          --            --              554
  President and Chief               1996      97,385          --       125,000               --
  Operating Officer                 1995          --(4)       --       116,000(4)            --
Steven T. Darak...................  1997    $148,654    $ 25,000            --          $ 1,750(5)
  Senior Vice President,            1996     100,000     100,000        40,000            9,250(5)
  Chief Financial Officer,          1995     100,000     100,000            --           12,250(5)
  and Treasurer
Walter T. Vonsh(7)................  1997     150,000          --            --            3,439(6)
  Senior Vice President -- Credit   1996     126,923      30,000        50,000            5,277(6)
                                    1995      97,692          --            --            3,704(6)
Donald L. Addink..................  1997     139,671      10,000            --              950
  Vice President -- Senior          1996     122,142      10,000        42,000              485
  Analyst                           1995      71,026      10,000        58,000              984

---------------
(1) The amounts shown in this column represent stock options granted pursuant to the Incentive Plan. Generally, options are subject to vesting over a five-year period, with 20.0% of the options becoming exercisable on each successive anniversary of date of grant. See "Compensation of Directors and Executive Officers, Benefits, and Related Matter -- Long-Term Incentive Plan" for a discussion of the Incentive Plan.

(2) The amounts shown in this column include the dollar value of 401(k) plan contributions made by the Company for the benefit of the Named Executive Officers.

(3) This amount includes a $2,985 car allowance during 1997, and a $2,950 car allowance during both 1996 and 1995, respectively, for Mr. Garcia.

(4) Mr. Sullivan became an executive officer of the Company during March, 1996. For all of 1995 and a portion of 1996, Mr. Sullivan was employed as an independent contractor by the Company and was not an employee. Therefore, the above table does not reflect the compensation paid to Mr. Sullivan while he was an independent contractor for the Company in 1995 and 1996, respectively. The table does, however, reflect stock options granted to Mr. Sullivan under the Incentive Plan during both 1995 and 1996.

(5) This amount includes $7,500 and $10,500 paid by the Company for a Phoenix apartment for Mr. Darak during 1996 and 1995, respectively, while his full time residence was in Tucson, Arizona, and a $1,750 car allowance during each of 1997, 1996, and 1995.

(6) This amount includes a $2,550, $5,000, and $2,850 car allowance for Mr. Vonsh during 1997, 1996, and 1995, respectively.

(7) Effective as of March 16, 1998, Mr. Vonsh resigned his officer position of Senior Vice President -- Credit for the Company. Mr. Vonsh continues to be employed by the Company in another capacity.

OPTION GRANTS IN LAST FISCAL YEAR

     There were no stock options granted pursuant to the Company's Incentive Plan or otherwise during the fiscal year ended December 31, 1997 to the Named Executive Officers.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND OPTION VALUES AS OF DECEMBER 31, 1997 OF NAMED EXECUTIVE OFFICERS

     The table below sets forth information with respect to option exercises and the number and value of options outstanding at December 31, 1997 held by the Named Executive Officers. The Company has never issued any other forms of stock based awards.

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                        UNDERLYING OPTIONS AT        IN-THE-MONEY OPTIONS AT
                          SHARES                        FISCAL YEAR END(#)(1)         FISCAL YEAR END($)(2)
                        ACQUIRED ON      VALUE       ---------------------------   ---------------------------
NAME                    EXERCISE(#)   REALIZED($)    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   -----------    -----------   -------------   -----------   -------------
Ernest C. Garcia II...        --             --            --              --             --             --
Gregory B. Sullivan...        --             --        71,400         169,000       $282,974        446,336
Steven T. Darak.......        --             --         8,000          32,000          3,500         14,000
Walter T. Vonsh.......        --             --        10,000          40,000          8,750         35,000
Donald L. Addink(3)...    63,000       $622,490(4)     17,000          20,000             --         35,000

---------------
(1) Generally, options are subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant.


(2) In-the-money options are options for which the option exercise price (the fair market value on the date of grant) was lower than the market price of the Company's Common Stock on December 31, 1997, which market price of $8.50 per share was based on the closing price of the Common Stock on that date as reported by Nasdaq. The values in the last two columns have not been, and may never be, received by the Named Executive Officers. Actual gains, if any, on option exercises will depend on the value of the Common Stock on the exercise dates. Accordingly, there can be no assurance that the values shown in the last two columns will be realized. The closing price of the Company's Common Stock on July 30, 1998 was $7.66 per share.


(3) Subsequent to December 31, 1997 and during January 1998, Mr. Addink exercised 20,000 stock options at an exercise price of approximately $6.75 per share. As discussed herein, these options were subject to accelerated vesting pursuant to Mr. Addink's restated employment agreement with the Company.

(4) The value realized represents the value of stock options exercised by Mr. Addink during the last fiscal year. During this period, he exercised options to acquire 63,000 shares of the Company's Common Stock. The value realized was calculated by subtracting the exercise price of Mr. Addink's options from the fair market value of the Common Stock underlying the options as of the exercise date. The fair market value of the Company's Common Stock was based on the closing price of the stock on the date of exercise as reported by Nasdaq. Pursuant to Incentive Plan documents, the exercise date was the date Mr. Addink provided notice of his exercise to the Company and method of payment.

LONG-TERM INCENTIVE PLAN

     In June 1995, the Company's stockholders approved the Incentive Plan. Under the Incentive Plan, the Company may grant ISOs, NQSOs, SARs, performance shares, restricted stock, dividend equivalents, and performance-based awards to employees, consultants, and advisors of the Company. The Company believes that the Incentive Plan promotes the success and enhances the value of the Company by linking the personal interests of participants to those of the Company's stockholders and providing participants with an incentive for outstanding performance. The total number of shares of Common Stock originally available for awards under the Incentive Plan, as amended, was 1,800,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of issued and outstanding shares of Common Stock. As of July 1, 1998, the Company had granted options under the Incentive Plan to purchase approximately 1,677,758 (net of cancelled and lapsed grants) shares of Common Stock to various of its employees of which 1,451,158 were outstanding. Also as of July 1, 1998, there were approximately 122,242 shares that remained available for grant under the Incentive Plan. If the Split-up Proposal (Proposal No. 4) is approved and successfully concluded, approximately 230,000 options granted under the Incentive Plan to existing Company employees who become employees of Cygnet will be replaced with Cygnet options and will again become available for issuance under the Incentive Plan. See "Proposal No. 2 Amendments to the Ugly Duckling Corporation Long-Term Incentive Plan -- Limitation on Awards and Shares Available under the Incentive Plan." During the first quarter of 1998, the Compensation Committee granted, subject to certain conditions, approximately 775,000 options to purchase Common Stock of the Company to several of its officers, 250,000 of which were granted under the Incentive Plan (which grant is included in the preceding option and grant information as of July 1, 1998 for the Incentive Plan) and the remaining 525,000 of which were granted under the 1998 Executive Incentive Plan subject to shareholder approval at the Annual Meeting. See "Proposal No. 3 -- Adoption of Ugly Duckling Corporation 1998 Executive Incentive Plan," and "1998 Executive Incentive Plan" below. See also below, "Compensation of Directors and Executive Officers, Benefits, and Related Matters -- Contracts with Directors and Executive Officers."

     The Incentive Plan is administered by the Compensation Committee of the Board of Directors, which has the authority to administer the Incentive Plan, including the power to determine eligibility, the type and number of awards to be granted, and the terms and conditions of any award granted, including the price and timing of awards, vesting, and acceleration of such awards (other than performance-based awards). The Incentive Plan limits the awards that can be granted to a single participant to no more than 250,000 shares of Common Stock during any single calendar year. The exercise price of all options granted under the Incentive Plan in the past has been equal to the fair market value of the Common Stock on the date of grant. The Compensation Committee may terminate, amend, or modify the Incentive Plan at any time but no such termination, amendment, or modification may affect any stock options, SARs, or restricted stock awards then outstanding under the Incentive Plan. Also, any such termination, amendment, or modification is subject to any stockholder approval required under applicable law or by any national securities exchange or association on which the Common Stock is then listed or reported. Unless terminated by action of the Compensation Committee, the Incentive Plan will continue in effect until June 30, 2005, but awards granted prior to such date will continue in effect until they expire in accordance with their terms. The Compensation Committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent. Generally, stock options issued under the Incentive Plan have been subject to vesting over a five-year period, with 20.0% of the options becoming exercisable by the holder thereof on each successive anniversary date of the grant, and such options generally expire 10 years after the grant date. However, during 1997, the Compensation Committee exercised its discretion and accelerated the vesting of certain stock option awards previously granted to Mr. Addink under the Incentive Plan. See "Compensation of Directors and Executive Officers, Benefits, and Related Matters -- Contracts with Directors and Executive Officers" below.

1998 EXECUTIVE INCENTIVE PLAN

     Subject to stockholder approval, the 1998 Plan would be effective as of January 15, 1998. Under the 1998 Plan, the Company may grant ISOs, NQSOs, SARs, performance shares, restricted stock, and performance-based awards to employees, consultants, and advisors of the Company. The Company believes that the 1998 Plan promotes the success and enhances the value of the Company by linking the personal interests of participants to those of the Company's stockholders and providing participants with an incentive for outstanding performance. The total number of shares of Common Stock originally available for awards under the 1998 Plan was 800,000, subject to a proportionate increase or decrease in the event of a stock split, reverse stock split, stock dividend, or other adjustment to the Company's total number of issued and outstanding shares of Common Stock. As of July 1, 1998, the Company had granted options under the 1998 Plan to purchase approximately 525,000 shares of Common Stock to various of its officers all of which are outstanding. Also as of July 1, 1998, there were 275,000 shares that remained available for grant under the 1998 Plan. If the Split-up Proposal (Proposal No. 4) is approved and successfully concluded, approximately

150,000 options granted under the 1998 Plan to existing Company employees who become employees of Cygnet will be replaced with Cygnet options and will again become available for issuance under the 1998 Plan. See "Proposal No. 3 Adoption of the Ugly Duckling Corporation 1998 Executive Incentive Plan -- Grants Under the 1998 Plan -- Existing Grants." During the first quarter of 1998, the Compensation Committee granted, subject to certain conditions, approximately 775,000 options to purchase Common Stock of the Company to several of its officers, 525,000 of which were granted under the 1998 Plan (which grant is included in the preceding option and grant information as of July 1, 1998 for the 1998 Plan) and the remaining 250,000 of which were granted under the Incentive Plan. See also below, "Compensation of Directors and Executive Officers, Benefits, and Related Matters -- Contracts with Directors and Executive Officers."

     The 1998 Plan is administered by the Board of Directors or a committee of the Board who qualify as non-employee directors and outside directors, which has the authority to administer the 1998 Plan, including the power to determine eligibility, the type and number of awards to be granted, and the terms and conditions of any award granted, including the price and timing of awards, vesting, and acceleration of such awards (other than performance-based awards). The 1998 Plan limits the awards that can be granted to a single participant to no more than 400,000 shares of Common Stock during any single calendar year. The exercise price of options granted under the 1998 Plan will generally equal the fair market value of the Common Stock on the date of grant except that the committee is permitted to grant options at below fair market value. The committee may, with the Board's approval, terminate, amend, or modify the 1998 Plan at any time but no such termination, amendment, or modification may affect any stock options, SARs, or restricted stock awards then outstanding under the 1998 Plan without the participant's consent. Also, any such termination, amendment, or modification is subject to any stockholder approval required under applicable law or by any national securities exchange or association on which the Common Stock is then listed or reported. The committee may amend the term of any award or option theretofore granted, retroactively or prospectively, but no such amendment shall adversely affect any such award or option without the holder's consent.

401(k) PLAN

     Under the Company's 401(k) plan, adopted in October 1995, eligible employees may direct that a portion of their compensation, up to a legally established maximum, be withheld by the Company and contributed to their account. All 401(k) plan contributions are placed in a trust fund to be invested by the 401(k) plan's trustee, except that the 401(k) plan permits participants to direct the investment of their account balances among mutual or investment funds available under the plan. The 401(k) plan provides a matching contribution of 10.0% of a participant's contributions and discretionary additional matchings if authorized by the Company. Amounts contributed to participant accounts under the 401(k) plan and any earnings or interest accrued on the participant accounts are generally not subject to federal income tax until distributed to the participant and may not be withdrawn until death, retirement, or termination of employment.

CHANGE OF CONTROL ARRANGEMENTS

     The Incentive Plan provides that the Board of Directors or the Compensation Committee (whichever entity is administering the Incentive Plan at the time) may, in its sole and absolute discretion, provide participants with certain rights and benefits in the event of a "Change of Control" (as defined in the Incentive Plan), including, without limitation (1) allowing all grants to become exercisable and all restrictions on outstanding grants to lapse and allowing each participant the right to exercise the grants prior to the occurrence of the Change of Control event; or (2) providing that every grant outstanding under the Incentive Plan terminates, provided that the surviving or resulting entity tenders grants to participants that substantially preserve the rights and benefits of any grant then outstanding under the Incentive Plan. A "Change of Control" under the Incentive Plan may be any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which stock would be converted into cash, securities, or other property; any sale, lease, exchange, or other transfer of more than 40% of the assets or earning power of the Company; the approval by stockholders of any plan or proposal for liquidation or dissolution of the Company; or any person, other than a current stockholder of the Company, or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company, becoming the beneficial owner of 20% or more of the Company's outstanding stock. See also, "Compensation of Directors and Executive Officers, Benefits, and Related
Matters -- Contracts with Directors and Executive Officers." If the Split-up proposed herein is approved and successfully concluded, the resulting transfer of assets would not result in a Change of Control under the Incentive Plan because the Board of Directors and the Compensation Committee have not exercised their discretion to provide Change of Control rights and benefits under the Incentive Plan as a result of the proposed Split-up.

     Change of Control provisions for the new proposed plan, the 1998 Executive Incentive Plan, are summarized under the caption "Proposal No. 3 -- Adoption of Ugly Duckling Corporation 1998 Executive Incentive Plan."

CONTRACTS WITH DIRECTORS AND EXECUTIVE OFFICERS

     During the first quarter of 1998, the Compensation Committee granted, subject to certain conditions, approximately 775,000 options to purchase Common Stock of the Company to several of its officers. All such options were issued with an exercise price of $8.25, the market value of the Company's Common Stock on the date of grant (January 15, 1998). Included in this grant is a stock option award to acquire 500,000 shares of the Company's stock to Gregory B. Sullivan, President and Chief Operating Officer of the Company. Two Hundred Fifty Thousand of the options granted to Mr. Sullivan were granted under the Company's Incentive Plan and vest in equal increments over a 5 year period. The other 250,000 options granted to Mr. Sullivan and the remaining 225,000 options granted to other officers were granted under the Company's 1998 Plan, subject to approval of the stockholders at the Annual Meeting. These options contain time and price vesting requirements as described under "Proposal No. 3 -- Adoption of the Ugly Duckling Corporation 1998 Executive Incentive Plan -- Grants under the 1998 Plan -- Effective Date Grants." As of June 1, 1998, the price hurdles for the first two (2) time vesting periods had already been satisfied. The Company believes that these option grants are material in the aggregate. As such, they will have the effect of diluting the ownership interest of existing stockholders of the Company.

     On January 1, 1996, the Company entered into a three-year employment agreement with Mr. Ernest C. Garcia II, the Company's Chairman and Chief Executive Officer. The agreement establishes Mr. Garcia's base salary for 1997 at $132,000 per year and provides a minimum 10.0% increase in the base salary each year throughout the term of the agreement. In addition, the agreement provides for the continuation of Mr. Garcia's base salary and certain benefits for a period of one year in the event Mr. Garcia is terminated by the Company without cause prior to the expiration of that agreement. The agreement also contains confidentiality and non-compete covenants. On the Effective Date, Mr. Garcia's employment agreement would be assigned to and assumed by Cygnet.

     On April 1, 1995, the Company entered into a three-year employment agreement with Mr. Walter T. Vonsh, the Company's former Senior Vice
President -- Credit, that was modified on or about April 1, 1996, August 6, 1997 and May 26, 1998. As stated above, Mr. Vonsh is no longer the Senior Vice President -- Credit for the Company, but continues to be employed by the Company in other capacities and positions. The modified agreement provides for a base salary of $150,000 per year through June 30, 2001 and certain other compensation and benefits, including a one-time cash bonus of $81,000 that was paid on May 26, 1998. The modified agreement also provides for the continuation of Mr. Vonsh's base salary and certain benefits for the term of the agreement in the event Mr. Vonsh is terminated by the Company without cause prior to that time. The modified agreement contains confidentiality and non-compete covenants.

     On June 1, 1995, the Company entered into a five-year employment agreement with Mr. Donald L. Addink, the Company's Vice President -- Senior Analyst, that was amended and restated effective August 1, 1997. The restated agreement establishes Mr. Addink's base salary at $165,000 per year beginning on or around the effective date of the restated employment agreement, a $10,000 bonus payment upon execution of the restated employment agreement, certain benefits, and the continuation of Mr. Addink's base salary and certain benefits for a period of one year in the event Mr. Addink is terminated by the Company without cause prior to expiration of the restated employment agreement. The restated employment agreement also contains confidentiality and non-compete covenants. Further, the restated employment agreement accelerated the vesting of Mr. Addink's 100,000 stock options previously granted under the Incentive Plan, as described below. Originally, the 100,000 stock options were granted: (1) pursuant to the Incentive Plan's general five-year vesting schedule with 20% vesting each year, and (2) on the following dates, in the following number, and for the following exercise prices:

                                                        NUMBER      EXERCISE PRICE
DATE                                                   OF SHARES      PER SHARE
----                                                   ---------    --------------
June 1995............................................   58,000          $ 1.72
June 1996............................................   25,000            6.75
December 1996........................................   17,000           17.69

     In connection with the modification of Mr. Addink's employment agreement, the Board of Directors of the Company and the Board's Compensation Committee approved the acceleration of the above options, such that they became fully vested on the following dates: (1) the June 1995 and December 1996 options vested on August 1, 1997 (the date of the restated employment agreement), and
(2) the June 1996 options vested on January 15, 1998. The accelerated vesting does not affect any other options of Mr. Addink held or thereafter acquired by him. On the Effective Date, Mr. Addink's employment agreement would be assigned to and assumed by Cygnet.

     On June 12, 1997, the Company entered into a two-year employment agreement with Russell J. Grisanti, the Company's Executive Vice President -- Operations. The agreement establishes Mr. Grisanti's base salary at $170,000 per year beginning on or around the effective date of the agreement, reimbursement of certain costs and other assistance in connection with Mr. Grisanti (at the request of the Company) relocating his household from California to Arizona, an initial stock option grant to acquire 100,000 shares of the Company's Common Stock, and certain other benefits. The initial option grant consisted of a NQSO under the Incentive Plan, with terms and conditions consistent with the plan's general terms. The agreement also provides for the continuation of Mr. Grisanti's base salary for a period of one year in the event Mr. Grisanti is terminated by the Company without cause prior to the expiration of the agreement.

     On August 16, 1997, the Company entered into an employment agreement with Steven A. Tesdahl, the Company's Senior Vice President and Chief Information Officer, which was amended as of May 21, 1998. The agreement provides for no minimum or maximum term of employment. It does, however, establish Mr. Tesdahl's annual base salary at $175,000 per year beginning on or around the effective date of the agreement (subject to a minimum 10% increase on each anniversary of the hire date), an initial stock option grant to acquire 100,000 shares of the Company's Common Stock, a grant of restricted stock of the Company valued at $100,000 at the approximate effective date of Mr. Tesdahl's employment with the Company, and certain other benefits. The initial option grant consisted of a NQSO under the Incentive Plan, with terms and conditions consistent with the plan's general terms. The restricted stock award consisted of Common Stock of the Company, which vested on or around January 15, 1998. The agreement provides for the continuation of Mr. Tesdahl's base salary for a maximum period of one year in the event Mr. Tesdahl is terminated by the Company without cause prior to his one year anniversary date with the Company (i.e., prior to September 1, 1998). The potential severance benefit decreases over the period of Mr. Tesdahl's employment with the Company and goes to zero after September 1, 2000. The agreement contains a "Change of Control" provision that provides that upon such an event occurring and either (a) Mr. Tesdahl himself terminates his employment with the Company within 12 months after the change of control; or (b) the Company terminates Mr. Tesdahl without cause within 90 days prior to the change of control or within 12 months after the change of control, then in either event Mr. Tesdahl will receive a termination fee equal to 200% of his then current salary. In addition, at the time of a change of control, Mr. Tesdahl's initial NQSO award will automatically fully vest without any further action or authority of the Board of Directors or the Compensation Committee. The agreement adopts the Incentive Plan's definition of a "Change of Control" and adds an additional change of control event if neither Ernest C. Garcia, II nor Gregory B. Sullivan is Chief Executive Officer of the Company. See "Compensation of Directors and Executive Officers, Benefits, and Related Matters -- Change of Control Arrangements." The Split-up would not constitute a change of control for purposes of Mr. Tesdahl's employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     There are no compensation committee interlocks and no Company officer or former officer was a member of the Company's Compensation Committee. However, Mr. Jennings was, during 1997, and continues to be a member of the Compensation Committee of the Board of Directors. As discussed herein, Mr. Jennings was a managing director of Cruttenden Roth until April 1998. Cruttenden Roth served as the sole representative in the Company's initial public offering. In its capacity as representative, Cruttenden Roth participated in the underwriting discount and received a non-accountable expense allowance and warrants to purchase Common Stock. See above, "Management of the Company -- Security Ownership of Certain Beneficial Owners and Management."

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     RESPONSIBILITY AND COMPOSITION OF THE COMPENSATION COMMITTEE. The Company's Compensation Committee is comprised entirely of independent, outside members of the Company's Board of Directors. The Compensation Committee reviews and approves each of the elements of the executive compensation program of the Company and periodically assesses the effectiveness and competitiveness of the program in total. The Compensation Committee also administers and maintains the key provisions of the executive compensation program and reviews with the Board of Directors all significant aspects of compensation for the Company's executives. In addition, the Compensation Committee determines the compensation of the Company's executive officers.

     OVERVIEW OF COMPENSATION PHILOSOPHY AND OBJECTIVES. The Compensation Committee believes that compensation for the Company's executive officers should be determined according to a competitive framework that helps build value for the Company's stockholders. With this in mind, the Compensation Committee's philosophy is to pay base salaries to executives at levels that enable the Company to attract, motivate and retain highly qualified executives. In addition, the Compensation Committee may provide cash bonuses and stock option grants as a component of competitive compensation and/or as a reward for performance based upon (1) individual performance, (2) the Company's and/or the business unit's operating and financial results, and (3) other performance measures. Stock option grants are intended to result in no reward if the stock price does not appreciate, but may provide substantial rewards to executives as stockholders benefit from stock price appreciation. Within this overall philosophy, the Compensation Committee's specific objectives are to:

          - Align the financial interests of executive officers with those of stockholders by providing significant Company equity-based long-term incentives.

          - Provide annual variable compensation awards that take into account the Company's overall performance and individual contributions, teamwork and business unit results that help create value for the Company's stockholders.

          - Offer a total compensation program that takes into account the compensation practices and financial performance of companies in Ugly Duckling's industry and other comparable companies.

          - Emphasize performance-based and equity-based compensation as executive officer level increases. In particular, as officer level increases, the Compensation Committee (1) focuses more on Company performance, teamwork, individual contributions and business unit results and less on comparable marketplace compensation comparisons, (2) emphasizes more variable, performance-based compensation versus fixed compensation, and (3) provides a significantly greater proportion of total compensation which is equity-based. As a result, executive officers have a greater proportion of total compensation at risk, meaning that payment will vary depending upon overall Company performance, teamwork and individual and business unit contributions.

     COMPENSATION COMPONENTS AND PROCESS. There are three major components of the Company's executive officer compensation: (1) base salary, (2) cash bonus awards and (3) long term incentive awards, generally in the form of stock option grants. Executive officers also participate in various other benefit plans, including medical and 401(k) plans, typically available to all eligible employees of the Company.

     The Compensation Committee uses subjective judgment in determining executive officer compensation levels for all of these components and takes into account both qualitative and quantitative factors. The Compensation Committee does not assign specific weights to these factors. Among the factors considered by the committee are the recommendations of the Chairman of the Board and Chief Executive Officer, Mr. Garcia, with respect to the compensation of the Company's other key executive officers. However, the Compensation Committee makes the final compensation decisions concerning these officers.

     In making compensation decisions, the Compensation Committee considers compensation practices and financial performance of companies in Ugly Duckling's industry and other comparable companies. This information provides guidance and a framework to the Compensation Committee, but the committee does not target total executive compensation or any component thereof to any particular point within, or outside, the range of companies in Ugly Duckling's industry and other comparable companies' results. Specific compensation for individual officers will vary from these levels as the result of subjective factors considered by the Compensation Committee unrelated to compensation practices of comparable companies. (See "Overview of Compensation Philosophy and Objectives" above.) In making compensation decisions, the Compensation Committee also from time to time receives assessments and advice regarding the compensation practices of the Company and others from independent compensation consultants.

     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1,000,000 paid to any of its five most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1,000,000 limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of Section 162(m)). All of the members of the Compensation Committee qualify as "outside directors."

     In the Company's opinion, the full amount of compensation resulting from the grant/exercise of options under the Company's Long-Term Incentive Plan continue to be deductible. All other forms of awards under the Incentive Plan must meet the general requirements described in the previous paragraph in order to avoid the deduction limitations of Section 162(m). Any future employee incentive plan being considered for adoption by the Company will be evaluated prior to any such adoption to determine the plan's anticipated compliance with the Section 162(m) limitation and this policy. In this regard, the 1998 Plan has been evaluated and the Company believes upon stockholder approval of such plan and its full adoption that the full amount of compensation resulting from the grant/exercise of options under the Company's 1998 Plan will be deductible by Ugly Duckling.

     While the tax impact of any compensation arrangement is one factor to be considered, the Compensation Committee evaluates such impact in light of its overall compensation philosophy. The Compensation Committee intends to establish executive officer compensation programs which will maximize the Company's deduction if the Compensation Committee determines that such actions are consistent with its philosophy and in the best interests of the Company and its stockholders. However, from time to time the Compensation Committee may award compensation which is not fully deductible if the Compensation Committee determines that such award is consistent with its philosophy and in the best interests of the Corporation and its stockholders. To the extent possible, the Company will state its belief in its annual proxy statement as to the deductibility of compensation paid to executive officers during the pertinent reporting period(s).

     BASE SALARY AND CASH BONUSES. Each Company executive receives a base salary, which when aggregated with their bonus, is intended to be competitive with similarly situated executives in Ugly Duckling's industry and executives at other comparable companies. The Company targets base pay at the level required to attract and retain highly qualified executives. In determining salaries, the Compensation Committee also takes into account, among other factors, individual experience and performance and specific needs particular to the Company.

     In addition to base salary, executives are eligible to receive cash bonuses. Less than $40,000 was paid to the Named Executive Officers during 1997 as cash bonuses. The bonuses are based upon executive performance and certain other factors. The Company believes that bonuses paid in 1997 were reflective of such performance. The amount of bonus and the performance criteria vary with the position and role of the executive within the Company, although bonuses are significantly tied to the Company's financial performance.

     Base salary and cash bonuses to Company executives for 1997 were determined and paid in accordance with the compensation philosophy and specific objectives discussed in this report. (See "Overview of Compensation Philosophy and Objectives" above.)

     On January 15, 1998 the Compensation Committee approved the following annual base salaries for 1998 for the corresponding Named Executive Officer: Mr. Garcia -- $145,200, Mr. Sullivan -- $200,000, Mr. Darak -- $175,000, Mr. Vonsh
$150,000, and Mr. Addink $165,000.

     STOCK OPTIONS. The Company believes that it is important for executives to have an equity stake in the Company and, toward this end, makes stock option grants to key executives from time to time. In making option awards, the Compensation Committee reviews the level of awards granted to executives at companies in Ugly Duckling's industry and executives at other comparable companies, the awards granted to other executives within the Company and the individual officer's specific role and contribution at the Company. The Company presently has one long-term incentive award plan, the Long-Term Incentive Plan. (See "Proposal No. 2 -- Amendments to the Ugly Duckling Corporation Long-Term Incentive Plan" for a detailed description of the Incentive Plan). Effective January 15, 1998, the Board of Directors, upon the Compensation Committee's recommendation, approved a second long-term incentive award plan for the Company, the 1998 Executive Incentive Plan, subject to stockholder approval. Also on January 15, 1998, the Compensation Committee granted, subject to certain conditions, approximately 775,000 options to purchase Common Stock of the Company to several of its officers, at an exercise price of $8.25 per share, (the market value of the Company's Common Stock on the January 15th grant date) ("January 1998 Option Grants"). Included in this grant and subject to stockholder approval, are 525,000 options pursuant to the 1998 Plan for initial grants to certain officers (i.e., the "Existing Grants"). Also included in the January 1998 Option Grants is a total award of 500,000 options to Gregory B. Sullivan, President and Chief Executive Officer of the Company (250,000 options under the Incentive Plan and 250,000 under the 1998 Plan). (See "Proposal No.
3 -- Adoption of the Ugly Duckling Corporation 1998 Executive Incentive Plan" for a detailed description of the 1998 Plan and "Contracts with Directors and Executive Officers," above for more information on the January 1998 Option Grants.)

     In 1997, the Company did not request and the Compensation Committee did not approved stock option grants to any executive officer. During 1997, the Compensation Committee approved stock option grants under the Incentive Plan to several other officers of the Company that were not executive officers. These options to non-executive officers were granted at fair market value with all of the options granted in 1997 generally subject to vesting over a five-year period, with 20% of the options becoming exercisable on each successive anniversary of the date of grant, and expiring ten years after the grant date.

     Stock option grants to Company officers for 1997 were awarded in accordance with the compensation philosophy and specific objectives discussed in this report. (See "Overview of Compensation Philosophy and Objectives" above.)

     OTHER BENEFITS. Executive officers are eligible to participate in benefit programs designed for all full time employees of the Company. These programs include medical, disability and life insurance and a savings program qualified under Section 401(k) of the Internal Revenue Code.

     CHIEF EXECUTIVE OFFICER COMPENSATION. Mr. Garcia was the founder of the Company and has served as its Chief Executive Officer since the Company's inception in 1992. On an annual basis, the Compensation Committee reviews and approves the compensation of Mr. Garcia. On January 1, 1996, the Company entered into a three-year employment agreement with Mr. Garcia. The agreement established Mr. Garcia's base salary for 1996 at $121,538 and provides for a minimum 10.0% increase in the base salary each year throughout the term of the agreement. For 1997 Mr. Garcia's base salary was approximately $132,000 and for 1998 is established at $145,200. Mr. Garcia did not receive a bonus in 1997, he did not participate in the Company's Long-Term Incentive Plan in 1997, and thus far, in 1998 he has not participated in either the

Long-Term Incentive Plan or the 1998 Plan. Mr. Garcia does receive standard benefits under the Company's 401(k) plan. The Compensation Committee believes that Mr. Garcia's compensation (including his base salary, and lack of cash bonuses and stock option awards) is below the compensation paid to Chief Executive Officers of comparable, publicly-held automobile finance companies, and other companies comparable to Ugly Duckling. In addition, Mr. Garcia is a significant stockholder of the Company, and to the extent his performance as Chief Executive Officer translates into an increase in the value of the Company's stock, all stockholders, including him, share the benefits.

     The Compensation Committee approved the compensation of Mr. Garcia and the Company's executive officers for 1997, following the principles and procedures outlined in this report.(1)

                             COMPENSATION COMMITTEE

Christopher D. Jennings                                          Frank P. Willey

---------------

(1) Pursuant to Item 402(a)(9) of Regulation S-K promulgated by the Securities and Exchange Commission, neither the "Compensation Committee Report on Executive Compensation" nor the material under the caption "Stockholder Return Performance Graph" shall be deemed to be filed with the Commission for purposes of the Exchange Act, nor shall such report or such material be deemed to be incorporated by reference in any past or future filing by the Company under the Exchange Act or the Securities Act.

STOCKHOLDER RETURN PERFORMANCE GRAPH

     Set forth below is a line graph comparing the percentage change during the relevant period in the cumulative total stockholder return on the Company's Common Stock against the cumulative return on the Nasdaq Market Index as well as the MG Group Index 744 -- Auto Dealerships ("Industry Group Index"). The Nasdaq Retail Trade Index is also provided for comparative purposes as required by the rules of the Securities and Exchange Commission. For its Industry Group Index, the Company decided for this Proxy Statement to switch from the Nasdaq Retail Trade Index to the MG Group Index 744 -- Auto Dealerships. This Industry Group Index more closely reflects the Company peer group, since the index is composed of companies engaged in the specialty retail of new and used automobiles and other vehicles through the operation and/or franchising of dealerships. The relevant performance period for the graph is from June 18, 1996 through December 31, 1996 (monthly) and from January 1, 1997 through December 31, 1997. The graph assumes that $100 was invested on June 18, 1996 (the date the Company's Common Stock began trading on Nasdaq following its initial public offering) in the Company's Common Stock and in each of the indices, and that any dividends were reinvested quarterly. The data source for the graph is Media General Financial Services, Inc.

                                   UGLY
     Measurement Period          DUCKLING                           NASDAQ           NASDAQ
   (Fiscal Year Covered)           CORP           MG GROUP          MARKET           RETAIL
6/18/96                           100.00           100.00           100.00           100.00
6/28/96                            99.33            98.34           100.00           100.00
7/31/96                            95.30            97.59            91.57            93.87
8/30/96                            97.99            97.56            96.31           100.52
9/30/96                           143.62           111.35           103.04           105.57
10/31/96                          169.13           123.09           101.85           101.21
11/29/96                          186.58            92.88           108.18           103.69
12/31/96                          209.40           102.40           107.93            99.18
12/31/97                           91.28            64.79           132.02           116.50

                                    EXPERTS

     The consolidated financial statements of the Company and Subsidiaries as of December 31, 1997 and 1996, and for each of the years in the three-year period ended December 31, 1997, have been included herein and in the Proxy Statement in reliance upon the report of KPMG Peat Marwick, LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

                                 OTHER MATTERS

PROXY SOLICITATION

     The Company will pay the cost of proxy solicitation with the solicitation made by use of mail, personally, or by telephone or telegraph. In addition, the Company has retained Corporate Investor Communications, Inc. to help solicit proxies at an estimated cost of $4,000 plus out-of-pocket expenses. The Company reimburses banks, brokers, and other nominees for their customary expenses incurred in connection with the forwarding of such materials. The Company may request that proxies be solicited, without additional compensation, by directors, officers, and other regular employees of the Company and its subsidiaries.

INDEPENDENT ACCOUNTANTS

     The principal independent public accounting firm utilized by the Company during the fiscal year ended December 31, 1997 was KPMG Peat Marwick, LLP independent certified public accountants ("Auditors"). It is presently contemplated that the Auditors will be retained as the principal accounting firm to be utilized by the Company during the current fiscal year. A representative of the Auditors will attend the Annual Meeting for the purpose of responding to appropriate questions and will be afforded an opportunity to make a statement if he or she so desires.

     The Auditors were the Company's independent auditors for fiscal 1997 and have been the Company's independent auditors for more than the past 5 years. Audit services provided to the Company by the Auditors consist of the audit of the consolidated financial statements of the Company and its subsidiaries and the preparation of various reports based thereon; services relating to filings with the Commission, audits of the Company's 401(k) plan, and other review, tax, and consulting work. In addition, in January of 1998, the Auditors were retained as independent compensation consultants to advise and report to the Compensation Committee on the terms and conditions of the 1998 Plan and the option awards granted under the 1998 Plan and the Incentive Plan in January of 1998.

STOCKHOLDER PROPOSALS

     Stockholder proposals for the 1999 Annual Meeting must be received at the principal executive offices of the Company by November 18, 1998 to be considered for inclusion in the Company's proxy materials relating to such meeting.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents or portions of documents filed by the Company with the SEC are incorporated by reference herein:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1997.


          2. Quarterly Report on Form 10-Q and Form 10-Q/A for the fiscal quarter ended March 31, 1998.


          3. The Company's Current Reports on Form 8-K dated December 15, 1997 and filed January 2, 1998, dated February 6, 1998 and filed February 9, 1998, dated January 28, 1998 and filed February 10, 1998, dated February 10, 1998 and filed February 20, 1998, dated June 11, 1998 and filed June 16, 1998, and dated June 19, 1998 and filed June 25, 1998.

     The Company will provide without charge to each person to whom a copy of this Proxy Statement is delivered, on the written or oral request of any such person, by first class mail or other equally prompt means within one business day of receipt of such request, a copy of any or all of the foregoing documents incorporated herein by reference (other than any exhibits to such documents which are not specifically incorporated herein or into such documents by reference). Requests should be directed to:

               Ugly Duckling Corporation
               2525 East Camelback, Suite 1150
               Phoenix, Arizona 85016
               Attn: Corporate Secretary

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the Annual Meeting shall be deemed to be incorporated by reference herein.

     Any statements contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

OTHER ANNUAL MEETING MATTERS

     By signing the enclosed proxy card, you are conferring the authority to vote upon the persons indicated on the card. This authority includes discretionary authority to vote your shares in accordance with the proxyholders' judgment with respect to all matters which properly come before the meeting in addition to the scheduled items of business. The Board of Directors intends to instruct its proxyholders to vote in accordance with the recommendations of the Board of Directors. As of the printing of this Notice of Annual Meeting of Stockholders and Proxy Statement, the Board of Directors and the Company know of no matters to be presented for action at the meeting other than items listed on the proxy card.

YOUR VOTE IS IMPORTANT

     It is important that your shares be represented and voted at the meeting. Please vote as soon as possible whether or not you plan to attend the meeting. Kindly mark, sign, date, and return the accompanying proxy card in the envelope provided.

                                          Ugly Duckling Corporation

                                          ERNEST C. GARCIA II
                                          Chairman of the Board and
                                          Chief Executive Officer
              , 1998

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Independent Auditors' Report................................   F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets as of December 31, 1997 and
     1996...................................................   F-3
  Consolidated Statements of Operations for the years ended
     December 31, 1997, 1996 and 1995.......................   F-4
  Consolidated Statements of Stockholders' Equity for the
     years ended December 31, 1997, 1996 and 1995...........   F-5
  Consolidated Statements of Cash Flows for the years ended
     December 31, 1997, 1996 and 1995.......................   F-6
Notes to Consolidated Financial Statements..................   F-7

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

              INDEX TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Financial Statements:
  Condensed Consolidated Balance Sheets as of March 31, 1998
     and December 31, 1997..................................  F-30
  Condensed Consolidated Statements of Operations for the
     three months ended March 31, 1998 and 1997.............  F-31
  Condensed Consolidated Statements of Cash Flows for the
     three months ended March 31, 1998 and 1997.............  F-32
Notes to Condensed Consolidated Financial Statements........  F-33

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Ugly Duckling Corporation:

     We have audited the accompanying consolidated balance sheets of Ugly Duckling Corporation and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Ugly Duckling Corporation and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                               /s/ KPMG PEAT MARWICK LLP

Phoenix, Arizona
February 10, 1998, except for Note 2 to the consolidated financial statements which is as of April 27, 1998

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1997        1996
                                                              --------    --------
                                      ASSETS
Cash and Cash Equivalents...................................  $  3,537    $ 18,455
Finance Receivables, Net....................................    60,778      14,186
Investments Held in Trust...................................    11,637       3,162
Inventory...................................................    32,372       5,464
Property and Equipment, Net.................................    39,182      19,942
Intangible Assets, Net......................................    16,366       2,150
Other Assets................................................     9,350       5,328
Net Assets of Discontinued Operations.......................   102,411      48,942
                                                              --------    --------
                                                              $275,633    $117,629
                                                              ========    ========

                       LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable..........................................  $  2,867    $  1,379
  Accrued Expenses and Other Liabilities....................    13,821       7,027
  Notes Payable.............................................    65,171      12,904
  Subordinated Note Payable.................................    12,000      14,000
                                                              --------    --------
          Total Liabilities.................................    93,859      35,310
                                                              --------    --------
Stockholders' Equity
  Preferred Stock; $.001 par value, 10,000,000 shares
     authorized, none issued and outstanding................        --          --
  Common Stock; $.001 par value, 100,000,000 shares
     authorized, 18,521,000 and 13,327,000 issued and
     outstanding............................................        19          13
  Additional Paid-in Capital................................   172,603      82,599
  Retained Earnings (Accumulated Deficit)...................     9,152        (293)
                                                              --------    --------
          Total Stockholders' Equity........................   181,774      82,319
Commitments, Contingencies and Subsequent Events
                                                              --------    --------
                                                              $275,633    $117,629
                                                              ========    ========

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1996       1995
                                                              --------    -------    -------
                                                              (IN THOUSANDS, EXCEPT EARNINGS
                                                                    PER SHARE AMOUNTS)
Sales of Used Cars..........................................  $123,814    $53,768    $47,824
Less:
  Cost of Used Cars Sold....................................    72,358     31,879     29,733
  Provision for Credit Losses...............................    22,354      9,657      8,359
                                                              --------    -------    -------
                                                                29,102     12,232      9,732
                                                              --------    -------    -------
Other Income:
  Interest Income...........................................    12,559      8,597      8,227
  Gain on Sale of Loans.....................................     6,721      3,925         --
  Servicing Income..........................................     8,738      1,887         --
  Other Income..............................................     3,587        650        308
                                                              --------    -------    -------
                                                                31,605     15,059      8,535
                                                              --------    -------    -------
Income before Operating Expenses............................    60,707     27,291     18,267
                                                              --------    -------    -------
Operating Expenses:
  Selling and Marketing.....................................    10,538      3,585      3,856
  General and Administrative................................    39,412     12,221     11,677
  Depreciation and Amortization.............................     3,150      1,382      1,225
                                                              --------    -------    -------
                                                                53,100     17,188     16,758
                                                              --------    -------    -------
Income before Interest Expense..............................     7,607     10,103      1,509
Interest Expense............................................       706      2,429      5,328
                                                              --------    -------    -------
Earnings (Loss) before Income Taxes.........................     6,901      7,674     (3,819)
Income Taxes................................................     2,820        694         --
                                                              --------    -------    -------
Earnings (Loss) from Continuing Operations..................     4,081      6,980     (3,819)
Discontinued Operations:
  Earnings (Loss) from Operations of Discontinued
     Operations, net of income taxes (benefit) of $3,759,
     ($594), and $0.........................................     5,364     (1,114)      (153)
                                                              --------    -------    -------
Net Earnings (Loss).........................................  $  9,445    $ 5,866    $(3,972)
                                                              ========    =======    =======
Earnings (Loss) per Common Share from Continuing Operations:
  Basic.....................................................  $   0.23    $  0.77    $ (0.69)
                                                              ========    =======    =======
  Diluted...................................................  $   0.22    $  0.73    $ (0.69)
                                                              ========    =======    =======
Net Earnings (Loss) per Common Share:
  Basic.....................................................  $   0.53    $  0.63    $ (0.72)
                                                              ========    =======    =======
  Diluted...................................................  $   0.52    $  0.60    $ (0.72)
                                                              ========    =======    =======


          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995
                                 (IN THOUSANDS)

                                                                                    RETAINED          TOTAL
                                        SHARES                  AMOUNT              EARNINGS      STOCKHOLDERS'
                                  -------------------    ---------------------    (ACCUMULATED       EQUITY
                                  PREFERRED    COMMON    PREFERRED     COMMON       DEFICIT)        (DEFICIT)
                                  ---------    ------    ---------    --------    ------------    -------------
BALANCES AT DECEMBER 31, 1994...       --       5,522    $     --     $     77      $(1,271)        $ (1,194)
Issuance of Common Stock........       --          58          --           50           --               50
Conversion of Subordinated Notes
  Payable to Preferred Stock....    1,000          --      10,000           --           --           10,000
Net Loss for the Year...........       --          --          --           --       (3,972)          (3,972)
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1995...    1,000       5,580      10,000          127       (5,243)           4,884
Issuance of Common Stock for
  Cash..........................       --       7,281          --       79,335           --           79,335
Conversion of Debt to Common
  Stock.........................       --         444          --        3,000           --            3,000
Issuance of Common Stock to
  Board of Director's...........       --          22          --          150           --              150
Redemption of Preferred Stock...   (1,000)         --     (10,000)          --           --          (10,000)
Preferred Stock Dividends.......       --          --          --           --         (916)            (916)
Net Earnings for the Year.......       --          --          --           --        5,866            5,866
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1996...       --      13,327          --       82,612         (293)          82,319
Issuance of Common Stock for
  Cash..........................       --       5,194          --       89,398           --           89,398
Issuance of Common Stock
  Warrants......................       --          --          --          612           --              612
Net Earnings for the Year.......       --          --          --           --        9,445            9,445
                                   ------      ------    --------     --------      -------         --------
BALANCES AT DECEMBER 31, 1997...       --      18,521    $     --     $172,622      $ 9,152         $181,774
                                   ======      ======    ========     ========      =======         ========

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                  YEARS ENDED DECEMBER 31,
                                                              --------------------------------
                                                                1997         1996       1995
                                                              ---------    --------    -------
                                                                       (IN THOUSANDS)
Cash Flows from Operating Activities:
  Net Earnings (Loss).......................................  $   9,445    $  5,866    $(3,972)
  Adjustments to Reconcile Net Earnings (Loss) to Net Cash
    Provided by (Used in) Operating Activities from
    Continuing Operations:
  Loss (Earnings) from Discontinued Operations..............     (5,364)      1,114        153
  Provision for Credit Losses...............................     22,354       9,657      8,359
  Gain on Sale of Loans.....................................     (6,721)     (3,925)        --
  Decrease in Deferred Income Taxes.........................        510         498        500
  Depreciation and Amortization.............................      3,150       1,382      1,225
  Purchase of Finance Receivables for Sale..................   (116,830)    (48,996)        --
  Proceeds from Sale of Finance Receivables.................     81,098      30,259         --
  Collections of Finance Receivables........................     15,554      26,552         --
  Decrease (Increase) in Inventory..........................    (20,592)        778     (1,394)
  Increase in Other Assets..................................     (1,252)     (2,155)      (507)
  Increase in Accounts Payable, Accrued Expenses, and Other
    Liabilities.............................................      6,345       2,571      2,937
  Increase (Decrease) in Income Taxes Receivable/Payable....     (1,377)        535       (983)
  Other, Net................................................         --          --        169
                                                              ---------    --------    -------
    Net Cash Provided by (Used in) Operating Activities
      of Continuing Operations..............................    (13,680)     24,136      6,487
                                                              ---------    --------    -------
Cash Flows from Investing Activities:
  Increase in Finance Receivables...........................         --          --    (38,606)
  Collections of Finance Receivables........................         --          --     18,373
  Increase in Investments Held in Trust.....................     (8,475)     (3,162)        --
  Net Decrease in Notes Receivable..........................        151         137         --
  Purchase of Property and Equipment........................    (18,764)     (5,549)    (2,882)
  Payment for Acquisition of Assets.........................    (35,841)         --         --
  Other, Net................................................         --      (1,944)        60
                                                              ---------    --------    -------
    Net Cash Used in Investing Activities of Continuing
     Operations.............................................    (62,929)    (10,518)   (23,055)
                                                              ---------    --------    -------
Cash Flows from Financing Activities:
  Additions to Notes Payable................................     22,578       1,000     22,259
  Repayments of Notes Payable...............................         --     (28,610)        --
  Net Issuance (Repayment) of Subordinated Notes Payable....     (2,000)       (553)     6,262
  Redemption of Preferred Stock.............................         --     (10,000)        --
  Proceeds from Issuance of Common Stock....................     89,398      79,435          5
  Other, Net................................................       (180)     (1,158)     2,807
                                                              ---------    --------    -------
    Net Cash Provided by Financing Activities of Continuing
     Operations.............................................    109,796      40,114     31,333
                                                              ---------    --------    -------
Net Cash Used in Discontinued Operations....................    (48,105)    (36,696)   (13,514)
                                                              ---------    --------    -------
Net Increase (Decrease) in Cash and Cash Equivalents........    (14,918)     17,036      1,251
Cash and Cash Equivalents at Beginning of Year..............     18,455       1,419        168
                                                              ---------    --------    -------
Cash and Cash Equivalents at End of Year....................  $   3,537    $ 18,455    $ 1,419
                                                              =========    ========    =======
Supplemental Statement of Cash Flows Information:
  Interest Paid.............................................  $   5,382    $  5,144    $ 5,890
                                                              =========    ========    =======
  Income Taxes Paid.........................................  $   6,570    $    450    $   535
                                                              =========    ========    =======
  Assumption of Debt in Connection with Acquisition of
    Assets..................................................  $  29,900    $     --    $    --
                                                              =========    ========    =======
  Conversion of Note Payable to Common Stock................  $      --    $  3,000    $    --
                                                              =========    ========    =======
  Conversion of Subordinated Debt to Preferred Stock........  $      --    $     --    $10,000
                                                              =========    ========    =======
  Purchase of Property and Equipment with Notes Payable.....  $      --    $  8,313    $    --
                                                              =========    ========    =======
  Purchase of Property and Equipment with Capital Leases....  $     357    $     57    $   792
                                                              =========    ========    =======

          See accompanying notes to Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1) ORGANIZATION AND ACQUISITIONS

     Ugly Duckling Corporation, a Delaware corporation (the Company), was incorporated in April 1996 as the successor to Ugly Duckling Holdings, Inc.
(UDH), an Arizona corporation, formed in 1992. Contemporaneous with the formation of the Company, UDH was merged into the Company with each share of UDH's common stock exchanged for 1.16 shares of common stock in the Company and each share of UDH's preferred stock exchanged for one share of preferred stock in the Company under identical terms and conditions. UDH was effectively dissolved in the merger. The resulting effect of the merger was a recapitalization increasing the number of authorized shares of common stock to 20,000,000 and a 1.16-to-1 common stock split effective April 24, 1996. The stockholders' equity section of the Consolidated Balance Sheets and the Statements of Stockholders' Equity reflect the number of authorized shares after giving effect to the merger and common stock split. The Company's principal stockholder is also the sole stockholder of Verde Investments, Inc. (Verde). The Company's subordinated debt is held by, and the land for certain of its car dealerships and loan servicing facilities was leased from Verde until December 31, 1996, see Note 14.

     During 1997, the Company completed several acquisitions. In January 1997, the Company acquired substantially all of the assets of Seminole Finance Corporation and related companies (Seminole) including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million in exchange for approximately $2.5 million in cash and assumption of $29.9 million in debt. In April 1997, the Company purchased substantially all of the assets of E-Z Plan, Inc. (EZ Plan), including seven dealerships in San Antonio and a contract portfolio of approximately $24.3 million in exchange for approximately $26.3 million in cash. In September 1997, the Company acquired substantially all of the dealership and loan servicing assets (but not the loan portfolio) of Kars-Yes Holdings Inc. and related companies (Kars), including six dealerships in the Los Angeles market, two in the Miami market, two in the Atlanta market and two in the Dallas market, in exchange for approximately $5.5 million in cash. These acquisitions were recorded in accordance with the "purchase method" of accounting, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $14.8 million and has been recorded as goodwill, which is being amortized over periods ranging from fifteen to twenty years. The results of operations of the acquired operations have been included in the accompanying statements of operations from the respective acquisition dates.

     The following summary, prepared on a pro forma basis, combines the consolidated results of operations (unaudited) as if the acquisitions had taken place on January 1, 1996. Such pro forma amounts are not necessarily indicative of what the actual results of operations might have been if the acquisitions had been effective on January 1, 1996, (in thousands, except per share amounts):

                                                     YEARS ENDED DECEMBER 31,
                                                     ------------------------
                                                       1997            1996
                                                     --------        --------
Sales of Used Cars.................................  $225,882        $244,074
                                                     ========        ========
Interest Income....................................  $ 26,907        $ 32,467
                                                     ========        ========
Other Income.......................................  $ 16,595        $ 12,244
                                                     ========        ========
Total Revenues.....................................  $268,510        $285,785
                                                     ========        ========
Earnings (Loss) From Continuing Operations.........  $ 29,399        $ (6,682)
                                                     ========        ========
Net Loss...........................................  $(29,325)       $ (7,508)
                                                     ========        ========
Basic Loss Per Share From Continuing Operations....  $  (1.64)       $  (0.74)
                                                     ========        ========
Diluted Loss Per Share From Continuing
  Operations.......................................  $  (1.64)       $  (0.74)
                                                     ========        ========
Basic Loss Per Share...............................  $  (1.95)       $  (0.95)
                                                     ========        ========
Diluted Loss Per Share.............................  $  (1.95)       $  (0.95)
                                                     ========        ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(2) DISCONTINUED OPERATIONS

     In February 1998, the Company announced its intention to close its branch office network (the "Branch Offices") through which the Company purchased retail installment contracts, and exit this line of business in the first quarter of 1998. The Company recorded a pre-tax charge to discontinued operations of $9.1 million (approximately $5.4 million, net of income taxes) in the quarter ended March 31, 1998. The closure was substantially complete as of March 31, 1998 and included the termination of approximately 400 employees, substantially all of whom are employed at the Company's 76 branches that were in place on the date of the announcement. Approximately $1.0 million of the discontinued operations charge is for termination benefits, $2.5 million for write-off of pre-opening and start-up costs, and the remainder for lease payments on idle facilities, writedowns of leasehold improvements, data processing and other equipment. In April 1998, the Company announced that its Board of Directors had directed management to proceed with separating current operations into two publicly held companies. The Company's continuing operations will focus exclusively on the retail sale of used cars through its chain of dealerships, as well as the collection and servicing of the resulting loans. It is anticipated that a new company will be formed to operate all non-dealership operations. As a result of these two announcements, the Company has restated the accompanying consolidated balance sheets and consolidated statements of operations to reflect the Company's discontinued operations, including the split-up businesses and the Company's third party dealer Branch Office network in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     Included within the Company's discontinued operations is a collateralized dealer financing program ("Cygnet Dealer Program"), pursuant to which the Company provides qualified independent used car dealers ("Third Party Dealers") with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio. Discontinued operations also include the bulk purchase and/or servicing of contracts originated by other subprime lenders, which the Company believes is a more efficient method of purchasing or obtaining servicing rights to sub-prime automobile contracts than through the closed Branch Office network. The Company intends to split-up the Cygnet Dealer Program and the operations that bulk purchase and/or service contracts by other subprime lenders. Further, discontinued operations include the Branch Office network, which the Company closed in February 1998 and which will not be included in the anticipated split-up.

     The components of Net Assets of Discontinued Operations as of December 31, 1997 and December 31, 1996 follow (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Finance Receivables, net................................  $ 46,218    $44,978
Residuals in Finance Receivables Sold...................    16,099      1,377
Investments Held in Trust...............................     7,277        316
Notes Receivable........................................    25,686         --
Property and Equipment..................................     2,070        710
Capitalized Start-up Costs..............................     2,453         --
Other Assets, net of Accounts Payable and Accrued
  Liabilities...........................................     2,608      1,561
                                                          --------    -------
                                                          $102,411    $48,942
                                                          ========    =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     Following is a summary of the operating results of the Discontinued Operations for the years ended December 31, 1997, 1996, and 1995 (in thousands):

                                                                DECEMBER 31,
                                                       ------------------------------
                                                         1997       1996       1995
                                                       --------    -------    -------
Revenues.............................................  $ 37,207    $ 7,768    $ 1,845
Expenses.............................................   (28,084)    (9,477)    (1,998)
                                                       --------    -------    -------
Earnings (Loss) before Income Taxes (Benefit)........     9,123     (1,708)      (153)
Income Taxes (Benefit)...............................     3,759       (594)        --
                                                       --------    -------    -------
Earnings (Loss) from Discontinued Operations.........  $  5,364    $(1,114)   $  (153)
                                                       ========    =======    =======

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Operations

     The Company, through its subsidiaries, owns and operates used car sales dealerships, a property and casualty insurance company, and is a franchisor of rental car operations. Additionally, Champion Receivables Corporation and Champion Receivables Corporation II, "bankruptcy remote entities" are the Company's wholly-owned special purpose securitization subsidiaries. Their assets include residuals in finance receivables sold and investments held in trust, including amounts classified as discontinued operations, in the amounts of $29,376,000 and $17,600,000 respectively, at December 31, 1997 and in the amounts of $9,889,000 and $2,843,000, respectively at December 31, 1996, which amounts would not be available to satisfy claims of creditors of the Company.

  Principles of Consolidation

     The Consolidated Financial Statements include the accounts of the Company and its subsidiaries. Significant intercompany accounts and transactions have been eliminated in consolidation.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Concentration of Credit Risk

     The Company provides sales finance services in connection with the sales of used cars to individuals residing primarily in several metropolitan areas. The Company operated a total of forty-one, eight, and eight used car dealerships (company dealerships) in ten, two and two metropolitan markets in 1997, 1996 and 1995, respectively.

     Periodically during the year, the Company maintains cash in financial institutions in excess of the amounts insured by the federal government.

  Cash Equivalents

     The Company considers all highly liquid debt instruments purchased with maturities of three months or less to be cash equivalents. Cash equivalents generally consist of interest bearing money market accounts.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Revenue Recognition

     Interest income is recognized using the interest method. Direct loan origination costs related to contracts originated at company dealerships are deferred and charged against finance income over the life of the related installment sales contract as an adjustment of yield. The accrual of interest is suspended if collection becomes doubtful, generally 90 days past due, and is resumed when the loan becomes current. Interest income also includes income on the Company's residual interests from its Securitization Program.

     Revenue from the sales of used cars is recognized upon delivery, when the sales contract is signed and the agreed-upon down payment has been received.

  Residuals in Finance Receivables Sold, Investments Held in Trust, and Gain on Sale of Loans

     In 1996, the Company initiated a Securitization Program under which it sells (securitizes), on a non-recourse basis, finance receivables to a trust which uses the finance receivables to create asset backed securities (A certificates) which are remitted to the Company in consideration for the sale. The Company then sells senior certificates to third party investors and retains subordinated certificates (B certificates). In consideration of such sale, the Company receives cash proceeds from the sale of certificates collateralized by the finance receivables and the right to future cash flows under the subordinated certificates (residual in finance receivables sold, or residual) arising from those receivables to the extent not required to make payments on the A certificates sold to a third party or to pay associated costs.

     Gains or losses are determined based upon the difference between the sales proceeds for the portion of finance receivables sold and the Company's recorded investment in the finance receivables sold. The Company allocates the recorded investment in the finance receivables between the portion of the finance receivables sold and the portion retained based on the relative fair values on the date of sale.

     The Company is required to make an initial deposit into an account held by the trustee (spread account) and to pledge this cash to the trust to which the finance receivables were sold. The trustee in turn invests the cash in highly liquid investment securities. In addition, the Company (through the trustee) deposits additional cash flows from the residual to the spread account as necessary to attain and maintain the spread account at a specified percentage of the underlying finance receivable principal balances. These deposits are classified as Investments Held in Trust.

     To the extent that actual cash flows on a securitization are below original estimates and differ materially from the original securitization assumptions, and in the opinion of management if those differences appear to be other than temporary in nature, the Company's residual will be adjusted, with corresponding charges against income in the period in which the adjustment is made. Such evaluations are performed on a security by security basis, for each certificate or spread account retained by the Company.

     Residuals in finance receivables sold are classified as "held-to-maturity" securities in accordance with SFAS No. 115.

  Servicing Income

     Servicing Income is recognized when earned. Servicing costs are charged to expense as incurred. In the event delinquencies and/or losses on the portfolio serviced exceed specified levels, the Company may be required to transfer the servicing of the portfolio to another servicer.

  Finance Receivables and Allowance for Credit Losses

     Finance receivables consist of contractually scheduled payments from installment sales contracts net of unearned finance charges, accrued interest receivable, direct loan origination costs, and an allowance for credit losses, including acquired allowances.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     Finance receivables held for investment represent finance receivables that the Company expects to hold until they have matured. Finance receivables held for sale represent finance receivables that the Company expects to securitize.

     The Company follows the provisions of Statement of Financial Accounting Standards No. 91, "Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases." Direct loan origination costs represent the unamortized balance of costs incurred in the origination of contracts at the Company's dealerships.

     An allowance for credit losses (allowance) is established by charging the provision for credit losses and the allocation of acquired allowances. The evaluation of the allowance considers such factors as the Company's historical credit losses, the overall portfolio quality and delinquency status, the review of specific problem loans, the value of underlying collateral, and current economic conditions that may affect the borrower's ability to pay. In the opinion of management, the Allowance for Credit Losses as of December 31, 1997 and 1996 is sufficient to absorb anticipated net credit losses. However, there can be no assurance that the allowance will prove adequate.

  Notes Receivable

     Notes receivable are recorded at cost, less related allowance for impaired notes receivable. Management, considering information and events regarding the borrowers ability to repay their obligations, including an evaluation of the estimated value of the related collateral, considers a note to be impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. When a loan is considered to be impaired, the amount of impairment is measured based on the present value of expected future cash flows discounted at the note's effective interest rate. Impairment losses are included in the allowance for credit losses through a charge to provision for credit losses. Cash receipts on impaired notes receivable are applied to reduce the principal amount of such notes until the principal has been received and are recognized as interest income, thereafter.

  Inventory

     Inventory consists of used vehicles held for sale which is valued at the lower of cost or market, and repossessed vehicles which are valued at market value. Vehicle reconditioning costs are capitalized as a component of inventory cost. The cost of used vehicles sold is determined on a specific identification basis.

  Property and Equipment

     Property and Equipment are stated at cost. Depreciation is computed using straight-line and accelerated methods over the estimated useful lives of the assets which range from three to ten years for equipment and thirty years for buildings. Leasehold and land improvements are amortized using straight-line and accelerated methods over the shorter of the lease term or the estimated useful lives of the related improvements.

     The Company has capitalized costs related to the development of software products for internal use. Capitalization of costs begins when technological feasibility has been established and ends when the software is available for general use. Amortization is computed using the straight-line method over the estimated economic life of five years.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally fifteen to twenty years.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Trademarks, Trade Names, Logos, and Contract Rights

     The registered trade names, "Ugly Duckling Car Sales," "Ugly Duckling Rent-A-Car," "America's Second Car," "Putting You on the Road to Good Credit" and related trademarks, logos, and contract rights are stated at cost. The cost of trademarks, trade names, logos, and contract rights is amortized on a straight-line basis over their estimated economic lives of ten years.

  Post Sale Customer Support Programs

     A liability for the estimated cost of post sale customer support, including car repairs and the Company's down payment back and credit card programs, is established at the time the used car is sold by charging Cost of Used Cars Sold. The liability is evaluated for adequacy through a separate analysis of the various programs' historical performance.

  Income Taxes

     The Company utilizes the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  Advertising

     All costs related to production and advertising are expensed in the period incurred or ratably over the year in relation to revenues or certain other performance measures. Advertising costs capitalized as of December 31, 1997 were immaterial. The Company had no advertising costs capitalized as of December 31, 1996.

  Stock Option Plan

     The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense is recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price. On January 1, 1996, the Company adopted the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to provide pro forma net earnings and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method as defined in SFAS No. 123 had been applied.

     The Company uses one of the most widely used option pricing models, the Black-Scholes model (the Model), for purposes of valuing its stock option grants. The Model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, it requires the input of highly subjective assumptions, including the expected stock price volatility, expected dividend yields, the risk free interest rate, and the expected life. Because the Company's stock options have characteristics significantly different from those of traded options, and because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the value determined by the Model is not necessarily indicative of the ultimate value of the granted options.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Earnings Per Share

     Basic earnings per share is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

  Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of

     Long-Lived Assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

  Transfers and Servicing of Financial Assets and Extinguishments of Liabilities

     The Company adopted the provisions of SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (SFAS No. 125) on January 1, 1997. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Adoption of SFAS No. 125 did not have a material impact on the Company.

  Reclassifications

     Certain reclassifications have been made to the prior years' consolidated financial statement amounts to conform to the current year presentation.

(4) FINANCE RECEIVABLES AND ALLOWANCE FOR CREDIT LOSSES

     A summary of finance receivables as of December 31, 1997 and 1996 follows (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Installment Sales Contract Principal Balances...........  $ 55,965    $ 7,068
Add: Accrued Interest Receivable........................       461         42
Loan Origination Costs, Net.............................     1,431        189
                                                          --------    -------
Principal Balances, Net.................................    57,857      7,299
Residuals in Finance Receivables Sold...................    13,277      8,512
                                                          --------    -------
                                                            71,134     15,811
Allowance for Credit Losses.............................   (10,356)    (1,625)
                                                          --------    -------
Finance Receivables, net................................  $ 60,778    $14,186
                                                          ========    =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The finance receivables are classified as follows:

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Finance Receivables Held for Sale.........................  $52,000    $6,400
Finance Receivables Held for Investment...................    5,857       899
                                                            -------    ------
                                                            $57,857    $7,299
                                                            =======    ======

     A summary of allowance for credit losses on finance receivables for the years ended December 31, 1997, 1996 and 1995 follows (in thousands):

                                                         DECEMBER 31,
                                                 ----------------------------
                                                   1997       1996      1995
                                                 --------    ------    ------
Balances, Beginning of Year....................  $  1,625    $7,500    $6,050
Provision for Credit Losses....................    22,354     9,657     8,359
Allowance on Acquired Loans....................    15,309        --        --
Net Charge Offs................................    (7,524)   (6,202)   (6,909)
Sale of Finance Receivables....................   (21,408)   (9,330)       --
                                                 --------    ------    ------
Balances, End of Year..........................  $ 10,356    $1,625    $7,500
                                                 ========    ======    ======

     The valuation of the Residual in Finance Receivables Sold as of December 31, 1997 totaled $13,277,000 which represents the present value of the Company's interest in the anticipated future cash flows of the underlying portfolio. With the exception of the Company's first two securitization transactions which took place during the first six months of 1996, the estimated cash flows into the Trusts were discounted with a rate of 16%. The two securitization transactions that took place during the first six months of 1996 were discounted with a rate of 25%. For securitization between June 30, 1996 and June 30, 1997, net losses were originally estimated using total expected cumulative net losses at loan origination of approximately 26.0%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balances.

     During the year ended December 31, 1997, the Company recorded a $5.7 million charge to write-down the residuals in finance receivables sold. The charge had the effect of increasing the cumulative net loss assumption to approximately 27.5%, for the securitization transactions that took place prior to June 30, 1997. For the securitization transactions that took place subsequent to June 30, 1997, net losses were estimated using total expected cumulative net losses at loan origination of approximately 27.5%, adjusted for actual cumulative net losses prior to securitization. Prepayment rates were estimated to be 1.5% per month of the beginning of month balance.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     As of December 31, 1997 and 1996, the Residuals in Finance Receivables Sold were comprised of the following (in thousands):

                                                             DECEMBER 31,
                                                          -------------------
                                                            1997       1996
                                                          --------    -------
Retained interest in subordinated securities (B
  certificates).........................................  $ 25,483    $ 9,747
Net interest spreads, less present value discount.......    10,622      5,590
Reduction for estimated credit losses...................   (22,828)    (6,825)
                                                          --------    -------
Residuals in finance receivables sold...................  $ 13,277    $ 8,512
                                                          ========    =======
Securitized principal balances outstanding..............  $127,356    $41,998
                                                          ========    =======
Estimated credit losses and allowances as a % of
  securitized principal balances outstanding............      17.9%      16.2%
                                                          ========    =======

     The following table reflects a summary of activity for the Residuals in Finance Receivables Sold for the years ended December 31, 1997 and 1996, respectively (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Balance, Beginning of Year...............................  $ 8,512    $    --
Additions................................................   17,734     10,119
Amortization.............................................   (7,242)    (1,607)
Write-down of Residual in Finance Receivables Sold.......   (5,727)        --
                                                           -------    -------
Balance, End of Year.....................................  $13,277    $ 8,512
                                                           =======    =======

(5) INVESTMENTS HELD IN TRUST

     In connection with its securitization transactions, the Company is required to provide a credit enhancement to the investor. The Company makes an initial cash deposit, ranging from 3% to 4% of the initial underlying finance receivables principal balance, of cash into an account held by the trustee (spread account) and pledges this cash to the trust to which the finance receivables were sold and then makes additional deposits from the residual cash flow (through the trustee) to the spread account as necessary to attain and maintain the spread account at a specified percentage, ranging from 6.0% to 8.0%, of the underlying finance receivables principal balance.

     In the event that the cash flows generated by the Finance Receivables sold to the trust are insufficient to pay obligations of the trust, including principal or interest due to certificate holders or expenses of the trust, the trustee will draw funds from the spread account as necessary to pay the obligations of the trust. The spread account must be maintained at a specified percentage of the principal balances of the finance receivables held by the trust, which can be increased in the event delinquencies or losses exceed specified levels. If the spread account exceeds the specified percentage, the trustee will release the excess cash to the Company from the pledged spread account. Except for releases in this manner, the cash in the spread account is restricted from use by the Company.

     During 1997, the Company made initial spread account deposits totaling $6,068,000. Additional net deposits through the trustee during 1997 totaled $1,763,000. The total balance in the spread accounts was $10,357,000 as of December 31, 1997. In connection therewith, the specified spread account balance based upon the aforementioned specified percentages of the balances of the underlying portfolios as of December 31, 1997 was $10,458,000, resulting in additional funding requirements from future cash flows as of December 31,

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

1997 of $101,000. The additional funding requirement will decline as the trustee deposits additional cash flows into the spread account and as the principal balance of the underlying finance receivables declines.

     During 1996, the Company made initial spread account deposits totaling $2,330,000. Additional net deposits through the trustee during 1996 totaled $196,000 resulting in a total balance in the spread accounts of $2,526,000 as of December 31, 1996. In connection therewith, the specified spread account balance based upon the aforementioned specified percentages of the balances of the underlying portfolios as of December 31, 1996 was $3,361,000.

     In connection with certain other agreements, the Company has deposited a total of $1,280,000, and $636,000 in an interest bearing trust account as of December 31, 1997 and 1996, respectively.

(6) PROPERTY AND EQUIPMENT

     A summary of Property and Equipment as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1997       1996
                                                           -------    -------
Land.....................................................  $13,813    $ 7,811
Buildings and Leasehold Improvements.....................   16,234      5,690
Furniture and Equipment..................................   10,932      5,268
Vehicles.................................................      224        156
Construction in Process..................................    2,817      3,536
                                                           -------    -------
                                                            44,020     22,461
Less Accumulated Depreciation and Amortization...........   (4,838)    (2,519)
                                                           -------    -------
Property and Equipment, Net..............................  $39,182    $19,942
                                                           =======    =======

     Interest Expense capitalized in 1997, 1996 and 1995 totaled $229,000, zero, and $54,000, respectively.

(7) INTANGIBLE ASSETS

     A summary of intangible assets as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Original Cost:
Goodwill..................................................  $16,741    $1,944
Trademarks................................................      581       581
Covenants not to Compete..................................      250        --
                                                            -------    ------
                                                             17,572     2,525
Accumulated Amortization..................................   (1,206)     (375)
                                                            -------    ------
Intangibles, Net..........................................  $16,366    $2,150
                                                            =======    ======

     Amortization expense relating to intangible assets totaled $831,000, $63,000, and $63,000 for the years ended December 31 1997, 1996, and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(8) OTHER ASSETS

     A summary of Other Assets as of December 31, 1997 and 1996 follows (in thousands):

                                                               DECEMBER 31,
                                                             ----------------
                                                              1997      1996
                                                             ------    ------
Note Receivable............................................  $  912    $1,063
Prepaid Expenses...........................................   1,957       790
Income Taxes Receivable....................................   1,693       316
Servicing Receivables......................................   1,389        --
Deposits...................................................     829       687
Employee Advances..........................................     821        --
Escrow Deposits............................................      --       900
Deferred Income Taxes......................................      --       376
Other Assets...............................................   1,749     1,196
                                                             ------    ------
                                                             $9,350    $5,328
                                                             ======    ======

(9) ACCRUED EXPENSES AND OTHER LIABILITIES

     A summary of Accrued Expenses and Other Liabilities as of December 31, 1997 and 1996 follows (in thousands):

                                                              DECEMBER 31,
                                                            -----------------
                                                             1997       1996
                                                            -------    ------
Sales Taxes...............................................  $ 3,909    $2,904
Accrued Payroll, Benefits & Taxes.........................    2,366       486
Servicing Liability.......................................    1,503       695
Deferred Revenue..........................................      840       601
Accrued Advertising.......................................      850        50
Obligations under Capital Leases..........................      775       742
Accrued Post Sale Support.................................      771       250
Deferred Income Taxes.....................................      133        --
Others....................................................    2,674     1,299
                                                            -------    ------
                                                            $13,821    $7,027
                                                            =======    ======

     In connection with the retail sale of vehicles, the Company is required to pay sales taxes to certain government jurisdictions. In certain of these jurisdictions, the Company has elected to pay these taxes using the "cash basis", which requires the Company to pay the sales tax obligation for a sale transaction as principal is collected over the life of the related finance receivable contract.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(10) NOTES PAYABLE

     A summary of Notes Payable at December 31, 1997 and 1996 follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
                                                                (IN THOUSANDS)
$100,000,000 revolving loan with a finance company, interest payable daily at 30 day LIBOR (5.70% at December 31, 1997)
  plus 3.15% through December 1998, secured by substantially
  all assets of the Company.................................  $56,950    $ 4,602
Two notes payable to a finance company totaling $7,450,000,
  monthly interest payable at the prime rate (8.50% at
  December 31, 1997) plus 1.50% through January 1998;
  thereafter, monthly payments of $89,000 plus interest
  through January 2002 when balloon payments totaling
  $3,282,000 are due, secured by first deeds of trust and
  assignments of rents on certain real property.............    7,450      7,450
Others bearing interest at rates ranging from 9% to 11% due
  through April 2007, secured by certain real property and
  certain property and equipment............................      771        852
                                                              -------    -------
          Total.............................................  $65,171    $12,904
                                                              =======    =======

     The aforementioned revolving loan agreement contains various reporting and performance covenants including the maintenance of certain ratios, limitations on additional borrowings from other sources, restrictions on certain operating activities, and a restriction on the payment of dividends under certain circumstances. The Company was in compliance with the covenants at December 31, 1997 and 1996.

     A summary of future minimum principal payments required under the aforementioned notes payable after December 31, 1997 follows (in thousands):

DECEMBER 31,                                                 AMOUNT
------------                                                 -------
1998.....................................................    $58,021
1999.....................................................      1,169
2000.....................................................      1,179
2001.....................................................      1,191
2002.....................................................      3,296
Thereafter...............................................        315
                                                             -------
                                                             $65,171
                                                             =======

(11) SUBORDINATED NOTE PAYABLE

     During 1996, the Company amended its previous subordinated notes payable with Verde and executed a single $14,000,000 unsecured note payable with Verde. The note bears interest at an annual rate of 10%, with interest payable monthly and is subordinate to all other Company indebtedness. The note also calls for annual principal payments of $2,000,000 through June 2003 when the loan will be paid in full. The Company had $12,000,000 and $14,000,000 outstanding under this note payable at December 31, 1997 and 1996, respectively.

     Interest expense related to the subordinated note payable with Verde totaled $1,232,000, $1,933,000, and $3,492,000 during the years ended December 31, 1997, 1996 and 1995, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(12) INCOME TAXES

     Income taxes amounted to $2,820,000, $694,000, and zero for the years ended December 31, 1997, 1996 and 1995, respectively (an effective tax rate of 40.9%, 9.0% and 0.0%, respectively). A reconciliation between taxes computed at the federal statutory rate of 35% in 1997 and 34% in 1996 and 1995 (the "Expected" income taxes (benefit)) and the Company's effective taxes follows (in thousands):

                                                         DECEMBER 31,
                                                 ----------------------------
                                                  1997      1996       1995
                                                 ------    -------    -------
Computed "Expected" Income Taxes (Benefit).....  $2,415    $ 2,609    $(1,298)
State Income Taxes, Net of Federal Effect......     425        143         --
Change in Valuation Allowance..................      --     (2,251)     1,354
Other, Net.....................................     (20)       193        (56)
                                                 ------    -------    -------
                                                 $2,820    $   694    $    --
                                                 ======    =======    =======

     Components of income taxes (benefit) for the years ended December 31, 1997, 1996 and 1995 follow (in thousands):

                                                   CURRENT    DEFERRED    TOTAL
                                                   -------    --------    ------
1997:
  Federal........................................  $1,751      $  424     $2,175
  State..........................................     560          85        645
                                                   ------      ------     ------
                                                    2,311         509      2,820
  Discontinued operations........................   2,589       1,170      3,759
                                                   ------      ------     ------
                                                   $4,900      $1,679     $6,579
                                                   ======      ======     ======
1996:
  Federal........................................  $  152      $  326     $  478
  State..........................................      44         172        216
                                                   ------      ------     ------
                                                      196         498        694
  Discontinued operations........................    (345)       (249)      (594)
                                                   ------      ------     ------
                                                   $ (149)     $  249     $  100
                                                   ======      ======     ======
1995:
  Federal........................................  $ (500)     $  500     $   --
  State..........................................      --          --         --
                                                   ------      ------     ------
                                                     (500)        500         --
  Discontinued operations........................      51         (51)        --
                                                   ------      ------     ------
                                                   $ (449)     $  449     $   --
                                                   ======      ======     ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31, 1997 and 1996 are presented below (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1997       1996
                                                              -------    -------
Deferred Tax Assets:
  Finance Receivables, Principally Due to the Allowance for
     Credit Losses..........................................  $   192    $   233
  Inventory.................................................      246         73
  Federal and State Income Tax Net Operating Loss
     Carryforwards..........................................       28         --
  Residual in Finance Receivables...........................       --        154
  Accrued Post Sale Support.................................      357        138
  Other.....................................................       25         45
                                                              -------    -------
  Total Gross Deferred Tax Assets...........................      848        643
  Less: Valuation Allowance.................................       --         --
                                                              -------    -------
          Net Deferred Tax Assets...........................      848        643
                                                              -------    -------
Deferred Tax Liabilities:
  Software Development Costs................................     (158)      (192)
  Loan Origination Fees.....................................     (586)       (75)
  Other.....................................................     (237)        --
                                                              -------    -------
     Total Gross Deferred Tax Liabilities...................     (981)      (267)
                                                              -------    -------
          Net Deferred Tax Asset (Liability)................  $  (133)   $   376
                                                              =======    =======

     The valuation allowance for deferred tax assets as of December 31, 1997 and 1996 was zero. There was no change in the Valuation Allowance for the year ended December 31, 1997. The net change in the total Valuation Allowance for the year ended December 31, 1996 was a decrease of $2,251,000. In assessing the realizability of Deferred Tax Assets, management considers whether it is more likely than not that some portion or all of the Deferred Tax Assets will not be realized. The ultimate realization of Deferred Tax Assets is dependent upon generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the reversal of Deferred Tax Liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the Deferred Tax Assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences.

     At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $91,000, which, subject to annual limitations, are available to offset future taxable income, if any, through 2110.

(13) SERVICING

     Pursuant to the Company's securitization program which began in 1996, the Company securitizes loan portfolios with servicing retained. The Company services the securitized portfolios for a monthly fee ranging from .25% to .33% (3.0% to 4.0% per annum) of the beginning of month principal balance of the serviced portfolios. During 1997, the Company began servicing a loan portfolio for an unaffiliated party and recognizes servicing fee income of approximately
 .33% (4.0% annualized) of beginning of month balances, generally subject to a minimum fee of $15 per contract per month. The Company recognized servicing income of $8,738,000 and $1,887,000 in the years ended December 31, 1997 and 1996, respectively.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of portfolios serviced by the Company as of December 31, 1997 and 1996 follows:

                                                                1997        1996
                                                              --------    --------
Finance receivables from continuing operations..............  $ 55,965    $  7,068
Securitized with servicing retained.........................   127,356      41,998
                                                              --------    --------
Amounts originated by the Company...........................   183,321      49,066
Finance receivables from Discontinued operations:
  Finance Receivables.......................................    29,965      49,772
  Securitized with servicing retained.......................   110,669       9,664
Servicing on behalf of other................................   127,322          --
                                                              --------    --------
          Total serviced portfolios.........................  $451,277    $108,502
                                                              ========    ========

     Pursuant to the terms of the various servicing agreements, the serviced portfolios are subject to certain performance criteria. In the event the serviced portfolios do not satisfy such criteria the servicing agreements contain various remedies up to and including the removal of servicing rights from the Company.

(14) LEASE COMMITMENTS

     The Company leases used car sales facilities, offices, and certain office equipment from unrelated entities under various operating leases which expire through March 2007. The leases require monthly rental payments aggregating approximately $580,000 and contain various renewal options from one to ten years. In certain instances, the Company is also responsible for occupancy and maintenance costs, including real estate taxes, insurance, and utility costs. Rent expense for the year ended December 31, 1997 totaled $5,345,000.

     During 1996, the Company purchased six car lots, a vehicle reconditioning center, and two office buildings from Verde. These properties had previously been rented from Verde pursuant to various leases which called for base monthly rents aggregating approximately $123,000 plus contingent rents as well as all occupancy and maintenance costs, including real estate taxes, insurance, and utilities. In connection with the purchase, Verde returned security deposits which totaled $364,000. Rent expense for the year ended December 31, 1996 totaled $2,394,000 which included rents paid to Verde totaling $1,498,000 including contingent rents of $440,000. There was no accrued rent payable to Verde at December 31, 1996.

     Rent expense for the year ended December 31, 1995 totaled $2,377,000. Rents paid to Verde totaled $1,889,000, including contingent rents of $465,000, and $113,000 of rent capitalized during the construction period of a facility. Accrued rent payable to Verde totaled $101,000 at December 31, 1995.

     A summary of future minimum lease payments required under noncancelable operating leases with remaining lease terms in excess of one year as of December 31, 1997 follows (in thousands):

                                             CONTINUING    DISCONTINUED
DECEMBER 31,                                 OPERATIONS     OPERATIONS     AMOUNT
------------                                 ----------    ------------    -------
1998.......................................   $ 6,203         $1,432       $ 7,635
1999.......................................     5,668          1,227         6,895
2000.......................................     4,396            488         4,884
2001.......................................     2,728             82         2,810
2002.......................................     1,314             28         1,342
Thereafter.................................     1,233             --         1,233
                                              -------         ------       -------
          Total............................   $21,542         $3,257       $24,799
                                              =======         ======       =======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(15) STOCKHOLDERS' EQUITY

     On April 24, 1996, the Company effectuated a 1.16-to-1 stock split. The effect of this stock split has been reflected for all periods presented in the Consolidated Financial Statements.

     During 1997, the Company completed a private placement of 5,075,500 shares of common stock for a total of approximately $89,156,000 cash, net of stock issuance costs. The registration of the shares sold in the private placement was effective in April 1997. During 1996, the Company completed two public offerings in which it issued a total of 7,245,000 shares of common stock for approximately $79,435,000 cash, net of stock issuance costs.

     During 1997, the Company issued warrants for the right to purchase 389,800 shares of the Company's common stock for $20.00 per share. The warrants were valued at approximately $612,000. These warrants remained outstanding at December 31, 1997. In addition, warrants to acquire 116,000 shares of the Company's common stock at $6.75 per share and 170,000 shares of the Company's common stock at $9.45 per share were outstanding at December 31, 1997.

     On December 31, 1995, the Company exchanged 1,000,000 shares of Series A preferred stock for $10,000,000 of subordinated notes payable with Verde. Cumulative dividends were payable at a rate of 12% per annum through June 21, 1996, at which time the Series A preferred stock was exchanged on a share-for-share basis for 1,000,000 shares of Series B preferred stock. The dividends were payable quarterly upon declaration by the Company's Board of Directors. In November 1996, the Company redeemed the 1,000,000 shares of Series B preferred stock.

     The Company's Board of Directors declared quarterly dividends on preferred stock totaling approximately $916,000 during the year ended December 31, 1996. There were no cumulative unpaid dividends at December 31, 1996.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(16) EARNINGS (LOSS) PER SHARE

     A summary of the reconciliation from basic earnings (loss) per share to diluted earnings (loss) per share for the years ended December 31, 1997, 1996, and 1995 follows (in thousands, except for per share amounts):

                                                             1997      1996     1995
                                                            -------   ------   -------
Net Earnings (Loss).......................................  $ 9,445   $5,866   $(3,972)
Less: Preferred Stock Dividends...........................       --     (916)       --
                                                            -------   ------   -------
Earnings (Loss) available to Common Stockholders..........  $ 9,445   $4,950   $(3,972)
                                                            =======   ======   =======
Earnings (Loss) From Continuing Operations................  $ 4,081   $6,980   $(3,819)
Less: Preferred Stock Dividends...........................       --     (916)       --
                                                            -------   ------   -------
Earnings (Loss) available to Common Stockholders..........  $ 4,081   $6,064   $(3,819)
                                                            =======   ======   =======
Basic EPS-Weighted Average Shares Outstanding.............   17,832    7,887     5,522
                                                            =======   ======   =======
Basic Earnings (Loss) Per Share From Continuing
  Operations..............................................  $  0.23   $ 0.77   $ (0.69)
                                                            =======   ======   =======
Basic Earnings (Loss) Per Share...........................  $  0.53   $ 0.63   $ (0.72)
                                                            =======   ======   =======
Basic EPS-Weighted Average Shares Outstanding.............   17,832    7,887     5,522
Effect of Diluted Securities:
  Warrants................................................       98       71        --
  Stock Options...........................................      304      340        --
                                                            -------   ------   -------
Dilutive EPS-Weighted Average Shares Outstanding..........   18,234    8,298     5,522
                                                            =======   ======   =======
Diluted Earnings (Loss) Per Share From Continuing
  Operations..............................................  $  0.22   $ 0.73   $ (0.69)
                                                            =======   ======   =======
Diluted Earnings (Loss) Per Share.........................  $  0.52   $ 0.60   $ (0.72)
                                                            =======   ======   =======
Warrants Not Included in Diluted EPS Since Antidilutive...      390       --        --
                                                            =======   ======   =======
Stock Options Not Included in Diluted EPS Since
  Antidilutive............................................      828       --        --
                                                            =======   ======   =======

(17) STOCK OPTION PLAN

     In June, 1995, the Company adopted a long-term incentive plan (stock option plan). The stock option plan, as amended, sets aside 1,800,000 shares of common stock to be granted to employees at a price of not less than fair market value of the stock at the date of grant. Options are to vest over a period to be determined by the Board of Directors upon grant and will generally expire six years after the date of grant. The options generally vest over a period of five years.

     At December 31, 1997, there were 344,000 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 1997 and 1996 was $6.54 and $8.39, respectively on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: 1997 -- expected dividend yield 0%, risk-free interest rate of 5.53%, expected volatility of 40.0%, and an expected life of 5 years;
1996 -- expected dividend yield 0%, risk-free interest rate of 6.4%, expected volatility of 56.5% and an expected life of 7 years.

     The Company applies APB Opinion 25 in accounting for its Plan, and accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had the Company determined compensation cost based on the fair value at the grant date for its stock options under SFAS

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1997          1996
                                                              ----------    ----------
Net Earnings from Continuing Operations Available to Common
  Stockholders..............................................  $4,081,000    $6,064,000
Pro Forma Net Earnings from Continuing Operations Available
  to Common Stockholders....................................  $3,342,000    $5,185,000
Net Earnings Available to Common Stockholders...............  $9,445,000    $4,950,000
Pro forma Net Earnings Available to Common Stockholders.....  $8,567,000    $3,916,000
Earnings per Share -- Basic
  Continuing Operations.....................................  $     0.23    $     0.77
  Continuing Operations Pro Forma...........................  $     0.19    $     0.66
  Net Earnings..............................................  $     0.53    $     0.63
  Pro Forma Net Earnings....................................  $     0.48    $     0.50
Earnings per Share -- Diluted
  Continuing Operations.....................................  $     0.22    $     0.73
  Continuing Operations Pro Forma...........................  $     0.18    $     0.62
  Net Earnings..............................................  $     0.52    $     0.60
  Net Earnings Pro Forma....................................  $     0.47    $     0.47

     The full impact of calculating compensation cost for stock options under SFAS No. 123 is not reflected in the pro forma net earnings amounts presented above because compensation cost is reflected over the options' vesting period of five years.

     A summary of the aforementioned stock plan activity follows:

                                                                            WEIGHTED
                                                                            AVERAGE
                                                                           PRICE PER
                                                               NUMBER        SHARE
                                                              ---------    ----------
Balance, December 31, 1995..................................    442,000      $ 1.70
  Granted...................................................    539,000       13.41
  Forfeited.................................................    (30,000)       3.26
  Exercised.................................................    (39,000)       1.00
                                                              ---------      ------
Balance, December 31, 1996..................................    912,000        8.60
                                                              ---------      ------
  Granted...................................................    582,000       15.07
  Forfeited.................................................    (78,000)      14.00
  Exercised.................................................   (118,000)       2.04
                                                              ---------      ------
Balance, December 31, 1997..................................  1,298,000      $11.76
                                                              =========      ======

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     A summary of stock options granted at December 31, 1997 follows:

                                     OPTIONS OUTSTANDING                       OPTIONS EXERCISABLE
                       ------------------------------------------------    ----------------------------
                         NUMBER        WEIGHTED-AVG.      WEIGHTED-AVG.      NUMBER       WEIGHTED-AVG.
RANGE OF               OUTSTANDING       REMAINING          EXERCISE       EXERCISABLE      EXERCISE
EXERCISE PRICES        AT 12/31/97    CONTRACTUAL LIFE        PRICE        AT 12/31/97        PRICE
---------------        -----------    ----------------    -------------    -----------    -------------
$ .50 to $1.00.......      97,000        6.4 years           $ 0.86               --         $   --
$1.50 to $2.60.......     169,000        3.7 years             2.36           58,000           2.45
$3.45 to $9.40.......     162,000        4.4 years             6.80           24,000           6.86
$11.88 to $20.75.....     870,000        5.3 years            15.73           75,000          17.28
                        ---------                            ------          -------         ------
                        1,298,000                            $11.76          157,000         $10.21
                        =========                            ======          =======         ======

(18) COMMITMENTS AND CONTINGENCIES

     During 1997, the Company acquired certain notes receivable collateralized by a loan portfolio. Thereafter, the Company exchanged the notes receivable for the underlying collateral (the acquired collateral) and received a guarantee from the borrower of an 11.0% return on the acquired collateral. An unrelated third party purchased the collateral and the Company guaranteed the purchaser, a return of 10.35%, not to exceed $10,000,000. No accruals have been made by the Company related to this guarantee.

     The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized or modification of its existing systems which costs would be expensed as incurred.

     In October 1997 the Company's Board of Directors authorized a stock repurchase program by which the Company may acquire up to one million shares of its common stock from time to time on the open market. Under the program, purchases may be made depending on market conditions, share price and other factors. The stock repurchase program will terminate on December 31, 1998, unless extended by the Company's Board of Directors, and may be discontinued at any time. The Company had not repurchased any shares of common stock related to this program as of December 31, 1997.

     On July 18, 1997, the Company filed a Form S-3 registration statement for the purpose of registering up to $200 million of its debt securities in one or more series at prices and on terms to be determined at the time of sale. The registration statement has been declared effective by the Securities and Exchange Commission and is available for future debt offerings.

     During 1997, the Company acquired approximately 2.5% of the outstanding common stock of FMAC with a cost of approximately $1,450,000. In connection with FMAC's proposed plan of reorganization, and subject to bankruptcy court approval, the Company and FMAC have agreed to exchange the Company's common stock in FMAC for the property and equipment that constitute FMAC's loan servicing platform. The Company anticipates receiving bankruptcy court approval for the plan of reorganization during the first fiscal quarter of 1998.

     The Company is involved in various claims and actions arising in the ordinary course of business. In the opinion of management, based on consultation with legal counsel, the ultimate disposition of these matters will not have a material adverse effect on the Company. No provision has been made in the accompanying consolidated financial statements for losses, if any, that might result from the ultimate disposition of these matters.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

     Subsequent to year end, the Company executed a commitment letter with a finance company for the Company to obtain a short term $30.0 million standby repurchase credit facility and a $150.0 million surety-enhanced revolving credit facility. The commitment letter also provides for the finance company to be the exclusive securitization agent of the Company for $1.0 billion of AAA-rated surety wrapped securities as part of the Company's ongoing securitization program.

(19) RETIREMENT PLAN

     During 1995, the Company established a qualified 401(k) retirement plan (defined contribution plan) which became effective on October 1, 1995. The plan, as amended, covers substantially all employees having no less than three months of service, have attained the age of 21, and work at least 1,000 hours per year. Participants may voluntarily contribute to the plan up to the maximum limits established by Internal Revenue Service regulations.

     The Company will match 10% of the participants' contributions. Participants are immediately vested in the amount of their direct contributions and vest over a five-year period, as defined by the plan, with respect to the Company's contribution. Pension expense totaled $49,000, $23,000 and $5,000 during the years ended December 31, 1997, 1996, and 1995, respectively.

(20) DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Company disclose estimated fair values for its financial instruments. The following summary presents a description of the methodologies and assumptions used to determine such amounts.

  Limitations

     Fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument; they are subjective in nature and involve uncertainties, matters of judgment and, therefore, cannot be determined with precision. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular instrument. Changes in assumptions could significantly affect these estimates.

     Since the fair value is estimated as of December 31, 1997 and 1996, the amounts that will actually be realized or paid in settlement of the instruments could be significantly different.

  Cash and Cash Equivalents and Investments Held in Trust

     The carrying amount is estimated to be the fair value because of the liquidity of these instruments.

  Finance Receivables, Residuals in Finance Receivables Sold, and Notes
Receivable

     The carrying amount is estimated to be the fair value because of the relative short maturity and repayment terms of the portfolio as compared to similar instruments.

  Accounts Payable, Accrued Expenses, and Notes Payable

     The carrying amount approximates fair value because of the short maturity of these instruments. The terms of the Company's notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair market value approximates the carrying value of these financial instruments.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

  Subordinated Notes Payable

     The terms of the Company's subordinated notes payable approximate the terms in the market place at which they could be replaced. Therefore, the fair value approximates the carrying value of these financial instruments.

(21) BUSINESS SEGMENTS

     Operating results and other financial data are presented for the principal business segments of the Company for the years ended December 31, 1997, 1996, and 1995, respectively. The Company has three distinct business segments. These consist of retail car sales operations (Company dealerships), the income generated from the finance receivables generated at the Company dealerships, and corporate and other operations.

     In computing operating profit by business segment, the following items were considered in the Corporate and Other category: portions of administrative expenses, interest expense and other items not considered direct operating expenses. Identifiable assets by business segment are those assets used in each segment of Company operations.


                                                                  COMPANY
                                                   COMPANY      DEALERSHIP     CORPORATE
                                                 DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                 -----------    -----------    ---------    --------
                                                                   (IN THOUSANDS)
December 31, 1997:
Sales of Used Cars.............................   $123,814        $    --      $     --     $123,814
Less: Cost of Cars Sold........................     72,358             --            --       72,358
Provision for Credit Losses....................     22,354             --            --       22,354
                                                  --------        -------      --------     --------
                                                    29,102             --            --       29,102
Interest Income................................         --         12,559            --       12,559
Gain on Sale of Loans..........................         --          6,721            --        6,721
Other Income...................................      1,498          8,814         2,013       12,325
                                                  --------        -------      --------     --------
Income before Operating Expenses...............     30,600         28,094         2,013       60,707
                                                  --------        -------      --------     --------
Operating Expenses:
Selling and Marketing..........................     10,499             --            39       10,538
General and Administrative.....................     17,215         12,303         9,894       39,412
Depreciation and Amortization..................      1,536          1,108           506        3,150
                                                  --------        -------      --------     --------
                                                    29,250         13,411        10,439       53,100
                                                  --------        -------      --------     --------
Income before Interest Expense.................   $  1,350        $14,683      $ (8,426)    $  7,607
                                                  ========        =======      ========     ========
Capital Expenditures...........................   $ 13,571        $ 3,791      $  1,402     $ 18,764
                                                  ========        =======      ========     ========
Identifiable Assets............................   $ 74,287        $78,514      $122,832     $275,633
                                                  ========        =======      ========     ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                                                                  COMPANY
                                                   COMPANY      DEALERSHIP     CORPORATE
                                                 DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                 -----------    -----------    ---------    --------
                                                                   (IN THOUSANDS)
December 31, 1996:
Sales of Used Cars.............................   $ 53,768        $    --      $     --     $ 53,768
Less: Cost of Cars Sold........................     31,879             --            --       31,879
Provision for Credit Losses....................      9,657             --            --        9,657
                                                  --------        -------      --------     --------
                                                    12,232             --            --       12,232
Interest Income................................         --          8,426           171        8,597
Gain on Sale of Loans..........................         --          3,925            --        3,925
Other Income...................................        195          1,887           455        2,537
                                                  --------        -------      --------     --------
Income before Operating Expenses...............     12,427         14,238           626       27,291
                                                  --------        -------      --------     --------
Operating Expenses:
Selling and Marketing..........................      3,568             --            17        3,585
General and Administrative.....................      6,306          2,859         3,056       12,221
Depreciation and Amortization..................        318            769           295        1,382
                                                  --------        -------      --------     --------
                                                    10,192          3,628         3,368       17,188
                                                  --------        -------      --------     --------
Income (loss) before Interest Expense..........   $  2,235        $10,610      $ (2,742)    $ 10,103
                                                  ========        =======      ========     ========
Capital Expenditures...........................   $  4,530        $   455      $    564     $  5,549
                                                  ========        =======      ========     ========
Identifiable Assets............................   $ 20,698        $12,775      $ 84,156     $117,629
                                                  ========        =======      ========     ========
December 31, 1995:
Sales of Used Cars.............................   $ 47,824        $    --      $     --     $ 47,824
Less: Cost of Cars Sold........................     29,733             --            --       29,733
Provision for Credit Losses....................      8,359             --            --        8,359
                                                  --------        -------      --------     --------
                                                     9,732             --            --        9,732
Interest Income................................         --          8,227            --        8,227
Other Income...................................         --             --           308          308
                                                  --------        -------      --------     --------
Income before Operating Expenses...............      9,732          8,227           308       18,267
                                                  --------        -------      --------     --------
Operating Expenses:
Selling and Marketing..........................      3,856             --            --        3,856
General and Administrative.....................      6,441          2,563         2,673       11,677
Depreciation and Amortization..................        279            479           467        1,225
                                                  --------        -------      --------     --------
                                                    10,576          3,042         3,140       16,758
                                                  --------        -------      --------     --------
Income (loss) before Interest Expense..........   $   (844)       $ 5,185      $ (2,832)    $  1,509
                                                  ========        =======      ========     ========
Capital Expenditures...........................   $  1,195        $ 1,561      $    126     $  2,882
                                                  ========        =======      ========     ========
Identifiable Assets............................   $ 11,452        $32,187      $ 17,151     $ 60,790
                                                  ========        =======      ========     ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

(22) QUARTERLY FINANCIAL DATA -- UNAUDITED

     A summary of the quarterly data for the years ended December 31, 1997 and 1996 follows:


                                           FIRST     SECOND      THIRD     FOURTH
                                          QUARTER    QUARTER    QUARTER    QUARTER     TOTAL
                                          -------    -------    -------    -------    --------
                                                             (IN THOUSANDS)
1997:
  Total Revenue.........................  $22,296    $36,147    $44,821    $52,155    $155,419
                                          =======    =======    =======    =======    ========
  Income before Operating Expenses......    9,096     15,348     18,725     17,538      60,707
                                          =======    =======    =======    =======    ========
  Operating Expenses....................    7,665     11,447     14,100     19,888      53,100
                                          =======    =======    =======    =======    ========
  Income (Loss) before Interest
     Expense............................    1,431      3,901      4,625     (2,350)      7,607
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Continuing
     Operations.........................  $   755    $ 2,150    $ 2,559    $(1,383)   $  4,081
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Discontinued
     Operations.........................    2,507      2,161     (4,387)     5,083       5,364
                                          =======    =======    =======    =======    ========
  Net Earnings (Loss)...................  $ 3,262    $ 4,311    $(1,828)   $ 3,700    $  9,445
                                          =======    =======    =======    =======    ========
  Basic Earnings (Loss) Per Share from
     Continuing Operations..............  $  0.05    $  0.12    $  0.14    $ (0.07)   $   0.23
                                          =======    =======    =======    =======    ========
  Diluted Earnings (Loss) Per Share from
     Continuing Operations..............  $  0.05    $  0.11    $  0.14    $ (0.07)   $   0.22
                                          =======    =======    =======    =======    ========
  Basic Earnings (Loss) Per Share.......  $  0.21    $  0.23    $ (0.10)   $  0.20    $   0.53
                                          =======    =======    =======    =======    ========
  Diluted Earnings (Loss) Per Share.....  $  0.20    $  0.23    $ (0.10)   $  0.20    $   0.52
                                          =======    =======    =======    =======    ========
1996:
  Total Revenues........................  $18,327    $18,628    $16,204    $15,668    $ 68,827
                                          =======    =======    =======    =======    ========
  Income before Operating Expenses......    6,893      7,126      6,126      7,146      27,291
                                          =======    =======    =======    =======    ========
  Operating Expenses....................    4,309      4,824      3,366      4,689      17,188
                                          =======    =======    =======    =======    ========
  Income before Interest Expense........    2,584      2,302      2,760      2,457      10,103
                                          =======    =======    =======    =======    ========
  Earnings from Continuing Operations...  $ 1,334    $ 1,210    $ 2,353    $ 2,083    $  6,980
                                          =======    =======    =======    =======    ========
  Earnings (Loss) from Discontinued
     Operations.........................     (269)      (127)       386     (1,104)     (1,114)
                                          =======    =======    =======    =======    ========
  Net Earnings..........................  $ 1,065    $ 1,083    $ 1,967    $ 1,751    $  5,866
                                          =======    =======    =======    =======    ========
  Basic Earnings Per Share from
     Continuing Operations..............  $  0.18    $  0.16    $  0.24    $  0.17    $   0.77
                                          =======    =======    =======    =======    ========
  Diluted Earnings Per Share from
     Continuing Operations..............  $  0.18    $  0.15    $  0.23    $  0.16    $   0.73
                                          =======    =======    =======    =======    ========
  Basic Earnings Per Share..............  $  0.13    $  0.14    $  0.20    $  0.15    $   0.63
                                          =======    =======    =======    =======    ========
  Diluted Earnings Per Share............  $  0.13    $  0.13    $  0.19    $  0.14    $   0.60
                                          =======    =======    =======    =======    ========

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS EXCEPT SHARE AMOUNTS)

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
                                        ASSETS
Cash and Cash Equivalents...................................  $    514       $  3,537
Finance Receivables, net....................................    53,009         60,778
Investments Held in Trust...................................    15,181         11,637
Inventory...................................................    25,458         32,372
Property and Equipment, net.................................    43,505         39,182
Goodwill and Trademarks, net................................    14,657         16,366
Other Assets................................................    12,164          9,350
Net Assets of Discontinued Operations.......................   124,375        102,411
                                                              --------       --------
                                                              $288,863       $275,633
                                                              ========       ========
                         LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
  Accounts Payable..........................................  $  1,784       $  2,867
  Accrued Expenses and Other Liabilities....................    15,765         13,821
  Notes Payable.............................................    63,304         65,171
  Subordinated Notes Payable................................    27,000         12,000
                                                              --------       --------
     Total Liabilities......................................   107,853         93,859
                                                              --------       --------
Stockholders' Equity:
  Preferred Stock; $.001 par value, 10,000,000 authorized,
     none issued and outstanding............................        --             --
  Common Stock; $.001 par value, 100,000,000 shares
     authorized, 18,585,000 and 18,521,000 issued and
     outstanding............................................        19             19
  Additional Paid-in Capital................................   173,705        172,603
  Retained Earnings.........................................     7,286          9,152
                                                              --------       --------
     Total Stockholders' Equity.............................   181,010        181,774
                                                              --------       --------
                                                              $288,863       $275,633
                                                              ========       ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
               (IN THOUSANDS, EXCEPT EARNINGS PER SHARE AMOUNTS)


                                                               1998       1997
                                                              -------    -------
Sales of Used Cars..........................................  $72,972    $18,211
Less:
  Cost of Used Cars Sold....................................   40,363      9,939
  Provision for Credit Losses...............................   15,034      3,261
                                                              -------    -------
                                                               17,575      5,011
                                                              -------    -------
Other Income:
  Interest Income...........................................    3,879      1,512
  Gain on Sale of Finance Receivables.......................    4,614      1,131
  Servicing Income..........................................    3,837      1,014
  Other Income..............................................      146        428
                                                              -------    -------
                                                               12,476      4,085
                                                              -------    -------
Income before Operating Expenses............................   30,051      9,096
                                                              -------    -------
Operating Expenses:
  Selling and Marketing.....................................    5,326      1,532
  General and Administrative................................   16,669      5,604
  Depreciation and Amortization.............................    1,152        529
                                                              -------    -------
                                                               23,147      7,665
                                                              -------    -------
Income before Interest Expense..............................    6,904      1,431
Interest Expense............................................      647        177
                                                              -------    -------
Earnings before Income Taxes................................    6,257      1,254
Income Taxes................................................    2,511        499
                                                              -------    -------
Earnings from Continuing Operations.........................    3,746        755
Discontinued Operations:
Earnings (Loss) from Operations of Discontinued Operations,
  net of income taxes (benefit) of ($492) and $1,653
  respectively..............................................     (785)     2,507
Loss on Disposal of Discontinued Operations net of income
  taxes (benefit) of ($3,024) and $0, respectively..........   (4,827)        --
                                                              -------    -------
Net Earnings (Loss).........................................  $(1,866)   $ 3,262
                                                              =======    =======
Earnings per Common Share from Continuing Operations:
  Basic.....................................................  $  0.20    $  0.05
                                                              =======    =======
  Diluted...................................................  $  0.20    $  0.05
                                                              =======    =======
Net Earnings (Loss) per Common Share:
  Basic.....................................................  $ (0.10)   $  0.21
                                                              =======    =======
  Diluted...................................................  $ (0.10)   $  0.20
                                                              =======    =======
Shares Used in Computation-Continuing Operations:
  Basic.....................................................   18,557     15,904
                                                              =======    =======
  Diluted...................................................   19,093     16,580
                                                              =======    =======
Shares Used in Computation-Net Earnings (Loss):
  Basic.....................................................   18,557     15,904
                                                              =======    =======
  Diluted...................................................   19,093     16,580
                                                              =======    =======


     See accompanying notes to Condensed Consolidated Financial Statements.

                   UGLY DUCKLING CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1998        1997
                                                              --------    --------
Cash Flows from Operating Activities:
  Net Earnings (Loss).......................................  $ (1,866)   $  3,262
     Adjustments to Reconcile Net Earnings (Loss) to Net
      Cash Provided by Operating Activities from Continuing
      Operations:
     Loss (Earnings) from Discontinued Operations...........     5,612      (2,507)
     Provision for Credit Losses............................    15,034       3,261
     Gain on Sale of Finance Receivables....................    (4,614)     (1,131)
     Purchase of Finance Receivables........................   (69,708)    (12,838)
     Proceeds from Sale of Finance Receivables..............    62,556      10,662
     Collections of Finance Receivables.....................     5,935         730
     Decrease (Increase) in Deferred Income Taxes...........    (2,205)        573
     Depreciation and Amortization..........................     1,152         529
     Decrease (Increase) in Inventory.......................     6,915        (528)
     Increase in Other Assets...............................    (2,157)     (3,804)
     Increase in Accounts Payable, Accrued Expenses, and
      Other Liabilities.....................................     1,120         576
     Increase in Income Taxes Receivable/Payable............       792       1,564
                                                              --------    --------
       Net Cash Provided by Operating Activities of
        Continuing Operations:..............................    18,566         349
                                                              --------    --------
Cash Flows Used In Investing Activities:
  Increase in Investments Held in Trust.....................    (3,543)       (984)
  Net Decrease in Notes Receivable..........................        38          38
  Purchase of Property and Equipment........................    (5,202)     (3,929)
  Payment for Acquisition of Assets.........................        --      (3,449)
                                                              --------    --------
       Net Cash Used in Investing Activities of Continuing
        Operations:.........................................    (8,707)     (8,324)
                                                              --------    --------
Cash Flows from Financing Activities:
  Issuance of Notes Payable.................................    30,000          --
  Repayment of Notes Payable................................   (31,867)    (12,107)
  Issuance (Repayment) of Subordinated Notes Payable........    15,000      (2,000)
  Proceeds from Issuance of Common Stock....................       202      88,662
  Other, Net................................................      (126)        (69)
                                                              --------    --------
       Net Cash Provided by Financing Activities of
        Continuing Operations:..............................    13,209      74,486
                                                              --------    --------
Net Cash Used in Discontinued Operations....................   (26,091)    (11,729)
                                                              --------    --------
Net Increase (Decrease) in Cash and Cash Equivalents........    (3,023)     54,782
Cash and Cash Equivalents at Beginning of Period............     3,537      18,455
                                                              --------    --------
Cash and Cash Equivalents at End of Period..................  $    514    $ 73,237
                                                              ========    ========
Supplemental Statement of Cash Flows Information:
  Interest Paid.............................................  $  2,222    $    843
                                                              ========    ========
  Income Taxes Paid.........................................  $    408    $     15
                                                              ========    ========
  Assumption of Debt in Connection with Acquisition of
     Assets.................................................  $     --    $ 29,900
                                                              ========    ========
  Purchase of Property and Equipment with Capital Leases....  $     --    $    211
                                                              ========    ========

     See accompanying notes to Condensed Consolidated Financial Statements.

                           UGLY DUCKLING CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of Ugly Duckling Corporation (Company) have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for a complete financial statement presentation. In the opinion of management, such unaudited interim information reflects all adjustments, consisting only of normal recurring adjustments, necessary to present the Company's financial position and results of operations for the periods presented. The results of operations for interim periods are not necessarily indicative of the results to be expected for a full fiscal year. The Condensed Consolidated Balance Sheet as of December 31, 1997 was derived from audited consolidated financial statements as of that date but does not include all the information and footnotes required by generally accepted accounting principles. It is suggested that these condensed consolidated financial statements be read in conjunction with the Company's audited consolidated financial statements included in the Company's Annual Report on Form 10-K, for the year ended December 31, 1997.

NOTE 2.  DISCONTINUED OPERATIONS

     In February 1998, the Company announced its intention to close its branch office network (the "Branch Offices") through which the Company purchased retail installment contracts, and exit this line of business in the first quarter of 1998. The closure was substantially complete as of March 31, 1998. The Company is continuing to negotiate lease settlements and terminations with respect to its Branch Office network closure. Further, in April 1998, the Company announced that its Board of Directors had directed management to proceed with separating current operations into two publicly held companies. The Company's continuing operations will focus exclusively on the retail sale of used cars through its chain of dealerships, as well as the collection and servicing of the resulting loans. The Company would also retain its existing securitization program (the "Securitization Program") and the residual interests in all securitization transactions previously effected by the Company, its existing insurance operations relating to its dealership activities, and its rent-a-car franchise business (which is generally inactive) (the "Continuing Operations"). It is anticipated that a new company will be formed to operate all non-dealership operations. As a result of these two announcements, the Company has restated the accompanying condensed consolidated balance sheets and condensed consolidated statements of operations to reflect the Company's discontinued operations, including the split-up businesses and the Company's third party dealer branch office network in accordance with Accounting Principles Board Opinion No. 30 "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and Infrequently Occurring Events and Transactions."

     Included within the Company's discontinued operations is a collateralized dealer financing program ("Cygnet Dealer Program"), pursuant to which the Company provides qualified independent used car dealers ("Third Party Dealers") with warehouse purchase facilities and operating credit lines primarily secured by the dealers' retail installment contract portfolio. Discontinued operations also include the bulk purchase and/or servicing of contracts originated by other subprime lenders, which the Company believes is a more efficient method of purchasing or obtaining servicing rights to sub-prime automobile contracts than through the closed Branch Office network. The Company intends to split-up the Cygnet Dealer Program and the operations that bulk purchase and/or service contracts by other subprime lenders. Further, discontinued operations include the Branch Office network which the Company closed in February 1998 and which will not be included in the anticipated split-up.

                           UGLY DUCKLING CORPORATION

     The components of Net Assets of Discontinued Operations as of March 31, 1998 and December 31, 1997 follow (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
Finance Receivables, net....................................  $ 71,089       $ 46,218
Residuals in Finance Receivables Sold.......................    13,511         16,099
Investments Held in Trust...................................     6,868          7,277
Notes Receivable............................................    29,900         25,686
Furniture and Equipment.....................................     3,490          2,070
Capitalized Start-up Costs..................................        --          2,453
Other Assets, net of Accounts Payable and Accrued
  Liabilities...............................................      (483)         2,608
                                                              --------       --------
                                                              $124,375       $102,411
                                                              ========       ========

     Following is a summary of the operating results of the Discontinued Operations for the three month periods ended March 31, 1998 and 1997 (in thousands):

                                                                   MARCH 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
Revenues....................................................  $  6,520    $ 8,854
Expenses....................................................   (15,648)    (4,694)
                                                              --------    -------
Earnings (Loss) before Income Tax Benefit...................    (9,128)     4,160
Income Taxes (Benefit)......................................    (3,516)     1,653
                                                              --------    -------
Earnings (Loss) from Discontinued Operations................  $ (5,612)   $ 2,507
                                                              ========    =======

NOTE 3.  SUMMARY OF FINANCE RECEIVABLES, NET

     Following is a summary of Finance Receivables, net, as of March 31, 1998 and December 31, 1997 (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
Installment Sales Contract Principal Balances...............   $33,265       $ 55,965
Add: Accrued Interest.......................................       331            461
      Loan Origination Costs................................       825          1,431
                                                               -------       --------
Principal Balances, net.....................................    34,421         57,857
Residuals in Finance Receivables Sold.......................    24,741         13,277
                                                               -------       --------
                                                                59,162         71,134
Less Allowance for Credit Losses............................    (6,153)       (10,356)
                                                               -------       --------
Finance Receivables, net....................................   $53,009       $ 60,778
                                                               =======       ========
The finance receivables are classified as follows:
Finance Receivables Held for Sale...........................   $31,000       $ 52,000
Finance Receivables Held for Investment.....................     3,421          5,857
                                                               -------       --------
                                                               $34,421       $ 57,857
                                                               =======       ========

                           UGLY DUCKLING CORPORATION

     As of March 31, 1998 and December 31, 1997, the Residuals in Finance Receivables Sold were comprised of the following (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1998           1997
                                                              ---------    ------------
Retained interest in subordinated securities (B
  Certificates).............................................  $ 43,729       $ 25,483
Net interest spreads, less present value discount...........    22,150         10,622
Reduction for estimated credit losses.......................   (41,138)       (22,828)
                                                              --------       --------
Residuals in finance receivables sold.......................  $ 24,741       $ 13,277
                                                              ========       ========
Securitized principal balances outstanding..................  $185,240       $127,356
                                                              ========       ========
Estimated credit losses as a % of securitized principal
  balances outstanding......................................      22.2%          17.9%
                                                              ========       ========

     The following table reflects a summary of activity for the Residuals in Finance Receivables Sold for the three month periods ended March 31, 1998 and 1997, respectively (in thousands).

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Balance, Beginning of Period................................  $13,277    $ 8,512
Additions...................................................   13,858      2,339
Amortization................................................   (2,394)      (769)
                                                              -------    -------
Balance, End of Period......................................  $24,741    $10,082
                                                              =======    =======

NOTE 4.  NOTES PAYABLE

     Following is a summary of Notes Payable as of March 31, 1998 and December 31, 1997 (in thousands):

                                                              MARCH 31,      DECEMBER 31,
                                                                1998             1997
                                                              ---------      ------------
Revolving Facility with GE Capital..........................   $48,264         $56,950
Mortgage loan with finance company..........................     7,273           7,450
Note Payable to a finance company...........................     7,000              --
Others......................................................       767             771
                                                               -------         -------
                                                               $63,304         $65,171
                                                               =======         =======

                           UGLY DUCKLING CORPORATION

NOTE 5.  EARNINGS (LOSS) PER SHARE

     Net Earnings (Loss) per common share amounts are based on the weighted average number of common shares and common stock equivalents outstanding for the three month periods ended March 31, 1998, and 1997 as follows (in thousands, except for per share amounts):

                                                              THREE MONTHS ENDED
                                                                  MARCH 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Earnings from Continuing Operations.........................  $ 3,746    $   755
                                                              =======    =======
Net Earnings (Loss).........................................  $(1,866)   $ 3,262
                                                              =======    =======
Basic EPS-Weighted Average Shares Outstanding...............   18,557     15,904
                                                              =======    =======
Basic Earnings (Loss) Per Share from:
  Continuing Operations.....................................  $  0.20    $  0.05
                                                              =======    =======
  Net Earnings (Loss).......................................  $ (0.10)   $  0.21
                                                              =======    =======

Basic EPS-Weighted Average Shares Outstanding...............   18,557     15,904
Effect of Diluted Securities:
  Warrants..................................................       87        176
  Stock Options.............................................      449        500
                                                              -------    -------
Dilutive EPS-Weighted Average Shares Outstanding............   19,093     16,580
                                                              =======    =======
Diluted Earnings (Loss) Per Share from:
  Continuing Operations.....................................  $  0.20    $  0.05
                                                              =======    =======
  Net Earnings (Loss).......................................  $ (0.10)   $  0.20
                                                              =======    =======
Warrants Not Included in Diluted EPS Since Antidilutive.....      715         --
                                                              =======    =======
Stock Options Not Included in Diluted EPS Since
  Antidilutive..............................................      603        128
                                                              =======    =======

NOTE 6.  BUSINESS SEGMENTS

     The Company has three distinct business segments. These consist of retail car sales operations (Company Dealerships), operations attributable to the administration and collection of finance receivables generated at the Company Dealerships (Company Dealership Receivables), and corporate and other operations. These segments exclude the activities of the discontinued operations.

     A summary of Operating Expenses by business segment for the three month periods ended March 31, 1998 and 1997, respectively, follows:

                                                                   COMPANY
                                                    COMPANY      DEALERSHIP     CORPORATE
                                                  DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                  -----------    -----------    ---------    -------
                                                                    (IN THOUSANDS)
1998:
Sales of Used Cars..............................    $72,972        $    --       $    --     $72,972
Less: Cost of Cars Sold.........................     40,363             --            --      40,363
  Provision for Credit Losses...................     15,034             --            --      15,034
                                                    -------        -------       -------     -------
                                                     17,575             --            --      17,575

                           UGLY DUCKLING CORPORATION

                                                                   COMPANY
                                                    COMPANY      DEALERSHIP     CORPORATE
                                                  DEALERSHIPS    RECEIVABLES    AND OTHER     TOTAL
                                                  -----------    -----------    ---------    -------
                                                                    (IN THOUSANDS)
Interest Income.................................    $    --        $ 3,815       $    64     $ 3,879
Gain on Sale of Loans...........................         --          4,614            --       4,614
Servicing Income................................         --          3,837            --       3,837
Other Income....................................        101             --            45         146
                                                    -------        -------       -------     -------
Income before Operating Expenses................     17,676         12,266           109      30,051
                                                    -------        -------       -------     -------
Operating Expenses:
  Selling and Marketing.........................      5,290             --            36       5,326
  General and Administrative....................      9,537          4,255         2,877      16,669
  Depreciation and Amortization.................        613            338           201       1,152
                                                    -------        -------       -------     -------
                                                     15,440          4,593         3,114      23,147
                                                    -------        -------       -------     -------
Income (Loss) before Interest Expense...........    $ 2,236        $ 7,673       $(3,005)    $ 6,904
                                                    =======        =======       =======     =======
1997:
Sales of Used Cars..............................    $18,211        $    --       $    --     $18,211
Less: Cost of Cars Sold.........................      9,939             --            --       9,939
  Provision for Credit Losses ..................      3,261             --            --       3,261
                                                    -------        -------       -------     -------
                                                      5,011             --            --       5,011
Interest Income.................................         --          1,083           429       1,512
Gain on Sale of Loans...........................         --          1,131            --       1,131
Servicing Income................................         --          1,014            --       1,014
Other Income....................................        204             --           224         428
                                                    -------        -------       -------     -------
Income before Operating Expenses................      5,215          3,228           653       9,096
                                                    -------        -------       -------     -------
Operating Expenses:
  Selling and Marketing.........................      1,525             --             7       1,532
  General and Administrative....................      2,469          1,488         1,647       5,604
  Depreciation and Amortization ................        200            206           123         529
                                                    -------        -------       -------     -------
                                                      4,194          1,694         1,777       7,665
                                                    -------        -------       -------     -------
Income (Loss) before Interest Expense...........    $ 1,021        $ 1,534       $(1,124)    $ 1,431
                                                    =======        =======       =======     =======


NOTE 7.  ACQUISITION

     On January 15, 1997, the Company acquired substantially all of the assets of Seminole Finance Corporation and related companies ("Seminole"), including four dealerships in Tampa/St. Petersburg and a contract portfolio of approximately $31.1 million (6,953 contracts) in exchange for approximately $2.5 million in cash and the assumption of $29.9 million in debt. The following summary, prepared on a pro forma basis, combines the consolidated results of operations (unaudited) for the three months ended March 31, 1997 as if the acquisition had been consummated as of January 1, 1997. These proforma results are not necessarily indicative of the future results of operations of the Company or the results that would have been obtained had the acquisition taken place on January 1, 1997 (in thousands, except per share data).

                           UGLY DUCKLING CORPORATION

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 1997
                                                              ------------------
Sales of Used Cars..........................................       $22,642
                                                                   =======
Interest Income.............................................       $ 1,512
                                                                   =======
Other Income................................................       $ 2,593
                                                                   =======
Total Revenues..............................................       $26,747
                                                                   =======
Earnings before Discontinued Operations.....................       $   686
                                                                   =======
Net Earnings................................................       $ 3,192
                                                                   =======
Earnings per share from Continuing Operations:
  Basic.....................................................       $  0.04
                                                                   =======
  Diluted...................................................       $  0.04
                                                                   =======
Net Earnings per share:
  Basic.....................................................       $  0.20
                                                                   =======
  Diluted...................................................       $  0.19
                                                                   =======

NOTE 8.  USE OF ESTIMATES

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. These include the provision for loss on discontinued operations that was recorded in the accompanying condensed consolidated financial statements for the three month period ended March 31, 1998, which provision is based upon management's best estimate of the amounts expected to be realized from the closure of the Branch Office network as well as from the split-up of certain operations. The amounts the Company will ultimately realize could differ materially from the amounts assumed in arriving at the loss anticipated on disposal of the discontinued operations.

NOTE 9.  BANKRUPTCY REMOTE ENTITIES

     Champion Receivables Corporation ("CRC") and Champion Receivables Corporation II ("CRC II") (collectively referred to as "Securitization Subsidiaries"), are the Company's wholly-owned special purpose "bankruptcy remote entities." Their assets, including assets included in Discontinued Operations, include Residuals in Finance Receivables Sold and Investments Held In Trust, in the amounts of approximately $38.3 million and $20.8 million, respectively, at March 31, 1998, which amounts would not be available to satisfy claims of creditors of the Company on a consolidated basis.

NOTE 10.  RECLASSIFICATIONS

     Certain reclassifications have been made to conform to the current presentation.

                                                                      APPENDIX A

                                    RESTATED
                            (AS OF JANUARY 15, 1998)

                           UGLY DUCKLING CORPORATION
                            LONG-TERM INCENTIVE PLAN

ARTICLE 1  PURPOSE

     1.1. General. The purpose of the Ugly Duckling Corporation Long-Term Incentive Plan (the "Plan") is to promote the success, and enhance the value, of Ugly Duckling Corporation and its subsidiaries (collectively, the "Company") by linking the personal interests of its employees, consultants and advisors to those of Company shareholders and by providing its employees, consultants and advisors with an incentive for outstanding performance. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, consultants and advisors upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent. Accordingly, the Plan permits the grant of incentive awards from time to time to selected employees, consultants and advisors of the Company and any Subsidiary.

ARTICLE 2  EFFECTIVE DATE

     2.1. Effective Date. The Plan is effective as of June 30, 1995 (the "Effective Date"). Within one year after the Effective Date, the Plan shall be submitted to the shareholders of the Company for their approval. The Plan will be deemed to be approved by the shareholders if it receives the affirmative vote of the holders of a majority of the shares of stock of the Company present, or represented, and entitled to vote at a meeting duly held (or by the written consent of the holders of a majority of the shares of stock of the Company entitled to vote) in accordance with the applicable provisions of the Arizona General Corporation Law and the Company's Bylaws and Articles of Incorporation. Any Awards granted under the Plan prior to shareholder approval are effective when made (unless the Committee specifies otherwise at the time of grant), but no Award may be exercised or settled and no restrictions relating to any Award may lapse before shareholder approval. If the shareholders fail to approve the Plan, any Award previously made shall be automatically canceled without any further act.

ARTICLE 3  DEFINITIONS AND CONSTRUCTION.

     3.1. Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Award" means any option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, Dividend Equivalent Award, or Performance-Based Award, or any other right or interest relating to Stock or cash, granted to a Participant under the Plan.

          (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (c) "Board" means the Board of Directors of the Company or a Committee thereof formed under Section 4, as the case may be.

          (d) "Cause" means (except as otherwise provided in an Award Agreement) if the Board, in its reasonable and good faith discretion, determines that the employee, consultant or advisor (i) has developed or pursued interests substantially adverse to the Company, (ii) materially breached any employment, engagement or confidentiality agreement or otherwise failed to satisfactorily discharge his or her duties, (iii) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company),

     (iv) is convicted of a felony involving moral turpitude, or (v) has engaged in activities or omissions that are detrimental to the well-being of the Company.

          (e) "Change of Control" means and includes each of the following (except as otherwise provided in an Award Agreement):

             (1) there shall be consummated any consolidation or merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

             (2) there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction; (3) the shareholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company;

             (4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any current shareholder of the Company or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
        Act) of 20% or more of the Company's outstanding Stock; or

             (5) during any period of two consecutive years, individuals who at the beginning of such period shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (f) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          (g) "Committee" means the committee of the Board described in Article
     4.

          (h) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

          (i) "Disability" shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

          (j) "Dividend Equivalent" means a right granted to a Participant under
     Article 11.

          (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

          (l) "Fair Market Value" means with respect to Stock or any other property, the fair market value of such Stock or other property as determined by the Board in its discretion, under one of the following methods: (i) the closing price for the Stock as reported on any national securities exchange on which the Stock is then listed (which shall include the Nasdaq National Market) for that date or, if no price is so reported for that date, such price on the next preceding date for which the closing price was reported; or (ii) the price as determined by such methods or procedures as may be established from time to time by the Board.

          (m) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (n) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

          (o) "Non-Qualified Stock Option" means an Option that is not intended to be an Incentive Stock Option.

          (p) "Option" means a right granted to a Participant under Article 7 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (q) "Participant" means a person who, as an employee of or consultant or advisor to the Company or any Subsidiary, has been granted an Award under the Plan. A "Participant" shall not include any Director of the Company or any Subsidiary who is not also an employee of or consultant to the Company or any Subsidiary.

          (r) "Performance-Based Awards" means the Performance Share Awards and Restricted Stock Awards granted to selected Covered Employees pursuant to Articles 9 and 10, but which are subject to the terms and conditions set forth in Article 12. All Performance-Based Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

          (s) "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre- or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders' equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

          (t) "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants, (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development; or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

          (u) "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

          (v) "Performance Share" means a right granted to a Participant under
     Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

          (w) "Plan" means the Ugly Duckling Corporation Long-Term Incentive Plan, as amended from time to time.

          (x) "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

          (y) "Stock" means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to
     Article 13.

          (z) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

          (aa) "Subsidiary" means any corporation, domestic or foreign, of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4  ADMINISTRATION

     4.1. Board/Committee. The Plan shall be administered by the Board of Directors or a Committee that is appointed by, and serves at the discretion of, the Board. Any Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an "outside director" under Code Section 162(m) and the regulations issued thereunder. For purposes of this Plan, the "Board" shall mean the Board of Directors or the Committee, as the case may be.

     4.2. Action By The Board. A majority of the Board shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Board in lieu of a meeting shall be deemed the acts of the Board. Each member of the Board is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

     4.3. Authority Of Board. The Board shall have the full and, except as otherwise provided below, exclusive power to interpret the Plan and to adopt such rules, regulations, and guidelines for carrying out the Plan as may be necessary or proper, all of which power shall be executed in the best interests of the Company and in keeping with the objectives of the Plan. This power includes, but is not limited to, the following:

          (a) Designate Participants;

          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Board in its sole discretion determines ; provided, however, that the Committee shall not have the authority to accelerate the vesting, or waive the forfeiture, of any Performance-Based Awards;

          (e) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (f) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (g) Decide all other matters that must be determined in connection with an Award;

          (h) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

          (i) Make all other decisions and determinations that may be required under the Plan or as the Board deems necessary or advisable to administer the Plan.

     Notwithstanding the above or anything else in the Plan to the contrary, the Chief Executive officer and the President of the Company, acting together, also have the authority, subject to the terms, conditions, and parameters set forth by the Board from time to time, to select Award recipients and establish the terms and conditions of Awards, provided, however, that any such Award recipient must not be a person who, at the time the Award is granted, is subject to the restrictions imposed by Section 16 of the Exchange Act or a person who is a Covered Employee.

     4.4. Decisions Binding. The Board's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Board with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5  SHARES SUBJECT TO THE PLAN

     5.1. Number of Shares. Subject to adjustment provided in Section 14.1, the aggregate number of shares of Stock reserved and available for Awards or which may be used to provide a basis of measurement for or to determine the value of an Award (such as with a Stock Appreciation Right or Performance Share Award) shall be 1,800,000.

     5.2. Lapsed Awards. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

     5.3. Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

     5.4. Limitations On Awards To Any Single Participant. No single Participant may receive Awards covering in the aggregate more than 250,000 shares of Stock during any single calendar year.

ARTICLE 6  ELIGIBILITY

     6.1. General. Awards may be granted only to individuals who are employees (including employees who also are directors or officers) of the Company or a Subsidiary or to consultants or advisors thereto, as determined by the Board.

ARTICLE 7  STOCK OPTIONS

     7.1. General. The Board is authorized to grant Options to Participants on the following terms and conditions:

          (a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Award Agreement. It is the intention under the Plan that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant; provided, however that the Committee may, in its discretion, grant Options (other than Options that are intended to be Incentive Stock Options or Options that are intended to qualify as "performance-based compensation" under Code Section 162(m)) with an exercise price of less than Fair Market Value on the date of grant.

          (b) Time And Conditions Of Exercise. The Board shall determine the time or times at which an Option may be exercised in whole or in part. The Board also shall determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

          (c) Payment. The Board shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock, or other property

     (including broker-assisted "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

          (d) Evidence Of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such provisions as may be specified by the Board.

     7.2 Incentive Stock Options. The terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

          (a) Exercise Price. The exercise price per share of Stock shall be set by the Board, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

          (b) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

          (c) Lapse Of Option. An Incentive Stock Option shall lapse under the following circumstances:

             (1) The Incentive Stock Option shall lapse ten (10) years after it is granted, unless an earlier time is set in the Award Agreement.

             (2) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason, other than the Participant's death or Disability, unless the Committee determines in its discretion to extend the exercise period for no more than ninety
        (90) days after the Participant's termination of employment.

             (3) In the case of the Participant's termination of employment due to Disability or death, the Incentive Stock Option shall lapse upon termination of employment, unless the Committee determines in its discretion to extend the exercise period of the Incentive Stock Option for no more than twelve (12) months after the date the Participant terminates employment. Upon the Participant's death, any vested and otherwise exercisable Incentive Stock Options may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so under the Participant's last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or shall die intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

          (d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed one Hundred Thousand Dollars ($100,000.00).

          (e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of Stock of the Company only if, at the time such Option is granted, the Option price is at least one hundred ten percent (110%) of the Fair Market Value of the Stock and such Option by its terms is not exercisable after the expiration of five (5) years from the date the Option is granted.

          (f) Expiration Of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

          (g) Right To Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

          (h) Employees Only. Incentive Stock Options may be granted only to Participants who are employees of the Company or any Subsidiary.

ARTICLE 8  STOCK APPRECIATION RIGHTS

     8.1. Grant Of SARs. The Board is authorized to grant SARs to Participants on the following terms and conditions:

          (a) Right To Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

             (1) The Fair Market Value of one share of Stock on the date of exercise; over

             (2) The grant price of the Stock Appreciation Right as determined by the Board, which shall not be less than the Fair Market Value of one share of Stock on the date of grant in the case of any SAR related to any Incentive Stock Option.

          (b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Board at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9  PERFORMANCE SHARES

     9.1. Grant Of Performance Shares. The Board is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Board. The Board shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

     9.2. Right To Payment. A grant of Performance Shares gives the Participant rights, valued as determined by the Board, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Board shall establish at grant or thereafter. The Board shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

     9.3. Other Terms. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Board and reflected in the Award Agreement.

ARTICLE 10  RESTRICTED STOCK AWARDS

     10.1. Grant Of Restricted Stock. The Board is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Board. All Awards of Restricted Stock shall be evidenced by an Award Agreement.

     10.2. Issuance And Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Board may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Board determines at the time of the grant of the Award or thereafter.

     10.3. Forfeiture. Except as otherwise determined by the Board at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company, provided, however, that the Board may provide in any Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Board may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     10.4. Certificates For Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Board shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its sole and absolute discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11  DIVIDEND EQUIVALENTS

     11.1. Grant Of Dividend Equivalents. The Board is authorized to grant Dividend Equivalents to Participants subject to such terms and conditions as may be selected by the Board. Dividend Equivalents shall entitle the Participant to receive payments equal to dividends with respect to all or a portion of the number of shares of Stock subject to an Option Award or SAR Award, as determined by the Board. The Board may provide that Dividend Equivalents be paid or distributed when accrued or be deemed to have been reinvested in additional shares of Stock, or otherwise reinvested.

ARTICLE 12  PERFORMANCE-BASED AWARDS

     12.1. Purpose. The purpose of this Article 12 is to provide the Committee the ability to qualify the Restricted Stock Awards under Article 10 and the Performance Share Awards under Article 9 as "performance-based compensation" under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this
Article 12 shall control over any contrary provision contained in Articles 9 or 10.

     12.2. Applicability. This Article 12 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this
Article 12. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

     12.3. Discretion Of Committee With Respect To Performance Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof or the individual.

     12.4. Payment of Performance Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of the Performance Period to be eligible for a Performance Award for such Performance Period. Furthermore, a Participant shall be eligible to receive payment under a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

     In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

     12.5. Maximum Award Payable. Notwithstanding any provision contained in the Plan to the contrary, the maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Period is 250,000 shares of Stock, or in the event the Performance-Based Award is paid in cash, such maximum Performance-Based Award shall be determined by multiplying 250,000 by the Fair Market Value of one share of Stock as of the date of grant of the Performance-Based Award.

ARTICLE 13  PROVISIONS APPLICABLE TO AWARDS

     13.1. Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Board, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Board may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     13.2. Exchange Provisions. The Board may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 13.1), based on the terms and conditions the Board determines and communicates to the Participant at the time the offer is made.

     13.3. Term of Award. The term of each Award shall be for the period as determined by the Board, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

     13.4. Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Board determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Board. The Board may also authorize payment in the exercise of an Option by net issuance or other cashless exercise methods.

     13.5. Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Board or the Committee, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

     13.6 Beneficiaries. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Board, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Board. If the Participant is married and resides in a jurisdiction in which community property laws apply, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Award shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Board.

     13.7. Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Board deems necessary or advisable to comply with federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Board may place legends on any Stock certificate to reference restrictions applicable to the Stock.

     13.8. Tender Offers. In the event of a public tender for all or any portion of the Stock, or in the event that a proposal to merge, consolidate, or otherwise combine with another company is submitted for shareholder approval, the Board may in its sole discretion declare previously granted Options to be immediately exercisable. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options.

     13.9. Change of Control. A Change of Control shall, in the sole discretion of the Board:

          (a) Cause every Award outstanding hereunder to become fully exercisable and all restrictions on outstanding Awards to lapse and allow each Participant the right to exercise Awards prior to the occurrence of the event otherwise terminating the Awards over such period as the Board, in its sole and absolute discretion, shall determine. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in
     Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options; or

          (b) Cause every Award outstanding hereunder to terminate, provided that the surviving or resulting corporation shall tender an option or options to purchase its shares or exercise such rights on terms and conditions, as to the number of shares, rights or otherwise, which shall substantially preserve the rights and benefits of any Award then outstanding hereunder.

ARTICLE 14  CHANGES IN CAPITAL STRUCTURE

     14.1. General. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. Subject to Section 13.9, in the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of shares of another corporation, whether through reorganization, recapitalization, stock split-up or combination of shares, there shall be substituted for each such share of Stock then subject to each Award (and for each share of Stock then subject thereto) the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

ARTICLE 15  AMENDMENT, MODIFICATION AND TERMINATION

     15.1. Amendment Modification and Termination. The Board may terminate, amend or modify the Plan at any time and from time to time. However, the Board may not amend, modify or terminate the Plan without shareholder approval if shareholder approval is required under applicable law or by any national securities exchange or system on which the Stock is then listed or reported.

     15.2. Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16  GENERAL PROVISIONS

     16.1. No Rights to Awards. No Participant or employee or consultant shall have any claim to be granted any Award under the Plan, and neither the Company nor the Board is obligated to treat Participants and employees or consultants uniformly.

     16.2. No Stockholders Rights. No Award gives the Participant any of the rights of a shareholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

     16.3. Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy United States Federal, state, and local taxes (including the Participant's FICA obligation and any withholding obligation imposed by any country other than the United States in which the Participant resides) required by law to be withheld with respect to any taxable event arising as a result of this Plan. With respect to withholding required upon any taxable event under the Plan, Participants may elect, subject to the Board's approval, to satisfy the withholding requirement, in whole or in part, by having the Company or any Subsidiary withhold shares of Stock having a Fair Market Value on the date of withholding equal to the amount to be withheld for tax purposes in accordance with such procedures as the Board establishes. The Board may, at the time any Award is granted, require that any and all applicable tax withholding requirements be satisfied by the withholding of shares of Stock as set forth above.

     16.4. No Right to Employment. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     16.5. Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     16.6. Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     16.7. Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

     16.8. Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

     16.9. Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     16.10. Fractional Shares. No fractional shares of stock shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up.

     16.11. Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Board fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Board, and such provision or action shall be deemed to be modified so as to comply with Rule 16b-3.

     16.12. Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended, any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under such act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     16.13. Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.

                                                                      APPENDIX B

                           UGLY DUCKLING CORPORATION

                         1998 EXECUTIVE INCENTIVE PLAN

ARTICLE 1  PURPOSE

     1.1 General. The purpose of the Ugly Duckling Corporation 1998 Executive Incentive Plan (the "Plan") is to promote the success, and enhance the value, of Ugly Duckling Corporation (the "Company") by linking the personal interests of its employees, officers, and executives of, and consultants and advisors to, the Company to those of Company stockholders and by providing such individuals with an incentive for outstanding performance in order to generate superior returns to shareholders of the Company. The Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees, officers, and executives of, and consultants and advisors to, the Company upon whose judgment, interest, and special effort the successful conduct of the Company's operation is largely dependent.

ARTICLE 2  EFFECTIVE DATE

     2.1 Effective Date. The Plan is effective as of January 15, 1998, the date the Plan is approved by the Company's shareholders (the "Effective Date").

ARTICLE 3  DEFINITIONS AND CONSTRUCTION

     3.1 Definitions. When a word or phrase appears in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Section or in Sections 1.1 or 2.1 unless a clearly different meaning is required by the context. The following words and phrases shall have the following meanings:

          (a) "Award" means any Option, Stock Appreciation Right, Restricted Stock Award, Performance Share Award, or Performance-Based Award granted to a Participant under the Plan.

          (b) "Award Agreement" means any written agreement, contract, or other instrument or document evidencing an Award.

          (c) "Board" means the Board of Directors of the Company.

          (d) "Cause" means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the employee, consultant or advisor (i) has developed or pursued interests substantially adverse to the Company, (ii) materially breached any employment, engagement or confidentiality agreement or otherwise failed to satisfactorily discharge his or her duties, (iii) has not devoted all or substantially all of his or her business time, effort and attention to the affairs of the Company (or such lesser amount as has been agreed to in writing by the Company), (iv) is convicted of a felony involving moral turpitude, or (v) has engaged in activities or omissions that are detrimental to the well-being of the Company.

          (e) "Change of Control" means any of the following:

             (1) any merger of the Company in which the Company is not the continuing or surviving entity, or pursuant to which Stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the Company's Stock immediately prior to the merger have the same proportionate ownership of beneficial interest of common stock or other voting securities of the surviving entity immediately after the merger;

             (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of assets or earning power aggregating more than 40% of the assets or earning power of the Company and its subsidiaries (taken as a whole), other than pursuant to a sale-leaseback, structured finance or other form of financing transaction or pursuant to any separating of the

        Company's assets into two or more publicly held companies as announced in the Company's press release dated April 28, 1998;

             (3) the shareholders of the Company shall approve any plan or proposal for liquidation or dissolution of the Company;

             (4) any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act), other than any current shareholder of the Company or affiliate thereof or any employee benefit plan of the Company or any subsidiary of the Company or any entity holding shares of capital stock of the Company for or pursuant to the terms of any such employee benefit plan in its role as an agent or trustee for such plan, shall become the beneficial owner (within the meaning of Rule 13d-3 under the Exchange
        Act) of 20% or more of the Company's outstanding Stock; or

             (5) during any period of two consecutive years, individuals who at the beginning of such period shall fail to constitute a majority thereof, unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

          (f) "Code" means the Internal Revenue Code of 1986, as amended.

          (g) "Committee" means the committee of the Board described in Article
     4.

          (h) "Covered Employee" means an Employee who is a "covered employee" within the meaning of Section 162(m) of the Code.

          (i) "Disability" shall mean any illness or other physical or mental condition of a Participant which renders the Participant incapable of performing his customary and usual duties for the Company, or any medically determinable illness or other physical or mental condition resulting from a bodily injury, disease or mental disorder which in the judgment of the Committee is permanent and continuous in nature. The Committee may require such medical or other evidence as it deems necessary to judge the nature and permanency of the Participant's condition.

          (j) "Effective Date Grant" means the Options granted to selected covered Participants pursuant to Article 12. Each Effective Date Grant is intended to qualify as "performance-based compensation" under Code Section 162(m).

          (k) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time.

          (l) "Fair Market Value" means, as of any given date, the fair market value of Stock or other property on a particular date determined by such methods or procedures as may be established from time to time by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any date shall be the closing price for the Stock as reported on the NASDAQ National Market System (or on any national securities exchange on which the Stock is then listed) for that date or, if no closing price is so reported for that date, the closing price on the next preceding date for which a closing price was reported.

          (m) "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

          (n) "Non-Employee Director" means a member of the Board who qualifies as a "Non-Employee Director" as defined in Rule 16b-3(b)(3) of the Exchange Act, or any successor definition adopted by the Board.

          (o) "Non-Qualified Stock Option" means an Option that is not intended to be an Incentive Stock Option.

          (p) "Option" means a right granted to a Participant under Article 7 or
     Article 12 of the Plan to purchase Stock at a specified price during specified time periods. An Option may be either an Incentive Stock Option or a Non-Qualified Stock Option.

          (q) "Participant" means a person who, as an executive of, or other individual providing important services to, the Company or any Subsidiary, has been granted an Award under the Plan.

          (r) "Performance-Based Awards" means the Performance Share Awards and Restricted Stock Awards granted to selected Covered Employees pursuant to Articles 9 and 10, but which are subject to the terms and conditions set forth in Article 11. All Performance-Based Awards are intended to qualify as "performance-based compensation" under Section 162(m) of the Code.

          (s) "Performance Criteria" means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals are limited to the following: pre-or after-tax net earnings, sales growth, operating earnings, operating cash flow, return on net assets, return on stockholders' equity, return on assets, return on capital, Stock price growth, stockholder returns, gross or net profit margin, earnings per share, price per share of Stock, and market share, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee shall, within the time prescribed by Section 162(m) of the Code, define in an objective fashion the manner of calculating the Performance Criteria it selects to use for such Performance Period for such Participant.

          (t) "Performance Goals" means, for a Performance Period, the goals established in writing by the Committee for the Performance Period based upon the Performance Criteria. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit or an individual. The Committee, in its discretion, may, within the time prescribed by Section 162(m) of the Code, adjust or modify the calculation of Performance Goals for such Performance Period in order to prevent the dilution or enlargement of the rights of Participants (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event, or development, or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or in response to, or in anticipation of, changes in applicable laws, regulations, accounting principles, or business conditions.

          (u) "Performance Period" means the one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant's right to, and the payment of, a Performance-Based Award.

          (v) "Performance Share" means a right granted to a Participant under
     Article 9, to receive cash, Stock, or other Awards, the payment of which is contingent upon achieving certain performance goals established by the Committee.

          (w) "Plan" means the Ugly Duckling Corporation 1998 Executive Incentive Plan, as amended from time to time.

          (x) "Restricted Stock Award" means Stock granted to a Participant under Article 10 that is subject to certain restrictions and to risk of forfeiture.

          (y) "Stock" means the common stock of the Company and such other securities of the Company that may be substituted for Stock pursuant to
     Article 12.

          (z) "Stock Appreciation Right" or "SAR" means a right granted to a Participant under Article 8 to receive a payment equal to the difference between the Fair Market Value of a share of Stock as of the date of exercise of the SAR over the grant price of the SAR, all as determined pursuant to Article 8.

          (aa) "Subsidiary" means any corporation of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company.

ARTICLE 4  ADMINISTRATION

     4.1 Committee. The Plan shall be administered by the Board or a Committee appointed by, and which serves at the discretion of, the Board. If the Board appoints a Committee, the Committee shall consist of at least two individuals, each of whom qualifies as (i) a Non-Employee Director, and (ii) an "outside director" under Code Section 162(m) and the regulations issued thereunder. Reference to the Committee shall refer to the Board if the Board does not appoint a Committee.

     4.2 Action by the Committee. A majority of the Committee shall constitute a quorum. The acts of a majority of the members present at any meeting at which a quorum is present and acts approved in writing by a majority of the Committee in lieu of a meeting shall be deemed the acts of the Committee. Each member of the Committee is entitled to, in good faith, rely or act upon any report or other information furnished to that member by any officer or other employee of the Company or any Subsidiary, the Company's independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan.

     4.3 Authority of Committee. The Committee has the exclusive power, authority and discretion to:

          (a) Designate Participants to receive Awards;

          (b) Determine the type or types of Awards to be granted to each Participant;

          (c) Determine the number of Awards to be granted and the number of shares of Stock to which an Award will relate;

          (d) Determine the terms and conditions of any Award granted under the Plan including but not limited to, the exercise price, grant price, or purchase price, any restrictions or limitations on the Award, any schedule for lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines; provided, however, that the Committee shall not have the authority to accelerate the vesting, or waive the forfeiture, of any Performance-Based Awards;

          (e) Amend, modify, or terminate any outstanding Award, with the Participant's consent unless the Committee has the authority to amend, modify or terminate an Award without the Participant's consent under any other provision of the Plan.

          (f) Determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in, cash, Stock, other Awards, or other property, or an Award may be canceled, forfeited, or surrendered;

          (g) Prescribe the form of each Award Agreement, which need not be identical for each Participant;

          (h) Decide all other matters that must be determined in connection with an Award;

          (i) Establish, adopt or revise any rules and regulations as it may deem necessary or advisable to administer the Plan; and

          (j) Make all other decisions and determinations that may be required under the Plan or as the Committee deems necessary or advisable to administer the Plan.

     4.4 Decisions Binding. The Committee's interpretation of the Plan, any Awards granted under the Plan, any Award Agreement and all decisions and determinations by the Committee with respect to the Plan are final, binding, and conclusive on all parties.

ARTICLE 5  SHARES SUBJECT TO THE PLAN

     5.1 Number of Shares. Subject to adjustment provided in Section 13.1, the aggregate number of shares of Stock reserved and available for grant under the Plan shall be 800,000.

     5.2 Lapsed Awards. To the extent that an Award terminates, expires or lapses for any reason, any shares of Stock subject to the Award will again be available for the grant of an Award under the Plan and shares subject to SARs or other Awards settled in cash will be available for the grant of an Award under the Plan.

     5.3 Stock Distributed. Any Stock distributed pursuant to an Award may consist, in whole or in part, of authorized and unissued Stock, treasury Stock or Stock purchased on the open market.

     5.4 Limitation on Number of Shares Subject to Awards. Notwithstanding any provision in the Plan to the contrary, and subject to the adjustment in Section 13.1, the maximum number of shares of Stock with respect to one or more Awards that may be granted to any one Participant during the Company's fiscal year shall be 400,000.

ARTICLE 6  ELIGIBILITY AND PARTICIPATION

     6.1  Eligibility.

          (a) General. Persons eligible to participate in this Plan include all employees, officers, and executives of, and consultants and advisors to, the Company or a Subsidiary, as determined by the Committee, including such individuals who are also members of the Board.

          (b) Foreign Participants. In order to assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy, or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1 of the Plan.

     6.2 Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards shall be granted and shall determine the nature and amount of each Award. No individual shall have any right to be granted an Award under this Plan.

ARTICLE 7  STOCK OPTIONS

     7.1 General. The Committee is authorized to grant Options to Participants on the following terms and conditions:

          (a) Exercise Price. The exercise price per share of Stock under an Option shall be determined by the Committee and set forth in the Award Agreement. It is the intention under the Plan that the exercise price for any Option shall not be less than the Fair Market Value as of the date of grant; provided, however that the Committee may, in its discretion, grant Options (other than Options that are intended to be Incentive Stock Options or Options that are intended to qualify as performance-based compensation under Code Section 162(m)) with an exercise price of less than Fair Market Value on the date of grant.

          (b) Time and Conditions of Exercise. The Committee shall determine the time or times at which an Option may be exercised in whole or in part. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised.

          (c) Payment. The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

          (d) Evidence of Grant. All Options shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such additional provisions as may be specified by the Committee.

     7.2 Incentive Stock Options. Incentive Stock Options shall be granted only to employees and the terms of any Incentive Stock Options granted under the Plan must comply with the following additional rules:

          (a) Exercise Price. The exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value as of the date of the grant.

          (b) Exercise. In no event, may any Incentive Stock Option be exercisable for more than ten years from the date of its grant.

          (c) Lapse of Option. An Incentive Stock Option shall lapse under the following circumstances:

             (1) The Incentive Stock Option shall lapse ten years from the date it is granted, unless an earlier time is set in the Award Agreement.

             (2) The Incentive Stock Option shall lapse upon termination of employment for Cause or for any other reason, other than the Participant's death or Disability, unless the Committee determines in its discretion to extend the exercise period for no more than ninety
        (90) days after the Participant's termination of employment.

             (3) If the Participant terminates employment on account of Disability or death before the Option lapses pursuant to paragraph (1) or (2) above, the Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (i) the date on which the Option would have lapsed had the Participant not become Disabled or lived and had his employment status (i.e., whether the Participant was employed by the Company on the date of his Disability or death or had previously terminated employment) remained unchanged; or (ii) 12 months after the date of the Participant's termination of employment on account of Disability or death. Upon the Participant's Disability or death, any Incentive Stock Options exercisable at the Participant's Disability or death may be exercised by the Participant's legal representative or representatives, by the person or persons entitled to do so under the Participant's last will and testament, or, if the Participant shall fail to make testamentary disposition of such Incentive Stock Option or shall die intestate, by the person or persons entitled to receive said Incentive Stock Option under the applicable laws of descent and distribution.

          (d) Individual Dollar Limitation. The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.

          (e) Ten Percent Owners. An Incentive Stock Option shall be granted to any individual who, at the date of grant, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the date of grant and the Option is exercisable for no more than five years from the date of grant.

          (f) Expiration of Incentive Stock Options. No Award of an Incentive Stock Option may be made pursuant to this Plan after the tenth anniversary of the Effective Date.

          (g) Right to Exercise. During a Participant's lifetime, an Incentive Stock Option may be exercised only by the Participant.

ARTICLE 8  STOCK APPRECIATION RIGHTS

     8.1 Grant of SARs. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

          (a) Right to Payment. Upon the exercise of a Stock Appreciation Right, the Participant to whom it is granted has the right to receive the excess, if any, of:

             (1) The Fair Market Value of a share of Stock on the date of exercise; over

             (2) The grant price of the Stock Appreciation Right as determined by the Committee, which shall not be less than the Fair Market Value of a share of Stock on the date of grant in the case of any SAR related to any Incentive Stock Option.

          (b) Other Terms. All awards of Stock Appreciation Rights shall be evidenced by an Award Agreement. The terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Stock Appreciation Right shall be determined by the Committee at the time of the grant of the Award and shall be reflected in the Award Agreement.

ARTICLE 9  PERFORMANCE SHARES

     9.1 Grant of Performance Shares. The Committee is authorized to grant Performance Shares to Participants on such terms and conditions as may be selected by the Committee. The Committee shall have the complete discretion to determine the number of Performance Shares granted to each Participant. All Awards of Performance Shares shall be evidenced by an Award Agreement.

     9.2 Right to Payment. A grant of Performance Shares gives the Participant rights, valued as determined by the Committee, and payable to, or exercisable by, the Participant to whom the Performance Shares are granted, in whole or in part, as the Committee shall establish at grant or thereafter. The Committee shall set performance goals and other terms or conditions to payment of the Performance Shares in its discretion which, depending on the extent to which they are met, will determine the number and value of Performance Shares that will be paid to the Participant.

     9.3 Other Terms. Performance Shares may be payable in cash, Stock, or other property, and have such other terms and conditions as determined by the Committee and reflected in the Award Agreement.

ARTICLE 10  RESTRICTED STOCK AWARDS

     10.1 Grant of Restricted Stock. The Committee is authorized to make Awards of Restricted Stock to Participants in such amounts and subject to such terms and conditions as may be selected by the Committee. All Awards of Restricted Stock shall be evidenced by a Restricted Stock Award Agreement.

     10.2 Issuance and Restrictions. Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock or the right to receive dividends on the Restricted Stock). These restrictions may lapse separately or in combination at such times, under such circumstances, in such installments, or otherwise, as the Committee determines at the time of the grant of the Award or thereafter.

     10.3 Forfeiture. Except as otherwise determined by the Committee at the time of the grant of the Award or thereafter, upon termination of employment during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited, provided, however, that the Committee may provide in any Restricted Stock Award Agreement that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part restrictions or forfeiture conditions relating to Restricted Stock.

     10.4 Certificates for Restricted Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, at its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.

ARTICLE 11  PERFORMANCE-BASED AWARDS

     11.1 Purpose. The purpose of this Article 11 is to provide the Committee the ability to qualify the Performance Share Awards under Article 9 and the Restricted Stock Awards under Article 10 as "performance-based compensation" under Section 162(m) of the Code. If the Committee, in its discretion, decides to grant a Performance-Based Award to a Covered Employee, the provisions of this
Article 11 shall control over any contrary provision contained in Articles 9 or 10.

     11.2 Applicability. This Article 11 shall apply only to those Covered Employees selected by the Committee to receive Performance-Based Awards. The Committee may, in its discretion, grant Restricted Stock Awards or Performance Share Awards to Covered Employees that do not satisfy the requirements of this
Article 11. The designation of a Covered Employee as a Participant for a Performance Period shall not in any manner entitle the Participant to receive an Award for the period. Moreover, designation of a Covered Employee as a Participant for a particular Performance Period shall not require designation of such Covered Employee as a Participant in any subsequent Performance Period and designation of one Covered Employee as a Participant shall not require designation of any other Covered Employees as a Participant in such period or in any other period.

     11.3 Discretion of Committee with Respect to Performance Awards. With regard to a particular Performance Period, the Committee shall have full discretion to select the length of such Performance Period, the type of Performance-Based Awards to be issued, the kind and/or level of the Performance Goal, and whether the Performance Goal is to apply to the Company, a Subsidiary or any division or business unit thereof.

     11.4 Payment of Performance Awards. Unless otherwise provided in the relevant Award Agreement, a Participant must be employed by the Company or a Subsidiary on the last day of the Performance Period to be eligible for a Performance Award for such Performance Period. Furthermore, a Participant shall be eligible to receive payment under a Performance-Based Award for a Performance Period only if the Performance Goals for such period are achieved.

     In determining the actual size of an individual Performance-Based Award, the Committee may reduce or eliminate the amount of the Performance-Based Award earned for the Performance Period, if in its sole and absolute discretion, such reduction or elimination is appropriate.

     11.5 Maximum Award Payable. The maximum Performance-Based Award payable to any one Participant under the Plan for a Performance Period is 400,000 shares of Stock, or in the event the Performance-Based Award is paid in cash, such maximum Performance-Based Award shall be determined by multiplying 400,000 by the Fair Market Value of one share of Stock as of the date of grant of the Performance-Based Award.

ARTICLE 12  EFFECTIVE DATE GRANTS

     12.1 Effective Date Grants. The Effective Date Grants awarded to Participants selected by the Committee shall be subject to the following terms and conditions:

          (a) Exercise Price. The exercise price per share of Stock under the Effective Date Grants shall be the Fair Market Value as of the Effective Date.

          (b) Time and Conditions of Exercise. The Effective Date Grants shall become exercisable on the last to occur of:

             (1) the date the Effective Date Grants vests in accordance with the schedule below; and

             (2) the date the stock price hurdles with respect to each Effective Date Grant for 10 consecutive trading days is met in accordance with the schedule below, before, on, or after the date such Grant vests.

PERCENTAGE OF EFFECTIVE   DATE EFFECTIVE DATE      STOCK PRICE HURDLE
 DATE GRANT THAT VESTS        GRANT VESTS          AFTER VESTING DATE
-----------------------  ----------------------  ----------------------
First 20%.............   First anniversary of    Fair Market Value on
                         the Effective Date      the Effective Date
                                                 plus 20%
Second 20%............   Second anniversary of   Fair Market Value on
                         the Effective Date      the Effective Date
                                                 plus 40%
Third 20%.............   Third anniversary of    Fair Market Value on
                         the Effective Date      the Effective Date
                                                 plus 60%
Fourth 20%............   Fourth anniversary of   Fair Market Value on
                         the Effective Date      the Effective Date
                                                 plus 80%
Fifth 20%.............   Fifth anniversary of    Fair Market Value on
                         the Effective Date      the Effective Date
                                                 plus 100%

          Notwithstanding the above schedule, the Effective Date Grants shall become fully vested and exercisable on January 15, 2005, unless sooner exercised or forfeited.

          The following example illustrates how the vesting schedule is intended to operate:

             Example: If at any time during the first year after the Effective Date Grant, the traded price of Company's stock appreciates 40% from the stock's Fair Market Value on the Effective Date (and such price exceeds the stock price hurdle for at least 10 consecutive trading days), the first two stock price hurdles will be met, so that the Option will be 20% vested after the first anniversary and 40% vested after the second anniversary notwithstanding the Fair Market Value of the stock at either anniversary date.

          (c) Payment. The Committee shall determine the methods by which the exercise price of the Effective Date Grants may be paid, the form of payment, including, without limitation, cash, shares of Stock (through actual tender or by attestation), or other property (including broker-assisted "cashless exercise" arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.

          (d) Evidence of Grant. All Effective Date Grants shall be evidenced by a written Award Agreement between the Company and the Participant. The Award Agreement shall include such other provisions as may be specified by the Committee.

ARTICLE 13  PROVISIONS APPLICABLE TO AWARDS

     13.1 Stand-Alone, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan. If an Award is granted in substitution for another Award, the Committee may require the surrender of such other Award in consideration of the grant of the new Award. Awards granted in addition to or in tandem with other Awards may be granted either at the same time as or at a different time from the grant of such other Awards.

     13.2 Exchange Provisions. The Committee may at any time offer to exchange or buy out any previously granted Award for a payment in cash, Stock, or another Award (subject to Section 13.1), based on the terms and conditions the Committee determines and communicates to the Participant at the time the offer is made.

     13.3 Term of Award. The term of each Award shall be for the period as determined by the Committee, provided that in no event shall the term of any Incentive Stock Option or a Stock Appreciation Right granted in tandem with the Incentive Stock Option exceed a period of ten years from the date of its grant.

     13.4 Form of Payment for Awards. Subject to the terms of the Plan and any applicable law or Award Agreement, payments or transfers to be made by the Company or a Subsidiary on the grant or exercise of an Award may be made in such forms as the Committee determines at or after the time of grant, including without limitation, cash, Stock, other Awards, or other property, or any combination, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case determined in accordance with rules adopted by, and at the discretion of, the Committee.

     13.5 Limits on Transfer. No right or interest of a Participant in any Award may be pledged, encumbered, or hypothecated to or in favor of any party other than the Company or a Subsidiary, or shall be subject to any lien, obligation, or liability of such Participant to any other party other than the Company or a Subsidiary. Except as otherwise provided by the Committee, no Award shall be assignable or transferable by a Participant other than by will or the laws of descent and distribution.

     13.6 Beneficiaries. Notwithstanding Section 13.5, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant's death. A beneficiary, legal guardian, legal representative, or other person claiming any rights under the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If the Participant is married, a designation of a person other than the Participant's spouse as his beneficiary with respect to more than 50 percent of the Participant's interest in the Award shall not be effective without the written consent of the Participant's spouse. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto under the Participant's will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is filed with the Committee.

     13.7 Stock Certificates. All Stock certificates delivered under the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with Federal or state securities laws, rules and regulations and the rules of any national securities exchange or automated quotation system on with the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock.

     13.8 Acceleration Upon a Change of Control. If a Change of Control occurs, all outstanding Options, Stock Appreciation Rights, and other Awards shall become fully exercisable and all restrictions on outstanding Awards shall lapse, except in the event that the surviving or resulting entity agrees to assume the Awards on terms and conditions that substantially preserve the Participant's rights and benefits of the Award then outstanding. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 7.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine, except in the event that the surviving or resulting entity agrees to assume the Awards on terms and conditions that substantially preserve the Participant's rights and benefits of the Award then outstanding.

ARTICLE 14  CHANGES IN CAPITAL STRUCTURE

     14.1 General. In the event a stock dividend is declared upon the Stock, the shares of Stock then subject to each Award (and the number of shares subject thereto) shall be increased proportionately without any change in the aggregate purchase price therefor. In the event the Stock shall be changed into or exchanged for a different number or class of shares of Stock or of another corporation, whether through reorganization, recapitalization, stock split-up, combination of shares, merger or consolidation, there shall be substituted for each such share of Stock then subject to each Award the number and class of shares of Stock into which each outstanding share of Stock shall be so exchanged, all without any change in the aggregate purchase price for the shares then subject to each Award.

ARTICLE 15  AMENDMENT, MODIFICATION AND TERMINATION

     15.1 Amendment, Modification and Termination. With the approval of the Board, at any time and from time to time, the Committee may terminate, amend or modify the Plan; provided, however, that to the extent necessary and desirable to comply with any applicable law, regulation, or stock exchange rule, the Company shall obtain shareholder approval of any Plan amendment in such a manner and to such a degree as required.

     15.2 Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant.

ARTICLE 16  GENERAL PROVISIONS

     16.1 No Rights to Awards. No Participant , employee, or other person shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants, employees, and other persons uniformly.

     16.2 No Stockholders Rights. No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.

     16.3 Withholding. The Company or any Subsidiary shall have the authority and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, and local taxes (including the Participant's FICA obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.

     16.4 No Right to Employment. Nothing in the Plan or any Award Agreement shall interfere with or limit in any way the right of the Company or any Subsidiary to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company or any Subsidiary.

     16.5 Unfunded Status of Awards. The Plan is intended to be an "unfunded" plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or any Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

     16.6 Indemnification. To the extent allowable under applicable law, each member of the Committee or of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action or failure to act under the Plan and against and from any and all amounts paid by him or her in satisfaction of judgment in such action, suit, or proceeding against him or her provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company's Articles of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     16.7 Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary.

     16.8 Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

     16.9 Titles and Headings. The titles and headings of the Sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

     16.10 Fractional Shares. No fractional shares of stock shall be issued and the Committee shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down as appropriate.

     16.11 Securities Law Compliance. With respect to any person who is, on the relevant date, obligated to file reports under Section 16 of the Exchange Act, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.

     16.12 Government and Other Regulations. The obligation of the Company to make payment of awards in Stock or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by government agencies as may be required. The Company shall be under no obligation to register under the Securities Act of 1933, as amended (the "1933 Act"), any of the shares of Stock paid under the Plan. If the shares paid under the Plan may in certain circumstances be exempt from registration under the 1933 Act, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.

     16.13 Governing Law. The Plan and all Award Agreements shall be construed in accordance with and governed by the laws of the State of Arizona.

                                                                      APPENDIX C

                                                                   July 20, 1998

PERSONAL AND CONFIDENTIAL

The Board of Directors
Ugly Duckling Corporation
2525 East Camelback Road
Suite 1150
Phoenix, Arizona 85016

Gentlemen:

     You have asked CIBC Oppenheimer Corp. ("CIBC Oppenheimer") to render a written opinion ("Fairness Opinion") to the Board of Directors as to the fairness to the shareholders of Ugly Ducking Corporation ("UDC" or the "Company"), from a financial point of view, of the Transaction (as defined below) between UDC and Cygnet Financial Corporation ("Cygnet"). UDC's stockholders are being asked to approve the split up of the Company and its subsidiaries into two publicly-held corporate groups (the "Split Up"), and the sale of certain of the Company's assets and operations to Cygnet in exchange for the Consideration (as defined below) to be received from Cygnet, and are being offered the rights (the "Rights") to purchase one share of Cygnet common stock at $7.00 per share (the "Subscription Price") for each four shares of UDC owned (collectively, the "Transaction").

     It is our understanding that the principal terms and conditions of the Transaction provide that UDC will receive (1) a cash payment equal to the difference between (i) the greater of the appraised value or the net book value of the assets, third party dealer finance operations and assets and the bulk purchase and servicing operations and assets to be transferred to Cygnet (net of liabilities assumed), and (ii) $40 million; and (2) 40,000 shares of Cygnet's Cumulative Convertible Preferred Stock, Series A, with an aggregate liquidation preference of $40 million (collectively, the "Consideration"). The Preferred Stock will initially pay cash dividends at the rate of 7% per annum, increasing by an additional 1% per annum on each anniversary of the issuance thereof up to a maximum of 11%, and will be convertible after the third anniversary of such issuance or prior thereto under certain limited circumstances into shares of Cygnet's common stock at specified prices. The stockholders of UDC will receive Rights to purchase Cygnet common shares at the Subscription Price applying the ratio of one (1) right to purchase one (1) Cygnet common share for every four
(4) UDC common shares owned. Furthermore, Ernest C. Garcia II, Chairman and Chief Executive Officer of UDC, agrees to act as standby purchaser and purchase the number of shares of Cygnet common stock necessary to meet the 75% subscription requirements at the Subscription Price and in return shall be granted 500,000 warrants in Cygnet that provide him the right to purchase 500,000 Cygnet shares at an exercise price equal to 120% of the Subscription Price at any time through the fifth anniversary of the effective date. Mr. Garcia shall also have the right to purchase up to an additional $5.0 million of Cygnet common stock and officers and directors of Cygnet shall have the right to purchase up to $1.5 million of Cygnet common stock at the Subscription Price at the time of the Split-up.

     In arriving at our Fairness Opinion we:

          (a) reviewed the draft Capitalization Agreement dated 7/7/98;

          (b) reviewed UDC's audited financial statements for the fiscal years ended December 31, 1994, 1995, 1996 and 1997; and for the three months ended March 31, 1997 and 1998;

          (c) reviewed Cygnet's audited financial statements for the fiscal year ended December 31, 1997 and unaudited financial statements for the three months ended March 31, 1997 and 1998;

          (d) reviewed financial projections of Cygnet prepared by Cygnet's and UDC's managements;

          (e) reviewed the terms and conditions related to the convertible Preferred Stock to be issued by Cygnet to UDC;

Board of Directors                                                       Page  2
July 20, 1998

          (f) held discussions with senior management of Cygnet and UDC with respect to the business and prospects for future growth of both Cygnet and UDC;

          (g) reviewed and analyzed certain publicly available financial data for certain companies we deemed comparable to UDC and Cygnet;

          (h) performed discounted cash flow analyses of Cygnet using certain assumptions of future performance provided to us by the management of Cygnet and UDC;

          (i) reviewed and analyzed certain publicly available financial information for mergers and acquisitions transactions that we deemed comparable and relevant to the Transaction;

          (j) reviewed and analyzed certain publicly available financial information regarding publicly traded companies that we deemed comparable and relevant to the Transaction;

          (k) reviewed and analyzed certain available financial information for preferred convertible securities, preferred securities, and subordinated debt securities that we deemed comparable to the convertible Preferred Stock to be issued as part of the Consideration;

          (l) reviewed the draft Proxy Statement in connection with the Transaction as filed with the Securities and Exchange Commission on June 22, 1998.

          (m) reviewed public information concerning Cygnet and UDC; and

          (n) performed such other analyses and reviewed such other information as we deemed appropriate.

     In rendering our Fairness Opinion we relied upon and assumed, without independent verification or investigation, the accuracy and completeness of all of the financial and other information provided to us by the Company and Cygnet and their respective employees, representatives and affiliates. With respect to forecasts of future financial condition and operating results of Cygnet provided to us, we assumed at the direction of UDC's and Cygnet's managements, without independent verification or investigation, that such forecasts were reasonably prepared on bases reflecting the best available information, estimates and judgment of Cygnet's and UDC's respective management. We have not made any independent evaluation or appraisal of the assets or the liabilities to be transferred by UDC to Cygnet or the assets or liabilities of UDC, Cygnet or other affiliated entities. We have read and reviewed an independent evaluation/appraisal furnished by UDC of certain of the assets and liabilities to be transferred by UDC to Cygnet, and have considered the appraised values contained therein in the context of all the other information furnished or otherwise considered by us; however, we have not relied upon that appraisal to the exclusion of other information in formulating our opinion. We also considered the views of management of UDC as to the strategic and operational benefits they anticipate from the Split-Up. We are not expressing any opinion as to the underlying valuation or future performance of UDC or Cygnet following the Transaction, or the prices at which UDC's or Cygnet's common stock will trade subsequent to the Transaction, nor are we expressing any opinion with respect to the underlying business decision to implement the Split-Up. Our opinion is necessarily based on the information available to us and general economic, financial and stock market conditions and circumstances as they exist and can be evaluated by us on the date thereof. It should be understood that although subsequent developments may affect this opinion, we do not have any obligation to update, revise or reaffirm the opinion.

     As part of our investment banking business, we are regularly engaged in valuations of businesses and securities in connection with acquisitions and mergers, underwritings, secondary distributions of securities, private placements and valuations for other purposes.

     We acted as financial advisor to UDC in connection with the Transaction and to the Board of Directors of UDC in rendering this opinion and will receive a fee for our services. In the ordinary course of its business, CIBC Oppenheimer and its affiliates may actively trade securities of UDC, and potentially Cygnet, for their

Board of Directors                                                       Page  3
July 20, 1998

own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.


     This Fairness Opinion is for the use of the Board of Directors of UDC in connection with the Transaction, and does not constitute a recommendation to any shareholder of UDC as to how such shareholder should vote with respect to the Split-Up. Neither this Fairness Opinion nor the services provided by CIBC Oppenheimer in connection herewith may be publicly disclosed or referred to in any manner by UDC without the prior approval by CIBC Oppenheimer; provided, however, that the text of this fairness Opinion and a summary description of the Fairness Opinion in a form approved by CIBC Oppenheimer may be included in the Company's Proxy Statement in connection with the Transaction.


     Based upon and subject to the foregoing, and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Transaction, is fair to the shareholders of UDC from a financial point of view.

                                          Very truly yours,

                                          CIBC Oppenheimer

PROXY                                                                      PROXY

                           UGLY DUCKLING CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS--AUGUST 31, 1998

     I appoint Ernest C. Garcia II, Gregory B. Sullivan and Steven P. Johnson, individually and together, proxies with full power of substitution, to vote all of my Common Stock of Ugly Duckling Corporation which I have the power to vote, at the Annual Meeting of Stockholders to be held at The Phoenician, 6000 East Camelback Road, Phoenix, Arizona 85251 on August 31, 1998, at 4:00 p.m. (Arizona
Time) and at any adjournments or postponements of the meeting. In the absence of specific voting directions from me, my proxies will vote in accordance with the Directors' recommendations on the reverse side of this card. My proxies may vote according to their discretion on any other matter which may properly come before the meeting. I revoke any proxy previously given and acknowledge that I may revoke this proxy prior to its exercise.

     Unless otherwise Marked, this proxy will be voted FOR the election of director nominees and FOR Proposal Nos. 2, 3, and 4.

     YOUR VOTE IS IMPORTANT: PLEASE SIGN AND DATE THE OTHER SIDE OF THIS PROXY CARD AND RETURN IT PROMPTLY USING THE ENCLOSED ENVELOPE.

-------------------------------------------------------------------------------
                            - FOLD AND DETACH HERE -

                           UGLY DUCKLING CORPORATION
PLEASE MARK VOTE IN BOXES IN THE FOLLOWING MANNER USING DARK INK ONLY. [X]


The Board of Directors recommends a vote FOR Proposals 1, 2, 3 and 4.

                                                         For  Withheld  For All

1. ELECTION OF DIRECTORS:                                               Except
   Nominees: Robert J. Abrahams, Ernest C. Garcia II,    [ ]     [ ]      [ ]
   Christopher D. Jennings, John N. MacDonough,
   Gregory B. Sullivan, Frank P. Willey



------------------------------------------------------
Except nominee(s) written above
                                                         For  Withheld  Abstain
2. To approve technical amendments to the                [ ]     [ ]      [ ]
   Company's Long-Term Incentive Plan


3. To approve the Company's 1998 Executive               [ ]     [ ]      [ ]
   Incentive Plan


4. To approve the Split-up Proposal                      [ ]     [ ]      [ ]


                               Please sign exactly as name(s) appear on your Common Stock certificates. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the stockholder is a corporation, please sign the full corporate name, by a duly authorized officer. If shares are held jointly, each stockholder named should sign.

                               Dated:____________________________________, 1998


                               ________________________________________________
                                                  Signature


                               ________________________________________________
                                                  Signature

This proxy, when properly executed will be voted as you specify above. If no specific voting directions are given by you, this proxy will be voted FOR the listed proposals and, with respect to such other business as may properly come before the meeting, in accordance with the discretion of the appointed proxy. PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY.
--------------------------------------------------------------------------------
                           -- FOLD AND DETACH HERE --